     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2002

                                                      REGISTRATION NO. 333-85690
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                   AMENDMENT
                                    NO. 3 TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                           OWENS-ILLINOIS GROUP, INC.
                      OWENS-BROCKWAY GLASS CONTAINER INC.

    SUBSIDIARY GUARANTORS LISTED ON "TABLE OF GUARANTORS" ON FOLLOWING PAGE.

                           --------------------------

           (Exact Name of Registrants as Specified in Their Charters)

                                  ONE SEAGATE
                               TOLEDO, OHIO 43666
                                 (419) 247-5000

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrants' Principal Executive Offices)

                             THOMAS L. YOUNG, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                      OWENS-BROCKWAY GLASS CONTAINER INC.
                                  ONE SEAGATE
                               TOLEDO, OHIO 43666
                                 (419) 247-5000

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                           --------------------------

                                   Copies to:

                            TRACY K. EDMONSON, ESQ.
                                LATHAM & WATKINS
                       505 MONTGOMERY STREET, SUITE 1900
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 391-0600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              TABLE OF GUARANTORS

                                                           STATE OF       I.R.S. EMPLOYER
                                                        JURISDICTION OF   IDENTIFICATION
NAME                                                     ORGANIZATION         NUMBER        PSICC NUMBER
----                                                    ---------------   ---------------   ------------
ACI America Holdings Inc..............................  Delaware            95-3827440          6719
Anamed International, Inc.............................  Nevada              88-0281258          6719
BriGam Medical, Inc...................................  North Carolina      58-1757035          3999
BriGam, Inc...........................................  North Carolina      56-1489895          3999
BriGam Ventures, Inc..................................  North Carolina      56-1842662          3999
Brockway Realty Corporation...........................  Pennsylvania        25-1422361          6531
Brockway Research, Inc................................  Delaware            22-2057496          3999
Continental PET Technologies, Inc.....................  Delaware            06-1088896          3089
MARC Industries, Inc..................................  Delaware            74-2807343          5199
Martell Medical Products, Incorporated................  California          33-0073253          3999
NHW Auburn, LLC.......................................  New York            16-1503116          4225
OB Cal South Inc......................................  Delaware            31-1500116          6719
OI AID STS Inc........................................  Delaware            22-2784146          6719
OI Auburn Inc.........................................  Delaware            34-1836936          4923
OI Australia Inc......................................  Delaware            34-1864776          6719
OI Brazil Closure Inc.................................  Delaware            34-1864772          6719
OI California Containers Inc..........................  Delaware            31-1500115          6719
OI Castalia STS Inc...................................  Delaware            22-2784161          7999
OI Consol STS Inc.....................................  Delaware            22-2784152          6719
OI Ecuador STS Inc....................................  Delaware            22-2784138          6719
OI Europe & Asia Inc..................................  Delaware            34-1818324          6719
OI General Finance Inc................................  Delaware            34-1736802          6719
OI General FTS Inc....................................  Delaware            22-2784178          6719
O-I Health Care Holding Corp..........................  Delaware            22-2784204          6719
O-I Holding Company, Inc..............................  Ohio                34-1473902          6719
OI Hungary Inc........................................  Delaware            34-1816803          6719
OI International Holdings Inc.........................  Delaware            34-1882569          6719
OI Levis Park STS Inc.................................  Delaware            22-2784158          6519
OI Medical Holdings Inc...............................  Delaware            31-1546256          6719
OI Medical Inc........................................  Delaware            51-0350206          6719
OI Peru STS Inc.......................................  Delaware            34-1730214          6719
OI Plastic Products FTS Inc...........................  Delaware            34-1559354          6719
OI Poland Inc.........................................  Delaware            34-1748755          6719
OI Puerto Rico STS Inc................................  Delaware            22-2784132          6719
OI Regioplast STS Inc.................................  Delaware            34-1743397          6719
OI Venezuela Plastic Products Inc.....................  Delaware            34-1880159          6719
OIB Produvisa Inc.....................................  Delaware            34-1576858          6719
Overseas Finance Company..............................  Delaware            34-1649746          6719
Owens-BriGam Medical Company..........................  Delaware            56-1845802          3999
Owens-Brockway Glass Container Trading Company........  Delaware            34-1766218          6719
Owens-Brockway Packaging, Inc.........................  Delaware            34-1559346          6719
Owens-Brockway Plastic Products Inc...................  Delaware            95-2097550          3089
Owens-Illinois Closure Inc............................  Delaware            22-2784127          3299
Owens-Illinois General Inc............................  Delaware            22-2784167          6719
Owens-Illinois Prescription Products Inc..............  Delaware            22-2784124          3999
Owens-Illinois Specialty Products Puerto Rico, Inc....  New Jersey          66-0414062          3089
Product Design & Engineering, Inc.....................  Minnesota           41-0751022          6719
SeaGate, Inc..........................................  Ohio                31-1300476          7389
SeaGate II, Inc.......................................  Ohio                31-1686352          7389
SeaGate III, Inc......................................  Ohio                31-1686355          7389
Specialty Packaging Licensing Company.................  Delaware            62-1256003          6719
Universal Materials, Inc..............................  Ohio                34-1349747          6719

                   SUBJECT TO COMPLETION, DATED JUNE 14, 2002

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                      OWENS-BROCKWAY GLASS CONTAINER INC.
                               OFFER TO EXCHANGE
                $1,000,000,000 AGGREGATE PRINCIPAL AMOUNT OF ITS
                      8 7/8% SENIOR SECURED NOTES DUE 2009
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
    FOR ANY AND ALL OF ITS OUTSTANDING 8 7/8% SENIOR SECURED NOTES DUE 2009
                               ------------------

    - The exchange offer expires at 5:00 p.m., New York City time, on       ,
      2002, unless extended.

    - We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of a new series of notes which are registered under the Securities Act.

    - The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

    - You may withdraw tenders of outstanding notes at any time before the exchange offer expires.

    - The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

    - We will not receive any proceeds from the exchange offer.

    - The terms of the new series of notes are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

    - The notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by our indirect parent, Owens-Illinois Group, Inc. and by certain domestic subsidiaries of Owens-Illinois Group, Inc. so long as they continue to guarantee the secured credit agreement. If we cannot make payments on the notes when they are due, the guarantors must make them instead. Under certain circumstances the guarantees may be released without action by, or consent of, the holders of the notes.


    - The notes and guarantees are secured, subject to the terms of the collateral documents under the secured credit agreement, on a PARI PASSU basis with obligations under the secured credit agreement by: (1) a security interest in substantially all the assets (other than intercompany debt and securities) of Owens-Illinois Group, Inc. and of substantially all the domestic subsidiaries of Owens-Illinois Group, Inc.; and (2) a pledge by Owens-Illinois Group, Inc. of the stock of, and intercompany debt owing to Owens-Illinois Group, Inc. by, all its direct subsidiaries (other than the stock of, and intercompany debt owing to Owens-Illinois Group, Inc. by, OI General FTS Inc.), and a pledge by Owens-Brockway Packaging, Inc. of the stock of, and intercompany debt owing to Owens-Brockway Packaging, Inc. by, Owens-Brockway Glass Container Inc. Certain additional collateral secures the obligations under the secured credit agreement. Under certain circumstances, the collateral securing the notes and guarantees may be released without action by, or consent of, the holders of the notes. The trustee does not control the dispostion or release of the collateral.


    - You may tender outstanding notes only in denominations of $1,000 and multiples of $1,000.

    - Our affiliates may not participate in the exchange offer.

   PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROSPECTUS FOR
A DESCRIPTION OF THE RISKS YOU SHOULD CONSIDER WHEN EVALUATING THIS INVESTMENT.

                       WE ARE NOT ASKING YOU FOR A PROXY
                 AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    We are not making this exchange offer in any state where it is not permitted.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE NOTES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is       , 2002.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................     16
Forward-Looking Statements..................................     26
The Exchange Offer..........................................     28
Use of Proceeds.............................................     37
Capitalization of Owens-Illinois Group, Inc.................     38
Selected Consolidated Financial Data of Owens-Illinois
  Group, Inc................................................     39
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Owens-Illinois Group, Inc....     42
Business....................................................     55
Management..................................................     69
Compensation of Executive Officers and Directors............     72
Security Ownership and Certain Beneficial Owners and
  Management................................................     77
Certain Relationships and Related Party Transactions........     79
Description of Certain Indebtedness.........................     80
Description of Notes........................................     84
Certain U.S. Federal Tax Considerations.....................    133
Plan of Distribution........................................    133
Legal Matters...............................................    135
Experts.....................................................    135
Where You Can Find More Information.........................    135
Index to Financial Statements...............................    F-1

                            ------------------------

    We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. This prospectus does not offer to sell or solicit an offer to buy any securities other than the registered notes to which it relates, nor does it offer to buy any of these notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

    The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date.

                         MARKET, RANKING AND OTHER DATA

    The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position, the position of Owens-Illinois Group, Inc. and the position of our competitors and competitors of Owens-Illinois Group, Inc. within these markets, are based on independent industry publications, reports of government agencies or other published industry sources and our estimates and those of Owens-Illinois Group, Inc. based on each of our management's knowledge and experience in the markets in which we and Owens-Illinois Group, Inc. operate. Our estimates and those of Owens-Illinois Group, Inc. have been based on information obtained from customers, suppliers, trade and business organizations and other contacts in the markets in which we and Owens-Illinois Group, Inc. operate. We and Owens-Illinois Group, Inc. believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we or Owens-Illinois Group, Inc. obtained some of the data for these estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. BECAUSE THIS IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS OFFERING, WE ENCOURAGE YOU TO READ THIS ENTIRE PROSPECTUS AND THE DOCUMENTS TO WHICH WE REFER YOU. YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE SPECIFIED OR THE CONTEXT REQUIRES OTHERWISE, REFERENCE IN THIS PROSPECTUS TO:

    - "COMPANY" OR "WE," "US" OR "OUR" REFERS TO OWENS-BROCKWAY GLASS CONTAINER INC., THE ISSUER OF THE NOTES, AND ITS DIRECT AND INDIRECT SUBSIDIARIES ON A CONSOLIDATED BASIS; AND

    - "OI GROUP" REFERS TO OWENS-ILLINOIS GROUP, INC., THE INDIRECT PARENT OF OWENS-BROCKWAY GLASS CONTAINER INC., AND ITS DIRECT AND INDIRECT SUBSIDIARIES ON A CONSOLIDATED BASIS, INCLUDING OWENS-BROCKWAY GLASS CONTAINER INC.

    WE WILL REFER TO THE OFFERING OF THE PRIVATE NOTES AS THE "PRIVATE OFFERING." UNLESS INDICATED OTHERWISE, THE TERM "NOTES" REFERS TO BOTH THE PRIVATE NOTES AND THE EXCHANGE NOTES.

    INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS." IN ADDITION, SOME STATEMENTS INCLUDE FORWARD-LOOKING INFORMATION WHICH INVOLVES RISKS AND UNCERTAINTIES.

                           OWENS-ILLINOIS GROUP, INC.

    OI Group is one of the world's leading manufacturers of packaging products. OI Group is the largest manufacturer of glass containers in North America, South America, Australia and New Zealand, and one of the largest in Europe. In addition, OI Group is a leading manufacturer in North America of plastic containers, plastic closures and plastic prescription containers. OI Group also has plastics packaging operations in South America, Europe, Australia and New Zealand. Consistent with its strategy to continue to strengthen its existing packaging businesses, OI Group has acquired 18 glass container businesses in 18 countries since 1991, including businesses in South America, Central and Eastern Europe and the Asia Pacific region, and six plastics packaging businesses with operations in 11 countries. OI Group had net sales of approximately
$5.4 billion and $1.3 billion, Adjusted EBITDA (as defined on page 15) of approximately $1.3 billion and $0.3 billion and net earnings (loss) of approximately $357 million and $(397) million, for the year ended December 31, 2001 and for the three months ended March 31, 2002, respectively.

    OI Group believes it is a technological leader in the worldwide glass container and plastics packaging segments of the rigid packaging market. During the five years ended December 31, 2001, OI Group invested more than $2.3 billion in capital expenditures (excluding acquisitions) and more than $342 million in research, development and engineering to, among other things, improve labor and machine productivity, increase capacity in growing markets and commercialize technology into new products.

                      OWENS-BROCKWAY GLASS CONTAINER INC.

    We are an indirect, wholly-owned subsidiary of OI Group and a leading manufacturer of glass containers throughout the world. Approximately one of every two glass containers made worldwide is made by us, our affiliates or our licensees. Worldwide glass container sales represented 66% of OI Group's consolidated net sales for the year ended December 31, 2001 and for the three months ended March 31, 2002. For the three months ended March 31, 2002, we manufactured approximately 41% of all glass containers sold by domestic producers in the U.S., making us the leading manufacturer of glass containers in the U.S. We are the leading glass container manufacturer in 17 of the 19 countries where we compete in the glass container segment of the rigid packaging market and the sole manufacturer of glass containers in eight of these countries. We had net sales of approximately $3.7 billion and

$0.9 billion, Adjusted EBITDA (as defined on page 15) of approximately
$0.9 billion and $0.2 billion and net earnings (loss) of approximately
$69 million and $(3) million, for the year ended December 31, 2001 and for the three months ended March 31, 2002, respectively, and our consolidated total assets were approximately $5.8 billion at March 31, 2002.

    We and OI Group are headquartered at One SeaGate, Toledo, Ohio 43666, and our phone number is (419) 247-5000. We are a Delaware corporation incorporated on March 9, 1987.

                             COMPETITIVE STRENGTHS

    LEADER IN GLASS AND PLASTICS PACKAGING

    - One of the world's leading manufacturers of glass and plastics packaging

    - Leading glass container manufacturer in 17 of 19 countries where we compete and the sole manufacturer of glass containers in 8 of these countries

    - We, our affiliates or our licensees produce approximately 1 of every 2 glass containers made worldwide

    - In plastics, we are a leader in custom blow-molded and injection-molded packaging products

    - Leadership in glass and plastics packaging provides opportunity to attract and retain "blue chip" customers, many of which have a worldwide presence

    TECHNOLOGY LEADER AND INNOVATOR

    - OI Group's research, development and engineering (RD&E) activities have yielded significant labor and machine productivity gains over time

    - OI Group believes its RD&E expenditures relative to its competitors are among the highest in the worldwide rigid packaging market

    - Often the glass container supplier of choice for multi-national consumer companies due to leadership in glass technology and status as low-cost producer

    - In plastics packaging, OI Group is a leader in product development and innovation and one of the few suppliers with capability to provide customer with "complete package" consisting of the container and the closure

    - OI Group's new product development cycle is one of the shortest in the plastics packaging industry

    - Plastics packaging innovations include the "child resistant" closure for prescription containers, the plastic Heinz ketchup bottle and a multi-layer plastic beer bottle being used by Anheuser-Busch, Coors and Miller Brewing

    LOW-COST PRODUCER

    - We believe we are the low-cost producer in the glass container segment of the North American rigid packaging market, as well as the low-cost producer in most of the international glass container segments in which we compete

    - Much of our cost advantage is due to our proprietary equipment and process technology

    - Over the last 10 years, we have more than doubled our overall glass container labor and machine productivity in the United States

    - Glass machine development activities and systematic upgrading of production equipment throughout the 1980's and 1990's have given us low-cost leadership

    WORLDWIDE LICENSEE NETWORK

    - We license our proprietary glass container technology to 24 companies in 24 countries

    - In plastics packaging, OI Group has technical assistance agreements with 24 companies in 14 countries

    - The worldwide licensee network provides a stream of revenue to support OI Group's development activities and an opportunity to participate in the rigid packaging market in countries where it does not already have a direct presence

    - OI Group's technical agreements enable it to apply "best practices" developed by its worldwide licensee network

    EXPERIENCED MANAGEMENT TEAM

    - OI Group's management team has demonstrated an ability to deploy assets, improve productivity, and rationalize production capacity, while at the same time maintaining its leadership position in glass and plastics packaging

    - OI Group is a direct, wholly-owned subsidiary of OI Inc.

    - OI Inc.'s 19 executive officers average approximately 30 years of experience

                               BUSINESS STRATEGY

    OI Group's business strategy is to continue to (1) strengthen its existing packaging businesses and (2) apply its leading edge technology to improve quality, service, profitability and cash flow.

    CONTINUE TO STRENGTHEN EXISTING PACKAGING BUSINESSES

    - OI Group is strengthening its existing packaging businesses and intends to pursue growth in these businesses

    - Targeting stable and growing end-uses in the glass container segment of the North American rigid packaging market, particularly those such as beer, that would benefit from our high productivity machines and strategic plant locations

    - In the U.S., we manufacture more glass containers for packaging beer than any other company

    - We believe demographic and economic trends in certain developing regions of the world, particularly portions of South America, Eastern and Central Europe and the Asia Pacific region, will lead to an increase in the demand for glass containers in these markets over time

    - OI Group plans to pursue growth opportunities in its plastics packaging segment, both in the U.S. and internationally

    - Focus in plastics packaging will be end-uses where customers seek distinctive and functional packaging to differentiate or enhance their products

    - In addition, consistent with past practice, OI Group may consider glass or plastics packaging acquisitions worldwide to enhance its growth

    CONTINUE TO APPLY LEADING EDGE TECHNOLOGY TO IMPROVE QUALITY, SERVICE,
     PROFITABILITY AND CASH FLOW

    - OI Group's strategy includes continued pursuit of labor and machine productivity improvements over time in an effort to improve quality, service, profitability and cash flow

    - OI Group intends to develop and employ new technology and improved "best practices" in an effort to continue to lower production costs, while at the same time preserving superior product quality

    - OI Group believes that maintaining its leadership in technology is key to being successful in rigid packaging markets around the world

    - Over the last ten years, we have more than doubled our overall glass container labor and machine productivity in the United States

                            ORGANIZATIONAL STRUCTURE

                        [ORGANIZATIONAL STRUCTURE CHART]

------------------------------
(1) Owens-Illinois, Inc. ("OI Inc.") is a public company listed on the New York Stock Exchange. Owens-Illinois, Inc. has $1.7 billion of outstanding public debt securities.

(2) These subsidiaries (other than OI General FTS Inc.), including six foreign subsidiaries, may borrow under the $3.0 billion revolving loan facility portion of the secured credit agreement. Borrowings by the six foreign subsidiaries under the secured credit agreement are limited to a total of $1.41 billion. Certain foreign subsidiaries guarantee the borrowings by the foreign subsidiaries under the secured credit agreement. At March 31, 2001, Owens-Brockway Glass Container Inc. had $65 million outstanding under the term loan portion of the secured credit agreement. OI General FTS Inc. borrowed $455 million under the term loan portion of the secured credit agreement and has repaid this debt. OI General FTS Inc. is jointly and severally liable for the Owens-Brockway Glass Container Inc. term loan and for the revolving loan facility. In April 2002, $500 million of existing revolving loans were separated into a tranche of funded loans of OI Plastic Products FTS Inc. under the revolving loan facility portion of the secured credit agreement.

                               THE EXCHANGE OFFER

The Exchange Offer........................  We are offering to exchange the exchange notes for the outstanding private notes that are properly tendered and
                                            accepted. You may tender outstanding private notes only
                                            in denominations of $1,000 and multiples of $1,000. We
                                            will issue the exchange notes on or promptly after the
                                            exchange offer expires. As of the date of this
                                            prospectus, $1,000,000,000 principal amount of private
                                            notes is outstanding.

Expiration Date...........................  The exchange offer will expire at 5:00 p.m., New York
                                            City time, on       , 2002, unless extended, in which
                                            case the expiration date will mean the latest date and
                                            time to which we extend the exchange offer.

Conditions to the Exchange Offer..........  The exchange offer is not subject to any condition other than that it not violate applicable law or any
                                            applicable interpretation of the staff of the SEC. The
                                            exchange offer is not conditioned upon any minimum
                                            principal amount of private notes being tendered for
                                            exchange.

Procedures for Tendering Private Notes....  If you wish to tender your private notes for exchange notes pursuant to the exchange offer you must transmit
                                            to U.S. Bank National Association as exchange agent, on
                                            or before the expiration date, either:

                                            -      a computer generated message transmitted through The
                                                   Depository Trust Company's Automated Tender Offer
                                                   Program system and received by the exchange agent and
                                                   forming a part of a confirmation of book-entry
                                                   transfer in which you acknowledge and agree to be
                                                   bound by the terms of the letter of transmittal; or

                                            -      a properly completed and duly executed letter of
                                                   transmittal, which accompanies this prospectus, or a
                                                   facsimile of the letter of transmittal, together with
                                                   your private notes and any other required
                                                   documentation, to the exchange agent at its address
                                                   listed in this prospectus and on the front cover of
                                                   the letter of transmittal.

                                            If you cannot satisfy either of these procedures on a
                                            timely basis, then you should comply with the guaranteed
                                            delivery procedures described below. By executing the
                                            letter of transmittal, you will make the representations
                                            to us described under "The Exchange Offer--Procedures
                                            for Tendering."

Special Procedures for Beneficial
  Owners..................................  If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial
                                            bank, trust company or other nominee and you wish to
                                            tender your private notes in the exchange offer, you
                                            should contact the registered holder promptly and
                                            instruct the registered holder to tender on your behalf.
                                            If you wish to tender on your own

                                            behalf, you must either (1) make appropriate
                                            arrangements to register ownership of the private notes
                                            in your name or (2) obtain a properly completed bond
                                            power from the registered holder, before completing and
                                            executing the letter of transmittal and delivering your
                                            private notes.

Guaranteed Delivery Procedures............  If you wish to tender your private notes and time will not permit the documents required by the letter of
                                            transmittal to reach the exchange agent before the
                                            expiration date, or the procedure for book-entry
                                            transfer cannot be completed on a timely basis, you must
                                            tender your private notes according to the guaranteed
                                            delivery procedures described in this prospectus under
                                            the heading "The Exchange Offer--Guaranteed Delivery
                                            Procedures."

Acceptance of the Private Notes and
  Delivery of the Exchange Notes..........  Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any
                                            and all private notes which are validly tendered in the
                                            exchange offer and not withdrawn before 5:00 p.m., New
                                            York City time, on the expiration date.

Withdrawal Rights.........................  You may withdraw the tender of your private notes at any time before 5:00 p.m., New York City time, on the
                                            expiration date, by complying with the procedures for
                                            withdrawal described in this prospectus under the
                                            heading "The Exchange Offer--Withdrawal of Tenders."

Certain U.S. Federal Tax Considerations...  The exchange of notes will not be a taxable event for
                                            United States federal income tax purposes. For a
                                            discussion of certain federal tax consideration relating
                                            to the exchange of notes, see "Certain U.S. Federal
                                            Income Tax Considerations."

Exchange Agent............................  U.S. Bank National Association, the trustee under the indenture governing the notes, is serving as the
                                            exchange agent.

Consequences of Failure to Exchange.......  If you do not exchange your private notes for exchange notes, you will continue to be subject to the
                                            restrictions on transfer provided in the private notes
                                            and in the indenture governing the private notes. In
                                            general, the private notes may not be offered or sold,
                                            unless registered under the Securities Act, except
                                            pursuant to an exemption from, or in a transaction not
                                            subject to, the Securities Act and applicable state
                                            securities laws. We do not currently plan to register
                                            the private notes under the Securities Act.

Registration Rights Agreement.............  You are entitled to exchange your private notes for exchange notes with substantially identical terms. This
                                            exchange offer satisfies this right. After the exchange
                                            offer is completed, you will no longer be entitled to
                                            any exchange or registration rights with respect to your
                                            private notes.

    We explain the exchange offer in greater detail beginning on page 28.

                               THE EXCHANGE NOTES

    THE SUMMARY BELOW DESCRIBES THE PRINCIPAL TERMS OF THE EXCHANGE NOTES. CERTAIN OF THE TERMS AND CONDITIONS DESCRIBED BELOW ARE SUBJECT TO IMPORTANT LIMITATIONS AND EXCEPTIONS. THE "DESCRIPTION OF NOTES" SECTION OF THIS PROSPECTUS CONTAINS A MORE DETAILED DESCRIPTION OF THE TERMS AND CONDITIONS OF THE EXCHANGE NOTES.

    THE FORM AND TERMS OF THE EXCHANGE NOTES ARE THE SAME AS THE FORM AND TERMS OF THE PRIVATE NOTES, EXCEPT THAT THE EXCHANGE NOTES WILL BE REGISTERED UNDER THE SECURITIES ACT AND, THEREFORE, THE EXCHANGE NOTES WILL NOT BE SUBJECT TO THE TRANSFER RESTRICTIONS, REGISTRATION RIGHTS AND PROVISIONS PROVIDING FOR AN INCREASE IN THE INTEREST RATE APPLICABLE TO THE PRIVATE NOTES. THE EXCHANGE NOTES WILL EVIDENCE THE SAME DEBT AS THE PRIVATE NOTES, AND BOTH THE PRIVATE NOTES AND THE EXCHANGE NOTES ARE GOVERNED BY THE SAME INDENTURE.

Issuer....................................  Owens-Brockway Glass Container Inc., a Delaware
                                            corporation.

Securities................................  $1.0 billion principal amount of 8 7/8% Senior Secured
                                            Notes.

Maturity..................................  February 15, 2009.

Interest..................................  Annual rate: 8 7/8%.

                                            Payment frequency: every six months on February 15 and
                                            August 15. First payment: August 15, 2002.

Guarantees................................  The notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by our indirect
                                            parent, OI Group, and by certain domestic subsidiaries
                                            of OI Group so long as they continue to guarantee the
                                            secured credit agreement. If we cannot make payments on
                                            the notes when they are due, the guarantors must make
                                            them instead. As of March 31, 2002, OI Group had
                                            approximately $5.4 billion of total consolidated
                                            indebtedness, which includes approximately $2.5 billion
                                            of secured indebtedness under the secured credit
                                            agreement. As of and for the three months March 31,
                                            2002, the non-guarantor subsidiaries represented in the
                                            aggregate approximately 43% of OI Group's consolidated
                                            net sales, 44% of OI Group's consolidated Adjusted
                                            EBITDA and 44% of OI Group's consolidated total assets.
                                            As of March 31, 2002, the liabilities of the
                                            non-guarantor subsidiaries on a consolidated basis were
                                            approximately $2.2 billion.

Ranking...................................  The notes are senior obligations of Owens-Brockway Glass
                                            Container and rank PARI PASSU in right of payment to all
                                            the current and future senior debt of Owens-Brockway
                                            Glass Container, including its obligations under the
                                            secured credit agreement, and rank senior in right of
                                            payment to the subordinated obligations of
                                            Owens-Brockway Glass Container. The guarantees of the
                                            notes rank equal in right of payment to the guarantees
                                            of OI Group and the subsidiary guarantors of their
                                            existing and future senior obligations, including their
                                            obligations under the secured credit agreement, and
                                            senior in right of payment to all subordinated
                                            obligations of those guarantors, which include the
                                            guarantees by OI Group and

                                            Owens-Brockway Packaging, Inc. ("OI Packaging") of the
                                            obligations of OI Group's parent, OI Inc., related to
                                            $1.7 billion of outstanding public debt securities. The
                                            notes are effectively subordinated to obligations under
                                            the secured credit agreement, under which there were
                                            outstanding borrowings of $2.5 billion at March 31,
                                            2002, certain obligations owing to lenders or their
                                            affiliates as permitted under the secured credit
                                            agreement aggregating $89.6 million at March 31, 2002
                                            and obligations related to OI Inc.'s $1.7 billion of
                                            outstanding public debt securities, to the extent these
                                            obligations are secured by collateral that does not
                                            secure the notes. The notes may also be effectively
                                            subordinated to certain indebtedness incurred to
                                            refinance borrowings under the secured credit agreement
                                            to the extent that such indebtedness is secured by
                                            collateral that does not secure the notes. See "Risk
                                            Factors--Risks Relating to the Notes--Notes Effectively
                                            Subordinated to Certain Secured Credit Agreement
                                            Obligations and Obligations of OI Inc.--The notes are
                                            effectively subordinated to the obligations under the
                                            secured credit agreement, certain obligations owing to
                                            lenders or their affiliates as permitted under the
                                            secured credit agreement and obligations related to OI
                                            Inc.'s $1.7 billion of outstanding public debt
                                            securities to the extent these obligations are secured
                                            by collateral that does not secure the notes." In
                                            addition, the notes and the guarantees of the notes will
                                            be effectively junior to any liabilities, including
                                            trade payables, of any non-guarantor subsidiaries.

Collateral................................  The notes and guarantees of the notes are secured, subject to the terms of the collateral documents under
                                            the secured credit agreement, on a PARI PASSU basis with
                                            obligations under the secured credit agreement by:

                                            (1) a security interest in substantially all the assets
                                            (other than intercompany debt and securities) of OI
                                                Group and of substantially all the domestic
                                                subsidiaries of OI Group; and

                                            (2) a pledge by OI Group of the stock of, and
                                            intercompany debt owing to OI Group by, all its direct
                                                subsidiaries (other than the stock of, and
                                                intercompany debt owing to OI Group by, OI General
                                                FTS Inc.) and a pledge by OI Packaging of the stock
                                                of, and intercompany debt owing to OI Packaging by,
                                                Owens-Brockway Glass Container.

                                            Certain additional collateral, including the stock of OI
                                            General FTS Inc. owned by OI Group and intercompany debt
                                            owing to OI Group by OI General FTS Inc., secures the
                                            obligations under the secured credit agreement. OI
                                            General FTS Inc. and its subsidiaries do not conduct any
                                            manufacturing operations and are primarily involved in
                                            providing administrative and general corporate services
                                            to OI Group and its subsidiaries.

                                            Except as permitted and contemplated by, and subject to
                                            the terms of, the secured credit agreement and the
                                            pledge agreement (as amended, modified, replaced or
                                            refunded), OI Group will not further pledge the stock
                                            of, or intercompany debt owing to OI Group by, OI
                                            General FTS Inc. as security or otherwise unless the
                                            notes and guarantees are secured on a PARI PASSU basis
                                            with the applicable indebtedness by this collateral.

Release of Guarantees and Collateral......  Under certain circumstances, the collateral securing the notes may be released without action by, or consent of,
                                            the holders of the notes or the trustee under the
                                            indenture. In general, the lenders under the secured
                                            credit agreement have the power to terminate and release
                                            the pledges and the security interests under the secured
                                            credit agreement and the notes when the obligations
                                            under the secured credit agreement have been paid in
                                            full, when OI Inc. and OI Group achieve investment grade
                                            debt ratings or upon the approval of the requisite
                                            percentage of lenders under the secured credit
                                            agreement. In addition, any guaranty of the notes may be
                                            released without action by, or consent of, the holders
                                            of the notes or the trustee under the indenture if the
                                            guarantor is no longer a guarantor of obligations:

                                                - under the secured credit agreement;

                                                - owing to lenders or their affiliates as lending
                                                facilities as permitted by the terms of the secured
                                                  credit agreement; and

                                                - under interest rate and currency agreements with
                                                  lenders or their affiliates as permitted by the
                                                  terms of the secured credit agreement.

                                            Upon release of a guarantor of the notes under its
                                            guarantee, the collateral documents provide that the
                                            security interest in the assets of that guarantor
                                            securing the notes and the guarantees will be released
                                            simultaneously. If collateral that secures the notes is
                                            later repledged or guarantees which guaranty the notes
                                            are reinstated under the secured credit agreement
                                            (including any amended and restated secured credit
                                            agreement or new credit agreement), such collateral will
                                            be pledged, subject to the terms of the collateral
                                            documents under the secured credit agreement (including
                                            any amended and restated secured credit agreement or new
                                            credit agreement), on a PARI PASSU basis with
                                            obligations under the secured credit agreement to secure
                                            the notes, and such guarantees will be executed in favor
                                            of the notes.

Optional Redemption.......................  On or after February 15, 2006, we may redeem some or all of the notes at any time at the redemption prices
                                            described in the section entitled "Description of
                                            Notes--Optional

                                            Redemption." Prior to February 15, 2005, we may use the
                                            net proceeds of certain equity offerings by OI Inc. to
                                            redeem up to 35% of the notes at the price listed in the
                                            section entitled "Description of Notes--Optional
                                            Redemption."

Change of Control.........................  If we, OI Inc. or OI Group experience specific kinds of changes of control, we must offer to repurchase the
                                            notes at 101% of the aggregate principal amount of notes
                                            repurchased plus accrued and unpaid interest and
                                            liquidated damages, if any, unless we have exercised our
                                            right to redeem the notes as described in the section
                                            entitled "Description of Notes--Optional Redemption,"
                                            including our right, prior to February 15, 2006, to
                                            redeem all of the notes in the event of a change of
                                            control.

Basic Covenants of the Indenture..........  The indenture governing the notes contains covenants which, among other things, restrict the ability of OI
                                            Group and its restricted subsidiaries to:

                                                - borrow money;

                                                - pay dividends on, or redeem or repurchase, stock;

                                                - make investments;

                                                - create liens;

                                                - enter into certain transactions with affiliates;
                                                  and

                                                - sell certain assets or merge with or into other
                                                  companies.

                                            On and after the one-year anniversary of the
                                            effectiveness of the registration statement required to
                                            be filed by the registration rights agreement, we will
                                            be permitted to assign our obligations under the notes
                                            and the indenture to OI Inc., and we and each guarantor
                                            will thereafter be released from our obligations under
                                            the notes, the guarantees and the indenture, provided
                                            that (1) OI Inc. assumes all of the obligations under
                                            the notes and the indenture and (2) the obligations of
                                            each domestic borrower under the secured credit
                                            agreement have been or will be concurrently assumed by
                                            OI Inc. in accordance with the terms of the secured
                                            credit agreement. Under the secured credit agreement,
                                            the domestic borrowers may assign or transfer their
                                            rights and obligations to OI Inc. and all of OI Inc.'s
                                            subsidiaries will be concurrently released from their
                                            guarantees upon the consent of the requisite lenders if
                                            the term loans have been repaid, if OI Inc. has achieved
                                            and maintains immediately following the assumption
                                            (including the assumption of the notes) the investment
                                            grade ratings specified under the secured credit
                                            agreement and if all obligations of subsidiaries of OI
                                            Inc. in

                                            respect of the $1.7 billion of outstanding public debt
                                            securities of OI Inc., the notes and certain other debt
                                            have been released and assumed by OI Inc.

                                            For more information, see the section entitled
                                            "Description of Notes--Certain Covenants."

Use of Proceeds...........................  We will not receive any cash proceeds from the exchange offer.

    YOU SHOULD REFER TO THE SECTION ENTITLED "RISK FACTORS" FOR AN EXPLANATION OF THE MATERIAL RISKS OF INVESTING IN THE NOTES.

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA
                           OWENS-ILLINOIS GROUP, INC.

    The selected consolidated financial data presented below relates to each of the five years in the period ended December 31, 2001 and the three months ended March 31, 2002 and 2001. Such data was derived from the Consolidated Financial Statements, of which the most recent three years, including balance sheets at December 31, 2001 and 2000, are included elsewhere in this document and were audited by Ernst & Young LLP, independent auditors, whose report with respect to the financial statements appears elsewhere in this document. The financial data for the three months ended March 31, 2002 and 2001 were derived from unaudited consolidated financial statements of OI Group. The results for the three months are not necessarily indicative of the results to be expected for the full year. For more information, see the "Consolidated Financial Statements" included elsewhere in this prospectus.


                                                                                                               THREE MONTHS
                                                                   YEARS ENDED DECEMBER 31,                   ENDED MARCH 31,
                                                     ----------------------------------------------------   -------------------
                                                       2001       2000       1999     1998(A)    1997(B)      2002       2001
                                                     --------   --------   --------   --------   --------   --------   --------
                                                                               (DOLLARS IN MILLIONS)
CONSOLIDATED OPERATING RESULTS:
  Net sales........................................  $5,402.5   $5,552.1   $5,522.9   $5,306.3   $4,658.5   $1,310.9   $1,306.1
  Other revenue(c).................................     610.8      262.7      263.8      193.0      169.9       27.4       58.4
                                                     --------   --------   --------   --------   --------   --------   --------
                                                      6,013.3    5,814.8    5,786.7    5,499.3    4,828.4    1,338.3    1,364.5
  Costs and expenses:
    Manufacturing, shipping and delivery...........   4,218.4    4,359.1    4,296.4    4,075.6    3,666.4    1,019.8    1,027.7
    Research, engineering, selling, administrative
      and other(d).................................     693.7      810.6      566.6      584.7      407.0      108.4      142.3
                                                     --------   --------   --------   --------   --------   --------   --------
    Earnings before interest expense and items
      below........................................   1,101.2      645.1      923.7      839.0      755.0      210.1      194.5
    Interest expense(e)............................     434.0      486.7      425.9      380.0      302.7      100.9      113.5
                                                     --------   --------   --------   --------   --------   --------   --------
    Earnings before items below....................     667.2      158.4      497.8      459.0      452.3      109.2       81.0
    Provision for income taxes(f)..................     286.4       64.1      185.5      162.3      148.5       34.5       27.2
    Minority share owners' interests in earnings of
      subsidiaries.................................      20.1       22.0       13.2       20.2       31.4        4.5        4.9
                                                     --------   --------   --------   --------   --------   --------   --------
    Earnings before extraordinary items and
      cumulative effect of accounting change.......  $  360.7   $   72.3   $  299.1   $  276.5   $  272.4   $   70.2   $   48.9
                                                     ========   ========   ========   ========   ========   ========   ========
OTHER DATA:
  Cash provided by (utilized in) operating
    activities.....................................  $  620.3   $  541.7   $  677.3   $  716.9   $  517.2   $   97.7   $   (6.2)
  Investing activities:
    Additions to property, plant and equipment.....    (531.9)    (481.4)    (650.4)    (573.5)    (471.3)    (112.3)     (93.1)
    Other investing activities.....................     420.7       17.3      303.1   (3,659.1)     (79.7)      14.6      108.8
                                                     --------   --------   --------   --------   --------   --------   --------
      Cash provided by (utilized in) investing
        activities.................................    (111.2)    (464.1)    (347.3)  (4,232.6)    (551.0)     (97.7)      15.7
  Cash provided by (utilized in) financing
    activities.....................................    (578.9)    (153.8)    (327.5)   3,642.6      110.3      (42.0)     (57.1)
  EBIT(g)..........................................   1,074.3      612.6      895.2      809.8      731.4      204.8      188.0
  EBITDA(h)........................................   1,598.1    1,152.0    1,431.6    1,266.3    1,070.8      318.7      319.0
  Adjusted EBIT(i).................................     764.3      860.9      875.2      870.5      729.2      204.8      174.9
  Adjusted EBITDA(j)...............................   1,288.1    1,400.3    1,411.6    1,327.0    1,068.6      318.7      305.9
  Depreciation.....................................     403.2      412.6      403.7      358.5      283.5      107.4      100.7
  Amortization of excess cost and intangibles......     120.6      126.8      132.7       98.0       55.9        6.5       30.3
  Amortization of deferred finance fees (included
    in interest expense)...........................      19.9       10.1        8.9        7.4        4.1        5.7        2.5
  Ratio of total debt to Adjusted EBITDA...........       4.2x       4.2x       4.2x       4.5x       3.1x        --         --
  Ratio of Adjusted EBITDA to interest expense.....       3.0x       2.9x       3.3x       3.5x       3.5x       3.2x       2.7x
  Ratio of earnings to fixed charges(k)............       2.5x       1.3x       2.1x       2.1x       2.4x       2.1x       1.7x
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital..................................  $    899   $    881   $    892   $    905   $    660   $    935   $    926
  Excess of purchase cost over net assets acquired,
    net of accumulated amortization (goodwill).....     2,995      3,101      3,294      3,315      1,295      2,564      2,960
  Total assets.....................................     9,993     10,080     10,521     10,818      6,576      9,584      9,732
  Total debt.......................................     5,401      5,850      5,939      5,917      3,324      5,431      5,644
  Share owner's equity.............................     2,322      2,107      2,327      2,522      1,273      1,855      2,065


------------------------------

(a) Results of operations and other data since April 1998 include the acquisition of the worldwide glass and plastics packaging businesses of BTR plc and the related financings.

(b) Results of operations and other data since January 1997 include the acquisition of AVIR S.p.A.

(c) Other revenue in 2001 includes: (1) a gain of $457.3 million
    ($284.4 million after tax) related to the sale of the Harbor Capital Advisors business; and (2) gains totaling $13.1 million ($12.0 million after tax) related to the sale of the label business and the sale of a minerals business in Australia.

    Other revenue for the three months ended March 31, 2001 includes gains totaling $13.1 million ($12.0 million after tax) related to the sale of the label business and the sale of a minerals business in Australia.

    Other revenue in 1999 includes gains totaling $40.8 million ($23.6 million after tax and minority share owners' interests) related to the sales of a U.S. glass container plant and a mold manufacturing business in Colombia.

    Other revenue in 1998 includes: (1) a gain of $18.5 million ($11.4 million after tax) related to the termination of a license agreement, net of charges for related equipment write-offs and capacity adjustments, under which OI Group had produced plastic multipack carriers for beverage cans; and (2) a loss of $5.7 million ($3.5 million after tax) on the sale of a discontinued operation by an equity investee.

    Other revenue in 1997 includes a gain of $16.3 million (pretax and after tax) from the sale of the remaining 49% interest in Kimble Glass.

(d) Amount for 2001 includes: (1) charges of $82.1 million ($65.3 million after tax and minority share owners' interests) related to restructuring and impairment charges at certain international glass operations, principally Venezuela and Puerto Rico, as well as certain other domestic and international operations; (2) a charge of $31.0 million (pretax and after tax) related to the loss on the sale of facilities in India; (3) charges of $30.9 million ($19.4 million after tax) related to special employee benefit programs; (4) a charge of $8.5 million ($5.3 million after tax) for certain contingencies; and (5) a charge of $7.9 million ($4.9 million after tax) related to restructuring manufacturing capacity in the medical devices business.

    In 2000, OI Group recorded pretax charges totaling $248.3 million
    ($171.0 million after tax and minority share owners' interests) for the following: (1) $122.4 million ($77.3 million after tax and minority share owners' interests) related to the consolidation of manufacturing capacity;
    (2) a net charge of $52.4 million ($32.6 million after tax) related to early retirement incentives and special termination benefits for 350 U.S. salaried employees; (3) $40.0 million (pretax and after tax) related to the impairment of property, plant and equipment at facilities in India; and
    (4) $33.5 million ($21.1 million after tax and minority share owners' interests) related principally to the write-off of software and related development costs.

    Amount for 1999 includes charges totaling $20.8 million ($14.0 million after tax and minority share owners' interests) related principally to restructuring costs and write-offs of certain assets in Europe and South America.

    In 1998, OI Group recorded: (1) charges of $72.6 million ($47.4 million after tax and minority share owners' interests) related principally to a plant closing in the U.K. and restructuring costs at certain international affiliates; and (2) a net charge of $0.9 million ($0.6 million after tax) for the settlement of certain environmental litigation and the reduction of previously established reserves for guarantees of certain lease obligations of a previously divested business.

    In 1997, OI Group recorded charges of $14.1 million ($8.7 million after tax) principally for guarantees of certain lease obligations of a previously divested business.

(e) Amount for 2001 includes a net interest charge of $4.0 million
    ($2.8 million after tax) related to interest on the resolution of the transfer of pension assets and liabilities for a previous acquisition and divestiture. Assuming the notes had been issued at the beginning of 2001, interest expense for the year would have been $30.4 million higher and net earnings for the year would have been $18.9 million lower.

(f) Amount for 2001 includes a $6.0 million charge to adjust tax liabilities in Italy as a result of recent legislation.

    Amount for 2000 includes a fourth quarter benefit of $9.3 million to adjust net income tax liabilities in Italy as a result of recent legislation.

    In 1998, OI Group recorded a credit of $15.1 million to adjust net deferred income tax liabilities as a result of a reduction in Italy's statutory income tax rate.

(g) EBIT consists of consolidated earnings before interest income, interest expense, provision for income taxes, minority share owners' interests in earnings of subsidiaries and extraordinary charges.

(h) EBITDA consists of EBIT before depreciation and amortization of excess cost and intangibles. EBITDA is presented because OI Group believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in OI Group's industry. However, other companies in OI Group's industry may calculate EBITDA differently than OI Group does. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of OI Group's operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See "Consolidated Financial Statements--Consolidated Cash Flows."

(i) OI Group evaluates performance and allocates resources based on EBIT excluding unusual items ("Adjusted EBIT"). Unusual items consist of the gains, losses and charges discussed in Notes (c) and (d) above. The reconciliation from EBIT to Adjusted EBIT is as follows:

                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                     YEARS ENDED DECEMBER 31,                      MARCH 31,
                                                       ----------------------------------------------------   -------------------
                                                         2001       2000       1999       1998       1997       2002       2001
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                     (IN MILLIONS)
    EBIT.............................................  $1,074.3    $612.6     $895.2     $809.8     $731.4     $204.8     $188.0
    Add (deduct):
      Gain on sale of Harbor Capital Advisors
        business.....................................    (457.3)
      Gains on sales of label business and minerals
        business.....................................     (13.1)                                                           (13.1)
      Gains on sale of glass plant and mold
        business.....................................                          (40.8)
      Net gain on termination of license agreement...                                     (18.5)
      Sale of discontinued operations by equity
        investee.....................................                                       5.7
      Gain on sale of 49% interest in Kimble Glass...                                                (16.3)
      Restructuring and impairment, principally
        international glass..........................      82.1
      Loss on the sale of facilities in India........      31.0
      Special employee benefit programs..............      30.9
      Settle contingent liabilities..................       8.5
      Restructuring manufacturing capacity in the
        medical devices business.....................       7.9
      Consolidation of manufacturing capacity........               122.4
      Early retirement incentives/special termination
        benefits.....................................                52.4
      Impairment of property, plant and equipment in
        India........................................                40.0
      Write-off of software and related development
        costs........................................                33.5
      Restructuring and asset write-offs in
        Europe/South America.........................                           20.8
      U.K. plant closing and international
        restructuring................................                                      72.6
      Settle environmental litigation/reduce reserve
        for guarantees...............................                                       0.9
      Charge for guarantees of lease obligations.....                                                 14.1
                                                       --------    ------     ------     ------     ------     ------     ------
    Adjusted EBIT....................................  $  764.3    $860.9     $875.2     $870.5     $729.2     $204.8     $174.9
                                                       ========    ======     ======     ======     ======     ======     ======

(j) Adjusted EBITDA represents EBITDA excluding the unusual gains, losses and charges discussed in Notes (c) and (d) and summarized in Note (i) above. Adjusted EBITDA is presented because OI Group believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in OI Group's industry. However, other companies in OI Group's industry may present Adjusted EBITDA differently than OI Group does. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of OI Group's operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See "Consolidated Financial Statements--Consolidated Cash Flows."

(k) For purposes of these computations, earnings consist of earnings before income taxes, minority share owners' interests in earnings of subsidiaries and extraordinary items plus fixed charges. Fixed charges consist primarily of interest on indebtedness, including amortization of deferred finance fees, plus that portion of lease rental expense representative of the interest factor. Pretax earnings and fixed charges also include the proportional share of 50%-owned investees.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS BEFORE MAKING A DECISION TO EXCHANGE YOUR PRIVATE NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER. THE RISK FACTORS SET FORTH BELOW, OTHER THAN THE FIRST RISK FACTOR, ARE GENERALLY APPLICABLE TO THE PRIVATE NOTES AS WELL AS THE EXCHANGE NOTES.

RISKS RELATING TO THE NOTES

SUBSTANTIAL LEVERAGE--OUR SUBSTANTIAL INDEBTEDNESS AND THE SUBSTANTIAL INDEBTEDNESS OF OI GROUP COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    We and OI Group have now and, after the exchange offer, will continue to have a significant amount of debt. As of March 31, 2002, we and our consolidated subsidiaries had approximately $2.8 billion of total consolidated debt outstanding and OI Group had approximately $5.4 billion of total consolidated debt outstanding, which includes approximately $2.5 billion of secured indebtedness under the secured credit agreement and approximately $1.7 billion of outstanding public debt securities of OI Group's parent, OI Inc. OI Group's ratio of earnings to fixed charges was 2.5x and 2.1x for the year ended
December 31, 2001 and three months ended March 31, 2002, respectively.

    This substantial indebtedness could have important consequences to you. For example, it could:

    - make it difficult for us to satisfy our obligations with respect to the notes;

    - increase our vulnerability to general adverse economic and industry conditions;

    - increase our vulnerability to interest rate increases for the portion of the unhedged debt under the secured credit agreement;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, development efforts and other general corporate purposes;

    - limit our flexibility in planning for, or reacting to, changes in our business and the rigid packaging market;

    - place us at a competitive disadvantage relative to our competitors that have less debt; and

    - limit, along with the financial and other restrictive covenants in the documents governing our indebtedness, among other things, our ability to borrow additional funds.

ABILITY TO SERVICE DEBT--TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund working capital, capital expenditures, acquisitions, development efforts and other general corporate purposes depends on our ability to generate cash in the future. Similarly, the ability of the guarantors of the notes to make payments on and refinance their indebtedness will depend on their ability to generate cash in the future. Neither we nor the guarantors can assure you that any of us will generate sufficient cash flow from operations, or that future borrowings will be available under the secured credit agreement, in an amount sufficient to enable any of us to pay our indebtedness, including the notes, or to fund other liquidity needs. If short term interest rates increase, our debt service cost will increase because some of our debt is subject to changes in short term rates. Our annual interest expense for 2001, on a pro forma basis assuming the notes had been outstanding all year, would have been $464.4 million. Based on the amount of variable rate debt outstanding during 2001, after giving pro forma effect to the issuance of the notes, a 1% increase in variable interest rates for 2001 would have increased our annual pro forma interest expense by $29.3 million to $493.7 million. The notes are effectively subordinated to obligations under the secured credit agreement, under which there were outstanding borrowings of $2.5 billion at March 31, 2002, certain obligations owing to lenders or their affiliates as permitted under the secured credit agreement aggregating $89.6 million at March 31, 2002 and obligations related to OI Inc.'s $1.7 billion of outstanding public debt securities, to the extent these obligations are secured by collateral that does not secure the notes.

    Since you will not have a claim as a creditor against the subsidiaries that are not guarantors of the notes, the indebtedness and other liabilities of those subsidiaries will be effectively senior to your claims. As of December 31, 2001, the total indebtedness on a consolidated basis (excluding any indebtness under the secured credit agreement) of the non-guarantor subsidiaries was approximately $234.0 million, and their total liabilities on a consolidated basis were approximately $2.0 billion

    We and the guarantors may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. If either we or the guarantors are unable to generate sufficient cash flow and are unable to refinance or extend outstanding borrowings on commercially reasonable terms or at all, we and the guarantors may have to:

    - reduce or delay capital expenditures planned for replacements, improvements and expansions;

    - sell assets;

    - restructure debt; and/or

    - obtain additional debt or equity financing.

    We cannot assure you that we or the guarantors could effect or implement any of these alternatives on satisfactory terms, if at all.

CASH USED TO SATISFY OTHER OBLIGATIONS--A PORTION OF OUR CASH FLOW WILL BE USED TO MAKE PAYMENTS TO OI INC. TO SATISFY CERTAIN DEBT, PREFERRED STOCK AND LITIGATION-RELATED OBLIGATIONS, INCLUDING SETTLEMENT OF ASBESTOS-RELATED CLAIMS.

    Although our indirect parent, OI Inc., does not conduct any operations, it has substantial obligations to make payments on its $1.7 billion of outstanding public debt securities, to pay dividends on its outstanding preferred stock, to satisfy claims of persons for exposure to asbestos-containing products and related expenses and to pay other ordinary course obligations. OI Inc. relies primarily on distributions from its subsidiaries, including us, to meet these obligations. OI Inc. makes semi-annual interest payments of $64.8 million on its $1.7 billion of outstanding public debt securities. In addition, OI Inc. pays quarterly dividends of $5.4 million on 9,050,000 shares of its $2.375 convertible preferred stock. OI Inc.'s asbestos-related payments were $245.9 million and $61.3 million for the year ended December 31, 2001 and the three months ended March 31, 2002, respectively. In the first quarter of 2002, OI Inc. established an additional liability of $475 million (in addition to a previously established liability of $1.775 billion) to cover its estimated indemnity payments and legal fees arising from outstanding asbestos personal injury lawsuits and claims and asbestos personal injury lawsuits and claims filed in the next several years.


    As a result of the magnitude of OI Inc.'s obligations for asbestos-related lawsuits and its dependence on the cash flows of its subsidiaries, we expect that a substantial portion of our cash flow will be used to make payments to OI Inc. to allow it to satisfy these obligations. These payments will reduce the cash flow we could use to make payments on the notes. For additional information regarding OI Inc.'s asbestos-related lawsuits, claims and payments, see the footnote entitled "Contingencies" to Consolidated Financial Statements of OI Group.

DEBT RESTRICTIONS--OI GROUP AND ITS SUBSIDIARIES, INCLUDING US, MAY NOT BE ABLE TO FINANCE FUTURE NEEDS OR ADAPT THEIR BUSINESS PLANS TO CHANGES BECAUSE OF RESTRICTIONS PLACED ON THEM BY THE SECURED CREDIT AGREEMENT, THE INDENTURE AND THE INSTRUMENTS GOVERNING OTHER INDEBTEDNESS.

    The secured credit agreement and certain of the agreements governing other indebtedness, including the indenture governing the notes, contain affirmative and negative covenants that limit the ability of OI Group and its subsidiaries, including us, to take certain actions. For example, the indenture restricts, among other things, the ability of OI Group and its restricted subsidiaries to borrow money, pay dividends on, or redeem or repurchase, stock, make investments, create liens, enter into certain transactions with affiliates and sell certain assets or merge with or into other companies. These restrictions could adversely affect OI Group's and our ability to operate our businesses and may limit OI Group's and our ability to take advantage of potential business opportunities as they arise.

    Failure to comply with these or other covenants and restrictions contained in the secured credit agreement, agreements governing other indebtedness or the indenture could result in a default under those agreements, and the debt under those agreements, together with accrued interest, could then be declared immediately due and payable. If a default occurs under the secured credit agreement, the lenders could cause all of the outstanding debt obligations under the secured credit agreement to become due and payable, which would result in a default under the notes and could lead to an acceleration of obligations related to the notes. A default under the secured credit agreement or agreements governing other indebtedness or the notes could also lead to an acceleration of debt under other debt instruments that contain cross acceleration or cross-default provisions. Upon a default or cross-default, the collateral agent, at the direction of the lenders under the secured credit agreement could proceed against the collateral. There may be insufficient collateral to repay the indebtedness under the secured credit agreement, other senior indebtedness from time to time secured by the collateral and the notes in full at the time of any default.

ADDITIONAL BORROWINGS AVAILABLE--DESPITE CURRENT INDEBTEDNESS LEVELS, OI GROUP AND ITS SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE CERTAIN RISKS DESCRIBED ABOVE.

    OI Group and its subsidiaries may be able to incur substantial additional debt in the future, including debt secured by the collateral that secures the notes and additional debt under the secured credit agreement. In addition, if OI Group designates some of its restricted subsidiaries under the indenture as unrestricted subsidiaries, those unrestricted subsidiaries would be permitted to borrow beyond the limitations specified in the indenture and engage in other activities in which restricted subsidiaries may not engage. Based on amounts outstanding at March 31, 2002, the revolving loan facility under the secured credit agreement had unused borrowing capacity of $479.5 million. Adding new debt to current debt levels, could make it difficult for us to satisfy our obligations with respect to the notes.

NOTES EFFECTIVELY SUBORDINATED TO DEBT OF NON-GUARANTOR SUBSIDIARIES--THE NOTES ARE EFFECTIVELY SUBORDINATED TO ALL INDEBTEDNESS OF OUR SUBSIDIARIES THAT ARE NOT GUARANTORS OF THE NOTES.

    You will not have any claim as a creditor against the subsidiaries that are not guarantors of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims. As of and for the three months ended March 31, 2002, the non-guarantor subsidiaries represented in the aggregate approximately 43% of OI Group's consolidated net sales, 44% of OI Group's consolidated Adjusted EBITDA and 44% of OI Group's consolidated total assets. As of March 31, 2002, the liabilities of the non-guarantor subsidiaries on a consolidated basis were approximately $2.2 billion. The non-guarantor subsidiaries include the foreign borrowers and foreign guarantors under the offshore subfacilities under the secured credit agreement. The notes are effectively subordinated to claims against these foreign subsidiaries under the secured credit agreement. In the event of a bankruptcy, liquidation, reorganization or other winding up of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

    In addition, under the indenture, non-guarantor subsidiaries are permitted to incur substantial amounts of additional debt and OI Group and its restricted subsidiaries are permitted to make an unlimited amount of investments in non-guarantor subsidiaries. Therefore, the notes would be effectively subordinated to this additional indebtedness that may be incurred by the non-guarantor subsidiaries. In addition, if OI Group or its restricted subsidiaries invest additional amounts in non-guarantor subsidiaries, in the event of a bankruptcy, liquidation, reorganization or other winding up of any of the non-guarantor subsidiaries, assets that otherwise could be used to satisfy our obligations under the notes will first be used to satisfy the obligations of the non-guarantor subsidiaries.

NOTES EFFECTIVELY SUBORDINATED TO CERTAIN SECURED CREDIT AGREEMENT OBLIGATIONS AND OBLIGATIONS OF OI INC.--THE NOTES ARE EFFECTIVELY SUBORDINATED TO THE OBLIGATIONS UNDER THE SECURED CREDIT AGREEMENT, CERTAIN OBLIGATIONS OWING TO LENDERS OR THEIR AFFILIATES AS PERMITTED UNDER THE SECURED CREDIT AGREEMENT AND OBLIGATIONS RELATED TO OI INC.'S $1.7 BILLION OF OUTSTANDING PUBLIC DEBT SECURITIES TO THE EXTENT THESE OBLIGATIONS ARE SECURED BY COLLATERAL THAT DOES NOT SECURE THE NOTES.

    In addition to the collateral securing the notes and guarantees, the obligations of the domestic borrowers and the domestic guarantors under the secured credit agreement are secured by certain additional collateral described in detail under "Description of Notes--Collateral."

    As a result, to the extent collateral does not secure the notes, the notes are effectively subordinated to the obligations under the secured credit agreement, obligations owing to lenders or their affiliates as lending facilities as permitted by the terms of the secured credit agreement and obligations under interest rate and currency agreements with lenders or their affiliates as permitted by the terms of the secured credit agreement. In the event of a bankruptcy, liquidation, reorganization or other winding up of us or OI Group, those assets that do not secure the notes will not be available to pay our obligations on the notes unless and until payment in full of the obligations under the secured credit agreement. Likewise, if the lenders under the secured credit agreement accelerate the obligations under the secured credit agreement, then those lenders would be entitled to exercise the remedies available to a secured lender under applicable law, and those lenders would have a claim on those assets that do not secure the notes before any holder of the notes. You would participate with respect to those assets ratably with all holders of other unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with other general creditors.

    Similarly, the guarantees of the notes are effectively subordinated to the extent of the collateral that does not secure those guarantees.

    In addition, OI Inc.'s $1.7 billion of outstanding public debt securities are secured by a second priority lien on the capital stock owned by, and intercompany debt owed to, OI Group and OI Packaging. The collateral securing OI Inc.'s $1.7 billion of outstanding public debt securities includes the capital stock of, and intercompany debt owing to OI Group by, OI General
FTS Inc., which have not been pledged to secure the notes.

    In the event of a foreclosure on the collateral that secures the obligations under the secured credit agreement, obligations owing to lenders or their affiliates as lending facilities as permitted by the terms of the secured credit agreement, obligations under interest rate and currency agreements with lenders or their affiliates as permitted by the terms of the secured credit agreement, OI Inc.'s obligations under the $1.7 billion of outstanding public debt securities and the notes, there could be proceeds from the disposition of that collateral that would not have to be shared with holders of the notes. As a result, lenders under the secured credit agreement and holders of OI Inc.'s
$1.7 billion of outstanding public debt securities may recover a greater percentage of the amounts owed to them than holders of the notes.

DILUTION OF COLLATERAL--THE COLLATERAL SECURING THE NOTES MAY BE DILUTED UNDER CERTAIN CIRCUMSTANCES.

    The collateral securing the notes secures an aggregate of $65.0 million of outstanding term loans under the secured credit agreement as of March 31, 2002. The secured credit agreement also provides for a $3.0 billion revolving loan facility that is secured by the collateral securing the notes. The commitment amounts under the secured credit agreement could be increased in the future. In addition, the collateral securing the notes secures obligations owing to lenders or their affiliates as lending facilities as permitted by the terms of the secured credit agreement and obligations under interest rate and currency agreements with lenders or their affiliates as permitted by the terms of the secured credit agreement. This collateral may secure additional senior indebtedness that OI Group or certain of its subsidiaries incurs in the future, subject to restrictions on their ability to incur debt and liens under the secured credit agreement and the indenture. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral.

DISPOSITION AND RELEASE OF COLLATERAL--THE LENDERS UNDER THE SECURED CREDIT AGREEMENT HAVE THE RIGHT TO CONTROL THE DISPOSITION AND RELEASE OF COLLATERAL IN THEIR SOLE DISCRETION.

    Upon the earlier of:

    - payment in full of all obligations under the secured credit agreement and the cancellation or termination of the secured credit agreement and related letters of credit and the written election of the applicable pledgor(s) or grantor(s);

    - the first date on which the pledged collateral no longer secures any obligations under the secured credit agreement and upon the written election of the applicable pledgor(s) or grantor(s); and

    - the achievement of "investment grade" debt ratings for OI Inc.'s and OI Group's long term unsecured debt (in the case of Moody's Investors Service, Inc., a rating of Baa3 or higher, and, in the case of Standard & Poor's Ratings Services, a rating of BBB or higher), the security interests securing the notes will terminate and the collateral will be released. In addition, lenders under the secured credit agreement have the ability to direct the collateral agent to release all or any portion of the collateral upon the approval of the requisite percentage of lenders under the secured credit agreement. In addition, in the event of an asset sale not prohibited by the secured credit agreement or the collateral documents, the assets subject to such sale will be released as collateral under the secured credit agreement. None of these actions by the lenders, or the applicable pledgor(s) or grantor(s) under the secured credit agreement or related collateral documents, require action by, or the consent of, any holder of the notes or the trustee under the indenture or constitute a default under the indenture. The release of collateral would eliminate the security for the notes and the collateral securing the guarantees of the notes, the secured credit agreement and any other indebtedness secured thereby.

    Because the lenders under the secured credit agreement control the disposition of the collateral securing the secured credit agreement and the notes, if there were an event of default under the notes, the lenders could decide not to proceed against the collateral, regardless of whether or not there is a default under the secured credit agreement. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the guarantees. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to you.

RELEASE OF GUARANTEES--THE LENDERS UNDER THE SECURED CREDIT AGREEMENT HAVE THE DISCRETION TO RELEASE THE GUARANTEES UNDER THE SECURED CREDIT AGREEMENT IN A VARIETY OF CIRCUMSTANCES.

    Any guaranty of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture, at the discretion of the then obligor on the notes, if the guarantor is no longer a guarantor of obligations under the secured credit agreement, of obligations owing to lenders or their affiliates as lending facilities as permitted by the terms of the secured credit agreement and of obligations under interest rate and currency agreements with lenders or their affiliates as permitted by the terms of the secured credit agreement. The lenders under the secured credit agreement have the discretion to release the guarantees under the secured credit agreement in a variety of circumstances. In the case of the release of collateral consisting of the stock of a guarantor of the notes, that release would cause the guarantor's guaranty to be released if the release occurs in the context of an asset sale of such guarantor that is not prohibited by the secured credit agreement or the collateral documents. Upon release of a guarantor of the notes under its guarantee, the collateral documents will provide that the security interests in the assets of that guarantor securing the notes and guarantees will be released simultaneously. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to your claims.

FURTHER COLLATERAL PLEDGES SUBJECT TO AVOIDANCE--ANY FUTURE PLEDGE OF COLLATERAL MIGHT BE AVOIDABLE BY A TRUSTEE IN BANKRUPTCY.

    Any future pledge of collateral in favor of the collateral agent for the benefit of the indenture trustee might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

COVENANT RELIEF FOR INVESTMENT GRADE RATING--IF THE NOTES RECEIVE AN INVESTMENT GRADE RATING, WE WILL NO LONGER BE SUBJECT TO MOST OF THE COVENANTS IN THE INDENTURE.

    If at any time the notes receive an "investment grade" rating from Standard & Poor's Ratings Services and Moody's Investors Service, Inc., subject to certain additional conditions, OI Group and its restricted subsidiaries will no longer be subject to most of the covenants set forth in the indenture. In the event of such release, the covenants will not be restored, even if the notes were later rated below investment grade by either or both of these rating agencies. See "Description of Notes--Certain Covenants--Fall-Away Event."

    On and after the one-year anniversary of the effectiveness of the registration statement required to be filed by the registration rights agreement, we will be permitted to assign our obligations under the notes and the indenture to OI Inc., and we and each guarantor will thereafter be released from our obligations under the notes, the guarantees and the indenture, provided that (1) OI Inc. assumes all of the obligations under the notes and the indenture and (2) the obligations of each domestic borrower under the secured credit agreement have been or will be concurrently assumed by OI Inc. in accordance with the terms of the secured credit agreement. As a result, holders of the notes could look only to OI Inc. to satisfy the obligations on the notes. See "Description of Notes--Certain Covenants--Merger, Consolidation or Sale of Assets."

FRAUDULENT TRANSFER--FEDERAL AND STATE LAWS PERMIT A COURT TO VOID THE NOTES OR THE GUARANTEES UNDER CERTAIN CIRCUMSTANCES.

    The issuance of the notes and the guarantees may be subject to review under federal or state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws, the payment of consideration or the issuance of a guarantee will be a fraudulent conveyance if (1) we paid the consideration, or any guarantor issued guarantees, with the intent of hindering, delaying or defrauding creditors, or (2) we or any of the guarantors received less than reasonably equivalent value or fair consideration in return for paying the consideration or issuing their respective guarantees, and, in the case of
(2) above only, one of the following is also true:

    - we or any of the guarantors were insolvent, or became insolvent, when we or they paid the consideration;

    - paying the consideration or issuing the guarantees left us or the applicable guarantor with an unreasonably small amount of capital; or

    - we or the applicable guarantor, as the case may be, intended to, or believed that we or it would, be unable to pay debts as they matured.

    If the payment of the consideration or the issuance of any guarantee were a fraudulent conveyance, a court could, among other things, void our obligations regarding the payment of the consideration or void any of the guarantors' obligations under their respective guarantees, as the case may be, and require the repayment of any amounts paid thereunder.

    Generally, an entity will be considered insolvent if:

    - the sum of its debts is greater than the fair value of its property;

    - the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

    - it cannot pay its debts as they become due.

    We believe that immediately after the issuance of the notes and the guarantees, we and each of the guarantors will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. However, we cannot be sure as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues.

CHANGE OF CONTROL--THE SECURED CREDIT AGREEMENT PROVIDES THAT CERTAIN CHANGE OF CONTROL EVENTS CONSTITUTE AN EVENT OF DEFAULT. IN THE EVENT OF A CHANGE OF CONTROL, WE MAY NOT BE ABLE TO SATISFY ALL OF OUR OBLIGATIONS UNDER THE SECURED CREDIT AGREEMENT, THE NOTES OR OTHER INDEBTEDNESS.

    If we, OI Inc. or OI Group experiences specific kinds of changes of control, we will be required to offer to repurchase all outstanding notes. However, the secured credit agreement provides that certain change of control events constitute an event of default under the secured credit agreement. An event of default would entitle the lenders thereunder to, among other things, cause all outstanding debt obligations under the secured credit agreement to become due and payable and to proceed against their collateral, which includes collateral securing the notes and the guarantees. We cannot assure you that we would have sufficient assets or be able to obtain sufficient third party financing on favorable terms to satisfy all of our obligations under the secured credit agreement, the notes or other indebtedness.

    Any future credit agreements or other agreements relating to indebtedness to which we become a party may contain restrictions on our ability to offer to repurchase the notes in connection with a change of control. In the event a change of control occurs at a time when we are prohibited from offering to purchase the notes, we could seek consent to offer to purchase the notes or attempt to refinance the borrowings that contain such a prohibition. If we do not obtain the consent or refinance the borrowings, we would remain prohibited from offering to purchase the notes. In such case, our failure to offer to purchase the notes would constitute a default under the indenture, which, in turn, could result in amounts outstanding under any future credit agreement or other agreements relating to indebtedness being declared due and payable. Any such declaration could have adverse consequences to us and the holders of the notes.

    The provisions relating to a change of control included in the indenture may increase the difficulty for a potential acquiror to obtain control of us. In addition, some important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture.

NO PRIOR MARKET FOR THE EXCHANGE NOTES--YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

    The exchange notes are a new issue of securities for which there is currently no trading market. We do not intend to apply for listing of the exchange notes on any U.S. Exchange. We have been informed by the initial purchasers of the private notes that they intend to make a market in the exchange notes. However, the initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading market in the exchange notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

RISKS RELATING TO THE BUSINESS OF OI GROUP

INTERNATIONAL OPERATIONS--OI GROUP IS SUBJECT TO RISKS ASSOCIATED WITH OPERATING
  IN FOREIGN COUNTRIES.

    OI Group operates manufacturing and other facilities throughout the world. Net sales from international operations in 2001 totaled approximately
$2.3 billion, representing approximately 43% of OI Group's net sales. As a result of its international operations, OI Group is subject to risks associated with operating in foreign countries, including:

    - political, social and economic instability;

    - war, civil disturbance or acts of terrorism;

    - taking of property by nationalization or expropriation without fair compensation;

    - changes in government policies and regulations;

    - devaluations and fluctuations in currency exchange rates;

    - imposition of limitations on conversions of foreign currencies into dollars or remittance of dividends and other payments by foreign subsidiaries;

    - imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

    - hyperinflation in certain foreign countries; and

    - impositions or increase of investment and other restrictions or requirements by foreign governments.

    The unusually severe economic, market and/or currency exchange conditions in South America, Europe and the Asia Pacific region adversely affected operating results in 1999 and 2000. In addition, OI Group has continued to be negatively affected in 2001 and the first quarter of 2002 by changing foreign currency exchange rates, which reduced U.S. dollar sales of foreign affiliates by approximately $160.0 million for the year ended December 31, 2001 and $20.8 million for the three months ended March 31, 2002 compared to prior year periods. The risks associated with operating in foreign countries may have a material adverse effect on operations.

COMPETITION--WE FACE INTENSE COMPETITION FROM OTHER GLASS CONTAINER PRODUCERS, AS WELL AS FROM MAKERS OF ALTERNATIVE FORMS OF PACKAGING. COMPETITIVE PRESSURES COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

    We are subject to significant competition from other glass container producers, as well as from makers of alternative forms of packaging, such as aluminum cans and plastic containers. We compete on the basis of price, quality, service and the marketing attributes of the container in competing with each of our rigid packaging competitors. Advantages or disadvantages in any of these competitive factors may be sufficient to cause the customer to consider changing suppliers and/or to use an alternative form of packaging. For example, during 2001, our sales of glass containers for juice and iced tea products in the U.S. declined by approximately $27.0 million due to conversions from glass to plastic containers. Our principal competitors among glass container producers in the U.S. are Saint-Gobain Containers Co., a wholly-owned subsidiary of Compagnie de Saint-Gobain, and Anchor Glass Container Corporation.

    In supplying glass containers outside of the U.S., we compete directly with Compagnie de Saint-Gobain in Italy and Brazil, Rexam plc and Ardagh plc in the U.K., Vetropak in the Czech Republic and Amcor Limited in Australia. In other locations in Europe, we compete indirectly with a variety of glass container firms including Compagnie de Saint-Gobain, BSN Glasspack, Vetropak and Rexam plc.

    In addition to competing with other large, well-established manufacturers in the glass container segment, we compete with manufacturers of other forms of rigid packaging, principally aluminum cans and plastic containers, on the basis of quality, price and service. The principal competitors producing metal containers are Crown Cork & Seal Company, Inc., Rexam plc, Ball Corporation and Silgan Holdings Inc. The principal competitors producing plastic containers are Consolidated Container Holdings, LLC, Graham Packaging Company, Plastipak Packaging, Inc. and Silgan Holdings Inc. We also compete with manufacturers of non-rigid packaging alternatives, including flexible pouches and aseptic cartons, in serving the packaging needs of juice customers.

    Pressures from competitors and producers of alternative forms of packaging have resulted in excess capacity in certain countries in the past and have led to significant pricing pressures in the rigid packaging market.

HIGH ENERGY COSTS--HIGHER ENERGY COSTS WORLDWIDE AND INTERRUPTED POWER SUPPLIES MAY HAVE A MATERIAL ADVERSE EFFECT ON OPERATIONS.

    Electrical power and natural gas are vital to OI Group's operations and it relies on a continuous power supply to conduct its business. In 2001, higher energy costs worldwide impacted OI Group's operations and earnings at a level that it did not anticipate, resulting in an approximate $50 million increase in energy costs over 2000. If energy costs substantially increase in the future, OI Group could experience a significant increase in operating costs, which may have a material adverse effect on future operating income.

    In addition, certain locations in which OI Group has operations have experienced power shortages that resulted in periodic "rolling" blackouts to maintain the stability of the power grid. Certain of OI Group's facilities are susceptible to power interruptions as long as any such energy crisis exists. Frequent power interruptions may have a material adverse effect on operations.

INTEGRATION RISKS--OI GROUP MAY NOT BE ABLE TO EFFECTIVELY INTEGRATE BUSINESSES IT ACQUIRES.

    OI Group's strategy includes the acquisition of complementary businesses. Any recent or future acquisitions are subject to various risks and uncertainties, including:

    - the inability to assimilate effectively the operations, products, technologies and personnel of the acquired companies (some of which are located in diverse geographic regions);

    - the potential disruption of existing business and diversion of management's attention from day-to-day operations;

    - the inability to maintain uniform standards, controls, procedures and policies;

    - the need or obligation to divest portions of the acquired companies; and

    - the potential impairment of relationships with customers.

    In addition, we cannot assure you that the integration and consolidation of newly acquired businesses will achieve anticipated cost savings and operating synergies.

CUSTOMER CONSOLIDATION--THE CONTINUING CONSOLIDATION OF OI GROUP'S CUSTOMER BASE MAY INTENSIFY PRICING PRESSURES AND HAVE A MATERIAL ADVERSE EFFECT ON OPERATIONS.

    Over the last ten years, many of OI Group's largest customers have acquired companies with similar or complementary product lines. This consolidation has increased the concentration of OI Group's business with its largest customers. In many cases, such consolidation has been accompanied by pressure from customers for lower prices, reflecting the increase in the total volume of product purchased or the elimination of a price differential between the acquiring customer and the company acquired. Increased pricing pressures from OI Group's customers may have a material adverse effect on operations.

SEASONALITY AND RAW MATERIALS--PROFITABILITY COULD BE AFFECTED BY VARIED SEASONAL DEMANDS AND THE AVAILABILITY OF RAW MATERIALS.

    Due principally to the seasonal nature of the brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, sales of OI Group's products have varied and are expected to vary by quarter. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year, while shipments in South America and Asia Pacific are typically greater in the first and fourth quarters of the year. Unseasonably cool weather during peak demand periods can reduce demand for certain beverages packaged in OI Group's containers.

    The raw materials that OI Group uses have historically been available in adequate supply from multiple sources. For certain raw materials, however, there may be temporary shortages due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays. These shortages, as well as material increases in the cost of any of the principal raw materials that OI Group uses, may have a material adverse effect on operations.

ENVIRONMENTAL RISKS--OI GROUP IS SUBJECT TO VARIOUS ENVIRONMENTAL LEGAL REQUIREMENTS AND MAY BE SUBJECT TO NEW LEGAL REQUIREMENTS IN THE FUTURE. THESE REQUIREMENTS MAY HAVE A MATERIAL ADVERSE EFFECT ON OPERATIONS.

    OI Group's operations and properties, both in the U.S. and abroad, are subject to extensive laws, ordinances, regulations and other legal requirements relating to environmental protection, including legal requirements governing investigation and clean-up of contaminated properties as well as water discharges, air emissions, waste management and workplace health and safety. Such legal requirements frequently change and are different in every jurisdiction. OI Group's operations and properties, both in the U.S. and abroad, must comply with these legal requirements. These requirements may have a material adverse effect on operations.

    OI Group has incurred, and expects to incur, costs for its operations to comply with environmental legal requirements, and these costs could increase in the future. Many environmental legal requirements provide for substantial fines, orders (including orders to cease operations), and criminal sanctions for violations. These legal requirements may apply to conditions at properties that OI Group presently or formerly owned or operated, as well as at other properties for which OI Group may be responsible, including those at which wastes attributable to OI Group were disposed. A significant order or judgment against OI Group, the loss of a significant permit or license or the imposition of a significant fine may have a material adverse effect on operations.

    A number of governmental authorities both in the U.S. and abroad have enacted, or are considering, legal requirements that would mandate certain rates of recycling, the use of recycled materials, and/or limitations on certain kinds of packaging materials such as plastics. In addition, some companies with packaging needs have responded to such developments, and /or to perceived environmental concerns of consumers, by using containers made in whole or in part of recycled materials. Such developments may reduce the demand for some of OI Group's products, and/or increase OI Group's costs, which may have a material adverse effect on operations.

LABOR RELATIONS--OI GROUP IS PARTY TO COLLECTIVE BARGAINING AGREEMENTS WITH LABOR UNIONS. ORGANIZED STRIKES OR WORK STOPPAGES BY UNIONIZED EMPLOYEES MAY HAVE A MATERIAL ADVERSE EFFECT ON OPERATIONS.

    OI Group is party to a number of collective bargaining agreements with labor unions, the principal one of which will expire in April 2005, and at March 31, 2002, covered approximately 90% of OI Group's union affiliated employees in the U.S. Upon the expiration of any collective bargaining agreement, OI Group's inability to negotiate acceptable contracts with labor unions could result in strikes by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. If the unionized workers were to engage in a strike or other work stoppage, OI Group could experience a significant disruption of operations and/or higher ongoing labor costs, which may have a material adverse effect on operations.

                           FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our subsidiaries, and Owens-Illinois Group, Inc. and its subsidiaries, including, among other things, factors discussed under the heading "Risk Factors" and the following:

    - foreign currency fluctuations relative to the U.S. dollar;

    - change in capital availability or cost, including interest rate fluctuations;

    - general political, economic and competitive conditions in markets and countries where we have operations or sell products, including competitive pricing pressures, inflation or deflation, and changes in tax rates;

    - consumer preferences for alternative forms of packaging;

    - fluctuations in raw material and labor costs;

    - availability of raw materials;

    - costs and availability of energy;

    - transportation costs;

    - consolidation among competitors and customers;

    - the ability to integrate operations of acquired businesses;

    - unanticipated expenditures with respect to environmental, safety and health laws;

    - performance by customers of their obligations under supply agreements; and

    - timing and occurrence of events, including events related to asbestos-related claims against OI Inc., which are beyond our control.

    We caution you that although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements also could be materially incorrect. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us or Owens-Illinois Group, Inc. that our plans and objectives or those of Owens-Illinois Group, Inc. will be achieved, and you should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    We issued the private notes on January 24, 2002 to Banc of America Securities LLC, Goldman, Sachs & Co., Deutsche Banc Alex. Brown Inc., Morgan Stanley & Co. Incorporated and Scotia Capital (USA) Inc., the initial purchasers, pursuant to a purchase agreement. The initial purchasers subsequently sold the private notes to "qualified institutional buyers," as defined in Rule 144A under the Securities Act, in reliance on Rule 144A, and outside the United States under Regulation S of the Securities Act. As a condition to the sale of the private notes, we entered into a registration rights agreement with the initial purchasers on January 24, 2002. Pursuant to the registration rights agreement, we agreed that we would:

    (1) file an exchange offer registration statement with the SEC on or prior to May 24, 2002;

    (2) use our commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to August 12, 2002;

    (3) keep the exchange offer open for a period of not less than the minimum period required under applicable law, but in no event for less than 20 business days;

    (4) use our commercially reasonable efforts to consummate the exchange offer on or prior to September 21, 2002.

    Upon the effectiveness of the exchange offer registration statement, we will offer the exchange notes in exchange for the private notes. We filed a copy of the registration rights agreement as an exhibit to the registration statement.

RESALE OF THE EXCHANGE NOTES

    Based upon an interpretation by the staff of the SEC contained in no-action letters issued to third parties, we believe that you may exchange private notes for exchange notes in the ordinary course of business. For further information on the SEC's position, see EXXON CAPITAL HOLDINGS CORPORATION, available
May 13, 1988, MORGAN STANLEY & CO. INCORPORATED, available June 5, 1991 and SHEARMAN & STERLING, available July 2, 1993, and other interpretive letters to similar effect. You will be allowed to resell exchange notes to the public without further registration under the Securities Act and without delivering to purchasers of the exchange notes a prospectus that satisfies the requirements of
Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the exchange notes. However, the foregoing does not apply to you if you are:

       - a broker-dealer who purchased the exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act; or

       - you are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act.

    In addition, if:

       - you are a broker-dealer; or

       - you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes,

you cannot rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

    Each broker-dealer that receives exchange notes for its own account in exchange for private notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for private notes which the broker-dealer acquired as a result of market-making or other trading activities.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all private notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding private notes surrendered pursuant to the exchange offer. You may tender private notes only in integral multiples of $1,000.

    The form and terms of the exchange notes are the same as the form and terms of the private notes except that:

    - we will register the exchange notes under the Securities Act and, therefore, the exchange notes will not bear legends restricting their transfer; and

    - holders of the exchange notes will not be entitled to any of the rights of holders of private notes under the registration rights agreement, which rights will terminate upon the completion of the exchange offer.

The exchange notes will evidence the same debt as the private notes and will be issued under the same indenture, so the exchange notes and the private notes will be treated as a single class of debt securities under the indenture.

    As of the date of this prospectus, $1,000,000,000 in aggregate principal amount of the private notes are outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company. Only registered holders of the private notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer.

    You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC.

    We will be deemed to have accepted validly tendered private notes when, as and if we had given oral or written notice of acceptance to the exchange agent. The exchange agent will act as your agent for the purposes of receiving the exchange notes from us.

    If you tender private notes in the exchange offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than the applicable taxes described below, in connection with the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term expiration date will mean 5:00 p.m., New York City time on
            , 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term expiration date will mean the latest date and time to which we extend the exchange offer.

    To extend the exchange offer, we will:

    - notify the exchange agent of any extension orally or in writing; and

    - mail to each registered holder an announcement that will include disclosure of the approximate number of private notes deposited to date,

each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    We reserve the right, in our reasonable discretion:

    - to delay accepting any private notes:

    - to extend the exchange offer; or

    - if any conditions listed below under "--Conditions" are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

    We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if the exchange offer would otherwise expire during the five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

    The exchange notes will bear interest at the same rate and on the same terms as the private notes. Consequently, the exchange notes will bear interest at a rate equal to 8 7/8% per annum (calculated using a 360-day year). Interest will be payable semi-annually on each February 15 and August 15, commencing
August 15, 2002.

    You will receive interest on August 15, 2002 from the date of initial issuance of the exchange notes, plus an amount equal to the accrued interest on the private notes from the date of delivery to the date of exchange.

PROCEDURES FOR TENDERING

    You may tender private notes in the exchange offer only if you are a registered holder of private notes. To tender in the exchange offer, you must:

    - complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

    - have the signatures guaranteed if required by the letter of transmittal;
      and

    - mail or otherwise deliver the letter of transmittal or the facsimile to the exchange agent at the address listed below under "--Exchange Agent" for receipt before the expiration date.

    In addition, either:

    - the exchange agent must receive certificates for the private notes along with the letter of transmittal into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date;

    - the exchange agent must receive a timely confirmation of a book-entry transfer of the private notes, if the procedure is available, into its account at the depositary pursuant to the procedure for book-entry transfer described below before the expiration date; or

    - you must comply with the guaranteed delivery procedures described below.

    Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

    The method of delivery of private notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send letters of transmittal or private notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or nominees to effect the transactions described above for you.

    If you are a beneficial owner of private notes whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, before completing and executing the letter of transmittal and delivering the private notes you must either:

    - make appropriate arrangements to register ownership of the private notes in your name; or

    - obtain a properly completed bond power from the registered holder.

    The transfer of registered ownership may take considerable time. Unless the private notes are tendered:

    (1) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal; or

    (2) for the account of:

       - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

       - a commercial bank or trust company having an office or correspondent in the United States; or

       - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, an eligible guarantor institution must guarantee the signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders."

    If the letter of transmittal is signed by a person other than the registered holder, the private notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the private notes.

    If the letter of transmittal or any private notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should so indicate when signing, and unless waived by us, they must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

    The exchange agent and the depositary have confirmed that any financial institution that is a participant in the depositary's system may utilize the depositary's Automated Tender Offer Program to tender notes.

    We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered private notes, which determination will be final and binding. We reserve the absolute right to reject any and all private notes not properly tendered or any private notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of private notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of private notes, neither we, the exchange agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of private notes to have been made until you cure the defects or irregularities.

    While we have no present plan to acquire any private notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any private notes that are not tendered in the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any private notes that remain outstanding after the expiration date. We also reserve the right to terminate the exchange offer, as described below under "--Conditions," and, to the extent permitted by applicable law, purchase private notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of the exchange offer.

    If you wish to tender private notes in exchange for exchange notes in the exchange offer, we will require you to represent that:

    - you are not an affiliate of ours;

    - you will acquire any exchange notes in the ordinary course of your business; and

    - at the time of completion of the exchange offer, you have no arrangement with any person to participate in the distribution of the exchange notes.

    In addition, in connection with the resale of exchange notes, any participating broker-dealer who acquired the private notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

RETURN OF NOTES

    If we do not accept any tendered private notes for any reason described in the terms and conditions of the exchange offer or if you withdraw or submit private notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged notes without expense to you as promptly as practicable. In the case of private notes tendered by book-entry transfer into the exchange agent's account at the depositary pursuant to the book-entry transfer procedures described below, we will credit the private notes to an account maintained with the depositary as promptly as practicable.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the private notes at the depositary for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the depositary's systems may make book-entry delivery of private notes by causing the depositary to transfer the private notes into the exchange agent's account at the depositary in accordance with the depositary's procedures for transfer. However, although delivery of private notes may be effected through book-entry transfer at the depositary, you must transmit and the exchange agent must receive, the letter of transmittal or a facsimile of the letter of transmittal, with any required signature guarantees and any other required documents, at the address below under "--Exchange Agent" on or before the expiration date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

    If you wish to tender your private notes and (1) the notes are not immediately available or (2) you cannot deliver the private notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, you may effect a tender if:

    (1) the tender is made through an eligible guarantor institution;

    (2) before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, that:

       - states your name and address, the certificate number(s) of the private notes and the principal amount of private notes tendered,

       - states that the tender is being made by that notice of guaranteed delivery, and

       - guarantees that, within three New York Stock Exchange trading days after the expiration date, the eligible guarantor institution will deposit with the exchange agent the letter of transmittal, together with the certificate(s) representing the private notes in proper form for transfer or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the letter of transmittal; and

    (3) within five New York Stock Exchange trading days after the expiration date, the exchange agent receives a properly executed letter of transmittal, as well as the certificate(s) representing all tendered private notes in proper form for transfer and all other documents required by the letter of transmittal.

    Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided in this prospectus, you may withdraw tenders of private notes at any time before 5:00 p.m. on the expiration date.

    To withdraw a tender of private notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address listed in this prospectus before the expiration date. Any notice of withdrawal must:

    - specify the name of the person who deposited the private notes to be withdrawn;

    - identify the private notes to be withdrawn, including the certificate number(s) and principal amount of the private notes; and

    - be signed in the same manner as the original signature on the letter of transmittal by which the private notes were tendered, including any required signature guarantees.

    We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect to those private notes, unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes by following one of the procedures described above under "--Procedures for Tendering" at any time before the expiration date.

CONDITIONS

    Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the exchange notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the private notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

    If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

    - refuse to accept any private notes and return all tendered private notes to you;

    - extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

    - waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.

    If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

TERMINATION OF RIGHTS

    All of your rights under the registration rights agreement will terminate upon consummation of the exchange offer except with respect to our continuing obligations:

    - to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

    - to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the notes pursuant to Rule 144A.

SHELF REGISTRATION

    If:

    (1) we and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

    (2) any holder of transfer restricted securities notifies us prior to the 20th day following consummation of the exchange offer that:

       (a) it is prohibited by law or SEC policy from participating in the exchange offer; or

       (b) that it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

       (c) that it is a broker-dealer and owns private notes acquired directly from us or an affiliate of us,

we and the guarantors will file with the SEC a shelf registration statement to cover resales of the private notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

    For purposes of the preceding, "transfer restricted securities" means each private note until:

    (1) the date on which such note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

    (2) following the exchange by a broker-dealer in the exchange offer of a private note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

    (3) the date on which such private note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

    (4) the date on which such private note is distributed to the public pursuant to Rule 144 under the Securities Act.

LIQUIDATED DAMAGES

    If:

    (1) we and the guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

    (2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

    (3) we and the guarantors fail to consummate the exchange offer within 40 days after the exchange offer registration statement is declared effective; or

    (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of transfer restricted securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "registration default");

then we and the guarantors will pay liquidated damages to each holder of outstanding notes ("liquidated damages") during the period of one or more registration defaults, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to 0.25% per annum (which amount will be increased by an additional 0.25% per annum for each subsequent 90-day period that any liquidated damages continue to accrue; provided that the amounts at which liquidated damages accrue may in no event exceed 1.0% per annum) in respect of the transfer restricted securities held by such holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be.

EXCHANGE AGENT

    We have appointed U.S. Bank National Association as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:


      BY REGISTERED OR CERTIFIED MAIL:                       BY HAND DELIVERY:
       U.S. Bank National Association                 U.S. Bank National Association
            180 East Fifth Street                          180 East Fifth Street
          St. Paul, Minnesota 55101                      St. Paul, Minnesota 55101
  Attention: Corporate Trust Administration      Attention: Corporate Trust Administration

           BY OVERNIGHT DELIVERY:                              BY FACSIMILE:
       U.S. Bank National Association                         (651) 244-0711
            180 East Fifth Street                  Attn: Corporate Trust Administration
          St. Paul, Minnesota 55101                        CONFIRM BY TELEPHONE:
  Attention: Corporate Trust Administration                   (651) 244-8677

    Delivery to an address other than the one stated above or transmission via a facsimile number other than the one stated above will not constitute a valid delivery.

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. We are making the principal solicitation by mail; however, our officers and regular employees may make additional solicitations by facsimile, telephone or in person.

    We have not retained any dealer manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

    We will pay the cash expenses incurred in connection with the exchange offer which we estimate to be approximately $250,000. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

    We will pay all transfer taxes, if any, applicable to the exchange of notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the private notes pursuant to the exchange offer, then you must pay the amount of the transfer taxes. If you do not submit satisfactory evidence of payment of the taxes or exemption from payment with the letter of transmittal, we will bill the amount of the transfer taxes directly to you.

CONSEQUENCE OF FAILURES TO EXCHANGE

    Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

    - to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

    - in a transaction meeting the requirements of Rule 144 under the Securities Act;

    - outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

    - in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

    - to us; or

    - pursuant to an effective registration statement.

    In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

                                USE OF PROCEEDS

    The exchange offer satisfies an obligation under the registration rights agreement. We will not receive any cash proceeds from the exchange offer.

    The net proceeds from the sale of the private notes, after deducting discounts, commissions and offering expenses, were $980.0 million. The net proceeds were used to repay a portion of the outstanding term loan under the secured credit agreement, which matures on March 31, 2004. The interest rate on the outstanding term loan at December 31, 2001 was 4.50%.

                  CAPITALIZATION OF OWENS-ILLINOIS GROUP, INC.

    The following table presents, as of March 31, 2002, the consolidated capitalization of OI Group. You should read this table in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus. For more information, see also the section entitled "Selected Consolidated Financial Data of Owens-Illinois Group, Inc."

                                                              AT MARCH 31,
                                                                  2002
                                                              -------------
                                                              (IN MILLIONS)
Current debt:
  Short-term loans..........................................    $   57.5
  Long-term debt due within one year........................        28.9
                                                                --------
  Total current debt........................................    $   86.4
                                                                ========
Long-term debt:
  Senior Secured Credit Facility:
    Revolving Credit Agreement (a)..........................    $2,424.1
    Term Loan...............................................        65.0
                                                                --------
      Total Senior Secured Credit Facility..................     2,489.1
  8 7/8% Senior Secured Notes...............................     1,000.0
  Payable to OI Inc.........................................     1,700.0
  Other.....................................................       155.6
                                                                --------
      Total long-term debt..................................     5,344.7
Share owner's equity:
  Common stock, par value $.01 per share, 1,000 shares
    authorized, 100 shares issued and outstanding...........          --
  Capital in excess of par value............................     1,693.4
  Retained earnings.........................................       766.7
  Accumulated other comprehensive income (loss).............      (605.3)
                                                                --------
      Total share owner's equity............................     1,854.8
                                                                --------
Total capitalization........................................    $7,285.9
                                                                ========

--------------------------

(a) At March 31, 2002, OI Group had unused borrowing capacity of $479.5 million available under the secured credit agreement.

                    SELECTED CONSOLIDATED FINANCIAL DATA OF
                           OWENS-ILLINOIS GROUP, INC.

    The selected consolidated financial data presented below relates to each of the five years in the period ended December 31, 2001 and the three months ended March 31, 2002 and 2001. Such data was derived from the Consolidated Financial Statements, of which the most recent three years, including balance sheets at December 31, 2001 and 2000, are included elsewhere in this document and were audited by Ernst & Young LLP, independent auditors, whose report with respect to the financial statements appears elsewhere in this document. The financial data for the three months ended March 31, 2002 and 2001 were derived from unaudited consolidated financial statements of OI Group. The results for the three months are not necessarily indicative of the results to be expected for the full year. For more information, see the "Consolidated Financial Statements" included elsewhere in this prospectus.


                                                                                                            THREE MONTHS
                                                                YEARS ENDED DECEMBER 31,                   ENDED MARCH 31,
                                                  ----------------------------------------------------   -------------------
                                                    2001       2000       1999     1998(A)    1997(B)      2002       2001
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                 (DOLLARS IN MILLIONS)
CONSOLIDATED OPERATING RESULTS:
  Net sales....................................   $5,402.5   $5,552.1   $5,522.9   $5,306.3   $4,658.5   $1,310.9   $1,306.1
  Other revenue(c).............................      610.8      262.7      263.8     193.0      169.9        27.4       58.4
                                                  --------   --------   --------   --------   --------   --------   --------
                                                   6,013.3    5,814.8    5,786.7   5,499.3    4,828.4     1,338.3    1,364.5
  Costs and expenses:
    Manufacturing, shipping and delivery.......    4,218.4    4,359.1    4,296.4   4,075.6    3,666.4     1,019.8    1,027.7
    Research, engineering, selling,
      administrative and other(d)..............      693.7      810.6      566.6     584.7      407.0       108.4      142.3
                                                  --------   --------   --------   --------   --------   --------   --------
    Earnings before interest expense and items
      below....................................    1,101.2      645.1      923.7     839.0      755.0       210.1      194.5
    Interest expense(e)........................      434.0      486.7      425.9     380.0      302.7       100.9      113.5
                                                  --------   --------   --------   --------   --------   --------   --------
    Earnings before items below................      667.2      158.4      497.8     459.0      452.3       109.2       81.0
    Provision for income taxes(f)..............      286.4       64.1      185.5     162.3      148.5        34.5       27.2
    Minority share owners' interests in
      earnings of subsidiaries.................       20.1       22.0       13.2      20.2       31.4         4.5        4.9
                                                  --------   --------   --------   --------   --------   --------   --------
    Earnings before extraordinary items and
      cumulative effect of accounting change...      360.7       72.3      299.1     276.5      272.4        70.2       48.9
    Extraordinary charges from early
      extinguishment of debt, net of applicable
      income taxes.............................       (4.1)                 (0.8)    (14.1)    (104.5)       (6.7)
    Cumulative effect of accounting change.....                                                            (460.0)
                                                  --------   --------   --------   --------   --------   --------   --------
    Net earnings (loss)........................   $  356.6   $   72.3   $  298.3   $ 262.4    $ 167.9    $ (396.5)  $   48.9
                                                  ========   ========   ========   ========   ========   ========   ========
OTHER DATA:
  Cash provided by (utilized in) operating
    activities.................................   $  620.3   $  541.7   $  677.3   $ 716.9    $ 517.2    $   97.7   $   (6.2)
  Investing activities:
    Additions to property, plant, and
      equipment................................     (531.9)    (481.4)    (650.4)   (573.5)    (471.3)     (112.2)     (93.1)
    Other investing activities.................      420.7       17.3      303.1   (3,659.1)    (79.7)       14.6      108.8
                                                  --------   --------   --------   --------   --------   --------   --------
      Cash provided by (utilized in) investing
        activities.............................     (111.2)    (464.1)    (347.3)  (4,232.6)   (551.0)      (97.7)      15.7
  Cash provided by (utilized in) financing
    activities.................................     (578.9)    (153.8)    (327.5)  3,642.6      110.3       (42.0)     (57.1)
  EBIT(g)......................................    1,074.3      612.6      895.2     809.8      731.4       204.8      188.0
  EBITDA(h)....................................    1,598.1    1,152.0    1,431.6   1,266.3    1,070.8       318.7      319.0
  Adjusted EBIT(i).............................      764.3      860.9      875.2     870.5      729.2       204.8      174.9
  Adjusted EBITDA(j)...........................    1,288.1    1,400.3    1,411.6   1,327.0    1,068.6       318.7      305.9
  Depreciation.................................      403.2      412.6      403.7     358.5      283.5       107.4      100.7
  Amortization of excess cost and
    intangibles................................      120.6      126.8      132.7      98.0       55.9         6.5       30.3
  Amortization of deferred finance fees
    (included in interest expense).............       19.9       10.1        8.9       7.4        4.1         5.7        2.5
  Ratio of total debt to Adjusted EBITDA.......        4.2x       4.2x       4.2x      4.5x       3.1x         --         --
  Ratio of Adjusted EBITDA to interest
    expense....................................        3.0x       2.9x       3.3x      3.5x       3.5x        3.2x       2.7x
  Ratio of earnings to fixed charges(k)........        2.5x       1.3x       2.1x      2.1x       2.4x        2.1x       1.7x
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital..............................   $    899   $    881   $    892   $   905    $   660    $    935   $    926
  Excess of purchase cost over net assets
    acquired, net of accumulated amortization
    (goodwill).................................      2,995      3,101      3,294     3,315      1,295       2,564      2,960
  Total assets.................................      9,993     10,080     10,521    10,818      6,576       9,584      9,732
  Total debt...................................      5,401      5,850      5,939     5,917      3,324       5,431      5,644
  Share owner's equity.........................      2,322      2,107      2,327     2,522      1,273       1,855      2,065


------------------------------
(a) Results of operations and other data since April 1998 include the acquisition of the worldwide glass and plastics packaging businesses of BTR plc and the related financings.

(b) Results of operations and other data since January 1997 include the acquisition of AVIR S.p.A.

(c) Other revenue in 2001 includes: (1) a gain of $457.3 million
    ($284.4 million after tax) related to the sale of the Harbor Capital Advisors business; and (2) gains totaling $13.1 million ($12.0 million after tax) related to the sale of the label business and the sale of a minerals business in Australia.

    Other revenue in 1999 includes gains totaling $40.8 million ($23.6 million after tax and minority share owners' interests) related to the sales of a U.S. glass container plant and a mold manufacturing business in Colombia.

    Other revenue in 1998 includes: (1) a gain of $18.5 million ($11.4 million after tax) related to the termination of a license agreement, net of charges for related equipment write-offs and capacity adjustments, under which OI Group had produced plastic multipack carriers for beverage cans; and (2) a loss of $5.7 million ($3.5 million after tax) on the sale of a discontinued operation by an equity investee.

    Other revenue in 1997 includes a gain of $16.3 million (pretax and after tax) from the sale of the remaining 49% interest in Kimble Glass.

    Other revenue for the three months ended March 31, 2001 includes gains of $13.1 million ($12.0 million after tax) related to the sale of the label business and the sale of a minerals business in Australia.

(d) Amount for 2001 includes: (1) charges of $82.1 million ($65.3 million after tax and minority share owners' interests) related to restructuring and impairment charges at certain international glass operations, principally Venezuela and Puerto Rico, as well as certain other domestic and international operations; (2) a charge of $31.0 million (pretax and after tax) related to the loss on the sale of facilities in India; (3) charges of $30.9 million ($19.4 million after tax) related to special employee benefit programs; (4) a charge of $8.5 million ($5.3 million after tax) for certain contingencies; and (5) a charge of $7.9 million ($4.9 million after tax) related to restructuring manufacturing capacity in the medical devices business.

    In 2000, OI Group recorded pretax charges totaling $248.3 million
    ($171.0 million after tax and minority share owners' interests) for the following: (1) $122.4 million ($77.3 million after tax and minority share owners' interests) related to the consolidation of manufacturing capacity;
    (2) a net charge of $52.4 million ($32.6 million after tax) related to early retirement incentives and special termination benefits for 350 U.S. salaried employees; (3) $40.0 million (pretax and after tax) related to the impairment of property, plant and equipment at facilities in India; and
    (4) $33.5 million ($21.1 million after tax and minority share owners' interests) related principally to the write-off of software and related development costs.

    Amount for 1999 includes charges totaling $20.8 million ($14.0 million after tax and minority share owners' interests) related principally to restructuring costs and write-offs of certain assets in Europe and South America.

    In 1998, OI Group recorded: (1) charges of $72.6 million ($47.4 million after tax and minority share owners' interests) related principally to a plant closing in the U.K. and restructuring costs at certain international affiliates; and (2) a net charge of $0.9 million ($0.6 million after tax) for the settlement of certain environmental litigation and the reduction of previously established reserves for guarantees of certain lease obligations of a previously divested business.

    In 1997, OI Group recorded charges of $14.1 million ($8.7 million after tax) principally for guarantees of certain lease obligations of a previously divested business.

(e) Amount for 2001 includes a net interest charge of $4.0 million
    ($2.8 million after tax) related to interest on the resolution of the transfer of pension assets and liabilities for a previous acquisition and divestiture. Assuming the notes had been issued at the beginning of 2001, interest expense for the year would have been $30.4 million higher and net earnings for the year would have been $18.9 million lower.

(f) Amount for 2001 includes a $6.0 million charge to adjust tax liabilities in Italy as a result of recent legislation.

    Amount for 2000 includes a fourth quarter benefit of $9.3 million to adjust net income tax liabilities in Italy as a result of recent legislation.

    In 1998, OI Group recorded a credit of $15.1 million to adjust net deferred income tax liabilities as a result of a reduction in Italy's statutory income tax rate.

(g) EBIT consists of consolidated earnings before interest income, interest expense, provision for income taxes, minority share owners' interests in earnings of subsidiaries and extraordinary charges.

(h) EBITDA consists of EBIT before depreciation and amortization of excess cost and intangibles. EBITDA is presented because OI Group believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in OI Group's industry. However, other companies in OI Group's industry may calculate EBITDA differently than OI Group does. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of OI Group's operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See "Consolidated Financial Statements--Consolidated Cash Flows."

(i) OI Group evaluates performance and allocates resources based on EBIT excluding unusual items ("Adjusted EBIT"). Unusual items consist of the gains, losses and charges discussed in Notes (c) and (d) above. The reconciliation from EBIT to Adjusted EBIT is as follows:

                                                                                                         THREE MONTHS
                                                                                                             ENDED
                                                             YEARS ENDED DECEMBER 31,                      MARCH 31,
                                               ----------------------------------------------------   -------------------
                                                 2001       2000       1999       1998       1997       2002       2001
                                               --------   --------   --------   --------   --------   --------   --------
                                                                        (IN MILLIONS)
EBIT.........................................  $1,074.3    $612.6     $895.2     $809.8     $731.4     $204.8     $188.0
Add (deduct):
  Gain on sale of Harbor Capital Advisors
    business.................................    (457.3)
  Gains on sales of label business and
    minerals business........................     (13.1)                                                           (13.1)
  Gains on sale of glass plant and mold
    business.................................                          (40.8)
  Net gain on termination of license
    agreement................................                                     (18.5)
  Sale of discontinued operations by equity
    investee.................................                                       5.7
  Gain on sale of 49% interest in Kimble
    Glass....................................                                                (16.3)
  Restructuring and impairment, principally
    international glass......................      82.1
  Loss on the sale of facilities in India....      31.0
  Special employee benefit programs..........      30.9
  Charges related to certain contingencies...       8.5
  Restructuring manufacturing capacity in the
    medical devices business.................       7.9
  Consolidation of manufacturing capacity....               122.4
  Early retirement incentives/special
    termination benefits.....................                52.4
  Impairment of property, plant and equipment
    in India.................................                40.0
  Write-off of software and related
    development costs........................                33.5
  Restructuring and asset write-offs in
    Europe/ South America....................                           20.8
  U.K. plant closing and international
    restructuring............................                                      72.6
  Settle environmental litigation/reduce
    reserve for guarantees...................                                       0.9
  Charge for guarantees of lease
    obligations..............................                                                 14.1
                                               --------    ------     ------     ------     ------     ------     ------
Adjusted EBIT................................  $  764.3    $860.9     $875.2     $870.5     $729.2     $204.8     $174.9
                                               ========    ======     ======     ======     ======     ======     ======

------------------------------

(j) Adjusted EBITDA represents EBITDA excluding the unusual gains, losses and charges discussed in Notes (c) and (d) and summarized in Note (i) above. Adjusted EBITDA is presented because OI Group believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in OI Group's industry. However, other companies in OI Group's industry may present Adjusted EBITDA differently than OI Group does. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of OI Group's operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See "Consolidated Financial Statements--Consolidated Cash Flows."

(k) For purposes of these computations, earnings consist of earnings before income taxes, minority share owners' interests in earnings of subsidiaries and extraordinary items plus fixed charges. Fixed charges consist primarily of interest on indebtedness, including amortization of deferred finance fees, plus that portion of lease rental expense representative of the interest factor. Pretax earnings and fixed charges also include the proportional share of 50%-owned investees.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                           OWENS-ILLINOIS GROUP, INC.

RESULTS OF OPERATIONS

FIRST THREE MONTHS 2002 COMPARED WITH FIRST THREE MONTHS 2001

    OI Group recorded net earnings before extraordinary items and cumulative effect of accounting change of $70.2 million for the first quarter of 2002 compared to net earnings of $48.9 million for the first quarter of 2001. The net loss for the first quarter of 2002 of $396.5 million reflects $6.7 million of extraordinary charges from the early extinguishment of debt and $460.0 million from the cumulative effect of the change in accounting for goodwill. Excluding the effects of the 2002 extraordinary item and cumulative effect of the change in accounting for goodwill, OI Group's first quarter 2002 net earnings of $70.2 million increased $10.2 million, or 17.0% from 2001 first quarter pro forma earnings excluding unusual items of $60.0 million, adjusted on a pro forma basis for the goodwill accounting change. Consolidated EBIT for the first quarter of 2002 was $204.8 million, an increase of $6.8 million, or 3.4%, compared to the first quarter of 2001 pro forma EBIT of $198.0 million adjusted on a pro forma for the goodwill accounting change. The increase is principally due to higher EBIT for the Glass Containers segment, partially offset by lower EBIT of the Plastics Packaging segment, both as further discussed below. Interest expense, net of interest income, decreased $11.4 million from the 2001 period due to both lower interest rates and decreased levels of debt. OI Group's estimated effective tax rate for the first quarter of 2002 was 31.6%. This compares with a rate of 28.7% for the first quarter of 2001 and 30.3% for the full year of 2001, adjusted on a pro forma basis to exclude the effects of goodwill amortization and unusual items. The increase in the 2002 estimated rate compared to the full year of 2001 is primarily the result of decreased international and domestic tax benefits and credits and a shift in estimated international earnings toward countries with higher effective tax rates.

    Capsule segment results (in millions of dollars) for the first quarter of 2002 and 2001 were as follows:

                                                              NET SALES
                                                            (UNAFFILIATED
                                                             CUSTOMERS)                EBIT
                                                         -------------------   ---------------------
                                                           2002       2001       2002     2001(A)(B)
                                                         --------   --------   --------   ----------
Glass Containers.......................................  $  870.1   $  841.5    $151.1      $142.4
Plastics Packaging.....................................     440.8      457.6      74.8        78.9
Other..................................................                  7.0                   3.0
                                                         --------   --------    ------      ------
Segment totals.........................................   1,310.9    1,306.1     225.9       224.3
  Eliminations and other retained items................                          (21.1)      (13.2)
                                                                                ------      ------
Consolidated EBIT before goodwill amortization.........                          204.8       211.1

Amortization of goodwill...............................                                      (23.1)
                                                         --------   --------    ------      ------
Consolidated totals....................................  $1,310.9   $1,306.1    $204.8      $188.0
                                                         ========   ========    ======      ======

------------------------

(a) EBIT for 2001 includes gains totaling $13.1 related to the sale of OI Group's label business and the sale of a minerals business in Australia. These items increased segment EBIT as follows: Glass Containers -
    $10.3 million; Other - $2.8 million.

(b) In accordance with FAS No. 142, goodwill is no longer amortized beginning in 2002. In order to facilitate comparisons, goodwill amortization for 2001 has been reclassified out of the Glass Containers and Plastics Packaging segments and reported separately.

    Consolidated net sales for the first quarter of 2002 increased
$4.8 million, or 0.4%, over the prior year. Net sales of the Glass Containers segment increased $28.3 million, or 3.4%, over 2001. In North America, the additional sales from the October 2001 acquisition of the Canadian glass container operations were partially offset by decreased shipments of containers for beer. The combined U.S. dollar sales of the segment's other foreign affiliates decreased from the prior year. Increased shipments in Venezuela, Peru and Poland were more than offset by lower shipments in portions of Europe, South America, and the Asia Pacific region affected by fewer shipping days resulting from extended holiday closings, the absence of the glass container operations in India, and the effects of a strong U.S. dollar. The effect of changing foreign currency exchange rates reduced U.S. dollar sales of the segment's foreign affiliates by approximately $19 million. Net sales of the Plastics Packaging segment decreased $19.0 million, or 4.1%, from 2001, reflecting increased shipments of plastic containers for food, juices and health care and closures for food and beverages, which were more than offset by lower shipments of containers for personal care and prescription packaging and the effects of lower resin costs on pass-through arrangments with customers. The effects of lower resin cost pass-throughs decreased sales approximately $7 million compared to the first quarter of 2001.

    Excluding the effects of the 2001 unusual items, consolidated EBIT for the first quarter of 2002 increased $6.8 million, or 3.4%, to $204.8 million from the 2001 pro forma EBIT of $198.0 million, adjusted on a pro forma basis to exclude goodwill amortization. EBIT of the Glass Containers segment increased $19.0 million to $151.1 million, compared to pro forma EBIT of $132.1 million in 2001. The combined U.S. dollar EBIT of the segment's foreign affiliates decreased slightly from prior year. Decreased shipments from OI Group's operations throughout most of Europe, South America and the Asia Pacific region were partially offset by lower energy costs worldwide and higher shipments from OI Group's operations in Venezuela, Peru and Poland. In North America, Glass Container EBIT increased over 2001 principally as a result of lower costs for energy and the addition of the Canadian glass container operations in the fourth quarter of 2001, partially offset by lower shipments of containers for beer and the conversion of certain food and beverage containers to plastic packaging. EBIT of the Plastics Packaging segment decreased $4.1 million, or 5.2%, to $74.8 million compared to pro forma EBIT of $78.9 million in 2001. Increased shipments of plastic containers for food, juices and health care and closures for food and beverages were more than offset by lower shipments of containers for personal care and prescription packaging. EBIT from eliminations and other retained items decreased $7.9 million from 2001 reflecting lower net financial services income due to the sale of the Company's Harbor Capital Advisors business in the second quarter of 2001.

    The first quarter of 2001 includes pretax gains totaling $13.1 million ($12.0 million after tax) related to the sale of OI Group's label business and the sale of a minerals business in Australia.

    COMPARISON OF 2001 WITH 2000

    For the year ended December 31, 2001, OI Group recorded earnings of $360.7 million before an extraordinary item compared to net earnings of $72.3 million for 2000. Net earnings of $356.6 million for 2001 reflect
$4.1 million of an extraordinary charge from the early extinguishment of debt. Excluding the effects of unusual items for both 2001 and 2000 discussed in the table below, OI Group's 2001 earnings of $199.0 million before an extraordinary item decreased $35.0 million, or 15.0%, from 2000 earnings of $234.0 million.

    The following table lists unusual items (in millions of dollars) recorded in 2001 and 2000, and their related effects on both EBIT and earnings before extraordinary items. EBIT is defined as earnings before interest income, interest expense, provision for income taxes, minority share owners' interest in earnings of subsidiaries, and extraordinary charges.

                                                                 2001                    2000
                                                       ------------------------   -------------------
                                                                    EARNINGS
                                                                     BEFORE
                                                                  EXTRAORDINARY
                                                         EBIT         ITEM          EBIT     EARNINGS
                                                       --------   -------------   --------   --------
As reported..........................................  $1,074.3      $ 360.7       $612.6     $ 72.3
Unusual items--charges (credits):
  Gain on the sale of the Harbor Capital Advisors
    business.........................................    (457.3)      (284.4)
  Gain on the sale of the label business and the sale
    of a minerals business in Australia..............     (13.1)       (12.0)
  Restructuring and impairment charges at certain
    international and domestic operations............      82.1         65.3
  Loss on the sale of facilities in India............      31.0         31.0
  Special employee benefit programs..................      30.9         19.4
  Charges related to certain contingencies...........       8.5          5.3
  Restructuring manufacturing capacity in the medical
    devices business.................................       7.9          4.9
  Charges to adjust net income tax liabilities in
    Italy............................................                    6.0
  Net interest on the resolution of the transfer of
    pension assets and liabilities for a previous
    acquisition......................................                    2.8
  Charges related to consolidation of manufacturing
    capacity.........................................                               122.4       77.3
  Charges related to early retirement incentives and
    special termination benefits.....................                                52.4       32.6
  Charges related to impairment of property, plant,
    and equipment in India...........................                                40.0       40.0
  Other charges, principally related to the write-off
    of software......................................                                33.5       21.1
  Benefit related to an adjustment of tax liabilities
    in Italy as a result of recent legislation.......                                           (9.3)
                                                       --------      -------       ------     ------
  Before unusual items...............................  $  764.3      $ 199.0       $860.9     $234.0
                                                       ========      =======       ======     ======

    Consolidated EBIT, excluding unusual items, for 2001 was $764.3 million, a decrease of $96.6 million, or 11.2%, compared to 2000 EBIT, excluding unusual items, of $860.9 million. The decrease is attributable to lower EBIT for both the Glass Containers segment and the Plastics Packaging segment. Results of both segments are discussed further below. Interest expense, net of interest income and unusual items, decreased $51.1 million from 2000 due principally to lower interest rates and decreased levels of debt. Exclusive of the adjustment for net income tax liabilities in Italy and other unusual items previously discussed, the effective tax rate for 2001 was 38.1%. This compares with a rate of 36.9% for 2000, excluding the adjustment for net income tax liabilities in Italy and other unusual items. The increase in the 2001 rate compared to 2000 is primarily the result of the non-recurrence of certain international and domestic tax benefits and credits.

    Capsule segment results (in millions of dollars) for 2001 and 2000 were as follows (a):

NET SALES TO UNAFFILIATED CUSTOMERS                             2001       2000
-----------------------------------                           --------   --------
Glass Containers............................................  $3,571.2   $3,695.6
Plastics Packaging..........................................   1,817.5    1,787.6
Other.......................................................      13.8       68.9
                                                              --------   --------
Segment and consolidated net sales..........................  $5,402.5   $5,552.1
                                                              --------   --------

EBIT(B)                                                       2001(C)    2000(D)
-------                                                       --------   --------
Glass Containers............................................  $  489.9   $  401.2
Plastics Packaging..........................................     218.1      238.0
Other.......................................................     (13.3)       1.1
                                                              --------   --------
Segment EBIT................................................     694.7      640.3
  Eliminations and other retained items.....................     379.6      (27.7)
                                                              --------   --------
Consolidated EBIT...........................................  $1,074.3   $  612.6
                                                              --------   --------

------------------------

(a) See "Consolidated Financial Statements--Segment Information."

(b) EBIT consists of consolidated earnings before interest income, interest expense, provision for income taxes, minority share owners' interests in earnings of subsidiaries and extraordinary charges.

(c) Amount for 2001 includes: (1) a gain of $457.3 million related to the sale of the Harbor Capital Advisors business; (2) a $10.3 million gain from the sale of a minerals business in Australia; (3) a $2.8 million gain from the sale of the label business; (4) charges of $82.1 million related to restructuring and impairment charges at certain international glass operations, principally Venezuela and Puerto Rico, as well as certain other domestic and international operations; (5) a charge of $31.0 million related to the loss on the sale of facilities in India; (6) charges of $30.9 million related to special employee benefit programs; (7) a charge of $8.5 million for certain contingencies; and (8) a charge of $7.9 million related to restructuring manufacturing capacity in the medical devices business.

    Such charges (gains) are included as follows in consolidated EBIT for 2001 (in millions of dollars):

Glass Containers............................................  $   92.6
Plastics Packaging..........................................      29.8
Other.......................................................       5.1
                                                              --------
  Total Product Segments....................................     127.5
Eliminations and other retained items.......................    (437.5)
                                                              --------
  Consolidated Totals.......................................  $ (310.0)
                                                              ========

(d) Amount for 2000 includes charges totaling $248.3 million for the following:
    (1) $122.4 million related to the consolidation of manufacturing capacity;
    (2) a net charge of $52.4 million related to early retirement incentives and special termination benefits for 350 U.S. salaried employees;
    (3) $40.0 million related to the impairment of property, plant and equipment at facilities in India; and (4) $33.5 million related principally to the write-off of software and related development costs.

    These items were recorded in the third quarter of 2000. Such items are included as follows in consolidated EBIT for 2000 (in millions of dollars):

Glass Containers............................................  $186.0
Plastics Packaging..........................................    11.2
                                                              ------
  Total Product Segments....................................   197.2
Eliminations and other retained items.......................    51.1
                                                              ------
  Consolidated Totals.......................................  $248.3
                                                              ======

    Consolidated net sales for 2001 decreased $149.6 million, or 2.7%, over the prior year. Net sales of the Glass Containers segment decreased $124.4 million from 2000. In North America, the additional sales from the acquisition of the Canadian operations were more than offset by decreased shipments of containers for beer producers and conversions of certain juice and iced tea from glass to plastic containers. The combined U.S. dollar sales of the segment's foreign affiliates decreased from the prior year. Increased shipments from operations throughout most of Europe and South America were more than offset by the effects of a strong U.S. dollar and lower shipments from operations in the United Kingdom and most of the Asia Pacific region. The effect of changing foreign currency exchange rates reduced U.S. dollar sales of the segment's foreign affiliates by approximately $140 million. Net sales of the Plastics Packaging segment increased $29.9 million, or 1.7%, over 2000, reflecting increased shipments of plastic containers and closures for food and health care, as well as prescription products, and the effects of higher resin costs on pass-through arrangements with customers, partially offset by lower shipments of plastic containers for juice and other beverages and the effect of changing foreign currency exchange rates, principally in Australia. The effects of higher resin costs increased sales by approximately $32 million compared to 2000.

    Segment EBIT for 2001, excluding the 2001 and 2000 unusual items, decreased $15.3 million to $822.2 million, or 15.2% of net sales, from 2000 segment EBIT of $837.5 million, or 15.1% of net sales. Consolidated operating expense (consisting of selling and administrative, engineering, and research and development expenses) as a percentage of net sales was 7.7% in 2001 compared to 6.5% in 2000. The increase in operating expenses is attributed to lower pension income and higher costs of certain employee benefit programs. EBIT of the Glass Containers segment decreased $4.7 million, or 0.8%, to $582.5 million, compared to $587.2 million in 2000. The combined U.S. dollar EBIT of the segment's foreign affiliates increased from prior year. Increased shipments from operations throughout most of Europe and South America were partially offset by the effects of a strong U.S. dollar, higher energy costs worldwide, and lower shipments from operations in the United Kingdom and most of the Asia Pacific region. In the United States, Glass Container EBIT decreased from 2000 principally due to higher energy costs, which have not been fully recovered through price adjustments. EBIT of the Plastics Packaging segment decreased
$1.3 million, or 0.5%, to $247.9 million, compared to $249.2 million in 2000. Increased shipments of plastic containers and closures for food and health care, as well as prescription products, were more than offset by lower shipments of plastic containers for juice and other beverages and one-time costs associated with the relocation of a U.S. manufacturing operation to a new and larger facility to accommodate a growing business base.

    Eliminations and other retained items, excluding the 2001 and 2000 unusual items, declined $81.3 million from 2000 reflecting lower net financial services income due to the sale of the Harbor Capital Advisors business, higher spending on information systems, and certain employee benefit costs increases.

    The 2001 results include a net pretax gain of $310.0 million
($170.5 million after tax and minority share owners' interest) for the following: (1) a gain of $457.3 million ($284.4 million after tax) related to the sale of the Harbor Capital Advisors business; (2) gains totaling
$13.1 million ($12.0 million after tax) related to the sale of the label business and the sale of a minerals business in Australia;

(3) charges of $82.1 million ($65.3 million after tax and minority share owners' interests) related to restructuring and impairment charges at certain international glass operations, principally Venezuela and Puerto Rico, as well as certain other domestic and international operations; (4) a charge of $31.0 million (pretax and after tax) related to the loss on the sale of facilities in India; (5) charges of $30.9 million ($19.4 million after tax) related to special employee benefit programs; (6) a charge of $8.5 million
($5.3 million after tax) for certain contingencies; and (7) a charge of $7.9 million ($4.9 million after tax) related to restructuring manufacturing capacity in the medical devices business.

    The 2000 results include pretax charges totaling $248.3 million
($171.0 million after tax and minority share owners' interests) for the following: (1) $122.4 million ($77.3 million after tax and minority share owners' interests) related to the consolidation of manufacturing capacity;
(2) a net charge of $52.4 million ($32.6 million after tax) related to early retirement incentives and special termination benefits for 350 United States salaried employees; (3) $40.0 million (pretax and after tax) related to the impairment of property, plant and equipment at facilities in India; and
(4) $33.5 million ($21.1 million after tax and minority share owners' interests) related principally to the write-off of software and related development costs.

    COMPARISON OF 2000 WITH 1999

    For the year ended December 31, 2000, OI Group recorded net earnings of $72.3 million compared to earnings before extraordinary items of $299.1 million for 1999. Net earnings of $298.3 million for 1999 reflect $0.8 million of extraordinary charges from the early extinguishment of debt. Excluding the effects of unusual items for both 2000 and 1999 discussed in the table below, OI Group's 2000 earnings of $234.0 million decreased $55.5 million, or 19.2%, from 1999 earnings before extraordinary items of $289.5 million.

    The 2000 results include the unusual items discussed above. The 1999 results included the following unusual items: (1) gains totaling $40.8 million
($23.6 million after tax and minority share owners' interests) related to the sales of a U.S. glass container plant and a mold manufacturing business in Colombia and (2) charge totaling $20.8 million ($14.0 million after tax and minority share owners' interests) related principally to restructuring costs and write-offs of certain assets in Europe and South America.

    Consolidated EBIT, excluding unusual items, for 2000 was $860.9 million, a decrease of $14.3 million, or 1.6%, compared to consolidated EBIT for 1999, excluding unusual items, of $875.2 million. The decrease is attributable to lower EBIT for the Plastics Packaging segment, partially offset by slightly higher EBIT for the Glass Containers segment. Results of both segments are discussed further below. Interest expense, net of interest income, increased $56.8 million from the 1999 period due principally to higher interest rates. The $8.8 million increase in minority share owners' interests in earnings of subsidiaries resulted from higher net earnings of certain foreign affiliates, principally the affiliates in Colombia, Venezuela and Brazil. Exclusive of the adjustment for net income tax liabilities in Italy and other unusual items previously discussed, the effective tax rate for 2000 was 36.9%. This compares with a rate of 36.9% for 1999, excluding unusual items.

    Capsule segment results (in millions of dollars) for 2000 and 1999 were as follows (a):

NET SALES TO UNAFFILIATED CUSTOMERS                             2000       1999
-----------------------------------                           --------   --------
Glass Containers............................................  $3,695.6   $3,762.6
Plastics Packaging..........................................   1,787.6    1,686.7
Other.......................................................      68.9       73.6
                                                              --------   --------
Segment and consolidated net sales..........................  $5,552.1   $5,522.9
                                                              --------   --------

EBIT                                                          2000(B)      1999
----                                                          --------   --------
Glass Containers............................................  $  401.2   $  602.4(c)
Plastics Packaging..........................................     238.0      277.7
Other.......................................................       1.1        9.2
                                                              --------   --------
Segment EBIT................................................     640.3      889.3
  Eliminations and other retained items.....................     (27.7)       5.9
                                                              --------   --------
Consolidated EBIT...........................................  $  612.6   $  895.2
                                                              --------   --------

------------------------

(a) See "Consolidated Financial Statements--Segment Information."

(b) EBIT for 2000 includes charges totaling $248.3 million for the following:
    (1) $122.4 million related to the consolidation of manufacturing capacity;
    (2) a net charge of $52.4 million related to early retirement incentives and special termination benefits for 350 U.S. salaried employees;
    (3) $40.0 million related to the impairment of property, plant and equipment at facilities in India; and (4) $33.5 million related principally to the write-off of software and related development costs. These items were recorded in the third quarter of 2000. These items decreased segment EBIT as follows: Glass Containers--$186.0 million; Plastics
    Packaging--$11.2 million; Eliminations and other retained items--$51.1 million.

(c) EBIT for 1999 includes: (1) gains totaling $40.8 million related to the sales of a U.S. glass container plant and a mold manufacturing business in Colombia; and (2) charges totaling $20.8 million related principally to restructuring costs and write-offs of certain assets in Europe and South America.

    Consolidated net sales for 2000 increased $29.2 million, or 0.5%, over the prior year. Net sales of the Glass Containers segment decreased $67.0 million from 1999. In the U.S., the effect of increased shipments of containers for beer producers was partially offset by lower shipments of certain food containers. The combined U.S. dollar sales of the segment's foreign affiliates decreased from the prior year due to the strength of the U.S. dollar. Increased shipments from the operations throughout most of Europe, South America and the Asia Pacific region were more than offset by lower shipments from the operations in the U.K. and the effects of a strong U.S. dollar. The effect of changing foreign currency exchange rates reduced U.S. dollar sales of the segment's foreign affiliates by approximately $230 million. Net sales of the Plastics Packaging segment increased $100.9 million, or 6.0%, over 1999, reflecting increased shipments of plastic containers for juices, closures for food and beverages, and the effects of higher resin costs on pass-through arrangements with customers, partially offset by lower shipments of household, health care and personal care containers. The effects of higher resin costs increased sales by approximately $90 million compared to 1999.

    Segment EBIT for 2000, excluding the 2000 and 1999 unusual items, decreased $31.8 million to $837.5 million, or 15.1% of net sales, from 1999 segment EBIT of $869.3 million, or 15.7% of net sales. Consolidated operating expense (consisting of selling and administrative, engineering, and research and development expenses) as a percentage of net sales was 6.5% in 2000 compared to 6.8% in 1999. EBIT of the Glass Containers segment increased $4.8 million, or 0.8%, to $587.2 million, compared to $582.4 million in 1999. The combined U.S. dollar EBIT of the segment's foreign affiliates increased from the prior year. Increased shipments from the operations throughout most of Europe, South America, and the Asia Pacific region, and a gain from the restructuring of the ownership in two small joint ventures in South America were partially offset by the effects of a strong U.S. dollar, higher energy costs worldwide, and expenses associated with the scheduled rebuild of a glass melting furnace in Australia. In the U.S., Glass Container EBIT decreased from 1999 principally due to higher energy costs and conversions of juice and iced tea bottles from glass to plastic containers, partially offset by further improvements in cost structure. EBIT of the Plastics Packaging segment decreased $28.5 million, or 10.3%, to $249.2 million, compared to $277.7 million in 1999. Increased shipments of plastic containers for juices and closures for food and beverages were more than offset by lower shipments of household, health care, and personal care containers and costs incurred in connection with the start-up of new custom polyethylene terephthalate (PET) capacity, including a new plastic bottle plant.

    Eliminations and other retained items improved $17.5 million from 1999 principally due to higher net financial services income.

    The 2000 results included pretax charges totaling $248.3 million
($171.0 million after tax and minority share owners' interests) for the following: (1) $122.4 million ($77.3 million after tax and minority share owners' interests) related to the consolidation of manufacturing capacity;
(2) a net charge of $52.4 million ($32.6 million after tax) related to early retirement incentives and special termination benefits for 350 U.S. salaried employees; (3) $40.0 million ($40.0 million after tax) related to the impairment of property, plant and equipment at facilities in India; and (4) $33.5 million ($21.1 million after tax and minority share owners' interests) related principally to the write-off of software and related development costs.

    The 1999 results included the following unusual items: (1) gains totaling $40.8 million ($23.6 million after tax and minority share owners' interests) related to the sales of a U.S. glass container plant and a mold manufacturing business in Colombia; and (2) charges totaling $20.8 million ($14.0 million after tax and minority share owners' interests) related principally to restructuring costs and write-offs of certain assets in Europe and South America.

RESTRUCTURING AND IMPAIRMENT CHARGES

    The 2001 operating results include pretax charges of $90.0 million related to the following: (1) charges of $82.1 million principally related to a restructuring program and impairment at certain of the international and domestic operations. The charge includes the impairment of assets at OI Group's affiliate in Puerto Rico and the consolidation of manufacturing capacity and the closing of a facility in Venezuela. The program also includes consolidation of capacity at certain other international and domestic facilities in response to decisions about pricing and market strategy and (2) a charge of $7.9 million related to restructuring manufacturing capacity in the medical devices business. OI Group expects its actions related to these restructuring and impairment charges to be completed during the next several quarters. The cost savings resulting from the 2001 restructuring are not expected to be material on an annual basis.

    2000 operating results included a pretax charge of $248.3 million recorded in the third quarter, principally related to a restructuring and capacity realignment program. The restructuring and capacity realignment program, initiated in the third quarter of 2000, included the consolidation of manufacturing capacity and a reduction of 350 employees in the U.S. salaried work force, or about 10%, principally as a result of early retirement incentives. Also included in the charge was a write-down of plant and equipment for OI Group's glass container affiliate in India and certain other asset write-offs, including $27.9 million for software which had been abandoned. Manufacturing capacity consolidations principally involved U.S. glass container facilities and reflect technology-driven improvements in productivity, conversions from some juice and similar products to plastic containers, decisions regarding pricing and volume, and the further concentration of production in the most strategically-located facilities.

CAPITAL RESOURCES AND LIQUIDITY

    Total debt at March 31, 2002 was $5.43 billion, compared to $5.40 billion at December 31, 2001, and $5.64 billion at March 31, 2001.

    During April 2001, certain of OI Group's subsidiaries entered into the secured credit agreement with a group of banks, which expires on March 31, 2004. The secured credit agreement provides for a $3.0 billion revolving credit facility and a term loan of $65.0 million (initially $1.5 billion). The borrowers under the term loan used the proceeds therefrom to repay intercompany amounts owed to OI Inc., which in turn used the proceeds from the repayment of such intercompany amounts to repay amounts outstanding under, and terminate, its existing credit agreement.

    At March 31, 2002, term loans and the available credit totaled
$3.065 billion under the secured credit agreement, of which $479.5 million had not been utilized. At December 31, 2001, $491.4 million of available credit had not been utilized under the secured credit agreement. Cash provided by operating activities was $36.4 million for the first three months of 2002 compared to $36.8 million for the first three months of 2001.

    In June 2001, OI Group completed the sale of its Harbor Capital Advisors business to Robeco Groep N.V. Harbor Capital Advisors is the adviser to the Harbor Fund family of mutual funds and the pension funds of several companies, including OI Inc. OI Group used substantially all the net cash proceeds from the sale to reduce the outstanding term loan under the secured credit agreement by $455 million.

    On October 1, 2001, one of OI Group's subsidiaries completed the acquisition of the Canadian glass container assets of Consumers Packaging Inc. for a purchase price of approximately $150 million and the assumption of certain liabilities. The Ontario Superior Court of Justice approved the transaction as part of a restructuring plan by Consumers Packaging. The purchase price was financed by borrowings under the secured credit agreement.

    During January 2002, the Company completed the private placement of the notes. Net cash proceeds were used to reduce the outstanding term loan under the secured credit agreement by $980.0 million. As a result, the Company wrote off unamortized deferred financing fees in January 2002 related to the term loan and recorded an extraordinary charge totaling $10.9 million less applicable income taxes of $4.2 million.

    OI Inc. has substantial obligations related to semiannual interest payments on $1.7 billion of outstanding public debt securities. In addition, OI Inc. pays aggregate annual dividends of $21.5 million on 9,050,000 shares of its $2.375 convertible preferred stock. OI Inc. also makes, and expects in the future to make, substantial indemnity payments and payments for legal fees and expenses in connection with asbestos-related lawsuits and claims. OI Inc.'s asbestos-related payments for the year ended December 31, 2001, was $245.9 million. OI Inc. expects that the gross amount of total asbestos-related payments will be moderately lower in 2002 compared to 2001. OI Inc. relies primarily on distributions from OI Group to meet these obligations. Based on OI Inc.'s expectations regarding future payments for lawsuits and claims, and also based on OI Group's expected operating cash flow, OI Group believes that the payments to OI Inc. for any deferred amounts of previously settled or otherwise determined lawsuits and claims, and the resolution of presently pending and anticipated future lawsuits and claims associated with asbestos, will not have a material adverse effect upon OI Group's liquidity on a short-term or long-term basis.

    The secured credit agreement contains covenants and provisions that, among other things, restrict the ability of OI Group and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain debt instruments, pay dividends, create liens on assets, enter into contingent obligations, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by OI Group and its subsidiaries, engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, the secured credit agreement contains financial covenants that require OI Group and its subsidiaries to maintain, based upon the financial statements of OI Inc. and its subsidiaries on a consolidated basis, specified financial ratios and tests, including minimum fixed charge coverage ratios, maximum leverage ratios, minimum net worth and specified capital expenditure tests.

    OI Group anticipates that cash flow from its operations and from utilization of credit available through March 2004 under the secured credit agreement will be sufficient to fund its operating and seasonal working capital needs, debt service, and other obligations including payments to OI Inc. described above.

    The indenture for the notes will restrict, among other things, the ability of OI Group and its restricted subsidiaries to borrow money, pay dividends on, or redeem or repurchase, stock, make investments, create liens, enter into certain transactions with affiliates and sell certain assets or merge with or into other companies.

    The following information summarizes OI Group's significant contractual cash obligations at December 31, 2001 (millions of dollars).

                                                                        PAYMENTS DUE BY PERIOD
                                                              -------------------------------------------
                                                                         LESS THAN
                                                               TOTAL     ONE YEAR    1-3 YEARS   4+ YEARS
                                                              --------   ---------   ---------   --------
Contractual cash obligations:
  Long-term debt............................................  $5,358.3     $30.8     $2,848.6    $2,478.9
  Capital lease obligations.................................       2.2                    2.2
  Operating leases..........................................     243.1      62.0        120.1        61.0
                                                              --------     -----     --------    --------
    Total contractual cash obligations......................  $5,603.6     $92.8     $2,970.9    $2,539.9
                                                              ========     =====     ========    ========

                                                              AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                                              -------------------------------------------
                                                                         LESS THAN
                                                               TOTAL     ONE YEAR    1-3 YEARS   4+ YEARS
                                                              --------   ---------   ---------   --------
Other commercial commitments:
  Lines of credit...........................................  $2,410.4               $2,410.4
  Standby letters of credit.................................      98.2   $    98.2
  Guarantees................................................      35.3                            $35.3
                                                              --------   ---------   --------     -----
    Total commercial commitments............................  $2,543.9   $    98.2   $2,410.4     $35.3
                                                              ========   =========   ========     =====

CRITICAL ACCOUNTING ESTIMATES

    EXCESS OF PURCHASE COST OVER NET ASSETS ACQUIRED

    The excess of purchase cost over net assets acquired, net of accumulated amortization ("goodwill") was $2.6 billion, $3.0 billion and $3.1 billion at March 31, 2002, and December 31, 2001 and 2000, respectively. This represents 27%, 30% and 31% of total assets, and 138%, 129% and 147% of share owner's equity at March 31, 2002, and December 31, 2001 and 2000, respectively. Goodwill represents the excess of purchase price and related costs over the fair values assigned to the net tangible and identifiable intangible assets of businesses acquired, and under accounting standards in effect through 2001, was amortized over 40 years. In assigning a benefit period to goodwill, OI Group considers regulatory provisions, the technological environment in which the acquired company operates, including barriers to new competing entities, the maturity of the products manufactured by the businesses acquired, and the effects of obsolescence, demand, competition and other economic factors. OI Group has determined that no events or circumstances occurred in 2001 to warrant revised estimates of the goodwill benefit period.

    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations," which is effective for business combinations initiated after June 30, 2001. Also in July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), which is effective for goodwill acquired after June 30, 2001. For goodwill acquired prior to June 30, 2001, SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001. Under SFAS No. 142, goodwill and intangible assets with indefinite lives will no longer be amortized but will be reviewed annually (or more frequently if impairment indicators arise) for impairment.

    Beginning in 2002, OI Group will evaluate goodwill annually (or more frequently if impairment indicators arise) for impairment. Goodwill impairment testing is performed using the business enterprise value ("BEV") of each reporting unit which is calculated as of a measurement date, by determining the present value of debt-free, after tax future cash flows, discounted at the weighted average cost of capital of a hypothetical third party buyer. This BEV is then compared to the book value of each reporting unit as of the measurement date to assess whether an impairment exists under FAS 142. If certain assumptions in the BEV change, such as EBIT projections, cash flow projections, or risk adjusted cost of capital, goodwill may have to be written down.

    PENSION BENEFIT PLANS FUNDED STATUS

    Because of their funded status, OI Group's principal pension benefit plans contributed pretax credits to earnings of $97.0 million in 2001, $105.4 million in 2000 and $74.4 million in 1999. OI Group expects that the amount of such credits for 2002 will be approximately 15% lower than in 2001. The decrease in pretax pension credits is attributed to lower expected return on assets and the addition of certain pension plans from the acquisition of the Canadian glass container assets of Consumers Packaging Inc. A one-half percentage point change in the actuarial assumption regarding the expected return on assets would result in a change of approximately $15 million in pretax pension credits. The funded status of the plans provides assurance of benefits for participating employees, but future effects on operating results depend on economic conditions and investment performance.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    Market risks relating to OI Group's operations result primarily from fluctuations in foreign currency exchange rates, changes in interest rates, and changes in commodity prices, principally natural gas. OI Group uses certain derivative instruments to mitigate a portion of the risk associated with changing foreign currency exchange rates and fluctuating natural gas prices.

    FOREIGN CURRENCY EXCHANGE RATE RISK

    A substantial portion of OI Group's operations consists of manufacturing and sales activities conducted by affiliates in foreign jurisdictions. The primary foreign markets served by OI Group's affiliates are in Australia, South America (principally Colombia, Brazil and Venezuela) and Europe (principally Italy, the U.K. and Poland). In general, revenues earned and costs incurred by OI Group's major foreign affiliates are denominated in their respective local currencies. Consequently, OI Group's reported financial results could be affected by factors such as changes in foreign currency exchange rates or highly inflationary economic conditions in the foreign markets in which OI Group's affiliates operate. When the U.S. dollar strengthens against foreign currencies, the reported dollar value of local currency EBIT generally decreases; when the U.S. dollar weakens against foreign currencies, the reported U.S. dollar value of local currency EBIT generally increases.

    Subject to other business and tax considerations, OI Group's strategy is to mitigate the economic effects of currency exchange rate fluctuations on that portion of foreign currency EBIT which is expected to be invested elsewhere or remitted to the parent company. OI Group's foreign affiliates generally invest their excess funds in U.S. dollars or dollar-based instruments, where such instruments are available with acceptable interest rates and terms. In those countries where the local currency is the designated functional currency, however, this strategy exposes OI Group to reported losses or gains in the event the foreign currency strengthens or weakens against the U.S. dollar. OI Group believes that the benefit of investing excess cash in U.S. dollars or their equivalent outweighs the risk of reporting losses or gains from currency exchange rate fluctuations. In those countries with hyper-inflationary economies, where the U.S. dollar is the designated functional currency, this investment strategy for excess funds mitigates the risk of reported losses or gains.

    Because most of OI Group's foreign affiliates operate within their local economic environment, OI Group believes it is appropriate to finance those operations with local currency borrowings to the extent practicable. Considerations which influence the amount of such borrowings include long- and short-term business plans, tax implications, and the availability of borrowings with acceptable interest rates and terms. In those countries where the local currency is the designated functional currency, this strategy mitigates the risk of reported losses or gains in the event the foreign currency strengthens or weakens against the U.S. dollar. In those countries where the U.S. dollar is the designated functional currency, however, local currency borrowings expose OI Group to reported losses or gains in the event the foreign currency strengthens or weakens against the U.S. dollar.

    OI Group's secured credit agreement provides for U.S. dollar borrowings by certain foreign affiliates. As of March 31, 2002, amounts outstanding under the secured credit agreement borrowed by foreign affiliates were:

                                                              MILLIONS OF
AFFILIATE LOCATION                                            U.S. DOLLARS
------------------                                            ------------
Australia...................................................     $828.1
United Kingdom..............................................      106.0
                                                                 ------
                                                                 $934.1
                                                                 ======

    A significant portion of the above borrowings along with U.S. dollar borrowings through intercompany loans, has been swapped into local currencies using currency swaps. OI Group accounts for these swaps as fair value hedges. As such, the changes in the value of the swaps are included in other expense and are expected to substantially offset any exchange rate gains or losses on the related U.S. dollar borrowings.

    As of March 31, 2002, OI Group's affiliate in Australia has swapped
$650.0 million of borrowings into $1,275.0 million of Australian dollars. This swap matures on March 31, 2003, with interest resets every 90 days. The interest reset terms of the swap approximate the terms of the U.S. dollar borrowings. This derivative instrument swaps both the interest and principal from U.S. dollars to Australian dollars and also swaps the interest rate from a U.S. based rate to an Australian based rate. OI Group's affiliate in the United Kingdom has swapped $200.0 million of borrowings into 139.0 million British pounds. This swap also matures on March 31, 2003, with interest resets every 90 days. This derivative instrument swaps both the interest and principal from U.S. dollars to British pounds and also swaps the interest rate from a U.S. based rate to a British based rate.

    On October 1, 2001, OI Group completed the acquisition of the Canadian glass container assets of Consumers Packaging Inc. for a purchase price of approximately $150 million and the assumption of certain liabilities. OI Group financed this purchase through borrowings under the secured credit agreement, which were transferred to Canada through intercompany loans in U.S. dollars. OI Group's affiliate in Canada has entered into swap transactions to manage the affiliate's exposure to fluctuating foreign exchange rates by swapping the principal and interest portion of the intercompany loan. At March 31, 2002, the Canadian affiliate has swapped $90.0 million of U.S. dollar borrowings into $142.0 million Canadian dollars. This swap matures on October 1, 2003. This derivative instrument swaps both the interest and principal from U.S. dollars to Canadian dollars and also swaps the interest rate from a U.S. based rate to a Canadian based rate. The affiliate has also entered into a forward hedge related to the fourth quarter interest receivable and payable related to the previous swap. The affiliate has also entered in forward hedges which effectively swap $10 million of U.S. dollar borrowings into $16 million Canadian dollars. These hedges swap both the interest and principal from U.S. dollars to Canadian dollars and mature monthly.

    The remaining portion of OI Group's consolidated debt which was denominated in foreign currencies was not significant.

    OI Group believes it does not have material foreign currency exchange rate risk related to local currency denominated financial instruments (I.E., cash, short-term investments and long-term debt) of its foreign affiliates.

    INTEREST RATE RISK

    OI Group's interest expense is most sensitive to changes in the general level of U.S. interest rates applicable to its U.S. dollar indebtedness. To mitigate the impact of fluctuations in variable interest rates, OI Group could, at its option, convert to fixed interest rates by either refinancing variable rate debt with fixed rate debt or entering into interest rate swaps.

    The following table provides information about OI Group's significant interest rate risk at March 31, 2002.

                                                              OUTSTANDING   FAIR VALUE
                                                              -----------   ----------
                                                               (MILLIONS OF DOLLARS)
Variable rate debt:
Secured Credit Agreement, matures March 31, 2004:
  Revolving Loans, interest at a Eurodollar based rate plus
    2.00%...................................................   $2,424.1      $2,424.1
  Term Loan, interest at a Eurodollar based rate plus
    2.50%...................................................   $   65.0      $   65.0

    The fair value of the OI Inc. debt being guaranteed by OI Group at March 31, 2002 was $1,603.5 million.

    COMMODITY RISK

    OI Group is exposed to fluctuation of various commodity prices, most significantly, the changes in prices related to natural gas. OI Group purchases a significant amount of natural gas at nationally quoted market prices. OI Group uses commodity futures contracts related to a portion of its forecasted future natural gas requirements. The objective of these futures contracts is to limit the fluctuations in prices paid and the potential volatility in earnings or cash flows from future price movements. During January of 2002, OI Group entered into commodity futures contracts for approximately 50% of its domestic natural gas usage (approximately 800 million BTUs) through the end of 2002. OI Group has also entered into additional contracts during 2002 in order to hedge its natural gas needs through the end of 2002. At March 31, 2002, an unrealized net gain of $3.0 million (net of tax) related to these commodity futures contracts was included in OCI. There was no ineffectiveness recognized during the three months ended March 31, 2002.

                                    BUSINESS

    OI Group is one of the world's leading manufacturers of packaging products. OI Group is the largest manufacturer of glass containers in North America, South America, Australia and New Zealand, and one of the largest in Europe. In addition, OI Group is a leading manufacturer in North America of plastic containers, plastic closures and plastic prescription containers. OI Group also has plastics packaging operations in South America, Europe, Australia and New Zealand. Consistent with its strategy to continue to strengthen its existing packaging businesses, OI Group has acquired 18 glass container businesses in 18 countries since 1991, including businesses in South America, Central and Eastern Europe and the Asia Pacific region, and six plastics packaging businesses with operations in 11 countries.

    OI Group believes it is a technological leader in the worldwide glass container and plastics packaging segments of the rigid packaging market. During the five years ended December 31, 2001, OI Group invested more than $2.3 billion in capital expenditures (excluding acquisitions) and more than $342.0 million in research, development and engineering to, among other things, improve labor and machine productivity, increase capacity in growing markets and commercialize technology into new products.

    OI Group is a holding company with subsidiaries operating in two product segments:

    - glass containers, manufactured by us; and

    - plastics packaging, manufactured principally by subsidiaries of OI Plastic Products FTS Inc.

GLASS CONTAINERS

    We are an indirect, wholly-owned subsidiary of OI Group and a leading manufacturer of glass containers throughout the world. Approximately one of every two glass containers made worldwide is made by us, our affiliates or our licensees. Worldwide glass container sales represented 66% of OI Group's consolidated net sales for the year ended December 31, 2001 and 66% of those sales for the three months ended March 31, 2002. For the three months ended March 31, 2002, we manufactured approximately 41% of all glass containers sold by domestic producers in the U.S., making us the leading manufacturer of glass containers in the U.S. We are the leading glass container manufacturer in 17 of the 19 countries where we compete in the glass container segment of the rigid packaging market and the sole manufacturer of glass containers in eight of these countries.

    PRODUCTS AND SERVICES

    In the U.S., we produce glass containers for malt beverages including beer and ready to drink low alcohol refreshers, food, tea, juice, liquor, wine and pharmaceuticals. We also produce glass containers for soft drinks, principally outside the U.S. We manufacture these products in a wide range of sizes, shapes and colors. As a leader in glass container innovation, we are active in new product development.

    CUSTOMERS

    In most of the countries where we compete, we have the leading position in the glass container segment of the rigid packaging market (based on units sold). Our largest customers include many of the leading manufacturers and marketers of glass packaged products in the world. In the U.S., the majority of our customers for glass containers are brewers, food producers, distillers and wine vintners. Outside of the U.S., glass container customers also include soft drink bottlers. Our largest U.S. glass container customers include (in alphabetical order) Anheuser-Busch, Cadbury, Coors, Gerber, H.J. Heinz and Miller Brewing. Our largest international glass container customers include Diageo, Foster's, Heineken, Labatt, Lion Nathan and Molson. We are the sole glass container supplier to many of these "blue chip" customers.

    We sell most of our glass container products directly to customers under annual or multi-year supply agreements. We also sell some of our products through distributors. Glass containers are typically scheduled for production in response to customers' orders for their quarterly requirements.

    MARKETS AND COMPETITIVE CONDITIONS

    The principal markets for our glass container products are in North America, South America, Europe and the Asia Pacific region. We believe we are the low-cost producer in the glass container segment of the North American rigid packaging market, as well as the low-cost producer in most of the international glass container segments in which we compete. Much of this cost advantage is due to the proprietary equipment and process technology we use. Our machine development activities and systematic upgrading of production equipment in the 1980's and 1990's have given us low-cost leadership in the glass container segment in many of the countries in which we compete, a key strength to competing successfully in the rigid packaging market.

    We have the leading share of the glass container segment of the U.S. rigid packaging market based on units sold by domestic producers in the U.S., with our sales representing approximately 41% of that segment for the three months ended March 31, 2002. Our principal glass container competitors in the U.S. are Saint-Gobain Containers Co., a wholly-owned subsidiary of Compagnie de Saint-Gobain, and Anchor Glass Container Corporation.

    In supplying glass containers outside of the U.S., we compete directly with Compagnie de Saint-Gobain in Italy and Brazil, Rexam plc and Ardagh plc in the U.K., Vetropak in the Czech Republic and Amcor Limited in Australia. In other locations in Europe, we compete indirectly with a variety of glass container firms including Compagnie de Saint-Gobain, BSN Glasspack, Vetropak and Rexam plc. Except as mentioned above, we do not compete with any large, multi-national glass container manufacturers in South America or the Asia Pacific region.

    In addition to competing with other large, well-established manufacturers in the glass container segment, we compete with manufacturers of other forms of rigid packaging, principally aluminum cans and plastic containers, on the basis of quality, price and service. The principal competitors producing metal containers are Crown Cork & Seal Company, Inc., Rexam plc, Ball Corporation and Silgan Holdings Inc. The principal competitors producing plastic containers are Consolidated Container Holdings, LLC, Graham Packaging Company, Plastipak Packaging, Inc. and Silgan Holdings Inc. We also compete with manufacturers of non-rigid packaging alternatives, including flexible pouches and aseptic cartons, in serving the packaging needs of juice customers.

    Our unit shipments of glass containers in countries outside of the U.S. have grown substantially from levels of the early 1990's. We have added to our international operations by acquiring glass container companies, many of which have leading positions in growing or established markets, increasing capacity at select foreign affiliates, and maintaining the global network of glass container companies that license our technology. In many developing countries, our international glass operations have benefited in the last ten years from increased consumer spending power, a trend toward the privatization of industry, a favorable climate for foreign investment, lowering of trade barriers and global expansion programs by multi-national consumer companies. Due to the weighting of labor as a production cost, glass containers have a significant cost advantage over plastic and metal containers in developing countries where labor wage rates are relatively low.

    Our majority ownership positions in international glass affiliates are summarized below:

COMPANY/COUNTRY                                               OWNERSHIP %
---------------                                               -----------
ACI Operations Pty. Ltd., Australia.........................     100.0
ACI Operations New Zealand Ltd., New Zealand................     100.0
Avirunion, a.s., Czech Republic.............................     100.0
Karhulan Lasi Oy, Finland...................................     100.0
Manufacturera de Vidrios Planos, C.A., Venezuela............     100.0
OI Canada Corp., Canada.....................................     100.0
United Glass Ltd., United Kingdom...........................     100.0
United Hungarian Glass, Hungary.............................     100.0
Vidrieria Rovira S.A., Spain................................     100.0
A/S Jarvakandi Klaas, Estonia...............................      99.9
AVIR S.p.A., Italy..........................................      99.7
Huta Szkla Jaroslaw S.A., Poland............................      99.4
Huta Szkla Antoninek Sp.zo.o, Poland........................      98.7
Vidrios Industriales S.A., Peru.............................      96.0
PT Kangar Consolidated Industries, Indonesia................      93.9
Companhia Industrial Sao Paulo e Rio, Brazil................      79.4
Owens-Illinois de Venezuela, C.A., Venezuela................      74.0
ACI Guangdong Glass Company Ltd., China.....................      70.0
ACI Shanghai Glass Company Ltd., China......................      70.0
Wuhan Owens Glass Container Company Ltd., China.............      70.0
Cristaleria del Ecuador S.A., Ecuador.......................      69.0
Cristaleria Peldar S.A., Colombia...........................      58.4

    NORTH AMERICA. In addition to our glass container operations in the U.S., our affiliate in Canada is the sole manufacturer of glass containers in that country.

    SOUTH AMERICA. Our affiliates in Colombia, Ecuador and Peru are the sole manufacturers of glass containers in those countries. In both Brazil and Venezuela, we are the leading manufacturer of glass containers. In South America, there is a large infrastructure for returnable/refillable glass containers. However, with improving economic conditions in South America after the recessions of the late 1990's, our unit sales of non-returnable glass containers have grown in Venezuela, Colombia and Brazil.

    EUROPE. Our European glass container business has operations in eight countries and is one of the largest in Europe. In Italy, our wholly-owned affiliate, AVIR, is the leading manufacturer of glass containers and operates 13 glass container plants. AVIR accounted for approximately 49% of our total European glass container sales in 2001. United Glass, our affiliate in the U.K., is a leading manufacturer of glass containers for the U.K. spirits business. In Poland, we are the leading glass container manufacturer and currently operate two plants. Our affiliate in the Czech Republic, Avirunion, is the leading glass container manufacturer in that country and also ships a portion of its beer bottle production to Germany. In Hungary, we are the sole glass container manufacturer and serve the Hungarian food industry. In Finland and the Baltic country of Estonia, we are the only manufacturer of glass containers. We coordinate our production activities between Finland and Estonia in order to efficiently serve the Finnish, Baltic and Russian markets. In recent years, Western European brewers have been establishing beer production facilities in Central Europe and the Russian Republic. Because these new beer plants use high-speed filling lines, they require high quality glass containers in order to operate properly. We believe we are well-positioned to meet this growing demand. In Spain, we serve the market for wine bottles in the Barcelona area.

    ASIA PACIFIC. We have glass operations in four countries in the Asia Pacific region: Australia, New Zealand, Indonesia and China. Our Asia Pacific affiliates are the leading manufacturers of glass containers in most of the countries in which they compete. In Australia, we operate five glass container plants, including a plant focused on serving the needs of the rapidly growing Australian wine industry. In New Zealand, we are the sole glass container manufacturer. In Indonesia, our affiliate supplies the Indonesian market and exports glass containers for food and pharmaceutical products to Australian customers. In China, the glass container segments of the packaging market are regional and highly fragmented with a number of local competitors. We have three modern glass container plants in China manufacturing high-quality beer bottles to serve Foster's as well as Anheuser-Busch, which is now producing Budweiser-Registered Trademark- in and for the Chinese market.

    We continue to focus on serving the needs of leading multi-national consumer companies as they pursue international growth opportunities. We believe that we and our affiliates are often the glass container partner of choice for such multi-national consumer companies due to our leadership in glass technology and our status as a low-cost producer in most of the markets we serve.

    MANUFACTURING

    We believe we are the low-cost producer in the glass container segment of the North American rigid packaging market, as well as the low-cost producer in most of the international glass segments in which we compete. Much of this cost advantage is due to the proprietary equipment and process technology we use. We believe our glass forming machines, developed and refined by our engineering group, are significantly more efficient and productive than those used by our competitors. Our machine development activities and systematic upgrading of production equipment in the 1980's and 1990's have given us low-cost leadership in the glass container segment in most of the countries in which we compete, a key strength to competing successfully in the rigid packaging market.

    Over the last ten years, we have more than doubled our overall glass container labor and machine productivity in the U.S., as measured by output produced per man-hour. By applying our technology and worldwide "best practices," during this period we decreased the number of production employees required per glass-forming machine line in the U.S. by over 35%, and we increased the daily output of our glass-forming machines by approximately 40%.

    METHODS OF DISTRIBUTION

    Due to the significance of transportation costs and the importance of timely delivery, glass container manufacturing facilities are generally located close to customers. In the U.S., most of our glass container products are shipped by common carrier to customers within a 250-mile radius of a given production site. In addition, our glass container operations outside the U.S. export some products to customers beyond their national boundaries, which may include transportation by rail and ocean delivery in combination with common carriers. We also operate several machine and mold shops that manufacture high-productivity glass-forming machines, molds and related equipment.

    SUPPLIERS AND RAW MATERIALS

    The primary raw materials used in our glass container operations are sand, soda ash and limestone. Each of these materials, as well as the other raw materials we use to manufacture glass containers, have historically been available in adequate supply from multiple sources. For certain raw materials, however, there may be temporary shortages due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays.

    Worldwide suppliers of sand used in the production of glass containers include Unimin Corporation, SCR Sibelco, U.S. Silica and Quarzwerke. There are a number of suppliers of limestone and other minerals; these firms are regional rather than worldwide in scope. Historically, prices for sand, limestone and other minerals have not been subject to dramatic fluctuations.

    Worldwide suppliers of soda ash include Solvay, FMC Corporation, OCI Chemical, IMC Corporation and General Chemical Partners. Historically, prices for soda ash have not been subject to dramatic fluctuations, except for temporary spikes or troughs from time to time.

    GLASS RECYCLING

    We are an important contributor to the recycling effort in the U.S. and continue to melt substantial recycled glass tonnage in our glass furnaces. If sufficient high-quality recycled glass were available on a consistent basis, we have the technology to operate using 100% recycled glass. Using recycled glass in our manufacturing process reduces energy costs and prolongs the operating life of our glass melting furnaces.

    FACILITIES

    We have glass container operations located in 19 countries. The following table lists the locations of our glass container plants and related facilities:

NORTH AMERICA                      EUROPE                 ASIA PACIFIC             SOUTH AMERICA
-------------             ------------------------  ------------------------  ------------------------
CALIFORNIA                CZECH REPUBLIC            AUSTRALIA                 BRAZIL
  Hayward                 Sokolov                   Adelaide                  Descalvado (#)
  Los Angeles             Teplice                   Brisbane                  Manaus (+)
  Oakland                 ESTONIA                   Melbourne                 Rio de Janeiro
  Tracy                   Jarvakandi                Melbourne (Section)       Sao Paulo
COLORADO                  FINLAND                   Perth                     COLOMBIA
  Wheat Ridge (*)         Karhula                   Sydney                    Buga
GEORGIA                   HUNGARY                   CHINA                     Cali (+)
  Atlanta                 Oroshaza                  Guangzhou                 Envigado
ILLINOIS                  ITALY                     Shanghai                  Soacha
  Godfrey (+)             Asti                      Tianjin (Section)         Zipaquira
  Streator                Bari                      Wuhan                     Zipaquira (#)
INDIANA                   Bologna                   INDONESIA                 ECUADOR
  Lapel                   Milan (2 plants)          Jakarta                   Guayaquil
MICHIGAN                  Napoli                    NEW ZEALAND               PERU
  Charlotte               Napoli (Section)          Auckland                  Callao
NEW YORK                  Pordenone                                           VENEZUELA
  Auburn                  Rome                                                La Victoria
NORTH CAROLINA            Termi                                               Valencia
  Winston-Salem           Trento (2 plants)                                   Valera
OHIO                      Treviso
  Zanesville              POLAND
OKLAHOMA                  Antoninek
  Muskogee                Jaroslaw
OREGON                    SPAIN
  Portland                Barcelona
PENNSYLVANIA              UNITED KINGDOM
  Brockway (+)            Alloa
  Clarion                 Birmingham (+)
  Crenshaw                Devilla (#)
TEXAS                     Harlow
  Waco
VIRGINIA
  Danville
  Toano
PUERTO RICO
  Vega Alta
CANADA
  British Columbia
  New Brunswick
  Ontario (3 plants)
  Quebec

--------------------------

(*) A 50-50 joint venture with Coors Brewing Company

(+) Machine manufacturing

(#) Silica sand plant

(Section) Mold shop

PLASTICS PACKAGING

    OI Group is a leading manufacturer in North America of plastic containers, plastic closures and plastic prescription containers. OI Group also has plastics packaging operations in South America, Europe, Australia and New Zealand. Plastics packaging sales represented 34% of OI Group's consolidated net sales for the year ended December 31, 2001 and 34% of those sales for the three months ended March 31, 2002.

    MANUFACTURING AND PRODUCTS

    The plastics packaging business utilizes two basic manufacturing processes:

    - Blow-Molded Plastics Packaging

    Blow-molding is a plastics manufacturing process where pre-heated plastic is captured inside a hollow mold and using pressurized air is blown, much like a balloon, into a container. After being cooled, the mold is opened and the plastic product is removed.

    In blow-molded plastics packaging, OI Group is a leading U.S. manufacturer of high density polyethylene (HDPE) containers. OI Group manufactures these containers for products for the food and beverage, household, personal care, health care and chemical and automotive fluid end-use categories.

    OI Group is also a leading worldwide manufacturer of PET blow-molded containers. Many of these PET containers are manufactured using multiple layers of plastic, with each layer having a different function. Some of these plastic layers have "barrier" properties, effectively blocking the escape of carbon dioxide out of, and the permeation of oxygen into, the packaged product thereby maintaining product quality and extending shelf life. Examples of products packaged in multi-layer PET containers include Heinz ketchup and Gatorade-Registered Trademark- sports drink. Major brewers, such as Anheuser-Busch, Coors and Miller Brewing, are now marketing beer packaged in OI Group's multi-layer PET beer bottles.

    - Injection-Molded Plastics Packaging

    Injection molding is a plastics manufacturing process where plastic resin in the form of pellets or powder is melted and then injected or otherwise forced under pressure into a mold. The mold is then cooled and the product is removed from the mold.

    OI Group develops and produces injection-molded plastic closures and closure systems, which typically incorporate functional features such as tamper evidence and child resistance or dispensing. Other products include trigger sprayers for household cleaning products, finger and lotion pumps for fragrances and cosmetics, as well as injection-molded containers for deodorant and toothpaste.

    The prescription product unit manufactures injection-molded plastic prescription containers. These products are sold primarily to drug wholesalers, major drug chains and mail order pharmacies. Containers for prescriptions include ovals, vials, ointment jars, dropper bottles and automation friendly prescription containers.

    CUSTOMERS

    OI Group's largest customers (in alphabetical order) for plastic containers and closures include Bristol-Myers Squibb, H.J. Heinz, Johnson & Johnson, PepsiCo (Dole-Registered Trademark-, Gatorade-Registered Trademark-, Tropicana-Registered Trademark-), Procter & Gamble and Unilever. The largest customers for prescription containers include AmeriSourceBergen, Cardinal Health, Eckerd Drug, McKesson, Merck-Medco, Rite-Aid and Walgreen.

    OI Group sells most plastic containers, plastic closures and plastic prescription containers directly to customers under annual or multi-year supply agreements. These supply agreements typically allow a pass-through of resin price increases and decreases, except for the prescription business. OI Group also sells some of its products through distributors.

    MARKETS AND COMPETITIVE CONDITIONS

    Major markets for plastics packaging include the food and beverage, household products, personal care products, health care products and chemical and automotive fluid industries.

    The plastics segment of the rigid packaging market is competitive and fragmented due to generally available technology, low costs of entry and customer emphasis on low package cost. A large number of competitors exist on both a national and regional basis. OI Group competes with other manufacturers in the plastic containers segment on the basis of quality, price, service and product design. The principal competitors producing plastic containers are Consolidated Container Holdings, LLC, Graham Packaging Company, Plastipak Packaging, Inc. and Silgan Holdings Inc. OI Group emphasizes total package supply (I.E., bottle and closure system), diversified market positions, proprietary technology and products, new package development and packaging innovation. The plastic closures segment is divided into various categories in which several suppliers compete for business on the basis of quality, price, service and product design.

    OI Group's approach has been to identify and serve areas of the plastics packaging segment where customers seek distinctive and functional packaging to differentiate their products among an array of choices offered to consumers. OI Group believes it is a leader in technology and development of custom products and has a leading market position in the U.S. for such products. OI Group believes its plastic containers and plastic closures businesses have a competitive advantage as a result of one of the shortest new product development cycles in the industry, enabling it to respond quickly to customer needs in the rapidly changing custom plastic containers and closures segments. OI Group's product innovations in plastics packaging include in-mold labeling for custom-molded bottles and multi-layer bottles containing post-consumer recycled
(PCR) plastic.

    MANUFACTURING

    The exact type of blow-molding manufacturing process OI Group uses is dependent on the plastic product type and package requirements. These blow-molding processes include: various types of extrusion blow-molding for medium- and large-sized HDPE, low density polyethelene (LDPE), polypropylene and polyvinyl chloride (PVC) containers; stretch blow-molding for medium-sized PET containers; injection blow-molding for small health care and personal care containers in various materials; two-stage PET blow-molding for high volume, high performance mono-layer, multi-layer and heat-set PET containers; and proprietary blow-molding for drain-back systems and other specialized applications.

    Injection-molding is used in the manufacture of plastic closures, trigger sprayers, deodorant canisters, ink cartridges and vials. Compression-molding, an advanced type of injection-molding, is used for high volume carbonated soft drink and other beverage closures that require tamper evidence.

    METHODS OF DISTRIBUTION

    In the U.S., most of OI Group's plastic containers, plastic closures and plastic prescription containers are shipped by common carrier. In addition, OI Group's plastics packaging operations outside the U.S. export some products to customers beyond their national boundaries, which may include transportation by rail and ocean delivery in combination with common carriers.

    SUPPLIERS AND RAW MATERIALS

    OI Group manufactures containers and closures using HDPE, LDPE, polypropylene, PVC, PET and various other plastic resins. OI Group also purchases large quantities of master batch colorants, corrugated materials and labels. In general, these raw materials are available in adequate supply from multiple sources. However, for certain raw materials, there may be temporary shortages due to market conditions and other factors.

    Worldwide suppliers of plastic resins used in the production of plastics packaging include Voridian (formerly Eastman Chemical), Dow Chemical, ExxonMobil, Basell, Chevron Phillips and BP Solvay. Historically, prices for plastic resins have been subject to dramatic fluctuations. However, resin cost pass-through provisions are typical in OI Group's supply contracts with its plastics packaging customers.

    With the exceptions of PolyOne, Ampacet and Clariant, each of which do business worldwide, most suppliers of batch colorants are regional in scope. Historically, prices for these raw materials have been subject to dramatic fluctuations. However, cost recovery for batch colorants is included in resin pass-through provisions which are typical in OI Group's supply contracts with its plastics packaging customers.

    Worldwide suppliers of corrugated materials include International Paper, Georgia-Pacific, Weyerhaeuser, Temple-Inland, Stone-Smurfit Container and Jefferson Smurfit Group. Historically, prices for corrugated materials have not been subject to dramatic fluctuations, except for temporary spikes or troughs from time to time.

    With the exception of Fuji Seal (Japan) and its subsidiary, American Fuji Seal, most suppliers of plastic labels are regional in scope. Historically, prices for these raw materials have not been subject to dramatic fluctuations.

    RECYCLING

    Recycling content legislation, which has been enacted in several states, requires that a certain specified minimum percentage of recycled plastic be included in certain new plastic containers. OI Group has met such legislated standards in part due to its material and multi-layer process technology. OI Group's plastic containers are made with PCR plastic constituting somewhere between 25% and 100% of the material used to produce the container. In addition, its plastics plants also recycle virtually all of the internal scrap generated in the production process.

    FACILITIES

    OI Group has 38 plastics manufacturing plants in the U.S. and Puerto Rico, as well as plastics packaging operations located in nine countries outside of the U.S. The following table lists the locations of the plastics packaging plants:

              NORTH AMERICA                      EUROPE             ASIA PACIFIC         SOUTH AMERICA
-----------------------------------------  ------------------  ----------------------  ------------------
ARIZONA                NEVADA              FINLAND             AUSTRALIA               BRAZIL
  Tolleson               Henderson           Ryttyla             Adelaide                Sorocaba
CALIFORNIA             NEW HAMPSHIRE       HUNGARY               Berri                   Valencia
  LaMirada               Bedford             Gyor                Brisbane (3 plants)
  Modesto                Nashua              Netherlands         Drouin
CONNECTICUT            NEW JERSEY            Etten-Leur          Melbourne (5 plants)
  Bridgeport             Belvidere         UNITED KINGDOM        Perth (2 plants)
FLORIDA                  Edison              Chalgrove           Sydney (2 plants)
  Kissimmee              Washington                              Wadonga
GEORGIA                NORTH CAROLINA                          NEW ZEALAND
  Cartersville           Hamlet                                  Auckland
  Rossville              Rocky Mount                             Christchurch
ILLINOIS               OHIO
  Chicago                Berlin
  Vandalia               Bowling Green
INDIANA                  Cincinnati
  Franklin               Findlay
  Sullivan               Fremont
KENTUCKY               PENNSYLVANIA
  Florence               Brookville
  (2 plants)             Erie
MARYLAND                 Hazleton
  Baltimore            SOUTH CAROLINA
MICHIGAN                 Greenville
  Constantine          TEXAS
MISSOURI                 El Paso
  Kansas City            Rockwall
  St. Louis            VIRGINIA
                         Harrisonburg
                       PUERTO RICO
                         Las Piedras
                       MEXICO
                         Mexico City
                         Pachuca

    In addition, three plastics packaging plants are under construction: (1) a compression molding facility in Hattiesburg, Mississippi for beverage and juice closures; (2) a facility for the manufacture and assembly of plastic ink cartridges in Singapore; and (3) a plastic container facility in Iowa City, Iowa.

TECHNICAL ASSISTANCE LICENSE AGREEMENTS

    We license our proprietary glass container technology to 24 companies in 24 countries. In plastics packaging, OI Group has technical assistance agreements with 24 companies in 14 countries. These agreements cover areas ranging from manufacturing and engineering assistance, to support in functions such as marketing, sales and administration. The worldwide licensee network provides a stream of revenue to support OI Group's development activities and gives it the opportunity to participate in the rigid packaging market in countries where it does not already have a direct presence. In addition, OI

Group's technical agreements enable it to apply "best practices" developed by its worldwide licensee network. For the year ended December 31, 2001 and the three months ended March 31, 2002, OI Group earned $24.6 million and $6.8 million, respectively, in royalties and net technical assistance revenue.

RESEARCH AND DEVELOPMENT

    Research and development constitutes an important part of OI Group's activities. Research and development expenditures were $41.2 million, $46.7 million and $37.5 million for 2001, 2000 and 1999, respectively. In addition, engineering expenditures were $31.4 million, $31.3 million and $42.2 million for 2001, 2000 and 1999, respectively. OI Group's research, development and engineering activities include new products, manufacturing process control, automatic inspection and further automation.

ENVIRONMENTAL AND OTHER GOVERNMENTAL REGULATION

    OI Group's worldwide operations, in common with those of the industry generally, are subject to extensive laws, ordinances, regulations and other legal requirements relating to environmental protection, including legal requirements governing investigation and clean-up of contaminated properties as well as water discharges, air emissions, waste management and workplace health and safety. Capital expenditures for property, plant and equipment for environmental control activities were not material during 2001 or for the three months ended March 31, 2002.

    In August 1998, the Company received a Notice of Violation from the United States Environmental Protection Agency regarding alleged opacity violations at its Oakland, California glass container plant from the period of 1994 through 1997. Certain furnaces at the plant are equipped with monitors that continuously monitor opacity. During this period, these furnaces had occasional upset and breakdown conditions that caused opacity excursions that were reported to the local air quality management district. This action by the EPA involves the same incidents that were resolved with the local air quality management district. The ultimate resolution of this matter is not expected to require any capital expenditure or change in operations.

    In September 2001, the Virginia Department of Environmental Quality issued a Notice of Violation to the Company's plant located in Toano, Virginia, alleging violations of certain regulations in connection with certain changes that were made to the furnaces during repairs. The Company is currently attempting to resolve the issues by negotiating a settlement with the Virginia Department of Environmental Quality. As part of the proposed settlement, the Company would agree to certain production capacity limitations and may have to install abatement devices on the furnaces, which would require less than $2 million in capital expenditures.

    A number of governmental authorities, both in the U.S. and abroad, have enacted, or are considering, legal requirements that would mandate certain rates of recycling, the use of recycled materials and/or limitations on certain kinds of packaging materials such as plastics. OI Group believes that governmental authorities in both the U.S. and abroad will continue to enact and develop such legal requirements.

    In the U.S., sales of non-refillable glass beverage bottles and other convenience packages are affected by mandatory deposit laws and other types of restrictive legislation. As of January 1, 2002, there were nine states with mandatory deposit laws in effect. A number of states and local governments have enacted or are considering legislation to promote curbside recycling and recycled content legislation as alternatives to mandatory deposit laws. Although such legislation is not uniformly developed, OI Group believes that states and local governments will continue to enact and develop curbside recycling and recycling content legislation.

    Plastic containers have also been the subject of legislation in various states, which requires that a certain specified minimum percentage of recycled plastic be included in new plastic products. OI Group utilizes recycled plastic resin in its manufacturing processes.

    Although OI Group is unable to predict what environmental legal requirements may be adopted in the future, it has not made, and does not anticipate making, material expenditures with respect to environmental protection. However, the compliance costs associated with environmental legal requirements may result in future additional costs to operations.

INTELLECTUAL PROPERTY RIGHTS

    The Company has a large number of patents that relate to a wide variety of products and processes, has a substantial number of patent applications pending, and is licensed under several patents of others. While in the aggregate the Company's patents are of material importance to its businesses, the Company does not consider that any patent or group of patents relating to a particular product or process is of material importance when judged from the standpoint of any segment or its businesses as a whole.

    The Company has a number of intellectual property rights, comprised of both patented and proprietary technology, that make the Company's glass forming machines more efficient and productive than those used by our competitors. In addition, the efficiency of the Company's glass forming machines is enhanced by the Company's overall approach to cost efficient manufacturing technology, which extends from batch house to warehouse. This technology is proprietary to the Company through a combination of issued patents, pending applications, copyrights, trade secret and proprietary know-how.

    Upstream of the glass forming machine, there is technology to deliver molten glass to the forming machine at high rates of flow and fully conditioned to be homogeneous in consistency, viscosity and temperature for efficient forming into glass containers. The Company has proprietary know-how in (a) the batch house, where raw materials are stored, measured and mixed, (b) the furnace control system and furnace combustion, and (c) the forehearth and feeding system to deliver such homogeneous glass to the forming machines.

    In the Company's glass container manufacturing processes, computer control and electro-mechanical mechanisms are commonly used for feeding molten glass to the forming machines. Various patents held by the Company describe electro-mechanical mechanisms and related technology used for feeding molten glass to the forming machines. Others represent electro-mechanical mechanisms and related technology used by the Company for shearing glass gobs for delivery to the forming machines. Additional U.S. patents and various pending applications represent technology used by the Company for measuring and precisely delivering glass gobs to the forming machines.

    Downstream of the glass forming machines there is patented and unpatented technology for ware handling, annealing, coating and inspection, which further enhance the overall efficiency of the manufacturing process.

    While the above patents and intellectual property rights are representative of the technology used in the Company's glass manufacturing operations, there are numerous other pending patent applications, trade secrets and other proprietary know-how and technology, as supplemented by administrative and operational best practices, which contribute to the Company's competitive advantage. As noted above, however, the Company does not consider that any patent or group of patents relating to a particular product or process is of material importance when judged from the standpoint of any segment or its businesses as a whole.

SEASONALITY

    Sales of particular glass container and plastics packaging products such as beer and food containers are seasonal. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year, while shipments in South America and the Asia Pacific region are typically greater in the first and fourth quarters of the year.

EMPLOYEES

    OI Group employed approximately 29,700 persons at December 31, 2001. A majority of OI Group's hourly workers are covered by collective bargaining agreements. The principal collective bargaining agreement, which at December 31, 2001, covered approximately 90% of OI Group's union affiliated employees in the U.S., was extended and ratified in March 2002 and will expire on April 1, 2005. OI Group considers its employee relations to be good.

LEGAL PROCEEDINGS--OI GROUP

    Certain litigation is pending against OI Group, in many cases involving ordinary and routine claims incidental to the business of OI Group and in others presenting allegations that are nonroutine and involve compensatory, punitive or treble damage claims as well as other types of relief. The ultimate legal and financial liability of OI Group in respect to this pending litigation cannot be estimated with certainty. However, OI Group believes, based on its examination and review of such matters and experience to date, that such ultimate liability will not have a material adverse effect on its results of operations or financial condition.


LEGAL PROCEEDINGS--OI INC.



    OI Inc. is one of a number of defendants (typically from 20 to 100 or more) in a substantial number of lawsuits filed in numerous state and federal courts by persons alleging bodily injury (including death) as a result of exposure to dust from asbestos fibers. OI Inc. relies primarily on distributions from its subsidiaries, including the Company, to fund its indemnity payments and legal fees related to these lawsuits.



    From 1948 to 1958, one of OI Inc.'s former business units commercially produced and sold approximately $40 million of a high-temperature, calcium-silicate based pipe and block insulation material containing asbestos. OI Inc. exited the pipe and block insulation business in April 1958. The traditional asbestos personal injury lawsuits and claims relating to such production and sale of asbestos material typically allege various theories of liability, including negligence, gross negligence and strict liability and seek compensatory and, in some cases, punitive damages in various amounts (herein referred to as "asbestos claims").



    As of March 31, 2002, OI Inc. estimates that it is a named defendant in asbestos lawsuits and claims involving approximately 24,000 plaintiffs and claimants. The total amount of relief sought by plaintiffs and claimants cannot be determined because the amount is often not required to be stated in an initial claim or lawsuit and because settlements are often reached before claims and lawsuits advance to the point where such amounts would be required.



    Additionally, OI Inc. has claims-handling agreements in place with many plaintiffs' counsel throughout the country. These agreements require evaluation and negotiation regarding whether particular claimants qualify under the criteria established by such agreements. The criteria for such claims include verification of a compensable illness and a reasonable probability of exposure to a product manufactured by OI Inc.'s former business unit during its manufacturing period ending in 1958. OI Inc. believes that the bankruptcies of additional co-defendants, as discussed below, have resulted in an acceleration of the presentation and disposition of a number of claims under such agreements, which claims would otherwise have been presented and disposed of over the next several years. This acceleration is reflected in an increased number of pending asbestos claims and, to the extent disposed, contributes to an increase in asbestos-related payments which is expected to continue in the near term.



    OI Inc. is also a defendant in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants, co-defendants and property damage claimants. Based upon its past experience, OI Inc. believes that these categories of lawsuits and claims will not involve any material liability and they are not included in the above description of pending matters.



    Since receiving its first asbestos claim, OI Inc., as of March 31, 2002, has disposed of the asbestos claims of approximately 272,000 plaintiffs and claimants at an average indemnity payment per claim of approximately $5,300.
OI Inc.'s indemnity payments for these claims have varied on a per claim basis, and are expected to continue to vary considerably over time. As discussed above, a part of OI Inc.'s objective is to achieve, where possible, resolution of asbestos claims pursuant to claims-handling agreements. Under such agreements, qualification by meeting certain illness and exposure criteria has tended to reduce the number of claims presented to OI Inc. that would ultimately be dismissed or rejected due to the absence of impairment or product exposure evidence. OI Inc. expects that as a result, although aggregate spending may be lower, there may be an increase in the per claim average indemnity payment involved in such resolution. In this regard, although the average of such payments has been somewhat higher following the implementation of the claims-handling agreements in the mid-1990s, the annual average amount has not varied materially from year to year.



    OI Inc. believes that its ultimate asbestos-related contingent liability (i.e., its indemnity or other claim disposition costs plus related legal fees) cannot be estimated with certainty. In 1993, OI Inc. established a liability of $975 million to cover indemnity payments and legal fees associated with the resolution of outstanding and expected future asbestos lawsuits and claims. In 1998, an additional liability of $250 million was established. During the third quarter of 2000, OI Inc. established an additional liability of $550 million to cover OI Inc.'s estimated indemnity payments and legal fees arising from outstanding asbestos personal injury lawsuits and claims and asbestos personal injury lawsuits and claims expected to be filed in the ensuing several years.
OI Inc.'s ability to reasonably estimate its liability has been significantly affected by the volatility of asbestos-related litigation in the United States, the expanding list of non-traditional defendants that have been sued in this litigation and found liable for substantial damage awards, the continued use of litigation screenings to generate new lawsuits, the large number of claims asserted or filed by parties who claim prior exposure to asbestos materials but have no present physical impairment as a result of such exposure, and the growing number of co-defendants that have filed for bankruptcy. Since the beginning of 2000, A. P. Green Industries, Inc., Armstrong World Industries, Babcock & Wilcox, Federal-Mogul Corporation, Fibreboard Corporation, G-I Holdings (GAF), Harbison-Walker Refractories Group, Kaiser Aluminum Corporation, North American Refractories Co., Owens Corning, Pittsburgh-Corning, Plibrico Company, Porter Hayden Company, USG Corporation, W. R. Grace & Co. and several other smaller companies have sought protection under Chapter 11 of the Bankruptcy Code.



    OI Inc. has continued to monitor trends which may affect its ultimate liability and has continued to analyze the developments and variables affecting or likely to affect the resolution of pending and future asbestos claims against OI Inc. OI Inc. expects that the gross amount of total asbestos-related payments will be moderately lower in 2002 compared to 2001 and will continue to decline thereafter as the number of potential claimants continues to decrease. However, the trend toward lower aggregate annual payments has not occurred as soon as had been anticipated when the additional liability was established in 2000. In addition, the number of claims and lawsuits filed against OI Inc. has exceeded the number anticipated at that time. In early March 2002, OI Inc. initiated a comprehensive review to determine whether further adjustment of asbestos-related liabilities was appropriate. At the conclusion of this review in April, OI Inc. determined that an additional charge of $475 million would be appropriate to adjust the reserve for estimated future asbestos-related costs. The material components of OI Inc.'s accrual, including this additional accrued amount, are the following: (i) OI Inc.'s estimate at that date of the reasonably probable contingent liability for asbestos claims already asserted against OI Inc.,
(ii) OI Inc.'s estimate at that date of the contingent liability for preexisting but unasserted asbestos claims for prior periods arising under its administrative claims-handling agreements with various plaintiffs' counsel,
(iii) OI Inc.'s estimate at that time of the contingent liability for asbestos claims not yet asserted against OI Inc., but which OI Inc. believes it is reasonably probable will be asserted in the future, to the degree that such an estimation as to future claims is possible, and (iv) OI Inc.'s estimate of legal defense costs likely to be incurred in connection with the foregoing types of claims.



    The significant assumptions underlying the material components of OI Inc.'s accrual are:



        a) the extent to which settlements are limited to claimants who were exposed to OI Inc.'s asbestos-containing insulation prior to its exit from that business in 1958;



        b) the extent to which claims are resolved under OI Inc.'s administrative claims agreements or on terms comparable to those set forth in those agreements;



        c) the extent of reduction in the inventory of pending serious disease cases;



        d) the extent to which OI Inc. is able to successfully defend itself at trial;



        e) the extent of actions by courts to eliminate or reduce the diversion of financial resources for unimpaired claimants and so-called forum shopping;



        f) the extent to which additional defendants with substantial resources and assets are required to participate significantly in the resolution of future asbestos cases and claims;



        g) the number and timing of co-defendant bankruptcies; and



        h) the extent to which the resolution of co-defendant bankruptcies divert resources to unimpaired claimants.



    OI Inc. believes that any possible loss or range of loss in addition to the foregoing charge cannot be reasonably estimated. While OI Inc. cannot reasonably estimate the precise timing of payment, OI Inc. believes that its liabilities for the next several years will not exceed the amount accrued based on its expectation of moderate declines in annual spending for asbestos-related costs.



    OI Inc. has previously pursued recovery of its losses from third parties, particularly its insurance carriers, and has largely resolved all of its significant coverage claims. OI Inc. expects some further recovery from deferred payment provisions of existing settlement agreements and from pursuing certain additional reimbursement claims. However, OI Inc. does not expect to recover additional material amounts in excess of the recorded receivable of $37.0 million at March 31, 2002.



    The ultimate amount of distributions which may be required to be made by the Company and other subsidiaries of OI Inc. to fund OI Inc.'s asbestos-related payments cannot be estimated with certainty. OI Inc.'s reported results of operation for 2002 have been materially affected by the $475 million first quarter charge and asbestos-related payments continue to be substantial. Any possible future additional accrual would likewise materially affect OI Inc.'s results of operations in the period in which it might be recorded. Also, the continued use of significant amounts of cash for asbestos-related costs has affected and will continue to affect OI Inc.'s cost of borrowing and its ability to pursue global or domestic acquisitions. However, OI Inc. believes that its operating cash flows and other sources of liquidity will be sufficient to pay its obligations for asbestos-related costs and to fund its working capital and capital expenditure requirements on a short-term and long-term basis.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    We are an indirect, wholly-owned subsidiary of OI Inc. All of our executive officers and directors hold the same position with OI Inc. and receive no separate compensation from the Company. The following table sets forth certain information with respect to our executive officers and directors as of April 30, 2002.

NAME AND AGE                                                      POSITION
------------                                                      --------
EXECUTIVE OFFICERS
Joseph H. Lemieux (71).................  Chairman and Chief Executive Officer
R. Scott Trumbull (53).................  Executive Vice President and Chief Financial Officer
Terry L. Wilkison (61).................  Executive Vice President, Plastics Group General Manager
Thomas L. Young (58)...................  Executive Vice President, Administration and General
                                         Counsel
John Bachey (53).......................  Vice President, Glass Container Sales and Marketing
James W. Baehren (51)..................  Vice President, Director of Finance and Secretary
Joseph V. Conda (60)...................  Vice President, General Manager of Prescription Products
L. Richard Crawford (41)...............  Vice President, Global Glass Technology
Jeffrey A. Denker (54).................  Treasurer
Larry A. Griffith (56).................  Vice President, General Manager of Plastic Containers
W. Bruce Larsen (48)...................  Vice President, General Manager of Food and Beverage
Gerald J. Lemieux (44).................  Vice President, Corporate Strategy
Michael D. McDaniel (53)...............  Vice President, General Manager of Closure and
                                         Specialty Products
Philip McWeeny (62)....................  Vice President, General Counsel--Corporate and
                                         Assistant Secretary
Gilberto Restrepo (61).................  Vice President, General Manager of Latin American Glass
                                         Container Operations
Peter J. Robinson (58).................  Vice President, General Manager of Asia Pacific Operations
Robert A. Smith (60)...................  Vice President, General Manager of Domestic Glass
                                         Container
Franco Todisco (58)....................  Vice President, General Manager of Europe Operations
Edward C. White (54)...................  Vice President and Controller

DIRECTORS
Joseph H. Lemieux (71).................  Chairman and Chief Executive Officer
Thomas L. Young (58)...................  Director and Executive Vice President, Administration and
                                         General Counsel
George R. Roberts (58).................  Director
Michael W. Michelson (51)..............  Director
James H. Greene, Jr. (51)..............  Director
Edward A. Gilhuly (42).................  Director
Robert J. Dineen (72)..................  Director
John J. McMackin, Jr. (50).............  Director
Anastasia D. Kelly (52)................  Director

    Mr. Lemieux has been Chairman of the Board of the Company since 1991, Chief Executive Officer of the Company since 1990 and a director since 1987.
Mr. Lemieux was President and Chief Operating Officer of the Company and its predecessor from 1986 to 1990. Mr. Lemieux is a director of Manor Care Inc. He is chairman of the Executive Committee.

    Mr. Trumbull has been Executive Vice President and Chief Financial Officer since 2001. He previously served as Executive Vice President--International Operations (1993-1998) and as Executive Vice President--Corporate Development (1998-2001).

    Mr. Wilkison has been Executive Vice President, Plastics Group General Manager since 2000. He previously served as Executive Vice President, Latin American Operations (1998-2000), Executive Vice President (1993-1997) and Executive Vice President, Domestic Packaging Operations (1993-1996).

    Mr. Young has been Executive Vice President, Administration and General Counsel and a director since 1998. He previously served as Executive Vice President, Administration, General Counsel, and Secretary (1993-1998).
Mr. Young is a director of Manor Care Inc.

    Mr. Bachey has been Vice President since 1997 and Vice President of Glass Container Sales and Marketing since 2000. He previously served as General Manager, European and Latin American Plastics Operations (1999-2000), General Manager, Europe and Latin America, Continental PET Technologies (1998-1999) and Vice President of Glass Container Sales and Marketing (1996-1997).

    Mr. Baehren has been Corporate Secretary since 1998 and Vice President, Director of Finance since 2001. He previously served as Associate General Counsel (1996-2001).

    Mr. Conda has been Vice President since 1998 and Vice President and General Manager of Prescription Products since 2000. He previously served as Vice President of Glass Container Sales and Marketing (1997-2000) and Vice President and General Manager of Prescription Products (1996-1997).

    Mr. Crawford has been Vice President since 2000 and Vice President, Global Glass Technology since 2002. He previously served as Manufacturing Manager of Domestic Glass Container (2000-2002), Vice President of Domestic Glass Container and Area Manufacturing Manager, West Coast (1997-2000) and Domestic Glass Container Area Manufacturing Manager (1994-1997).

    Mr. Denker has been Treasurer since 1998. He previously served as Assistant Treasurer, (1988-1998) and Director of International Finance (1987-1998).

    Mr. Griffith has been Vice President since 1990 and Vice President and General Manager of Plastic Containers since 2001. He previously served as Vice President and General Manager of Closure and Specialty Products (1998-2001), Vice President of International Operations (1997-1998), Vice President and Chief Information Officer (1996-1998) and General Manager of Plastic Components Operations (1996-1997).

    Mr. Larsen has been Vice President since 1997 and Vice President, General Manager of Food and Beverage since 2002. He previously served as Vice President and General Manager of Continental PET Technologies (2001-2002), as Vice President and General Manager of Plastic Containers (1999-2001), as Vice President and Director of Operations, Plastic Containers (1998-1999) and as Vice President and Director of Manufacturing, Plastic Containers (1993-1998).

    Mr. Gerald J. Lemieux has been Vice President since 1997 and Vice President, Corporate Strategy since 2002. He previously served as Vice President, General Manager of Domestic Glass Container (1997-2002) and as Vice President, Domestic Glass Container Finance and Administration (1992-1997). Mr. Gerald J. Lemieux is the son of Mr. Joseph H. Lemieux.

    Mr. McDaniel has been Vice President since 1992 and Vice President and General Manager of Closure and Specialty Products since 2001. He previously served as Vice President and General Manager of Continental PET Technologies (1998-2001) and Vice President and General Manager of Closure and Specialty Products (1991-1998).

    Mr. McWeeney has been Vice President and General Counsel--Corporate since 1988.

    Mr. Restrepo has been Vice President since 2000 and General Manager of Latin American Glass Container Operations since 2000. He previously served as Vice President of International Operations and General Manager, Western Region--Latin America (1997-2000). Mr. Restrepo has been the President of Cristaleria Peldar, S.A. since 1982.

    Mr. Robinson has been Vice President since 1999 and General Manager of Asia Pacific Operations since 1998. Prior to joining the Company, Mr. Robinson served as Chief Executive of ACI Packaging Group (1988-1998).

    Mr. Smith has been Vice President since 1993 and Vice President, General Manager of Domestic Glass Container since 2000. He previously served as Vice President and Technical Director (1998-2002), Vice President of International Operations (1997-1998) and Vice President of Glass Container Manufacturing (1993-1997).

    Mr. Todisco has been Vice President since 1999 and General Manager Europe Operations since 1999. Prior to joining the Company, Mr. Todisco served as President of AVIR S.p.A., (1994-1999).

    Mr. White has been Vice President since 2002 and Controller since 1999. He previously served as Vice President and Director of Finance, Planning, and Administration--International Operations, (1997-1999) and Financial Director of OI Group's affiliates in Finland and Poland (1996-1997).

    Mr. Roberts has been a director since 1987. Mr. Roberts is a Founding Partner of Kohlberg Kravis Roberts & Co., L.P. and, effective January 1, 1996, he became a managing member of the limited liability company which is the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Roberts also is a general partner of KKR Associates, L.P. Mr. Roberts is a director of Accuride Corporation, Alliance Imaging, Inc., Amphenol Corporation, Borden, Inc., The Boyds Collection, Ltd., DPL Inc., Evenflo Company Inc., IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Group, Inc., PRIMEDIA, Inc., Safeway Inc. and Spalding Holdings Corporation. He is a member of the Executive Committee.

    Mr. Michelson has been a director since 1987. Mr. Michelson has been a member of the limited liability company which is the general partner of Kohlberg Kravis Roberts & Co., L.P. since January 1, 1996. Prior thereto, he was a general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Michelson also is a general partner of KKR Associates, L.P. Mr. Michelson is a director of Alliance Imaging, Inc., Amphenol Corporation, AutoZone, Inc. and KinderCare Learning Centers, Inc. He is chairman of the Compensation Committee and a member of the Executive Committee.

    Mr. Greene has been a director since 1987. Mr. Greene was a general partner of Kohlberg Kravis Roberts & Co., L.P. from January 1, 1993 until January 1, 1996, when he became a member of the limited liability company which is the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Greene has been a general partner of KKR Associates, L.P. since January 1, 1993, and prior thereto was a limited partner of KKR Associates, L.P. and an executive of Kohlberg Kravis Roberts & Co., L.P. Mr. Greene is a director of Accuride Corporation, Birch Telecom, Inc., Safeway Inc. and Shoppers Drug Mart Corporation. He is a member of the Compensation Committee.

    Mr. Gilhuly has been a director since 1987. Mr. Gilhuly was a general partner of Kohlberg Kravis Roberts & Co., L.P. from January 1, 1995 until January 1, 1996, when he became a member of the limited liability company which is the general partner of Kohlberg Kravis Roberts & Co., L.P. Mr. Gilhuly has been a general partner of KKR Associates, L.P. since January 1, 1995, and prior thereto was a limited partner of KKR Associates, L.P. and an executive of Kohlberg Kravis Roberts & Co., L.P. Mr. Gilhuly is a director of Layne Christensen Company, MedCath Corporation and Rockwood Specialties, Inc. He is a member of the Executive and Compensation Committees.

    Mr. McMackin has been a director since 1994. Mr. McMackin has been a member of Williams & Jensen for more than five years. He is a member of the Audit Committee.

    Mr. Dineen has been a director since 1994. Mr. Dineen has been Chairman of the Board of Directors of Layne Christensen Company since 1992. Prior to 1993, Mr. Dineen was President and Chief Executive Officer of The Marley Company for more than five years. Mr. Dineen is a director of Layne Christensen Company. He is chairman of the Audit Committee.

    Ms. Kelly has been a director since 2002. Ms. Kelly has been an executive officer of Sears, Roebuck and Co. since 1999, currently serving as Senior Vice President. She previously served as Senior Vice President (1996-1999) and General Counsel and Secretary (1995-1999) of Fannie Mae, a financial services company. She was appointed as a member of the Audit Committee effective
April 1, 2002.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

DIRECTOR COMPENSATION

    All of the Company's directors are also directors of OI Inc. Directors who are not officers of OI Inc. and the Company are paid a fee of $55,000 annually plus expenses associated with meetings of OI Inc.'s and the Company's Boards and receive no separate compensation from the Company. In addition, each director who is not an officer of the Company receives a grant under OI Inc.'s Directors Stock Option Plan of an option for 5,000 shares of OI Inc.'s Common Stock annually on the day immediately following the date of the annual meeting of share owners. Options are priced at the fair market value of the Common Stock on the date of grant, have a term of ten years and one day and vest on the first anniversary of the grant date.

EXECUTIVE COMPENSATION

    All of our executive officers hold the same position with OI Inc. and receive no separate compensation from the Company. The following table shows, for the years ended December 31, 1999, 2000 and 2001, the cash compensation paid by OI Inc. and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the four most highly compensated executive officers of the Company and OI Inc. (the "named executive officers") in all capacities in which they served.

                                                                                        LONG TERM COMPENSATION
                                                                              -------------------------------------------
                                              ANNUAL COMPENSATION                         AWARDS                PAYOUTS
                                     --------------------------------------   ------------------------------   ----------
                                                                 OTHER        RESTRICTED        SECURITIES     LONG-TERM
                                                                 ANNUAL         STOCK           UNDERLYING     INCENTIVE
        NAME AND                      SALARY       BONUS      COMPENSATION     AWARD(S)       OPTIONS/SAR'S     PAYOUTS
   PRINCIPAL POSITION       YEAR      ($)(1)       ($)(2)        ($)(3)          ($)              (#)(4)         ($)(5)
------------------------  --------   --------     --------   --------------   ----------      --------------   ----------
Joseph H. Lemieux.......    2001     $696,667     $525,000     $1,125,954(7)  $1,307,468(8)       160,000       $335,644
  Chairman and Chief        2000      650,797      137,500        346,287       856,286           160,000        100,358
  Executive Officer         1999      625,697      278,750         77,681     2,322,094           160,000        105,651

Peter J. Robinson.......    2001      432,401(11)  544,063(12)      598,911     602,000(13)        75,000        146,096
  V.P., General Manager,    2000      471,726      405,879              0             0           100,000        124,616
  Asia Pacific              1999      480,168      463,543              0       558,750           100,000              0
  Operations

R. Scott Trumbull.......    2001      311,667      240,000        467,216       451,500(15)        75,000        108,202
  Executive V.P.--Chief     2000      292,500      180,000        104,202             0            75,000         94,502
  Financial Officer         1999      277,500      160,000         29,846       419,063            75,000         97,718

Terry L. Wilkison.......    2001      315,833      250,000        413,241       451,500(16)       100,000        108,272
  Executive                 2000      292,500      200,000         33,005             0            75,000         73,093
  V.P.--Plastics            1999      277,500      160,000         11,791       419,063            75,000         78,778
  Group General Manager

Thomas L. Young.........    2001      315,833      250,000        459,331       451,500(17)       100,000        107,848
  Executive V.P.--          2000      292,500      200,000         85,921             0            75,000         91,763
  Administration            1999      276,333      160,000         29,057       558,750            75,000         93,600
  and General Counsel


                            ALL OTHER
        NAME AND           COMPENSATION
   PRINCIPAL POSITION         ($)(6)
------------------------  --------------
Joseph H. Lemieux.......       $66,449(9)(10)
  Chairman and Chief            64,163
  Executive Officer             54,243
Peter J. Robinson.......         4,404(14)
  V.P., General Manager,         4,446
  Asia Pacific                   4,555
  Operations
R. Scott Trumbull.......        12,976(10)
  Executive V.P.--Chief         12,594
  Financial Officer             11,100
Terry L. Wilkison.......         8,489(10)
  Executive                      5,956
  V.P.--Plastics                   883
  Group General Manager
Thomas L. Young.........         8,106(10)
  Executive V.P.--              12,948
  Administration                11,053
  and General Counsel

----------------------------------
 (1) Includes amounts deferred at the election of the named executive officer pursuant to the salary reduction provisions of the Stock Purchase and Savings Program.

 (2) Except as otherwise provided in footnote 12 below, the amounts disclosed in this column represent awards under the Owens-Illinois, Inc. Senior Management Incentive Plan for the year indicated. Except as otherwise provided in footnote 8 below, amounts, if any, deferred at the election of a named executive officer are included in the year earned.

 (3) The amounts disclosed in this column represent amounts reimbursed during the year for the payment of taxes, including taxes due in connection with the grant in 2001 of shares of restricted stock under OI Inc.'s 1997 Equity Participation Plan in the following amounts: Mr. Lemieux, $974,049;
     Mr. Robinson, $566,932; Mr. Trumbull, $436,818; Mr. Wilkison, $385,527; and Mr. Young, $436,818.

 (4) No SAR's were granted to any of the named executive officers during 2001.

 (5) The amounts disclosed in this column represent awards under the Owens-Illinois, Inc. Performance Award Plan for the year indicated. Except as otherwise provided in footnote 8 below, amounts, if any, deferred at the election of an executive officer are included in the year earned.

 (6) Except as otherwise provided in footnotes 9, 10 and 14 below, the amounts disclosed in this column for 2001 represent matching cash contributions by OI Inc. to the Stock Purchase and Savings Program ("SPASP") and the Executive Deferred Savings Plan, both defined contribution plans. The SPASP is a tax-qualified defined contribution plan intended to satisfy the requirements of Section 401(k) of the Internal Revenue Code of 1986. OI Inc. contributes to each participant's account maintained under the SPASP an amount of OI Inc. stock equal to 50% of the participant's contributions to the SPASP but not more than 4% of (a) the participant's earnings or
     (b) $170,000 for 2001, whichever is lower. The difference between the theoretical OI Inc. matching contribution under the SPASP for each participant, without regard to the legally imposed maximum, and the maximum contribution permitted under law is used to determine the number of theoretical shares of OI Inc. Common Stock which would have been purchased for the participants account in the absence of the IRS limitation on participant's earnings in excess of $170,000 for 2001. Amounts deferred into the Executive Deferred Savings Plan at the election of the participant may be credited to either a cash deferral account earning interest at a prescribed rate or an OI Inc. stock deferral account. Any balance in the plan is paid in cash to the individual at termination of employment.

 (7) The amount shown reflects $1,065,060 reimbursed to Mr. Lemieux in 2001 for the payment of taxes, including the amount of $974,049 representing taxes due in connection with the grant of 160,000 shares of restricted stock in 2001. The amount shown also reflects the values of certain perquisites provided by OI Inc. to Mr. Lemieux totaling $60,894, of which $28,359 is attributable to his personal use of OI Inc. aircraft and $19,819 is attributable to financial planning provided by OI Inc.

 (8) Represents 188,689 shares of restricted stock granted to Mr. Lemieux under OI Inc.'s 1997 Equity Participation Plan of which 28,689 was granted in lieu of cash payments in the amounts of $175,000 and $111,881 pursuant to elections by Mr. Lemieux under OI Inc.'s Senior Management Incentive Plan and Performance Award Plan, respectively. As of December 31, 2001,
     Mr. Lemieux held 390,105 shares of restricted stock of OI Inc. with a value of $3,897,149 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2001).

 (9) Also includes a premium of $37,270 paid by OI Inc. on a whole life insurance policy owned by Mr. Lemieux.

 (10) Includes the following amounts equal to the value of premiums paid by OI Inc. in connection with life insurance policies issued pursuant to the Owens-Illinois Executive Life Insurance Plan and Participation Agreements entered into between OI Inc. and certain named executive officers during 2001: Mr. Lemieux, $9,328; Mr. Trumbull, $926; Mr. Wilkison, $1,689; and Mr. Young, $1,306.

 (11) Includes payment in the amount of $84,124, which payments were made to Mr. Robinson in lieu of contributions on his behalf to a superannuation fund to provide post-retirement pension benefits.

 (12) Includes $119,265 paid to Mr. Robinson under the ACI Packaging Services Pty Limited Senior Executive Retention and Confidentiality Agreement. Mr. Robinson's bonus is provided under a separate bonus plan relating to OI Inc.'s Asia Pacific business.

 (13) As of December 31, 2001, Mr. Robinson held phantom stock units under OI Inc.'s 1997 Equity Participation Plan with respect to 20,000 shares of Common Stock of OI Inc. and 100,000 shares of restricted stock of OI Inc. with a combined value of $1,198,800 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2001).

 (14) Represents the statutory minimum amounts contributed by OI Inc. to a superannuation fund on behalf of Mr. Robinson.

 (15) As of December 31, 2001, Mr. Trumbull held 90,000 shares of restricted stock of OI Inc. with a value of $899,100 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2001).

 (16) As of December 31, 2001, Mr. Wilkison held 90,000 shares of restricted stock of OI Inc. with a value of $899,100 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2001).

 (17) As of December 31, 2001, Mr. Young held 95,000 shares of restricted stock of OI Inc. with a value of $949,050 (determined by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2001).

OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

    The following table provides information on option grants for OI Common Stock in 2001 to the named executive officers.

                                                         INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                       ------------------------------------------------------      VALUE AT ASSUMED
                                        NUMBER OF                                                    ANNUAL RATES
                                        SECURITIES     % OF TOTAL                                   OF STOCK PRICE
                                        UNDERLYING    OPTIONS/SARS                                 APPRECIATION FOR
                                       OPTIONS/SARS    GRANTED TO    EXERCISE OR                    OPTION TERM(3)
                                         GRANTED      EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
NAME                                       (#)        FISCAL YEAR      ($/SH)         DATE          5%          10%
----                                   ------------   ------------   -----------   ----------   ----------   ----------
Joseph H. Lemieux....................      160,000(2)      9.3%        $5.6875      01/03/11    $  572,294   $1,450,306
Peter J. Robinson....................       75,000(2)      4.3%         5.6875      01/03/11       268,263      679,831
R. Scott Trumbull....................       75,000(2)      4.3%         5.6875      01/03/11       268,263      679,831
Terry L. Wilkison....................      100,000(2)      5.8%         5.6875      01/03/11       357,684      906,441
Thomas L. Young......................      100,000(2)      5.8%         5.6875      01/03/11       357,684      906,441

--------------------------

(1) No SARs were granted to any of the named executive officers during 2001.

(2) Exercises of one-half of the options are permitted after each of the fifth and sixth anniversaries of the date of the grant; provided, options shall become exercisable after the first anniversary of the date of the grant thereof at the time when the average fair market value per share (as evidenced by the closing price of the underlying stock on the principal exchange on which it is traded) for any period of 20 consecutive trading days (commencing after such first anniversary) is at least equal to the product of the fair market value per share on the date of grant times the amount shown below under "Stock Price Multiple" as to the percentage of the shares of stock initially subject to the option shown below under "Exercise Percentage."

     STOCK PRICE         RESULTING
      MULTIPLE          STOCK PRICE   EXERCISE PERCENTAGE
---------------------   -----------   -------------------
         120%              $ 6.83              25%
         144%                8.19              50%
         172%                9.78              75%
         206%               11.72             100%

    Under the Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc., for all options granted between January 1, 1992 and December 31, 1996, rights to receive Additional Options, as defined in the Second Amended and Restated Stock Option Plan for Key Employees of Owens-Illinois, Inc., are attached to each option and Additional Options will be granted upon exercise, subject to certain conditions, if the exercise price is paid using shares of Common Stock owned by the optionee or the related tax obligation is paid using shares of Common Stock owned by the optionee or by relinquising Common Stock which the optionee is entitled to receive upon the exercise of the options. Under the 1997 Equity Participation Plan of Owens-Illinois, Inc., for all options granted under the plan, rights to receive Additional Options, as defined in the 1997 Equity Participation Plan of Owens-Illinois, Inc., are attached to each option and Additional Options will be granted upon exercise, subject to certain conditions, if the exercise price is paid using shares of Common Stock owned by the optionee or the related tax obligation is paid using shares of Common Stock owned by the optionee or by relinquishing Common Stock which the optionee is entitled to receive upon the exercise of the options.

(3) Based on actual option term and annual compounding. The assumed annual rates of appreciation of 5 and 10 percent would result in the price of OI Inc.'s Common Stock increasing to $9.264 and $14.752, respectively.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION/SAR VALUES

    Shown below is information with respect to the unexercised options to purchase OI Inc.'s Common Stock granted in 2001 and prior years to the named executive officers and held by them at December 31, 2001. No options were exercised by named executive officers in 2001.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                                                           DECEMBER 31, 2001          AT DECEMBER 31, 2001(1)
                                                      ---------------------------   ---------------------------
NAME                                                  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                                  -----------   -------------   -----------   -------------
Joseph H. Lemieux...................................    325,000        790,000          $0          $688,400
Peter J. Robinson...................................          0        375,000           0           322,688
R. Scott Trumbull...................................     47,500        326,250           0           322,688
Terry L. Wilkison...................................          0        325,000           0           430,250
Thomas L. Young.....................................     83,491        381,250           0           430,250

--------------------------

(1) Based on the closing price of OI Inc.'s Common Stock on the New York Stock Exchange on that date of $9.99.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

    The named executive officers are covered by OI Inc.'s Performance Award Plan ("PAP") under which eligible employees receive annual cash awards payable at the end of the three-year period covered by the grant of the award. Award payouts under PAP are based on the average annual attainment of the performance objectives set by the Compensation Committee of OI Inc.'s Board. For the 2001-2003 award period, performance will be evaluated in comparison to OI Inc.'s attained level of earnings per share relative to objectives for that period. The target amounts shown below are earned by OI Inc. performance at the level of 100% of the established objectives, with such payment percentage increasing or decreasing four percentage points for each single percentage point increase or decrease, respectively, in performance.

                                                            PERFORMANCE
                                                              OR OTHER     ESTIMATED FUTURE PAYOUTS UNDER
                                                            PERIOD UNTIL     NON-STOCK PRICE-BASED PLANS
                                                             MATURATION    -------------------------------
NAME                                                         OR PAYOUT     THRESHOLD    TARGET    MAXIMUM
----                                                        ------------   ---------   --------   --------
Joseph H. Lemieux.........................................   2001-2003     $106,750    $543,750        (1)
Peter J. Robinson.........................................   2001-2003       29,120     145,600        (1)
R. Scott Trumbull.........................................   2001-2003       26,080     130,400        (1)
Terry L. Wilkison.........................................   2001-2003       26,496     132,480        (1)
Thomas L. Young...........................................   2001-2003       26,400     132,000        (1)

--------------------------

(1) The maximum dollar amount that may be earned under PAP is not capped.

PENSION PLANS

    The following table illustrates the estimated annual benefits payable under the Owens-Illinois Salary Retirement Plan (the "Retirement Plan") and nonqualified retirement plans in various average earnings classifications upon normal retirement at age 65:

                                                YEARS OF CREDITED SERVICE
  HIGHEST THREE-YEAR      ---------------------------------------------------------------------
AVERAGE ANNUAL EARNINGS      20         25         30          35           40           45
-----------------------   --------   --------   --------   ----------   ----------   ----------
       $  200,000         $ 52,532   $ 65,664   $ 78,797   $   91,930   $  104,050   $  116,170
          400,000          108,594    135,743    162,891      190,040      213,330      237,570
          600,000          165,737    207,171    248,606      290,040      322,610      358,970
          800,000          222,880    278,600    334,320      390,040      431,890      480,370
        1,000,000          280,023    350,029    420,034      490,040      541,170      601,770
        1,200,000          337,166    421,457    505,749      590,040      650,450      723,170
        1,400,000          394,309    492,886    591,463      690,040      759,730      844,570
        1,600,000          451,451    564,314    677,177      790,040      869,010      965,970
        1,800,000          508,594    635,743    762,891      890,040      978,290    1,087,370
        2,000,000          565,737    707,171    848,606      990,040    1,087,570    1,208,770
        2,200,000          622,880    778,600    934,320    1,090,040    1,196,850    1,330,170

    The above pension table illustrates benefits calculated on a straight-life annuity basis, and reflects the greater of the regular benefit or the "grandfathered" benefit available under the formula in effect prior to January 1, 1989. The regular benefit does not contain an offset for social security or other amounts, whereas the "grandfathered" benefit does provide for a partial offset for social security benefits.

    The compensation covered by the plans under which the benefits are summarized in the table above equals the sum of base salary, Senior Management Incentive Plan and Performance Award Plan payments, as reported in the Summary Compensation Table for the named executive officers for the last three fiscal years, and is equal to the highest three-year average of such amounts. At January 31, 2002, Mr. Lemieux had 44 years of credited service, Mr. Trumbull had 30 years of credited service, Mr. Wilkison had 3 years of credited service and Mr. Young had 25 years of credited service under the Retirement Plan. To the extent that benefits in the preceding table cannot, under the limitations of the Code, be provided under the Retirement Plan, such benefits will be provided under OI Inc.'s Supplemental Retirement Benefit Plan (the "SRBP"). Peter J. Robinson is not covered by an OI Inc.-sponsored pension plan.

    A significant portion of the pension benefits payable to certain named executive officers is provided under the SRBP. Such benefits have historically represented an unfunded liability of OI Inc. OI Inc. previously provided for funding of a significant portion of the retirement benefits due under the SRBP through cash payments to certain participants in the plan. Such funding arrangements offset the liabilities under the SRBP at the time of such funding.

    EMPLOYMENT AGREEMENTS. OI Inc. entered into employment agreements with certain officers, including the named executive officers listed above, that entitle the participants to receive their base salaries and to participate in designated benefit plans of OI Inc. The agreements provide for termination of employment at any time, with or without cause, and the benefit plans designated therein and each employee's rights to receive salary and bonuses pursuant thereto are subject to modification by OI Inc. in its sole discretion.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of OI Inc. Common Stock as of March 11, 2002 (except as otherwise noted in the footnotes below) by each beneficial owner of more than five percent of OI Inc.'s outstanding Common Stock known to OI Inc., each of OI Inc.'s directors, each of the named executive officers and all directors and executive officers of OI Inc. Joseph H. Lemieux, R. Scott Trumbull and Gerald J. Lemieux own 28,473, 18,982 and 2,373 shares of OI Inc.'s $2,375 Convertible Preferred Stock, respectively, which shares are reflected in the totals shown below at a conversion rate of 0.9491 shares of Common Stock for each share of Convertible Preferred Stock. No other director, nominee for director, named executive officer or other executive officer beneficially owned any of OI Inc.'s preferred stock.

                                                                   NUMBER OF
                      NAME AND ADDRESS                        SHARES BENEFICIALLY
                    OF BENEFICIAL OWNER                            OWNED(1)            PERCENTAGE
------------------------------------------------------------  -------------------      ----------
KKR Associates, L.P.(2).....................................      36,000,000              24.5%
  9 West 57th Street
  New York, New York 10019

Alliance Capital Management L.P.(3).........................      18,235,104              12.4
  1290 Avenue of the Americas
  New York, New York 10104

FMR Corp.(4)................................................       7,642,679               5.2
  82 Devonshire Street
  Boston, Massachusetts 02109

Massachusetts Financial Services Company(5).................       7,626,133               5.2
  500 Boylston Street
  Boston, Massachusetts 02116

State Street Bank and Trust Company(6)......................      20,370,812              13.9
  225 Franklin Street
  Boston, MA 02110

Joseph H. Lemieux(1)........................................       1,398,508(7)(8)         1.0
Thomas L. Young(1)..........................................         325,511(7)(8)         0.2
Robert J. Dineen(1).........................................          27,282             --
Edward A. Gilhuly(2)........................................          10,000             --
James H. Greene, Jr.(2).....................................        --                   --
Anastasia D. Kelly..........................................        --                   --
John J. McMackin, Jr.(1)....................................          28,019             --
Michael W. Michelson(2)(9)..................................          20,000             --
George R. Roberts(2)........................................        --                   --
Peter J. Robinson(1)........................................         203,000(7)(8)         0.1
R. Scott Trumbull(1)........................................         352,529(7)(8)         0.2
Terry L. Wilkison(1)........................................         235,129(7)(8)         0.2
All directors and executive officers as a group (other than
  as set forth in relation to KKR Associates, L.P.) (26
  persons)(1)...............................................       3,890,214(7)(8)         2.6

------------------------

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date if such person has the right to acquire such shares within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The information includes: all currently exercisable options granted to Messrs. Lemieux,

    Young, Dineen, McMackin, Robinson, Trumbull and Wilkison. The number of shares beneficially owned includes 485,000 shares subject to options granted to Mr. Lemieux; 164,491 shares subject to options granted to Mr. Young; 18,182 shares subject to options granted to Mr. Dineen; 18,391 shares subject to options granted to Mr. McMackin; 75,000 shares subject to options granted to Mr. Robinson; 122,500 shares subject to options granted to Mr. Trumbull; 100,000 shares subject to options granted to Mr. Wilkison; and 1,595,839 shares subject to options granted to all directors and officers as a group (other than as set forth in relation to KKR Associates, L.P.). For purposes of this table, Mr. Robinson is deemed to have "beneficial ownership" of 20,000 phantom stock units issued under OI Inc.'s 1997 Equity Participation Plan.

(2) Shares shown as owned by KKR Associates, L.P. are owned of record by three limited partnerships of which KKR Associates, L.P. is the sole general partner and as to which it possesses sole voting and investment power. KKR Associates is a limited partnership of which George R. Roberts, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly (all directors of the Company), Henry R. Kravis, Robert I. MacDonnell, Paul E. Raether, Michael T. Tokarz, Perry Golkin, and Scott Stuart are the general partners. Such persons may be deemed to share beneficial ownership of the shares shown as owned by KKR Associates, L.P. The foregoing persons disclaim beneficial ownership of such shares of OI Inc.

(3) The Schedule 13G received by OI Inc. from AXA Financial, Inc. indicated that Alliance Capital Management L.P. is the beneficial owner of 18,235,104 shares of the Common Stock on behalf of client discretionary investment advisory accounts, with sole power to vote or to direct the vote on 11,575,848 shares, shared power to vote or direct the vote on 1,158,867 shares and the sole power to dispose or to direct the disposition of 18,235,104 shares. Alliance Capital Management L.P. is majority owned by AXA Financial, Inc. In turn, AXA Financial, Inc. is majority owned by AXA, which is controlled by AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle.

(4) The Schedule 13G received by OI Inc. from FMR Corp. ("FMR"), Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, indicated that FMR is the beneficial owner of 7,642,679 shares of the Common Stock, with sole power to vote or to direct the vote of 858,700 shares and the sole power to dispose or to direct the disposition of 7,642,679 shares. Fidelity is the beneficial owner of 6,783,979 shares of the Common Stock as a result of acting as investment adviser to various investment companies registered under
    Section 8 of the Investment Company Act of 1940. That number includes 749,409 shares of Common Stock resulting from the assumed conversion of 789,600 shares of OI Inc.'s $2.375 Convertible Preferred Stock (0.9491 shares of Common Stock for each share of Convertible Preferred Stock). Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 6,783,979 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. is the beneficial owner of 269,600 shares of Common Stock as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 269,600 shares and sole power to vote or to direct the voting of 269,600 shares of Common Stock owned by the institutional account(s) as reported above. Fidelity International Limited is the beneficial owner of 589,100 shares of Common Stock.

(5) The Schedule 13G received by OI Inc. from Massachusetts Financial Services Company ("MFS") indicated that MFS, together with certain other non-reporting entities, is the beneficial owner of 7,626,133 shares of the Common Stock, with sole power to vote or to direct the vote on 7,626,133 shares and the sole power to dispose or to direct the disposition of 7,626,133 shares. That number includes 325,873 shares of Common Stock resulting from the assumed conversion of 343,350 shares of OI Inc.'s $2.375 Convertible Preferred Stock (0.9491 shares of Common Stock for each share of Convertible Preferred Stock).

(6) The Schedule 13G received by OI Inc. from State Street Bank and Trust Company ("State Street"), acting in various fiduciary capacities, indicated it is beneficial owner of 20,370,812 shares of Common Stock, with sole voting power with respect to 1,315,886 shares of Common Stock, shared voting power with respect to 18,959,672 shares of Common Stock, sole dispositive power with respect to 12,639,310 shares of Common Stock, and shared dispositive power with respect to 7,731,502 shares of Common Stock. The majority of the shares with respect to which State Street is the beneficial owner are owned on behalf of (a) the Owens-Illinois Hourly Supplemental Retirement Plan, (b) the Owens-Illinois Non-Union Retirement and Savings Plan, (c) the Owens-Illinois Stock Purchase and Savings Program, and
    (d) the Owens-Illinois Long Term Savings Plan.

(7) The table includes the number of shares of Common Stock that Joseph H. Lemieux, Thomas L. Young, R. Scott Trumbull, Terry L. Wilkison and all directors and officers as a group (other than as set forth in relation to KKR Associates, L.P.) held in the Stock Purchase and Savings Program as of February 28, 2002. No shares are held in such program for Peter J. Robinson.

(8) The number of shares shown as beneficially owned includes the following number of shares of unvested restricted stock over which the following persons or group had voting, but not investment, power as of March 11, 2002; Mr. Lemieux--389,143 shares; Mr. Young--95,000 shares; Mr. Robinson--100,000 shares; Mr. Trumbull--90,000 shares; Mr. Wilkison--90,000 shares; and all directors and officers as a group (other than as set forth in relation to KKR Associates, L.P.)--1,111,002 shares. The number of shares shown as beneficially owned by Mr. Robinson also includes 20,000 phantom stock units issued under OI Inc.'s 1997 Equity Participation Plan.

(9) Does not include 3,000 shares of Common Stock held in an irrevocable trust created by Mr. Michelson for the benefit of his children with respect to which Mr. Michelson disclaims any beneficial ownership. The limited partnership agreements pursuant to which two of the limited partnerships noted in footnote 2 above (the "KKR Partnerships") were organized, by their terms, expired on December 31, 2000. The limited partnership agreement may be amended by all of the limited partners to extend the term beyond such date. No such amendment has been adopted. There can be no assurance that KKR Associates, L.P., as general partner of the KKR Partnerships, will seek an amendment or, if sought, that an amendment will be approved by the limited partners. In connection with the dissolution and winding up of the limited partnerships, KKR Associates, L.P. has sole discretion regarding the timing (which may be one or more years after the expiration of the partnership agreements) and manner of the disposition of any Common Stock held by such limited partnerships, including public or private sales of such Common Stock, the distribution of such Common Stock to the limited partners of the limited partnerships or a combination of the foregoing.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During 2001, the law firm of Williams & Jensen, P.C., of which Mr. McMackin is a member, received fees for legal services in connection with various matters. It is anticipated that OI Inc. will continue to utilize the services of Williams & Jensen, P.C. on various matters.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

THE SECURED CREDIT AGREEMENT

    As of March 31, 2002, the secured credit agreement consisted of an aggregate of $3.065 billion in financing under (1) a $65 million term loan (the "Term Facility") extended to Owens-Brockway Glass Container Inc. and (2) a
$3.0 billion revolving loan facility (including the subfacilities described below, the "Revolving Facility") available to OI Plastic Products FTS Inc. and Owens-Brockway Glass Container Inc. (collectively, with OI General FTS Inc., the "Domestic Borrowers"). In April 2002, $500.0 million of existing revolving loans were separated into a tranche of funded loans of OI Plastic Products FTS Inc. under the Revolving Facility. OI General FTS Inc. has repaid in full its term loan under the secured credit agreement but remains jointly and severally liable for the Owens-Brockway Glass Container Inc. term loan and all revolving loans. Each Domestic Borrower is jointly and severally liable for loans made to any borrower under the Revolving Facility. The Revolving Facility also includes:

    - a $300.0 million subfacility (the "U.K. Subfacility") available to certain of OI Group's U.K. subsidiaries (the "U.K. Borrowers");

    - a $1.1 billion subfacility (the "Australian Subfacility") available to certain of OI Group's Australian subsidiaries (the "Australian Borrowers"); and

    - a $10.0 million subfacility (the "Italian Subfacility") available to certain of OI Group's Italian subsidiaries (the "Italian Borrowers").

Each U.K. Borrower is jointly and severally liable for the obligations of each other U.K. Borrower. Each Australian Borrower is jointly and severally liable for the obligations of each other Australian Borrower. Each Italian Borrower is jointly and severally liable for the obligations of each other Italian Borrower. In addition, the Revolving Facility includes a $500.0 million letter of credit subfacility available to the Domestic Borrowers, the U.K. Borrowers and the Australian Borrowers and certain overdraft facilities.

    The Term Facility and the Revolving Facility expire on March 31, 2004. As of March 31, 2002, loans of $65 million were outstanding under the Term Facility, loans of $2.42 billion were outstanding under the Revolving Facility and $96.4 million of issued but undrawn letters of credit was outstanding.

    Loans under the Term Facility bear interest, generally at our option, at
(i) the higher of (A) the prime rate or (B) 50 basis points over an averaged federal funds rate, PLUS in either case 150 basis points per annum or (ii) a reserve-adjusted Eurodollar rate PLUS 250 basis points per annum.

    Loans under the Revolving Facility bear interest, generally at the applicable borrower's option, at:

    - the higher of (A) the prime rate or (B) 50 basis points over an averaged federal funds rate, PLUS in either case 75 basis points, if the applicable leverage ratio then in effect under the secured credit agreement is less than 3.5:1, or 100 basis points, if the applicable leverage ratio is greater than or equal to 3.5:1; or

    - a reserve adjusted Eurodollar rate PLUS 175 basis points, if the applicable leverage ratio then in effect under the secured credit agreement is less than 3.5:1, or 200 basis points, if the applicable leverage ratio is greater than or equal to 3.5:1.

    In the event the loans under the Term Facility have not been repaid in full on or prior to March 31, 2003, the interest rate margins on loans under the Term Facility and the Revolving Facility increase by 50 basis points until repayment in full of the term loans under the secured credit agreement.

    Each Domestic Borrower has guaranteed the obligations of each borrower under the secured credit agreement (including the offshore subfacilities). In addition, the secured credit agreement (including the offshore subfacilities) is guaranteed by OI Group and substantially all other direct and indirect domestic subsidiaries of OI Group. The U.K. Borrowers have guaranteed the obligations of the Australian Borrowers and the Italian Borrowers under the secured credit agreement. In addition, certain wholly-owned U.K. subsidiaries of the U.K. Borrowers (the "U.K. Guarantors") have guaranteed the obligations of the U.K. Borrowers under the U.K. Subfacility; and certain wholly-owned Australian subsidiaries of the Australian Borrowers (the "Australian Guarantors") have guaranteed the obligations of the Australian Borrowers under the Australian Subfacility.

    The secured credit agreement and the domestic guaranties of the secured credit agreement, subject to certain exceptions and limitations, are secured on a first priority basis by substantially all of the assets of OI Group and substantially all of the assets of substantially all present and future direct and indirect domestic subsidiaries of OI Group, including the stock and intercompany debt of such subsidiaries. In addition, the U.K. Subfacility and the guaranties of the U.K. Borrowers and U.K. Guarantors are secured by substantially all of the assets of the U.K. Borrowers and U.K. Guarantors, and the Australian Subfacility and the guaranties of the Australian Borrowers and the Australian Guarantors are secured by substantially all of the assets of the Australian Borrowers and the Australian Guarantors. Real property with an acquisition cost or insurable value of less than $25.0 million has generally been excluded. The secured credit agreement also requires under certain circumstances certain additional existing and future subsidiaries to guaranty the secured credit agreement and grant security interests in their assets to secure the secured credit agreement. The secured credit agreement and related collateral documents provide that, subject to certain conditions, the domestic guaranties and liens supporting the secured credit agreement may be shared from time to time with specified types of other obligations owing to lenders or affiliates of lenders party to the secured credit agreement incurred or guaranteed by OI Group or its subsidiaries as lending facilities and interest rate and currency agreements and certain other indebtedness permitted by the secured credit agreement, including the notes. In the event the rating for OI Inc.'s and OI Group's long term unsecured debt from Standard & Poor's Ratings Services and Moody's Investors Service, Inc. is BBB- and Baa3 or higher, respectively, and acknowledged by the collateral agent, the security interests in the collateral securing the secured credit agreement will terminate, provided that no default exists and all of OI Inc.'s outstanding public debt securities, the notes and other institutional debt shall be and remain unsecured. The Domestic Borrowers may assign or transfer their rights and obligations under the secured credit agreement to OI Inc. and all of OI Inc.'s subsidiaries will be concurrently released from their guarantees upon the consent of the requisite percentage of lenders under the secured credit agreement if all loans under the Term Facility have been repaid, OI Inc. has achieved, and immediately following such assumption maintains, specified investment grade ratings and all obligations of subsidiaries of OI Inc. in respect of OI Inc.'s outstanding public debt securities, the notes and certain other debt have been released and assumed by OI Inc.

    Loans and commitments under the secured credit agreement are subject to mandatory prepayment and reduction under certain circumstances from proceeds of permitted asset sales (including sales of receivables), the sale or issuance of permitted debt securities, the sale or issuance of certain equity securities, and from insurance and condemnation proceeds, in each case received by OI Group and/or OI Group's subsidiaries (with certain exceptions for non-U.S. subsidiaries), and in some cases by OI Inc. Voluntary prepayment of any of the loans under the secured credit agreement is permitted in whole or in part with prior notice and without premium or penalty (other than funding losses), subject to limitations as to minimum amounts.

    The secured credit agreement contains covenants and provisions that, among other things, restrict the ability of OI Group and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain debt instruments, pay dividends, create liens on assets, enter into contingent obligations, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by OI Group and its subsidiaries, engage in certain transactions with affiliates and otherwise restrict certain corporate activities.

    In addition, the secured credit agreement contains financial covenants that require OI Group and its subsidiaries to maintain, based upon the financial statements of OI Inc. and its subsidiaries on a consolidated basis, the following financial ratios and tests:

        The fixed charge coverage ratio (the ratio of cash flow available for fixed charges to fixed charges) must be at least 1.20 to 1.0 for any fiscal quarter through March 31, 2002 and at least 1.25 to 1.0 for any fiscal quarter through September 30, 2003.

        The leverage ratio (the ratio of total debt to adjusted EBITDA) may not exceed 4.50 to 1.0 as of the last day of each fiscal quarter through March 31, 2003.

        Consolidated net worth may not at any time be less than the sum of
    (i) $1.65 billion plus (ii) 60% of consolidated adjusted net income plus
    (iii) 90% of any after-tax gains or losses attributable to asset sales.

        Capital expenditures cannot exceed $600 million in 2001, $615 million in 2002 and $625 million in 2003.

        At March 31, 2002, the borrowers under the secured credit agreement were in compliance with all of these requirements.

    Events of default under the secured credit agreement include, among other matters: (1) any failure to pay principal when due or to reimburse letters of credit when reimbursement is due, or to pay interest, fees or other amounts within five days after the date due; (2) any failure by OI Inc. or any of its subsidiaries to pay when due principal or interest on certain indebtedness that gives rise to a right of acceleration, and other breaches or defaults by OI Inc. or its subsidiaries under such indebtedness similarly giving rise to acceleration rights; (3) the breach by OI Group or certain of its subsidiaries of certain covenants, representations or warranties in the secured credit agreement; (4) any other default by OI Group or certain subsidiaries under the secured credit agreement that has not been remedied or waived within 30 days of the requisite notice; (5) certain events of bankruptcy, insolvency or dissolution of OI Inc., OI Group, any borrower or any material subsidiary, and certain material judgments entered against the same; (6) a change of control of OI Inc., OI Group or the Company as defined in the secured credit agreement;
(7) certain ERISA and pension-related matters and liabilities; (8) material impairment of the guarantees or the collateral security; and (9) certain changes in the activities of OI Inc.

INDEBTEDNESS OF OI INC.

    OI Inc. has issued the following outstanding public debt securities:

       $300 million of 7.85% Senior Notes due 2004
       $350 million of 7.15% Senior Notes due 2005
       $300 million of 8.10% Senior Notes due 2007
       $250 million of 7.35% Senior Notes due 2008
       $250 million of 7.50% Senior Debentures due 2010
       $250 million of 7.80% Senior Debentures due 2018

    OI Inc.'s obligations under these outstanding public debt securities are guaranteed on a subordinated basis by OI Group and OI Packaging. The guarantees and the outstanding public debt securities are secured by a second priority lien on the intercompany debt and capital stock owned by OI Group and OI Packaging.

    The guarantees by OI Group and OI Packaging are subordinated to the prior payment in full in cash of all obligations of these guarantors under the secured credit agreement, obligations owing to lenders or their affiliates as lending facilities as permitted by the terms of the secured credit agreement and obligations under interest rate and currency agreements with lenders or their affiliates as permitted by the terms of the secured credit agreement. The guarantees will also be subordinated to the guarantees by OI Group and OI Packaging of our obligations under the notes. Each of OI Group and OI Packaging will be released and relieved of any obligations under its guarantee of OI Inc.'s outstanding public debt securities (1) in the event of a sale or other disposition of all or substantially all of the assets of such guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of its capital stock, to a person that is not a subsidiary of OI Inc., or (2) at the discretion of OI Inc., in the event that the guarantor is no longer a guarantor of: (A) the obligations under the secured credit agreement;
(B) obligations under certain interest rate and currency agreements with lenders or their affiliates as permitted by the terms of the secured credit agreement; and (C) obligations owing to lenders or their affiliates as lending facilities as permitted by the terms of the secured credit agreement.

    The security interests are second in priority to the liens granted to the senior secured parties under the pledge agreement, which currently consist of the collateral agent for the benefit of the lenders under the secured credit agreement, lenders or their affiliates party to certain interest rate and currency agreements as permitted by the terms of the secured credit agreement and lenders and their affiliates under lending facilities as permitted by the terms of the secured credit agreement, and which will include the holders of the notes. The security interests securing OI Inc.'s outstanding public debt securities will terminate and the collateral will be released upon the earlier of:

    - payment in full of all obligations under the secured credit agreement and the cancellation or termination of the secured credit agreement and related letters of credit and the written election of OI Group and OI Packaging;

    - the first date on which the pledged collateral no longer secures any obligations under the secured credit agreement and upon the written election of OI Group and OI Packaging; and

    - the achievement of "investment grade" debt ratings for OI Inc.'s and OI Group's long term unsecured debt (in the case of Moody's Investors Service, Inc., a rating of Baa3 or higher, and, in the case of Standard & Poor's Ratings Services, a rating of BBB- or higher).

    In addition, lenders under the secured credit agreement have the ability to direct the collateral agent to release the collateral upon the approval of the requisite percentage of lenders under the secured credit agreement.

                              DESCRIPTION OF NOTES

    You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the word "Company" refers only to Owens-Brockway Glass Container Inc. and not to any of its Subsidiaries, the term "OI Packaging" refers to Owens-Brockway Packaging, Inc., the Company's direct parent, and not to any of its Subsidiaries and the term "OI Group" refers to Owens-Illinois Group, Inc., the Company's indirect parent, and not to any of its Subsidiaries. OI Group and certain of the Subsidiaries of OI Group guarantee the notes and therefore are subject to many of the provisions contained in this Description of Notes.

    The Company issued the private notes, and will issue the exchange notes under an Indenture (the "Indenture") among itself, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

    The following description is a summary of the material provisions of the Indenture and the Collateral Documents (as defined below). It does not restate those agreements in their entirety. We urge you to read the Indenture and the Collateral Documents because they, and not this description, define your rights as Holders of the notes. Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the Indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

    THE NOTES

    The notes:

    - are senior obligations of the Company secured on the basis described below;

    - are PARI PASSU in right of payment with existing, and any future, senior Indebtedness of the Company; and

    - are guaranteed on a senior basis by the Guarantors.

    THE GUARANTEES

    The notes are guaranteed by OI Group and all Domestic Subsidiaries of OI Group that guarantee the Credit Agreement and will be guaranteed by any future Domestic Subsidiaries of OI Group that guarantee the Credit Agreement. As of the date of the Indenture, all of OI Group's Subsidiaries, other than its Foreign Subsidiaries, were "Domestic Subsidiaries." In the future, OI Group may have additional Subsidiaries which are not Domestic Subsidiaries and may also have additional Domestic Subsidiaries which do not guarantee the notes.

    Each Guarantee of the notes:

    - is a senior obligation of the Guarantor secured on the basis described below; and

    - is PARI PASSU in right of payment with existing, and any future, senior Indebtedness of the Guarantor.

    As of the date of the Indenture, all of OI Group's Subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," OI Group will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." The Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

    The Indenture does not limit the maximum aggregate principal amount of notes that the Company may issue thereunder. The Company will issue an aggregate principal amount of $1.0 billion of notes in this offering. The Company may issue additional notes (the "additional notes") from time to time after this offering. The notes and any additional notes subsequently issued under the Indenture would be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

    In addition to the notes and any additional notes, the Company may issue additional series of debt securities under the Indenture. The terms of any additional debt securities issued under the Indenture will be established pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an officer's certificate or by a supplemental indenture. Any offering of additional notes or additional debt securities under the Indenture is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

    The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 15, 2009.

    Interest on the notes will accrue at the rate of 8 7/8% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2002. The Company will make each interest payment to the Holders of record on the immediately preceding February 1, and August 1.

    Interest on the exchange notes will accrue from the last interest payment date on which interest was paid, or, if no interest was paid on the private notes, from the date of issuance of the private notes, which was January 24, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

    If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest and premium and liquidated damages, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

    The Trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

    The registered Holder of a note will be treated as the owner of it for all purposes.

GUARANTEES

    The Guarantors jointly and severally guarantee the due and punctual payment of principal and of interest on the notes and all other obligations of the Company under the Indenture. The Guarantees of the notes (including the payment of principal of, premium, if any, and interest on the notes) are senior obligations of such Guarantors and rank PARI PASSU in right of payment with all existing and future senior obligations of the Guarantors and rank senior to all subordinated obligations of such Guarantors. The Guarantees are secured to the extent set forth below under "--Collateral." The obligations of each Guarantor under its Guarantee are limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Risks Relating to the Notes--Fraudulent Transfer--Federal and state laws permit a court to void the notes or the guarantees under certain circumstances."

    Until such time as all Guarantees of the notes by the Guarantors have been released in accordance with the terms of the Indenture, OI Group will cause each Domestic Subsidiary that guarantees the Company's obligations under the Credit Agreement to become a Guarantor under the Indenture and thereby guarantee the notes on the terms and conditions set forth in the Indenture. Upon the release of a Guarantee by a Domestic Subsidiary under the Credit Agreement, the Guarantee of such Domestic Subsidiary under the Indenture will be released and discharged at such time. In the event any such Domestic Subsidiary thereafter guarantees obligations under the Credit Agreement (or such released Guarantee under the Credit Agreement is reinstated or renewed), then such Domestic Subsidiary will guarantee the notes on the terms and conditions set forth in the Indenture.

    A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

    (1) immediately after giving effect to that transaction, no Event of Default exists under the Indenture; and

    (2) either:

       (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Guarantee, the Collateral Documents and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

       (b) such sale or other disposition complies with the "Asset Sale" provisions of the Indenture, including the application of the Net Proceeds therefrom.

    The Guarantee of a Guarantor will be released:

    (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of OI Group, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the "Asset Sale" provisions of the Indenture;

    (2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of OI Group, if the sale of all such Capital Stock of that Guarantor complies with the "Asset Sale" provisions of the Indenture; or

    (3) if OI Group properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

    The Guarantees will also be released in the circumstances described below under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets."

    The Collateral Documents provide that, upon the release of a Guarantee under the Indenture, the security interests in the assets of that Guarantor securing the notes and Guarantees of the notes will be released simultaneously.

RANKING

    The notes are senior obligations of the Company and rank PARI PASSU in right of payment with all existing and future senior obligations of the Company (including Indebtedness of the Company under the Credit Agreement) and rank senior in right of payment to all subordinated obligations of the Company. The notes are secured to the extent set forth below under "--Collateral" and guaranteed by the Guarantors to the extent set forth above under "--Guarantees." The Guarantees of the notes rank equal in right of payment to the Guarantees of OI Group and the other Guarantors of their existing and future senior obligations, including their obligations under the Credit Agreement, and senior in right of payment to all subordinated obligations of the Guarantors, including the guarantees of OI Group and OI Packaging of the obligations of OI Group's parent, OI Inc., related to $1.7 billion of outstanding public debt securities. The notes are effectively subordinated to obligations under the Credit Agreement and the OI Inc. Senior Notes to the extent such obligations are secured by collateral that does not secure the notes. The notes may also be effectively subordinated to certain Indebtedness incurred to refinance borrowings under the Credit Agreement to the extent that such Indebtedness is secured by collateral that does not secure the notes.

    As of and for three months ended March 31, 2002, the non-guarantor Subsidiaries represented approximately:

    - 43% of OI Group's net sales;

    - 44% of OI Group's Consolidated Adjusted EBITDA; and

    - 44% of OI Group's consolidated assets.

    The liabilities of the non-guarantor Subsidiaries on a consolidated basis were approximately $2.2 billion as of March 31, 2002.

    As of March 31, 2002, OI Group had approximately $5.4 billion of total consolidated indebtedness, which includes approximately $2.5 billion of secured indebtedness under the Credit Agreement.

COLLATERAL

    COLLATERAL SECURING THE NOTES. The notes and the Guarantees of the notes are secured, subject to the terms of the Collateral Documents, on a PARI PASSU basis with the Indebtedness of the Company under the Credit Agreement, related documents and liabilities owing to lenders or affiliates of lenders party to the Credit Agreement and in connection with interest rate and currency agreements and certain other Indebtedness permitted by the Credit Agreement.

    The notes and Guarantees of the notes are secured by:

    - a security interest in substantially all the assets (other than Intercompany Indebtedness and Capital Stock) of OI Group and of substantially all the Domestic Subsidiaries of OI Group; and

    - a pledge by OI Group of the Capital Stock of all its direct Subsidiaries and Intercompany Indebtedness owing to OI Group by such direct Subsidiaries (other than the Capital Stock of OI

      General FTS Inc. ("OI General FTS") owned by OI Group and Intercompany Indebtedness owing to OI Group by OI General FTS) and a pledge by OI Packaging of the Capital Stock of the Company and Intercompany Indebtedness owing to OI Packaging by the Company (the "Additional Collateral").

    NEGATIVE PLEDGE. Except as permitted and contemplated by, and subject to the terms of, the Credit Agreement and the Pledge Agreement, OI Group will not further pledge the Capital Stock of OI General FTS or the Intercompany Indebtedness of OI General FTS owing to OI Group, as security or otherwise, unless the notes and the Guarantees of the notes are secured on a PARI PASSU basis with the applicable Indebtedness by this collateral.

    ADDITIONAL COLLATERAL SECURES THE CREDIT AGREEMENT. In addition to the Collateral securing the obligations under the notes and the Guarantees of the notes, the obligations of the Credit Agreement Domestic Borrowers and the domestic guarantors under the Credit Agreement are further secured by:

    - a pledge by OI Group of the Capital Stock of OI General FTS and Intercompany Indebtedness owing to OI Group by OI General FTS;

    - a pledge of the Capital Stock of substantially all of the Domestic Subsidiaries of OI General FTS, OI Plastic Products FTS Inc. and the Company;

    - a pledge of the Intercompany Indebtedness owed to OI General FTS, OI Plastic Products FTS Inc. and the Company and substantially all of their Domestic Subsidiaries; and

    - a pledge of 65% of the stock of the first-tier Foreign Subsidiaries.

In addition to being secured by the above, the offshore subfacilities and related Guarantees under the Credit Agreement are also secured by the assets (including stock and intercompany debt) of certain wholly-owned U.K. and Australian Subsidiaries and by the remaining 35% of the stock of the first-tier Foreign Subsidiaries. See "Risk Factors--Risks Relating to the Notes--Notes Effectively Subordinated to Certain Secured Credit Agreement Obligations and Obligations of OI Inc.--The notes are effectively subordinated to the obligations under the secured credit agreement, certain obligations owing to lenders or their affiliates as permitted under the secured credit agreement and obligations related to OI Inc.'s $1.7 billion outstanding public debt securities to the extent these obligations are secured by collateral that does not secure the notes."

    SUFFICIENCY OF COLLATERAL. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the packaging products industry, the ability to sell the Collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. In the event of foreclosure on the collateral, the proceeds from the sale of the collateral, including the Collateral securing the notes and the Guarantees of the notes, may not be sufficient to satisfy in full the Company's obligations under both the Notes and the Credit Agreement and any senior, secured indebtedness ranking PARI PASSU with the notes. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. A significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating businesses of OI Group and its Subsidiaries. Accordingly, any such sale of the Collateral separate from the sale of certain of OI Group's and its Subsidiaries' operating businesses may not be feasible or of significant value. To the extent that third parties enjoy Liens permitted by the Indenture such third parties may have rights and remedies with respect to the assets or property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations. See "Risk Factors--Risks Relating to the Notes--Notes Effectively Subordinated to Certain Secured Credit Agreement Obligations and Obligations of OI Inc.--The notes are effectively subordinated to the obligations under the secured credit agreement, certain obligations owing to lenders or their affiliates as permitted under the secured credit agreement and obligations related to OI Inc.'s $1.7 billion of outstanding public debt securities to the extent these obligations are secured by collateral that does not secure the notes."

    The Company has the ability to issue additional notes as part of the same series of these notes or in one or more different series, all of which may be secured with the notes by the Collateral. OI Group and its Restricted Subsidiaries can increase their Indebtedness but there can be no assurance that there will be a proportionate increase in the value of the Collateral as a percentage of the aggregate principal amount of outstanding notes.

CERTAIN BANKRUPTCY LIMITATIONS

    The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company, OI Group, or any of the Guarantors prior to the Collateral Agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use Collateral even though the debtor is in default under the applicable debt instruments PROVIDED that the secured creditor is given adequate protection. The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the Collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay or repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of the Collateral if the value of the Collateral exceeds the debt it secures.

    In view of the broad equitable powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Any disposition of the Collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the notes, the Holders of the notes would hold secured claims to the extent of the value of the Collateral to which the Holders of the notes are entitled, and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and/or accrual of post-petition interest, costs and attorney's fees to a secured creditor during a debtor's bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

OPTIONAL REDEMPTION

    Except as described below, the notes are not redeemable at the Company's option prior to February 15, 2006. The Company cannot predict with any certainty the criteria that it will use in determining whether to redeem the notes. The general economic environment, the Company's capitalization, the interest rate environment and the Company's cash flow are just a few of the many factors that may influence the Company's decision. The Company may, for example, be more likely to redeem the notes if interest rates are low or if the Company has substantial excess cash flow.

    After February 15, 2006, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15, 2006 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2006........................................................   104.438%
2007........................................................   102.219%
2008 and thereafter.........................................   100.000%

    At any time prior to February 15, 2005, the Company may redeem on any one or more occasions up to 35% of the aggregate principal amount of notes (calculated after giving effect to any issuance of additional notes) issued under the Indenture at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by OI Inc. to the extent the net cash proceeds thereof are contributed to the Company or used to purchase from the Company Capital Stock (other than Disqualified Stock) of the Company; PROVIDED that:

    (1) at least 65% of the aggregate principal amount of notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by OI Inc. and its Subsidiaries); and

    (2) the redemption must occur within 60 days of the date of the closing of such Equity Offering.

    In addition, at any time prior to February 15, 2006, the notes may also be redeemed, in whole but not in part, at the option of the Company upon the occurrence of a Change of Control, upon not less than 30 nor more than 60 days prior notice (but in no event more than 90 days after the occurrence of such Change of Control or transfer event) mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and liquidated damages, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the notes on the relevant interest payment date).

    "APPLICABLE PREMIUM" means, with respect to any note on any redemption date, the greater of:

    (1) 1.0% of the principal amount of such note; or

    (2) the excess of:

       (a) the present value at such redemption date of (1) the redemption price of such note at February 15, 2006 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such note through February 15, 2006, (including accrued but unpaid interest) computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points; over

       (b) the principal amount of such note.

    "TREASURY RATE" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2006; PROVIDED, HOWEVER, that if the period from the redemption date to February 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

MANDATORY REDEMPTION

    The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

    CHANGE OF CONTROL

    If a Change of Control occurs, unless the Company has exercised its right to redeem the notes as described under "Optional Redemption," each Holder of notes has the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's notes pursuant to a change of control offer on the terms set forth in the Indenture (a "Change of Control Offer"). In the Change of Control Offer, the Company will offer a payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and liquidated damages, if any, thereon, to the date of purchase (the "Change of Control Payment"). Within
30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice (the "Change of Control Payment Date"), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

    On the Change of Control Payment Date, the Company will, to the extent lawful:

    (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

    (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

    (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

    The paying agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the notes surrendered, if any; PROVIDED that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

    The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Credit Agreement currently prohibits the Company from voluntarily purchasing any notes, and also provides that certain change of control events with respect to OI Inc., OI Group and the Company would constitute a default under that agreement. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek consent to purchase the notes or could attempt to refinance its borrowings under the Credit Agreement. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement.

    The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

    The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

    ASSET SALES

    OI Group will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

    (1) OI Group (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

    (2) such Fair Market Value is determined in good faith by OI Group and a certification to that effect is set forth in an Officers' Certificate delivered to the Trustee; and

    (3) at least 75% of the consideration therefor received by OI Group or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

       (a) any liabilities (as shown on OI Group's or such Restricted Subsidiary's most recent balance sheet) of OI Group or any Restricted Subsidiary of OI Group (other than liabilities that are by their terms subordinated to the notes or any Guarantee of the notes) that are assumed by the transferee of any such assets which assumption releases OI Group or such Restricted Subsidiary from further liability;

       (b) any securities, notes or other obligations received by OI Group or any such Restricted Subsidiary from such transferee that are converted within 180 days by OI Group or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

       (c) any Designated Noncash Consideration received by OI Group or any Restricted Subsidiary of OI Group in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market

           Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value);

PROVIDED, that the 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash portion of such consideration received therefore on an after-tax basis, determined in accordance with clause (3) above, is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with such 75% limitation.

    Within 360 days after the receipt of any Net Proceeds from an Asset Sale, OI Group or such Restricted Subsidiary may apply such Net Proceeds at its option:

    (1) to repay senior Indebtedness of the Company or any Guarantor and, if the senior Indebtedness of the Company or any Guarantor repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, if the terms of such revolving credit Indebtedness would require such a commitment reduction; PROVIDED, HOWEVER, that a non-Guarantor Restricted Subsidiary may use the Net Proceeds from an Asset Sale to repay senior Indebtedness of OI Group or any Restricted Subsidiary of OI Group;

    (2) to make payments required to be made with respect to the outstanding OI Inc. Senior Notes;

    (3) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business;

    (4) to make a capital expenditure in or that is used or useful in a Permitted Business;

    (5) to acquire other long-term assets in or that are used or useful in a Permitted Business; or

    (6) to make an Investment in any one or more businesses (PROVIDED that such Investment in any business may be in the form of the acquisition of Capital Stock so long as it results in OI Group or a Restricted Subsidiary of OI Group, as the case may be, owning a majority of the Capital Stock of such business), properties or assets that replace the businesses, properties and assets that are the subject of such Asset Sale; PROVIDED, HOWEVER, that any such business, properties and assets of OI Group or a Guarantor that are the subject of an Asset Sale are invested in one or more businesses, properties or assets that constitute or are owned or will be owned by a Guarantor or a Restricted Subsidiary that becomes a Guarantor.

Notwithstanding the foregoing, with respect to any Asset Sale by the Company or any Guarantor, such Net Proceeds may only be applied pursuant to items (1) or
(6) above and, to the extent such Net Proceeds are applied to, or with respect to, the Company, a Guarantor or a Person or a Restricted Subsidiary that becomes a Guarantor, items (3), (4) or (5) above. Pending the final application of any such Net Proceeds, OI Group or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

    Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an offer (an "Asset Sale Offer") to all Holders of notes and all Holders of other Indebtedness that is PARI PASSU with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other PARI PASSU Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and such other PARI PASSU Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other PARI PASSU Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other PARI PASSU Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

    The agreements governing OI Group's Indebtedness or the Company's other Indebtedness contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. In addition, the exercise by the Holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company or OI Group. Finally, the Company's ability to pay cash to the Holders of notes upon a repurchase may be limited by the Company's or OI Group's then existing financial resources.

SELECTION AND NOTICE

    If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

    (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

    (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

    No notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

    FALL-AWAY EVENT

    If at any time the notes have achieved the Investment Grade Ratings, OI Group and the Restricted Subsidiaries of OI Group will thereafter no longer be subject to the covenants under "--Repurchase at the Option of Holders--Change of Control" and "--Repurchase at the Option of Holders--Asset Sales" or the following provisions of the Indenture under the heading "--Certain Covenants" (even if the notes subsequently cease to have the Investment Grade Ratings):

    "--Restricted Payments,"

    "--Incurrence of Indebtedness and Issuance of Preferred Stock,"

    "--Liens,"

    "--Dividend and Other Payment Restrictions Affecting Restricted
Subsidiaries,"

    "--Transactions with Affiliates,"

    "--Additional Guarantees/Pledges," and

    "--Payments for Consent"

(collectively, the "Extinguished Covenants"), PROVIDED that if upon the receipt by the notes of the Investment Grade Ratings, a Default or Event of Default has occurred and is continuing under the Indenture, the Company will continue to be subject to the Extinguished Covenants until such time as no Default or Event of Default is continuing.

    Notwithstanding the foregoing, at the time OI Group and the Restricted Subsidiaries are no longer subject to the Extinguished Covenants, neither OI Group nor any of its Domestic Subsidiaries will create, incur, or permit to exist, any Lien on any of their respective assets, whether now owned or hereafter acquired, in order to secure any Indebtedness of either of OI Group or any of its Domestic Subsidiaries, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except: (i) Liens on cash and Cash Equivalents securing obligations in respect of letters of credit in accordance with the terms of the Credit Agreement; (ii) Liens existing on the Issue Date;
(iii) Liens granted after the Issue Date on any assets of OI Group or any of its Domestic Subsidiaries securing Indebtedness of OI Group or any of its Domestic Subsidiaries created in favor of the Holders of the notes; (iv) Liens securing Indebtedness which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; PROVIDED that such Liens do not extend to or cover any assets of OI Group or any of its Domestic Subsidiaries other than the assets securing the Indebtedness being extended, renewed or refinanced and that the principal or commitment amount of such Indebtedness does not exceed the principal or commitment amount of the Indebtedness being extended, renewed or refinanced at the time of such extension, renewal or refinancing, or at the time the Lien was issued, created or assumed or otherwise permitted; (v) Investment Grade Permitted Liens; or
(vi) Liens created in substitution of or as replacement for any Liens permitted by the preceding clauses (i) through (v) or this clause (vi), PROVIDED that, based on a good faith determination of an officer of the Company, the assets encumbered under any such substitute or replacement Lien is substantially similar in value to the assets encumbered by the otherwise permitted Lien which is being replaced. Upon the assignment of the Company's obligations under the Indenture to OI Inc. as described in the last paragraph of the covenant described below under the caption "--Merger, Consolidation or Sale of Assets," the limitations described in this paragraph will apply to Liens securing Indebtedness of OI Inc. and its Domestic Subsidiaries in lieu of Liens securing Indebtedness of OI Group and its Domestic Subsidiaries.

    RESTRICTED PAYMENTS

    OI Group will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

    (1) declare or pay any dividend or make any other distribution on account of OI Group's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving OI Group or any of its Restricted Subsidiaries) or to the direct or indirect holders of OI Group's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of OI Group or such Restricted Subsidiaries); PROVIDED that the foregoing will not limit or preclude:
       (a) the declaration or payment of dividends or distributions to OI Group, the Company or any Guarantor; (b) the declaration or payment of dividends or distributions to holders of Equity Interests of a Guarantor (other than OI Group or a Subsidiary of OI Group) on a pro rata basis with all other holders; or (c) the declaration or payment of dividends or distributions by non-Guarantor Restricted Subsidiaries to the holders of their Equity Interests on a pro rata basis;

    (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving OI Group or any of its Restricted Subsidiaries) any Equity Interests of OI Group or any direct or indirect parent of OI Group;

    (3) purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Guarantees of the notes, except for (a) payments of or related to Intercompany Indebtedness (other than Intercompany Indebtedness owing to OI Inc. by OI Group),
       (b) a payment of interest or principal at the Stated Maturity thereof (other than Intercompany Indebtedness owing to OI Inc. by OI Group) or
       (c) the purchase, repurchase, defeasance, acquisition or retirement for value of Indebtedness of a Foreign Subsidiary by a Foreign Subsidiary; or

    (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

    (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (2) OI Group would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by OI Group and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (6) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

       (a) 50% of the Consolidated Net Income of OI Group for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of OI Group's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), PLUS

       (b) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities received by OI Group since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of OI Group (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of OI Group that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of OI Group); PLUS

       (c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold or otherwise liquidated, the cash plus the Fair Market Value of any marketable securities received upon the sale or liquidation of such Restricted Investment (less the cost of disposition, if any); PLUS

       (d) $15.0 million.

    So long as (solely with respect to clauses (2), (3), (5) and (7) below) no Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

    (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

    (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness of OI Group or any Restricted Subsidiary of OI Group or of any Equity Interests of OI Group in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of OI Group) of, Equity Interests of OI Group (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

    (3) the defeasance, redemption, repurchase or other acquisition of the OI Inc. Senior Notes;

    (4) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of OI Group (other than the OI Inc. Senior Notes) or any Restricted Subsidiary of OI Group with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

    (5) the repurchase, redemption or other acquisition or retirement (or dividends or distributions to OI Inc. or payments of Intercompany Indebtedness, in each case, to finance such repurchase, retirement or other acquisition) for value of any Equity Interests of OI Inc., OI Group or any Restricted Subsidiary of OI Group held by any member of OI Inc.'s, OI Group's or any Restricted Subsidiary of OI Group's management; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any twelve-month period;

    (6) any OI Inc. Ordinary Course Payment; and

    (7) dividends or distributions to OI Inc. or payments of Intercompany Indebtedness to allow OI Inc. to pay cash dividends on any shares of preferred stock of OI Inc. outstanding on the date of the Indenture, plus dividends on any subsequently issued shares of preferred stock of OI Inc. in an amount not to exceed $25.0 million in any twelve-month period.

    The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by OI Group or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by OI Group.

    INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

    OI Group will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and OI Group will not issue any Disqualified Stock and OI Group will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; PROVIDED, HOWEVER, that OI Group and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and may issue preferred stock, if the Fixed Charge Coverage Ratio for OI Group's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

    The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (1) the incurrence by OI Group or its Restricted Subsidiaries of Indebtedness under Credit Facilities (and the incurrence of Guarantees thereof) in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $4.5 billion (of which not more than $1.41 billion of such Indebtedness shall be incurred by Restricted Subsidiaries that are not Guarantors);

    (2) the incurrence by OI Group and any Restricted Subsidiary of OI Group of the Existing Indebtedness;

    (3) the incurrence by OI Group, the Company and the Guarantors of Indebtedness represented by the private notes and the related Guarantees be issued on the date of the Indenture and the exchange notes to be issued pursuant the exchange offer;

    (4) the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed 3.0% of Tangible Assets;

    (5) the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness incurred to finance all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of OI Group or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed 5.0% of Tangible Assets, as measured after giving effect to such transaction;

    (6) provided that so long as no Default shall have occurred or be continuing or would be caused thereby, the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness, the proceeds of which are or will be used to refund, refinance or replace the $300.0 million aggregate principal amount of 7.85% Senior Notes due 2004, the $350.0 million aggregate principal amount of 7.15% Senior Notes due 2005, the $300.0 million aggregate principal amount of 8.10% Senior Notes due 2007, the $250.0 million aggregate principal amount of 7.35% Senior Notes due 2008 and the $250.0 million aggregate principal amount of 7.50% Senior Debentures due 2010, in each case of OI Inc.;

    (7) the incurrence by OI Group or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are or will be used to refund, refinance or replace Indebtedness (other than Intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (6) or (7) of this paragraph;

    (8) the incurrence by OI Group or any of its Restricted Subsidiaries of Intercompany Indebtedness between or among OI Group and any of its Restricted Subsidiaries and with respect to OI Group only, between OI Group and OI Inc.; PROVIDED, HOWEVER, that:

       (a) if OI Group, the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Guarantees of the notes, in the case of OI Group or a Guarantor;

       (b) any incurrence by OI Group of Intercompany Indebtedness to OI Inc. after the Issue Date will be in exchange for cash loans or advances from OI Inc. in the ordinary course of business consistent with past practices; and

       (c) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than OI Group or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either OI Group or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by OI Group or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

    (9) the incurrence by OI Group or any of its Restricted Subsidiaries of Hedging Obligations;

    (10) provided that so long as no Default shall have occurred or be continuing or would be caused thereby, the incurrence by any Foreign Subsidiary of OI Group of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $300.0 million, in addition to the $1.41 billion of Indebtedness that may be incurred under clause (1) of this paragraph;

    (11) (i) the Guarantee by the Company or any of the Guarantors of Indebtedness of OI Group or any Restricted Subsidiary of OI Group and
       (ii) the Guarantee by any Foreign Subsidiary of Indebtedness of OI Group or any Restricted Subsidiary of OI Group, in each case, that was permitted to be incurred by another provision of this covenant;

    (12) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant or an issuance of Disqualified Stock; PROVIDED, in each such case, that the amount thereof is included in Fixed Charges of OI Group as accrued;

    (13) the incurrence by OI Group or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $300.0 million;

    (14) Indebtedness arising from agreements of OI Group or a Restricted Subsidiary of OI Group providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; PROVIDED, HOWEVER, that
       (i) such Indebtedness is not reflected on the balance sheet of OI Group or any such Restricted Subsidiary of OI Group (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness that is permitted to be incurred pursuant to this clause (14) shall at no time exceed the gross proceeds including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by OI Group and its Restricted Subsidiaries in connection with such disposition;

    (15) the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness incurred or deemed incurred or cash consideration received from the sale of accounts receivable by OI Group or any of its Restricted Subsidiaries or a special purpose vehicle established by any of them to purchase and sell such receivables;

    (16) obligations in respect of performance and surety bonds and completion guarantees provided by OI Group or any of its Restricted Subsidiaries in the ordinary course of business;

    (17) Indebtedness incurred by OI Group or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; PROVIDED, HOWEVER, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and

    (18) the incurrence by OI Group or any of its Restricted Subsidiaries of Acquired Debt, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), not to exceed 5.0% of Tangible Assets, as measured after giving effect to the transaction for which the Acquired Debt was incurred.

    The Company will not incur any Indebtedness (including Permitted Debt) after the date of the Indenture that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially similar terms; PROVIDED, HOWEVER, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

    OI Group will not, and will not permit any Guarantor to, incur any Indebtedness (including Permitted Debt) after the date of the Indenture that is contractually subordinated in right of payment to any other Indebtedness of OI Group or the Guarantors, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the obligations under the notes or Guarantees of the notes on substantially similar terms; PROVIDED, HOWEVER, that no Indebtedness of OI Group or the Guarantors shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of OI Group or the Guarantors solely by virtue of being unsecured.

    For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant, or later reclassify all or a portion of such item of Indebtedness. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clauses (1) or (2) of the definition of Permitted Debt above.

    LIENS

    Neither OI Group nor any Restricted Subsidiary of OI Group will create, incur, or permit to exist, any Lien on any of their respective assets, whether now owned or hereafter acquired, in order to secure any Indebtedness of either of OI Group or any Restricted Subsidiary of OI Group, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

    (1) Liens on cash and Cash Equivalents securing obligations in respect of letters of credit in accordance with the terms of the Credit Agreement;

    (2) Liens existing on the Issue Date;

    (3) Liens granted after the Issue Date on any assets of OI Group or any of its Restricted Subsidiaries securing Indebtedness of OI Group or any of its Restricted Subsidiaries created in favor of the Holders of the notes;

    (4) Liens securing Indebtedness of OI Group or any Restricted Subsidiary of OI Group which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under the Indenture; PROVIDED that such Liens do not extend to or cover any assets of OI Group or any Restricted Subsidiary of OI Group other than the assets securing the Indebtedness being extended, renewed or refinanced and that the principal or commitment amount of such Indebtedness does not exceed the principal or commitment amount of the Indebtedness being extended, renewed or refinanced at the time of such extension, renewal or refinancing, or at the time the Lien was issued, created or assumed or otherwise permitted;

    (5) Permitted Liens; and

    (6) Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (1) through (5) or this clause (6), PROVIDED that, based on a good faith determination of an officer of the Company, the assets encumbered under any such substitute or replacement Lien is substantially similar in value to the assets encumbered by the otherwise permitted Lien which is being replaced.

For purposes of the Indenture, the notes and the Guarantees of the notes, so long as the Credit Agreement is in effect, the notes will be considered equally and ratably secured if they are secured pursuant to terms and provisions, including any exclusions or exceptions described therein, no less favorable to the holders of notes than those set forth in, or contemplated by, the Credit Agreement.

    DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

    OI Group will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock to OI Group or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to OI Group or any of its Restricted Subsidiaries;

    (2) make loans or advances to OI Group or any of its Restricted Subsidiaries; or

    (3) transfer any of its properties or assets to OI Group or any of its Restricted Subsidiaries.

    However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

    (1) agreements governing Existing Indebtedness, Credit Facilities, charter documents and shareholder agreements as in effect on the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness, Credit Facilities, charter documents and shareholders agreements as in effect on the date of the Indenture;

    (2) the Indenture, the notes, the Collateral Documents, the Offshore Collateral Documents and the Guarantees of the notes;

    (3) applicable law;

    (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by OI Group or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

    (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

    (6) purchase money obligations, including Capital Lease Obligations and obligations under mortgages, for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the first paragraph of this covenant;

    (7) any agreement for the sale or other disposition of a Restricted Subsidiary of OI Group that restricts any of the foregoing by that Restricted Subsidiary pending its sale or other disposition;

    (8) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

    (9) Permitted Liens or Investment Grade Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien.

Nothing contained in this covenant shall prevent OI Group or a Restricted Subsidiary of OI Group from entering into any agreement (x) permitting or providing for the incurrence of Liens otherwise permitted by the "Liens" covenant or (y) restricting the sale or other disposition of property securing Indebtedness.

    MERGER, CONSOLIDATION OR SALE OF ASSETS

    OI Group will not, in any transaction or series of transactions, merge or consolidate with or into, or, directly or indirectly, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person or Persons, and OI Group will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of OI Group and its Restricted Subsidiaries, on a consolidated basis, to any other Person or Persons, unless at the time and after giving effect thereto:

    (1) either: (a) OI Group or such Restricted Subsidiary, as the case may be, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than OI Group or such Restricted Subsidiary) (the "Successor Company") or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    (2) the Successor Company (if other than OI Group or such Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of OI Group or such Restricted Subsidiary (if such Restricted Subsidiary is a Guarantor), as the case may be, under the notes, the Indenture, the Collateral Documents and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

    (3) immediately after such transaction no Default or Event of Default exists; and

    (4) OI Group or the Successor Company formed by or surviving any such consolidation or merger (if other than OI Group), or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will have, immediately after such transaction, a Fixed Charge Coverage Ratio equal to or greater than such ratio for OI Group immediately prior to such transaction.

    This "Merger, Consolidation or Sale of Assets" covenant will not apply to
(i) a merger or consolidation of OI Group, the Company or any of the Guarantors with or into any other of the Company, OI Group or any of the Guarantors or the sale, assignment, conveyance, transfer, lease or other disposition of assets between or among the Company, OI Group and any of its Guarantors and (ii) a merger or consolidation of any Foreign Subsidiary with or into OI Group or any of its Restricted Subsidiaries or the sale, assignment, conveyance, transfer, lease or other disposition of assets from any Foreign Subsidiary to OI Group or any of its Restricted Subsidiaries.

    On and after the one-year anniversary of the date of this prospectus, the Company will be permitted to assign its obligations under the notes and the Indenture to OI Inc., and the Company and each Guarantor will thereafter be released from its obligations under the notes, the Guarantees of the notes and the Indenture provided that (1) OI Inc. assumes all of the obligations under the notes and the Indenture, and (2) the obligations of each Credit Agreement Domestic Borrower under the Credit

Agreement have been or will be concurrently assumed by OI Inc. in accordance with the terms of the Credit Agreement. Under the Credit Agreement, the Credit Agreement Domestic Borrowers may assign or transfer their rights and obligations thereunder to OI Inc. and all of OI Inc.'s subsidiaries will be concurrently released from their guarantees upon the consent of the requisite lenders thereunder if the term loans have been repaid, if OI Inc. has achieved and maintains immediately following such assumption (including the assumption of the notes) the investment grade ratings specified under the Credit Agreement and if all obligations of Subsidiaries of OI Inc. in respect of the OI Inc. Senior Notes, the notes and certain other debt have been released and assumed by OI Inc.

    TRANSACTIONS WITH AFFILIATES

    OI Group will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction") involving aggregate payments in consideration in excess of $5.0 million, unless:

    (1) such Affiliate Transaction is on terms that are no less favorable to OI Group or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by OI Group or such Restricted Subsidiary with an unrelated Person; and

    (2) OI Group delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

    The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

    (1) transactions between or among OI Group and/or its Restricted
       Subsidiaries;

    (2) transactions between OI Group and/or its Restricted Subsidiaries on the one hand, and OI Inc. on the other, that are in the ordinary course of business consistent with past practices;

    (3) payment of reasonable directors fees;

    (4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments";

    (5) the payment of customary annual management, consulting, monitoring and advisory fees and related expenses to KKR and its Affiliates;

    (6) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of OI Group, any of its direct or indirect parent corporations or any Restricted Subsidiary of OI Group;

    (7) payments by OI Group or any of its Restricted Subsidiaries to KKR and its Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of OI Group in good faith;

    (8) transactions in which OI Group or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an investment banking firm of nationally recognized standing stating that such transaction is fair to OI Group or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

    (9) in addition to any payments referred to in (6) above, payments or loans to officers, directors and employees of OI Group, any of its direct or indirect parent corporations or any Restricted Subsidiary of OI Group for business or personal purposes and other loans and advances, in accordance with any policy of OI Group which shall have been approved by the Board of Directors of OI Group in good faith from time to time, to such officers, directors and employees for travel, entertainment, moving and other relocation expenses made in the ordinary course of business of OI Group, any of its direct or indirect parent corporations or any Restricted Subsidiary of OI Group;

    (10) any agreement in effect as of the Issue Date or any amendment thereto (so long as such amendment is not disadvantageous to the Holders in any material respect) or any transaction contemplated thereby;

    (11) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to OI Group or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of OI Group or the senior management thereof;

    (12) the issuance of Equity Interests (other than Disqualified Stock) of OI Group or the Company to any Principal; and

    (13) transactions involving the sale of accounts receivables by OI Group or any of its Restricted Subsidiaries or a special purpose vehicle established by any of them to purchase and sell receivables.

    ADDITIONAL GUARANTEES/PLEDGES

    If a Domestic Subsidiary of OI Group or any of its Restricted Subsidiaries guarantees Indebtedness under the Credit Agreement, including the reinstatement or renewal of a Guarantee of Indebtedness under the Credit Agreement previously released under the Credit Agreement, then that Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 10 business days of the date on which it executes a guarantee under the Credit Agreement.

    If, on or after the Issue Date, any Domestic Subsidiary of OI Group pledges any property or assets to secure obligations under the Credit Agreement (other than pursuant to the Collateral Documents or as contemplated by the Credit Agreement), then such property or assets will, subject to certain exceptions, also secure the notes.

    DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The Board of Directors of OI Group may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; PROVIDED that in no event shall the business currently operated by the Company be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by OI Group and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Investment made as of the time of such designation and that designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of OI Group may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of OI Group of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

    LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

    OI Group will not permit any of its Domestic Subsidiaries, directly or indirectly, to guarantee the payment of any other Indebtedness of the Company or OI Group unless such Domestic Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Domestic Subsidiary, which Guarantee shall be senior to or PARI PASSU with such Subsidiary's Guarantee of such other Indebtedness.

    Notwithstanding the preceding paragraph, any Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "--Guarantees." The form of the Guarantee will be attached as an exhibit to, or included in, the Indenture.

    PAYMENTS FOR CONSENT

    OI Group will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes or the Guarantees unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS

    Whether or not required by the SEC, so long as any notes are outstanding, OI Group will furnish to the Holders of the notes, within the time periods specified in the SEC's rules and regulations:

    (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if OI Group were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by OI Group's certified independent accountants; and

    (2) all current reports that would be required to be filed with the SEC on Form 8-K if OI Group were required to file such reports.

    In addition, whether or not required by the SEC, OI Group will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an Event of Default:

    (1) default for 30 days in the payment when due of interest on, or liquidated damages, if any, with respect to, the notes;

    (2) default in payment when due of the principal of, or premium, if any, on the notes;

    (3) failure by OI Group or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales" or "--Certain Covenants--Merger, Consolidation or Sale of Assets";

    (4) failure by OI Group or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture, the notes, the Guarantees of the notes

       (with respect to any Guarantor) and the Collateral Documents (with respect to any Restricted Subsidiary which has pledged assets or property to secure its obligations under the Indenture and the notes);

    (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by OI Group or any Restricted Subsidiary (or the payment of which is guaranteed by OI Group or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

       (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

       (b) results in the acceleration of such Indebtedness prior to its express maturity; PROVIDED, that an Event of Default will not be deemed to occur with respect to any such accelerated Indebtedness which is repaid or prepaid within 20 business days after such declaration;

       and, in any individual case, the principal amount of any such Indebtedness is equal to or in excess of $50.0 million, or such Indebtedness together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more;

    (6) any final judgment or order for payment of money in excess of $50.0 million in any individual case and $100.0 million in the aggregate at any time shall be rendered against OI Group or any of its Restricted Subsidiaries and such judgment shall not have been paid, discharged or stayed for a period of 60 days;

    (7) except as permitted by the Indenture or the Collateral Documents, any Guarantee of the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the notes;

    (8) certain events of bankruptcy or insolvency with respect to the Company, OI Group or any Significant Subsidiary of OI Group; and

    (9) except as permitted by the Collateral Documents, any amendments thereto and the provisions of the Indenture, any of the Collateral Documents ceases to be in full force and effect or ceases to be effective, in all material respects, to create the Lien purported to be created in the Collateral in favor of the Holders for 60 days after notice.

    In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to OI Group or any Significant Subsidiary of OI Group, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

    A Holder of notes may not pursue any remedy with respect to the Indenture, the notes, any Guarantee or any Collateral Document unless: (1) the Holder gives to the Trustee written notice of a continuing Event of Default; (2) the Holders of at least 25% in principal amount of such notes outstanding make a written request to the Trustee to pursue the remedy; (3) such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity; and (5) during such 30-day period the Holders of a majority in principal amount of the outstanding notes do not give the Trustee a direction which is inconsistent with the request. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or liquidated damages) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or liquidated damages on, or the principal of, the notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Guarantees of the notes, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees of the notes ("Legal Defeasance") except for:

    (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and liquidated damages, if any, on such notes when such payments are due from the trust referred to below;

    (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

    (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantors' obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the Indenture.

    In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and liquidated damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

    (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

    (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

    (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which OI Group or the Company or any of their Restricted Subsidiaries are a party or by which OI Group or the Company or any of such Restricted Subsidiaries are bound;

    (6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

    (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

    (8) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture, the notes or the Guarantees of the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture, the notes or the Guarantees of the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). Amendments to the Collateral Documents will be made in accordance with their terms.

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

    (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal of or change the fixed maturity of any note or alter the provisions, or waive any payment, with respect to the redemption of the notes;

    (3) reduce the rate of or change the time for payment of interest on any Note;

    (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

    (5) make any note payable in money other than U.S. dollars;

    (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or liquidated damages, if any, on the notes;

    (7) release any Guarantor from any of its obligations under its Guarantee, the Indenture or any Collateral Document, except in accordance with the terms of the Guarantee, the Indenture and any Collateral Document;

    (8) impair the right to institute suit for the enforcement of any payment on or with respect to the notes, the Guarantees of the notes or the Collateral Documents;

    (9) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the "--Repurchase at the Option of Holders--Asset Sales" covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "--Repurchase at the Option of Holders--Change of Control" covenant, including, in each case, amending, changing or modifying any definition relating thereto;

    (10) except as otherwise permitted under the "--Merger, Consolidation and Sale of Assets" covenant, consent to the assignment or transfer by OI Group, the Company or any Guarantor of any of their rights or obligations under the Indenture;

    (11) amend or modify any of the provisions of the Indenture or any Guarantee of the notes in a manner material and adverse to the Holders of the notes except (a) in accordance with the terms of the Indenture or such Guarantee or (b) as permitted by the following paragraph;

    (12) amend or modify any of the provisions of the Collateral Documents except (a) in accordance with the terms of such documents or (b) as permitted by the following paragraph; or

    (13) make any change in the preceding amendment and waiver provisions.

    Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the notes, the Guarantees and the Collateral Documents:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated notes in addition to or in place of certificated notes;

    (3) to provide for the assumption of the Company's or any Guarantor's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all the Company's or such Guarantor's assets;

    (4) to provide for the assumption of the Company's obligations to Holders of the notes by OI Inc. in accordance with the provisions of the Indenture;

    (5) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture, the Guarantees of the notes or the Collateral Documents of any such Holder (including, but not limited to, adding a Guarantor under the Indenture and adding additional collateral for the benefit of the Holders of the notes); or

    (6) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

    The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, the Company is required to mail to the Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all the Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

    (1) either:

       (a) all notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

       (b) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and liquidated damages, if any, and accrued interest to the date of maturity or redemption;

    (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

    (3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

    (4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

    In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

INTERCREDITOR AGREEMENT

    The Intercreditor Agreement governs, among other things, (i) the direction of the Collateral Agent with respect to the exercise of remedies under the Pledge Agreement, the Security Agreement and the Mortgages, (ii) the distribution of the proceeds of certain asset sales of collateral by OI Group and its subsidiaries and the proceeds of insurance and condemnation awards, and
(iii) the distribution of proceeds of any foreclosure upon and sale of collateral under the Pledge Agreement, the Security Agreement and the Mortgages. Pursuant to the Intercreditor Agreement, the lenders under the Credit Agreement direct the Collateral Agent with respect to decisions relating to the exercise of remedies under the Pledge Agreement, the Security Agreement and the Mortgages, including whether to foreclose on the collateral following a default on the notes. Holders of the notes are generally not entitled to share in the proceeds of any asset sales of Collateral by OI Group or any subsidiary or insurance or condemnation proceeds unless pursuant to enforcement actions under the Collateral Documents. Net proceeds of any sales of collateral from an enforcement action are first shared ratably among the senior secured parties (including the Holders of the notes to the extent secured at such time by the collateral giving rise to such proceeds) based upon the relevant amounts due and payable to such senior secured party (less, in the case of the Holders of the notes, proceeds with respect to prior sales held by the Trustee, but not applied to payments on the notes). Amendments to the Intercreditor Agreement necessary to permit the incurrence of additional indebtedness secured by the collateral and to add additional secured parties thereto may be made without the consent of the Trustee or the Holders of the notes, insofar as the foregoing is not prohibited under the Indenture.

THE PLEDGE AGREEMENT

    The Pledge Agreement provides for the pledge by OI Group and OI Packaging of the Capital Stock of, and Intercompany Indebtedness owed to OI Group and OI Packaging by, their respective direct Subsidiaries to secure OI Group's and its Subsidiaries' obligations, including OI Packaging, under or in respect of the Credit Agreement and certain other senior indebtedness, and under or in respect of the notes, including their respective Guarantees, in each case on a senior basis, and the obligations under or in respect of OI Inc.'s outstanding public debt securities on a junior basis. The notes will not be secured by the Capital Stock of OI General FTS Inc. and the Intercompany Indebtedness owed by OI General FTS Inc. to OI Group, which is pledged to the lenders under the Pledge Agreement. See "Risk Factors--Risks Relating to the Notes--Notes Effectively Subordinated to Certain Secured Credit Agreement Obligations and Obligations of OI Inc.--The notes are effectively subordinated to the obligations under the secured credit agreement, certain obligations owing to lenders or their affiliates as permitted under the secured credit agreement and obligations related to OI Inc.'s $1.7 billion of outstanding public debt securities to the extent these obligations are secured by collateral that does not secure the notes." Upon the occurrence of an Event of Default (as defined in the Pledge Agreement), the Pledge Agreement provides for the foreclosure upon and sale of the pledged collateral, including the Collateral pledged to secure the notes, by the Collateral Agent and the ratable distribution of the net proceeds of any such sale (to the extent secured by the applicable collateral) first to the holders of the senior secured obligations and second to the holders of the junior secured obligations, in each case in accordance with the Intercreditor Agreement. In general, the lenders under the Credit Agreement have the power to terminate the Pledge Agreement and release the collateral pledged thereunder when the obligations under the Credit Agreement have been paid in full, when the collateral thereunder no longer secures the obligations under the Credit Agreement, or when OI Inc. and OI Group achieve the investment grade ratings specified in the Credit Agreement and the Collateral Agent acknowledges such ratings. In addition, all or any portion of the collateral pledged under the Pledge Agreement may be released upon the approval of lenders under the Credit Agreement.

SECURITY AGREEMENT AND MORTGAGES

    The Security Agreement and the Mortgages provide for the granting of security interests and liens by OI Group and substantially all its Domestic Subsidiaries in substantially all of their respective personal property (excluding the collateral pledged under the Pledge Agreement) and real property consisting of fee or ground leasehold interests with an individual value in excess of $25.0 million subject to certain exceptions. Subject to certain limitations and exceptions, the security interests granted under the Security Agreement secure the obligations of OI Group and its Subsidiaries under or in respect of the Credit Agreement, certain other senior indebtedness and the notes, including their respective Guarantees, and the liens granted by the Mortgages secure the obligations of the applicable mortgagor under or in respect of the Credit Agreement, certain other senior indebtedness and the notes, including their respective guarantees. The collateral under the Security Agreement consisting of the Capital Stock of substantially all of the Domestic Subsidiaries of Credit Agreement Domestic Borrowers, Intercompany Indebtedness owed to the Credit Agreement Domestic Borrowers and substantially all of their Domestic Subsidiaries, and the Capital Stock of the first-tier foreign subsidiaries will not secure the notes. See "Risk Factors--Risks Relating to the Notes--Notes Effectively Subordinated to Certain Secured Credit Agreement Obligations and Obligations of OI Inc.--The notes are effectively subordinated to the obligations under the secured credit agreement, certain obligations owing to lenders or their affiliates as permitted under the secured credit agreement and obligations related to OI Inc.'s $1.7 billion of outstanding public debt securities to the extent these obligations are secured by collateral that does not secure the notes." Upon the occurrence of an Event of Default (as defined in the Security Agreement and the Mortgages, as applicable), the Security Agreement and the Mortgages provide for the foreclosure upon and sale of the applicable collateral, including the Collateral pledged to secure the notes, by the Collateral Agent and the distribution of the net proceeds of any such sale (to the extent secured by the applicable collateral) first to the holders of the secured obligations in each case in accordance with the Intercreditor Agreement. In general, the lenders under the Credit Agreement have the power to terminate the Security Agreement and Mortgages and release the collateral thereunder when the obligations under the Credit Agreement have been paid in full, when the collateral thereunder no longer secures the obligations under the Credit Agreement, or when OI Inc. and OI Group achieve the investment grade ratings specified in the Credit Agreement and the Collateral Agent acknowledges such ratings. In addition, all or any portion of the collateral under the Security Agreement and the Mortgages may be released upon the approval of lenders under the Credit Agreement.

RELEASES OF COLLATERAL


    Under the terms of the Collateral Documents, the lenders under the Credit Agreement determine the circumstances and manner in which the collateral, including the Collateral securing the notes and the Guarantees of the notes, shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Collateral Documents and whether to foreclose on the Collateral following a default on the notes. Generally, upon any sale, transfer or other disposition of Collateral in a transaction not prohibited by the Credit Agreement and the Collateral Documents, including an Asset Sale, the Collateral will be released from the Liens created by the Collateral Documents. Moreover, when the obligations under the Credit Agreement have been paid in full, when the collateral under the Collateral Documents no longer secures the obligations under the Credit Agreement and upon election of the applicable grantors or pledgors, or when OI Inc. and OI Group achieve the investment grade ratings specified in the Credit Agreement and the Collateral Agent acknowledges such ratings, each of the Collateral Documents may be terminated and the collateral, including the Collateral securing the notes and the Guarantees of the notes, thereunder released. The Holders of the notes, however, are entitled, under certain circumstances, to their ratable share of the distribution of the proceeds of the Collateral as described in the Intercreditor Agreement. In connection with releases of collateral, the Company will comply with

Section 314(d)(1) of the Trust Indenture Act, as applicable. See "--Intercreditor Agreement." In addition, the Collateral Documents provide that upon release of a Guarantee under the Indenture, the security interest in the assets of that Guarantor securing the notes and the Guarantees of the notes will be released simultaneously. Under the indemnification provisions contained in the Intercreditor Agreement, any pro rata payments due to the Collateral Agent from the Holders of the notes will be deducted from their portion of the proceeds from the Collateral prior to the distribution of such proceeds. The amount of indebtedness secured under the Collateral Documents may be increased without the consent of the Trustee or the Holders of the notes.


CONCERNING THE TRUSTEE

    If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

    Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Owens-Brockway Glass Container Inc., One SeaGate, Toledo, Ohio 43666, Attention: Investor Relations.

BOOK-ENTRY, DELIVERY AND FORM

    The exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The exchange notes will be represented by one or more exchange notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

    Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of exchange notes in certificated form.

    Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

DEPOSITORY PROCEDURES

    The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

    DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised the Company that, pursuant to procedures established by it:

    (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

    (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

    Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    EXCEPT AS DESCRIBED BELOW, OWNERS OF AN INTEREST IN THE GLOBAL NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    Payments in respect of the principal of, and interest and premium and liquidated damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

    (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

    (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

    DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

    Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

    Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

    DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

    Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

    A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

    (1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

    (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

    (3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

    In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless that legend is not required by applicable law.

SAME DAY SETTLEMENT AND PAYMENT

    The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of

DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person:

    (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

    (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

    "ASSET SALE" means:

    (1) the sale, lease, conveyance or other disposition of any assets; PROVIDED that the sale, conveyance or other disposition of all or substantially all of the assets of OI Group and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

    (2) the issuance of Equity Interests by any of OI Group's Restricted Subsidiaries or the sale of Equity Interests in any of OI Group's Restricted Subsidiaries.

    Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

    (1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $10.0 million;

    (2) a transfer of assets between or among OI Group and its Restricted Subsidiaries;

    (3) an issuance of Equity Interests by a Restricted Subsidiary of OI Group to OI Group or to another Restricted Subsidiary of OI Group;

    (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

    (5) the sale, lease, conveyance or other disposition of any assets securing the Indenture or the Credit Agreement in connection with the enforcement of the security interests contained therein pursuant to the terms of the Intercreditor Agreement;

    (6) the sale or other disposition of cash or Cash Equivalents;

    (7) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments"; and

    (8) the exchange of assets held by OI Group or a Restricted Subsidiary of OI Group for assets held by any Person or entity (including Equity Interests of such Person or entity), provided that (i) the assets received by OI Group or such Restricted Subsidiary of OI Group in any such exchange will immediately constitute, be part of, or be used in a Permitted Business; and (ii) any such assets received are of a comparable Fair Market Value to the assets exchanged as determined in good faith by OI Group.

    "BOARD OF DIRECTORS" means:

    (1) with respect to a corporation, the board of directors of the corporation;

    (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

    (3) with respect to any other Person, the board or committee of such Person serving a similar function.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means:

    (1) in the case of a corporation, corporate stock;

    (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

    (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

    (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTs" means:

    (1) United States dollars;

    (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof and
       (a) backed by the full faith and credit of the United States or
       (b) having a rating of at least AAA from S&P or at least Aaa from Moody's, in each case maturing not more than one year from the date of acquisition;

    (3) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year of the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody's;

    (4) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender under the Credit Agreement or any domestic commercial bank having capital and surplus of not less than $250.0 million;

    (5) repurchase and reverse repurchase obligations for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

    (6) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within one year from the date of creation thereof; and

    (7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition or that has a rating of at least AAA from S&P or at least Aaa from Moody's.

    "CHANGE OF CONTROL" means the occurrence of any of the following:

    (1) OI Inc. or OI Group becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Principals and their Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 35% or more of the total voting power of the Voting Stock of OI Inc.; or

    (2) the first day on which a majority of the members of the Board of Directors of OI Inc. are not Continuing Directors; or

    (3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes, directly or indirectly, the beneficial owner (as defined above) of 35% or more of the voting power of all classes of Voting Stock of the Company; or

    (4) the first day on which OI Inc. fails to own 100% of the issued and outstanding Equity Interests of OI Group.

    "COLLATERAL" means all of the property from time to time in which Liens are purported to be granted to secure the notes or Guarantees of the notes pursuant to the Collateral Documents.

    "COLLATERAL AGENT" shall have the meaning given to it in the Credit
Agreement.

    "COLLATERAL DOCUMENTS" means, collectively, the Intercreditor Agreement, the Pledge Agreement and the Security Agreement, each as in effect on the Issue Date and as amended, amended and restated, modified, renewed, replaced or restructured from time to time and the Mortgages each as in effect on the Issue Date and any additional Mortgages created from time to time, and as amended, amended and restated, modified, renewed or replaced from time to time.

    "CONSOLIDATED CASH FLOW" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period PLUS:

    (1) an amount equal to any extraordinary loss realized by such Person or any of its Restricted Subsidiaries in connection with any sale or other disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; PLUS

    (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; PLUS

    (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including without limitation amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; PLUS

    (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges and expenses were deducted in computing such Consolidated Net Income; MINUS

    (5) an amount equal to any extraordinary gain realized by such person or any of its Restricted Subsidiaries in connection with any sale or other disposition of assets, to the extent such gains were included in computing such Consolidated Net Income; MINUS

    (6) pension expenses, retiree medical expenses and any other material non-cash items increasing Consolidated Net Income for such period that are disclosed in such Person's financial statements, other than accrual of revenue in the ordinary course of business, in each case without duplication, on a consolidated basis and determined in accordance with GAAP; MINUS

    (7) net cash payments to OI Inc. by OI Group for (i) claims of persons for exposure to asbestos containing products and expenses related thereto and
       (ii) dividends on any outstanding preferred stock of OI Inc., in each case without duplication, on a consolidated basis and determined in accordance with GAAP.

    Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, amortization and other non-cash charges and expenses of, a Restricted Subsidiary of OI Group will be added to Consolidated Net Income to compute Consolidated Cash Flow of OI Group only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to OI Group by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and would not be prohibited, directly or indirectly, by the operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders, other than agreements, instruments, judgments, decrees, orders, statutes, rules and government regulations existing on the Issue Date.

    "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

    (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary of the specified Person;

    (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, is prohibited, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, other than agreements, instruments, judgments, decrees, orders, statutes, rules and government regulations existing on the Issue Date;

    (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

    (4) the cumulative effect of a change in accounting principles under GAAP will be excluded;

    (5) all extraordinary, unusual or nonrecurring gains and losses (including without limitation any one-time costs incurred in connection with acquisitions) (together with any related provision for taxes) will be excluded;

    (6) any gain or loss (together with any related provision for taxes) realized upon the sale or other disposition of any property, plant or equipment of the specified Person or its Restricted Subsidiaries (including pursuant to any sale and leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss (together with any related provision for taxes) realized upon the sale or other disposition by the specified Person or any Restricted Subsidiary of the specified Person of any Capital Stock of any Person or any Asset Sale will be excluded to the extent that any such gain or loss exceeds $5.0 million with respect to any one occurrence or $15.0 million in the aggregate with respect to gains or losses during any twelve-month period;

    (7) the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

    (8) any deduction for minority owners' interest in earnings of Subsidiaries will be excluded.

    "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of OI Inc., who:

    (1) was a member of such Board of Directors on the date of the Indenture; or

    (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

    "CREDIT AGREEMENT" means that certain Secured Credit Agreement, dated as of April 23, 2001, by and among the Borrowers named therein, OI Group and Owens-Illinois General, Inc., as Borrower's Agent, Deutsche Banc Alex. Brown and Banc of America Securities, LLC, as Joint Lead Arrangers and Joint Book Managers, Deutsche Bank AG, London Branch, as UK Administrative Agent, Bankers Trust Company, as Administrative Agent, and the other Agents and the other Lenders named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, modified, renewed, refunded, replaced, substituted or refinanced or otherwise restructured (including but not limited to, the inclusion of additional borrowers thereunder) from time to time.

    "CREDIT AGREEMENT DOMESTIC BORROWERS" means the Company, OI General
FTS Inc. and OI Plastic Products FTS Inc., to the extent at the time of determination such entity is a borrower under the Credit Agreement and any other Domestic Subsidiary of OI Group that is, at the relevant time, a borrower under the Credit Agreement.

    "CREDIT FACILITIES" means (1) one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other lenders providing for revolving credit loans, term loans, bankers acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, refinanced or otherwise restructured in whole or in part from time to time (collectively, "Bank Facilities"); and (2) notes, debentures or other financing instruments or any combination thereof incurred after the Issue Date ("Non-Bank Refinancing"), including any refinancing thereof, to the extent such Non-Bank Refinancing replaces, refinances or otherwise restructures Indebtedness under Credit Facilities PROVIDED that after giving effect to the issuance and use of proceeds of such Non-Bank Refinancing, OI Group and/or its Restricted Subsidiaries will have available borrowings under the Bank Facilities of at least $2.5 billion.

    "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

    "DESIGNATED NONCASH CONSIDERATION" means the noncash consideration received by OI Group or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate setting forth the basis of such valuation, executed by an officer of OI Group or the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

    "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the Holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof (other than as a result of a change of control or asset sale), in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature or are no longer outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the Holders thereof have the right to require OI Group or the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that OI Group or the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "DOMESTIC SUBSIDIARY" means any Restricted Subsidiary of OI Group other than a Foreign Subsidiary.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "EQUITY OFFERING" means any public or private sale of common stock (other than Disqualified Stock) of OI Inc. (other than public offerings with respect to common stock registered on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of OI Inc.).

    "EXISTING INDEBTEDNESS" means the aggregate principal or commitment amount of Indebtedness of OI Group and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid or terminated.

    "EXISTING IRBS" means the Holmes County Ohio 5.85% Industrial Revenue Bonds due 2007, the Kansas City, Missouri Industrial Development Revenue Bonds due 2008 and the City of Mentor, Ohio Industrial Development Bonds due 2004, and any extensions, renewals or refinancings thereof to the extent that such extensions, renewals and refinancings thereof do not result in an increase in the aggregate principal amount of such Existing IRBs.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under pressure or compulsion to complete the transaction.

    "FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

    In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

    (1) acquisitions and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

    (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

    (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date;

    (4) the consolidated interest expense attributable to interest on any Indebtedness computed on a pro forma basis and (a) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and
       (b) that was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate; and

    (5) the consolidated interest expense attributable to interest on any working capital borrowings under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such working capital borrowings during the applicable period.

    "FIXED CHARGES" means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

    (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to attributable debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; PLUS

    (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; PLUS

    (3) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person; PLUS

    (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of OI Group (other than Disqualified Stock) or to OI Group or a Restricted Subsidiary of OI Group, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

    "FOREIGN SUBSIDIARY" means any Restricted Subsidiary of OI Group which is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

    "GOVERNMENT SECURITIES" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

    "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

    "GUARANTORS" means:

    (1) OI Group;

    (2) each direct or indirect Domestic Subsidiary of OI Group (other than the Company) that guarantees the Credit Agreement as of the date of the Indenture; and

    (3) each future direct or indirect Domestic Subsidiary of OI Group that guarantees the Credit Agreement and executes a Guarantee of the notes in accordance with the provisions of the Indenture;

and their respective successors and assigns.

    "HEDGING OBLIGATIONS" means, with respect to any specified Person, the obligations of such Person under:

    (1) interest rate swap agreements, interest rate cap agreements interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

    (2) currency exchange swap agreements, currency exchange cap agreements, currency exchange collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in currency values; and

    (3) commodity swap agreements; commodity cap agreements, commodity collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in commodity prices.

    "HOLDER" means a Person in whose name a note is registered on the registrar's books.

    "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

    (1) borrowed money;

    (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

    (3) banker's acceptances;

    (4) representing Capital Lease Obligations;

    (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued liability or trade payable; or

    (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes the lesser of the Fair Market Value on the date of incurrence of any asset of the specified Person subject to a Lien securing the Indebtedness of others and the amount of such Indebtedness secured and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

    The amount of any Indebtedness outstanding as of any date shall be:

    (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

    (2) the principal amount thereof, in the case of any other Indebtedness.

    "INTERCOMPANY INDEBTEDNESS" means any Indebtedness of OI Group or any Subsidiary of OI Group which, in the case of OI Group, is owing to OI Inc. or any Subsidiary of OI Group and, in the case of any Subsidiary of OI Group, is owing to OI Group or any other Subsidiary of OI Group.

    "INTERCREDITOR AGREEMENT" means the intercreditor agreement, dated as of April 23, 2001, by and among Bankers Trust Company, as administrative agent for the lenders party to the Credit Agreement, Bankers Trust Company, as Collateral Agent and any other parties thereto, as amended, amended and restated or otherwise modified from time to time.

    "INVESTMENT GRADE PERMITTED LIENS" means:

    (1) Liens arising under the Collateral Documents other than Liens securing the OI Inc. Senior Notes on the Issue Date;

    (2) Liens incurred after the Issue Date on the assets (including shares of Capital Stock and Indebtedness) of OI Group or any Domestic Subsidiary of OI Group; PROVIDED, HOWEVER, that the aggregate amount of Indebtedness and other obligations at any time outstanding secured by such Liens pursuant to clause (1) above and this clause (2) shall not exceed the sum of $5.5 billion plus 50% of Tangible Assets acquired by the Company or any Domestic Subsidiary after the Issue Date;

    (3) Liens in favor of OI Group or any Domestic Subsidiary of OI Group;

    (4) Liens on property or shares of capital stock of a Person existing at the time such Person is merged with or into or consolidated with OI Group or any Domestic Subsidiary of OI Group;

       PROVIDED that such Liens were not incurred in connection with or in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with OI Group or the Domestic Subsidiary;

    (5) Liens on property or shares of capital stock existing at the time of acquisition thereof by OI Group or any Domestic Subsidiary of OI Group, PROVIDED that such Liens were not incurred in connection with or in contemplation of such acquisition and do not extend to any property other than the property so acquired by OI Group or the Domestic Subsidiary;

    (6) Liens (including extensions and renewals thereof) upon real or personal (whether tangible or intangible) property acquired after the Issue Date, PROVIDED that:

       (a) such Lien is created solely for the purpose of securing Indebtedness incurred to finance all or any part of the purchase price or cost of construction or improvement of property, plant or equipment subject thereto and such Lien is created prior to, at the time of or within 12 months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, plant or equipment or to refinance any such Indebtedness previously so secured;

       (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and

       (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

    (7) Liens to secure any Capital Lease Obligation or operating lease;

    (8) Liens encumbering customary initial deposits and margin deposits;

    (9) Liens securing Indebtedness under Hedging Obligations;

    (10) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by OI Group or any of its Domestic Subsidiaries in the ordinary course of business of OI Group and its Domestic Subsidiaries;

    (11) Liens on or sales of receivables and customary cash reserves established in connection therewith;

    (12) Liens securing OI Group's or any of its Domestic Subsidiary's obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of inventory or other goods; and

    (13) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

    "INVESTMENT GRADE RATINGS" means a debt rating of the notes of BBB- or higher by S&P and Baa3 or higher by Moody's or the equivalent of such ratings by S&P or Moody's or in the event S&P or Moody's shall cease rating the notes and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

    "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons in the forms of loans (including Guarantees thereof), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If OI Group or any Restricted Subsidiary of OI Group sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of OI

Group such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of OI Group, OI Group shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by OI Group or any Restricted Subsidiary of OI Group of a Person that holds an Investment in a third Person shall be deemed to be an Investment by OI Group or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

    "ISSUE DATE" means January 24, 2002, the date of the original issuance of the private notes.

    "KKR" means Kohlberg Kravis Roberts & Co., L.P., a Delaware limited partnership.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

    "MOODY'S" means Moody's Investors Service, Inc. or any successor rating agency.

    "MORTGAGES" means mortgages as defined under the Credit Agreement securing real property in the United States of America.

    "NET INCOME" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

    "NET PROCEEDS" means the aggregate cash proceeds received by OI Group or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of any bona fide direct costs relating to such Asset Sale, including, without limitation, reasonable legal, accounting and investment banking fees, reasonable sales commissions, any reasonable relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness that is paid with the proceeds of such Asset Sale and any reasonable reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and for the after-tax cost of any indemnification payments (fixed and contingent) attributable to sellers' indemnities to the purchaser.

    "NON-RECOURSE DEBT" means Indebtedness:

    (1) as to which neither OI Group nor any of its Restricted Subsidiaries
       (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or
       (c) constitutes the lender;

    (2) no default with respect to which (including any rights that the Holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any Holder of any other Indebtedness of OI Group or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

    (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of OI Group or any of its Restricted Subsidiaries.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFSHORE COLLATERAL DOCUMENTS" means the Offshore Security Agreements and the Mortgages securing real property outside of the United States of America.

    "OFFSHORE SECURITY AGREEMENTS" has the meaning assigned to such term in the Credit Agreement.

    "OI INC. ORDINARY COURSE PAYMENTS" means dividends or other distributions by, or payments of Intercompany Indebtedness from, OI Group to OI Inc. necessary to permit OI Inc. to pay any of the following items which are then due and payable: (i) Permitted OI Inc. Debt Obligations; (ii) claims of persons for exposure to asbestos-containing products and expenses related thereto;
(iii) consolidated tax liabilities of OI Inc. and its Subsidiaries; and
(iv) general administrative costs and other on-going expenses of OI Inc. in the ordinary course of business consistent with past practices.

    "OI INC. SENIOR NOTES" means the Indebtedness of OI Inc. outstanding as of any date pursuant to its $300.0 million aggregate principal amount of 7.85% Senior Notes due 2004, $350.0 million aggregate principal amount of 7.15% Senior Notes due 2005, $300.0 million aggregate principal amount of 8.10% Senior Notes due 2007, $250.0 million aggregate principal amount of 7.35% Senior Notes due 2008, $250.0 million aggregate principal amount of 7.50% Senior Debentures due 2010, and $250.0 million aggregate principal amount of 7.80% Senior Debentures due 2018.

    "PERMITTED BUSINESS" means any business conducted or proposed to be conducted (as described in the offering memorandum relating to the private notes) by OI Group and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto.

    "PERMITTED INVESTMENTS" means:

    (1) any Investment in the Company, OI Group or in a Restricted Subsidiary of OI Group;

    (2) any Investment in cash or Cash Equivalents and, with respect to Foreign Subsidiaries, short term Investments similar to Cash Equivalents customarily used in the countries in which such Foreign Subsidiaries are located;

    (3) any Investment by OI Group or any Restricted Subsidiary of OI Group in a Person, if as a result of such Investment:

       (a) such Person becomes a Restricted Subsidiary of OI Group; or

       (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, OI Group or a Restricted Subsidiary of OI Group;

    (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

    (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of OI Inc., the Company or OI Group;

    (6) Hedging Obligations;

    (7) advances to employees, officers and directors not in excess of $2.0 million outstanding at any one time, in the aggregate;

    (8) obligations of employees, officers and directors, not in excess of $2.0 million outstanding at any one time, in the aggregate, in connection with such employees', officers' or directors' acquisition of shares of OI Inc. common stock, so long as no cash is actually advanced to such employees, officers or directors in connection with the acquisition of any such shares;

    (9) any Investment existing on the Issue Date; and

    (10) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other such Investments outstanding at any such time, not to exceed $150.0 million.

    "PERMITTED LIENS" means:

    (1) Liens arising under the Collateral Documents other than Liens securing the OI Inc. Senior Notes on the Issue Date;

    (2) Liens incurred after the Issue Date on the assets (including shares of Capital Stock and Indebtedness) of OI Group or any Restricted Subsidiary of OI Group; PROVIDED, HOWEVER, that the aggregate amount of Indebtedness and other obligations at any time outstanding secured by such Liens pursuant to clause (1) above and this clause (2) shall not exceed the sum of $5.5 billion plus 50% of Tangible Assets acquired by the Company or any Guarantor or that are owned by any Restricted Subsidiary that becomes a Guarantor after the Issue Date;

    (3) Liens in favor of OI Group or any Restricted Subsidiary of OI Group;

    (4) Liens on property or shares of capital stock of a Person existing at the time such Person is merged with or into or consolidated with OI Group or any Restricted Subsidiary of OI Group; PROVIDED that such Liens were not incurred in connection with or in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with OI Group or the Restricted Subsidiary;

    (5) Liens on property or shares of capital stock existing at the time of acquisition thereof by OI Group or any Restricted Subsidiary of OI Group, PROVIDED that such Liens were not incurred in connection with or in contemplation of such acquisition and do not extend to any property other than the property so acquired by OI Group or the Restricted Subsidiary;

    (6) Liens on property or shares of capital stock of any Foreign Subsidiary, including shares of capital stock of any Foreign Subsidiary owned by a Domestic Subsidiary, to secure Indebtedness of a Foreign Subsidiary permitted to be incurred under the Indenture;

    (7) Liens (including extensions and renewals thereof) upon real or personal (whether tangible or intangible) property acquired after the Issue Date, PROVIDED that:

       (a) such Lien is created solely for the purpose of securing Indebtedness incurred to finance all or any part of the purchase price or cost of construction or improvement of property, plant or equipment subject thereto and such Lien is created prior to, at the time of or within 12 months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, plant or equipment or to refinance any such Indebtedness previously so secured;

       (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and

       (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

    (8) Liens to secure any Capital Lease Obligation or operating lease;

    (9) Liens encumbering customary initial deposits and margin deposits;

    (10) Liens securing Indebtedness under Hedging Obligations;

    (11) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by OI Group or any of its Restricted Subsidiaries in the ordinary course of business of OI Group and its Restricted Subsidiaries;

    (12) Liens on or sales of receivables and customary cash reserves established in connection therewith;

    (13) Liens securing OI Group's or any of its Restricted Subsidiaries' obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of inventory or other goods; and

    (14) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor.

    "PERMITTED OI INC. DEBT OBLIGATIONS" means Obligations with respect to the OI Inc. Senior Notes and any refinancings of the $300.0 million aggregate principal amount of 7.85% Senior Notes due 2004, the $350.0 million aggregate principal amount of 7.15% Senior Notes due 2005 of OI Inc., the $300.0 million aggregate principal amount of 8.10% Senior Notes due 2007, the $250.0 million aggregate principal amount of 7.35% Senior Notes due 2008 and the $250.0 million aggregate principal amount of 7.50% Senior Debentures due 2010, and the Existing IRBs and up to an additional $50.0 million of IRB financing.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of OI Group or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund such other Indebtedness of OI Group or any of its Restricted Subsidiaries (other than Intercompany Indebtedness); PROVIDED that:

    (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal or commitment amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any premiums necessary to accomplish such refinancing and such expenses incurred in connection therewith);

    (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

    (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

    "PLEDGE AGREEMENT" means the Pledge Agreement, dated as of April 23, 2001, between OI Group, OI Packaging, and Bankers Trust Company, as Collateral Agent, as amended, amended and restated or otherwise modified from time to time.

    "PRINCIPALS" means KKR and its Affiliates.

    "RATING AGENCY" means any of:

    (1) S&P;

    (2) Moody's; or

    (3) if S&P or Moody's or both shall not make a rating of the notes publicly available, a security rating agency or agencies, as the case may be, nationally recognized in the United States, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be, and, in each case, any successors thereto.

    "RELATED PARTY" means:

    (1) any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

    (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Ratings Services, a division of McGraw Hill Inc., a New York corporation, or any successor rating agency.

    "SECURITY AGREEMENT" means the Security Agreement, dated as of April 23, 2001, entered into by and among OI Group, each of the direct and indirect subsidiaries of OI Group signatory thereto, each additional grantor that may become a party thereof, and Bankers Trust Company, as Collateral Agent, as amended, amended and restated, or otherwise modified from time to time.

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary of OI Group that would be a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such Regulation is in effect as of the date of the Indenture.

    "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBSIDIARY" means, with respect to any specified Person:

    (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

    (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
       (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "TANGIBLE ASSETS" means the total consolidated assets, LESS goodwill and intangibles, of OI Group and its Restricted Subsidiaries, as shown on the most recent balance sheet of OI Group.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of OI Group that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

    (1) has no Indebtedness other than Non-Recourse Debt;

    (2) is not party to any agreement, contract, arrangement or understanding with OI Group or any Restricted Subsidiary of OI Group unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to OI Group or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of OI Group;

    (3) is a Person with respect to which neither OI Group nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

    (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of OI Group or any of its Restricted Subsidiaries; and

    (5) has at least one director on its Board of Directors that is not a director or executive officer of OI Group or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of OI Group or any of its Restricted Subsidiaries.

    Any designation of a Restricted Subsidiary of OI Group as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of OI Group as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," OI Group shall be in default of such covenant.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

    (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

    (2) the then outstanding principal amount of such Indebtedness.

    "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax considerations relating to the exchange your private notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

    This discussion only applies to you if you exchange your private notes for exchange notes in the exchange offer. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations applicable to your particular circumstances or if you are subject to special tax rules, including, without limitation, if you are:

    - a bank;

    - a holder subject to the alternative minimum tax;

    - a tax-exempt organization;

    - an insurance company;

    - a foreign person or entity;

    - a dealer in securities or currencies;

    - a person that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes; or

    - a person deemed to sell notes under the constructive sale provisions of the Internal Revenue Code.

    YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

    The exchange of private notes for exchange notes will be treated as a "non-event" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the private notes. As a result, no material federal income tax consequences will result to you from exchanging private notes for exchange notes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for private notes where the broker-dealer acquired the private notes as a result of market-making activities or other trading activities. We have agreed that for a period of up to 90 days after the date that this registration statement is declared effective by the SEC, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by broker-dealers for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of the notes (including any broker-dealers) against liabilities under the Securities Act.

    By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading or which may impose upon us disclosure obligations that my have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

                                 LEGAL MATTERS

    Certain legal matters with regard to the validity of the notes will be passed upon for us and the guarantors by Latham & Watkins, San Francisco, California. Certain partners and former partners of Latham & Watkins, members of their families and related persons indirectly own less than 1% of the outstanding shares of common stock of OI Inc.

                                    EXPERTS

    The consolidated financial statements of Owens-Illinois Group, Inc., Owens-Brockway Packaging Inc., Owens-Brockway Glass Container Inc., and OI Plastic Products FTS Inc., at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 and the financial statement schedule of Owens-Illinois Group, Inc., all appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

    In connection with the exchange offer, OI Group will become subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and will file reports and other information with the SEC. You may read and copy any reports and information statements and other information OI Group files at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of those materials from the SEC by mail at prescribed rates. You should direct requests to the SEC at the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling (800) SEC-0330. In addition, the SEC maintains a website (www.sec.gov) that contains the reports and other information filed by OI Group. In addition, for so long as any of the notes remains outstanding, we have agreed to make available to any prospective purchaser of the notes or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                         INDEX TO FINANCIAL STATEMENTS


                                                                    PAGE
                                                                  --------
CONSOLIDATED FINANCIAL STATEMENTS OF OWENS-ILLINOIS
  GROUP, INC.
Report of Independent Auditors..............................         F-2
Consolidated Results of Operations for the years ended
  December 31, 2001, 2000 and 1999..........................         F-3
Consolidated Balance Sheets at December 31, 2001 and 2000...         F-4
Consolidated Share Owner's Equity for the years ended
  December 31, 2001, 2000 and 1999..........................         F-6
Consolidated Cash Flows for the years ended December 31,
  2001, 2000 and 1999.......................................         F-7
Statement of Significant Accounting Policies................         F-8
Financial Review............................................        F-11
Financial Statement Schedule II--Valuation and Qualifying
  Accounts..................................................        F-34

SUBSIDIARY FINANCIAL STATEMENTS
Owens-Brockway Packaging, Inc...............................        F-36
Owens-Brockway Glass Container Inc..........................        F-59
OI Plastic Products FTS Inc.................................        F-82

FIRST QUARTER 2002 CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS (unaudited)
Owens-Illinois Group, Inc...................................        F-96
Owens-Brockway Packaging, Inc...............................       F-116
Owens-Brockway Glass Container Inc..........................       F-124
OI Plastic Products FTS Inc.................................       F-132

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Share Owner
Owens-Illinois Group, Inc.

    We have audited the accompanying consolidated balance sheets of Owens-Illinois Group, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of results of operations, share owner's equity, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the Index to Financial Statements. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Owens-Illinois Group, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Toledo, Ohio
January 24, 2002

                           OWENS-ILLINOIS GROUP, INC.
                       CONSOLIDATED RESULTS OF OPERATIONS
                             (MILLIONS OF DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Revenues:
  Net sales.................................................  $5,402.5   $5,552.1   $5,522.9
  Royalties and net technical assistance....................      24.6       25.3       30.3
  Equity earnings...........................................      19.4       19.8       22.3
  Interest..................................................      26.9       32.5       28.5
  Other.....................................................     539.9      185.1      182.7
                                                              --------   --------   --------
                                                               6,013.3    5,814.8    5,786.7

Costs and expenses:
  Manufacturing, shipping and delivery......................   4,218.4    4,359.1    4,296.4
  Research and development..................................      41.2       46.7       37.5
  Engineering...............................................      31.4       31.3       42.2
  Selling and administrative................................     341.3      285.1      295.6
  Interest..................................................     434.0      486.7      425.9
  Other.....................................................     279.8      447.5      191.3
                                                              --------   --------   --------
                                                               5,346.1    5,656.4    5,288.9
                                                              --------   --------   --------
Earnings before items below.................................     667.2      158.4      497.8
Provision for income taxes..................................     286.4       64.1      185.5
Minority share owners' interests in earnings of
  subsidiaries..............................................      20.1       22.0       13.2
                                                              --------   --------   --------

Earnings before extraordinary items.........................     360.7       72.3      299.1
Extraordinary charges from early extinguishment of debt, net
  of applicable income taxes................................      (4.1)                 (0.8)
                                                              --------   --------   --------
Net earnings................................................  $  356.6   $   72.3   $  298.3
                                                              ========   ========   ========

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                           OWENS-ILLINOIS GROUP, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (MILLIONS OF DOLLARS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2001       2000
                                                              --------   ---------
ASSETS
CURRENT ASSETS:
  Cash, including time deposits of $33.7 ($61.2 in 2000)....  $  155.6   $   229.7
  Short-term investments....................................      16.4        19.7
  Receivables, less allowances of $71.1 ($69.9 in 2000).....     754.5       770.9
  Inventories...............................................     836.7       862.4
  Prepaid expenses..........................................     147.0       136.0
                                                              --------   ---------
  Total current assets......................................   1,910.2     2,018.7

OTHER ASSETS:
  Equity investments........................................     166.1       181.4
  Repair parts inventories..................................     199.2       232.0
  Prepaid pension...........................................     879.5       770.9
  Deposits, receivables and other assets....................     582.4       490.6
  Excess of purchase cost over net assets acquired, net of
    accumulated amortization of $690.0 ($597.7 in 2000).....   2,995.3     3,101.0
                                                              --------   ---------
  Total other assets........................................   4,822.5     4,775.9

PROPERTY, PLANT, AND EQUIPMENT:
  Land, at cost.............................................     168.8       165.1
  Buildings and equipment, at cost:
    Buildings and building equipment........................     792.5       817.1
    Factory machinery and equipment.........................   4,368.9     4,301.0
    Transportation, office and miscellaneous equipment......     135.7       134.5
    Construction in progress................................     330.3       244.7
                                                              --------   ---------
                                                               5,796.2     5,662.4
  Less accumulated depreciation.............................   2,536.3     2,377.5
  Net property, plant, and equipment........................   3,259.9     3,284.9
                                                              --------   ---------
Total assets................................................  $9,992.6   $10,079.5
                                                              ========   =========

                           OWENS-ILLINOIS GROUP, INC.
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                             (MILLIONS OF DOLLARS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2001       2000
                                                              --------   ---------
LIABILITIES AND SHARE OWNER'S EQUITY
CURRENT LIABILITIES:
  Short-term loans..........................................  $   40.4   $    89.2
  Accounts payable..........................................     457.4       522.7
  Salaries and wages........................................     116.1        83.8
  U.S. and foreign income taxes.............................      12.4        21.4
  Other accrued liabilities.................................     354.4       390.1
  Long-term debt due within one year........................      30.8        30.8
                                                              --------   ---------
    Total current liabilities...............................   1,011.5     1,138.0
LONG-TERM DEBT (INCLUDING NOTE PAYABLE TO PARENT OF
  $1,700.0).................................................   5,329.7     5,729.8
DEFERRED TAXES..............................................     479.8       275.6
NONPENSION POSTRETIREMENT BENEFITS..........................     303.4       296.1
OTHER LIABILITIES...........................................     386.9       360.5
COMMITMENTS AND CONTINGENCIES
MINORITY SHARE OWNERS' INTERESTS............................     159.3       172.9
SHARE OWNER'S EQUITY:
  Common Stock, par value $.01 per share, 1,000 shares
    authorized, 100 shares issued and outstanding...........        --          --
  Other contributed capital.................................   1,735.1     1,806.4
  Retained earnings.........................................   1,163.2       806.6
  Accumulated other comprehensive income (loss).............    (576.3)     (506.4)
                                                              --------   ---------

    Total share owner's equity..............................   2,322.0     2,106.6
                                                              --------   ---------

Total liabilities and share owner's equity..................  $9,992.6   $10,079.5
                                                              ========   =========

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                           OWENS-ILLINOIS GROUP, INC.
                       CONSOLIDATED SHARE OWNER'S EQUITY
                             (MILLIONS OF DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
OTHER CONTRIBUTED CAPITAL
  Balance at beginning of year..............................  $1,806.4   $1,937.6   $2,253.1
  Net investment by (distribution to) OI Inc................     (71.3)    (131.2)    (315.5)
                                                              --------   --------   --------
    Balance at end of year..................................   1,735.1    1,806.4    1,937.6
                                                              ========   ========   ========

RETAINED EARNINGS
  Balance at beginning of year..............................     806.6      757.6      459.3
  Net earnings..............................................     356.6       72.3      298.3
  Net loss for the month ended December 31, 2000 for the
    change in the fiscal year end of certain international
    affiliates..............................................                (23.3)
                                                              --------   --------   --------
    Balance at end of year..................................   1,163.2      806.6      757.6
                                                              ========   ========   ========

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
  Balance at beginning of year..............................    (506.4)    (368.6)    (190.7)
  Foreign currency translation adjustments..................     (67.4)    (137.8)    (177.9)
  Change in fair value of certain derivative instruments....      (2.5)
                                                              --------   --------   --------
    Balance at end of year..................................    (576.3)    (506.4)    (368.6)
                                                              ========   ========   ========
Total share owner's equity..................................  $2,322.0   $2,106.6   $2,326.6
                                                              ========   ========   ========

TOTAL COMPREHENSIVE INCOME (LOSS)
  Net earnings..............................................  $  356.6   $   72.3   $  298.3
  Foreign currency translation adjustments..................     (67.4)    (137.8)    (177.9)
  Change in fair value of certain derivative instruments....      (2.5)
                                                              --------   --------   --------
    Total...................................................  $  286.7   $  (65.5)  $  120.4
                                                              ========   ========   ========

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                           OWENS-ILLINOIS GROUP, INC.
                            CONSOLIDATED CASH FLOWS
                             (MILLIONS OF DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
OPERATING ACTIVITIES:
  Earnings before extraordinary items.......................  $  360.7    $ 72.3     $299.1
  Non-cash charges (credits):
    Depreciation............................................     403.2     412.6      403.7
    Amortization of deferred costs..........................     140.5     136.9      141.6
    Deferred tax provision (credit).........................     227.3     (35.8)     110.8
    Restructuring costs, writeoffs of certain assets and
      settlement of environmental litigation................     129.4     248.3       20.8
    Gains on asset sales....................................    (439.4)               (40.8)
    Other...................................................    (112.3)   (104.9)     (69.8)
  Change in non-current operating assets....................       8.0     (43.0)     (47.1)
  Change in non-current liabilities.........................     (30.0)    (28.4)     (18.6)
  Change in components of working capital...................     (67.1)   (116.3)    (122.4)
                                                              --------    ------     ------
    Cash provided by operating activities...................     620.3     541.7      677.3
INVESTING ACTIVITIES:
  Additions to property, plant and equipment................    (531.9)   (481.4)    (650.4)
  Acquisitions, net of cash acquired........................    (184.6)    (77.1)     (34.0)
  Net cash proceeds from divestitures and other.............     605.3      94.4      337.1
                                                              --------    ------     ------
    Cash utilized in investing activities...................    (111.2)   (464.1)    (347.3)
FINANCING ACTIVITIES:
  Additions to long-term debt...............................   3,899.8     182.9      117.5
  Repayments of long-term debt..............................  (1,382.6)   (377.5)    (377.3)
  Increase (decrease) in short-term loans...................     (44.4)    (43.8)     (19.6)
  Net change in payable to parent...........................  (2,857.0)    297.6      309.7
  Investment by (distribution to) parent....................    (106.5)   (213.0)    (356.8)
  Collateral deposits for certain derivatives...............     (26.1)
  Payment of finance fees and debt retirement costs.........     (62.1)                (1.0)
                                                              --------    ------     ------
    Cash utilized in financing activities...................    (578.9)   (153.8)    (327.5)
    Effect of exchange rate fluctuations on cash............      (4.3)     15.6      (16.8)
    Effect of change in fiscal year end for certain
      international affiliates..............................                33.2
                                                              --------    ------     ------
Decrease in cash............................................     (74.1)    (27.4)     (14.3)
Cash at beginning of period.................................     229.7     257.1      271.4
                                                              --------    ------     ------
Cash at end of period.......................................  $  155.6    $229.7     $257.1
                                                              --------    ------     ------

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                  STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES


    BASIS OF CONSOLIDATED STATEMENTS. The consolidated financial statements of Owens-Illinois Group, Inc. ("Company") include the accounts of its subsidiaries. Newly acquired subsidiaries have been included in the consolidated financial statements from dates of acquisition. Prior to December 2000, substantially all of the Company's consolidated foreign subsidiaries reported their results of operations on a one-month lag, which allowed additional time to compile their results. The portion of the Company's consolidated net earnings for 2000 that was attributable to the earnings of these subsidiaries for the 12 months ended November 30, 2000 was $64.7 million ($107.5 million before unusual items). Beginning in December 2000, the one-month lag was eliminated. As a result, the December 2000 results of operations for these subsidiaries, which amounted to a net loss of $23.3 million, was recorded directly to retained earnings in December 2000. Earnings of most of these subsidiaries for the month of December are typically lower than most other months due to customer and factory holidays, fewer shipping days, and extended maintenance activity. The loss in December 2000 was greater than recent December periods as a result of lower than normal shipments for the month, lower selling prices due to product mix and currency exchange rates, high energy costs, and increased furnace repair work at several facilities.


    The Company uses the equity method of accounting for investments in which it has a significant ownership interest, generally 20% to 50%. Other investments are accounted for at cost.

    RELATIONSHIP WITH OWENS-ILLINOIS INC. The Company is a wholly-owned subsidiary of Owens-Illinois, Inc. ("OI Inc."). Although OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness, dividends for preferred stock and asbestos-related payments.
OI Inc. relies primarily on distributions from the Company to meet these obligations.

    For federal and certain state income tax purposes, the taxable income of the Company is included in the consolidated tax returns of OI Inc. and income taxes are allocated to the Company on a basis consistent with separate returns. Current income taxes are recorded by the Company on a basis consistent with separate returns.

    NATURE OF OPERATIONS. The Company is a leading manufacturer of glass containers and plastics packaging products operating in two product segments. The Company's principal product lines in the Glass Containers product segment are glass containers for the food and beverage industries. Sales of the Glass Containers product segment were 66% of the Company's 2001 consolidated sales. The Company has glass container operations located in 19 countries, while the plastics packaging products operations are located in 10 countries. The principal markets and operations for the Company's glass products are in North America, Europe, South America and Australia. The Company's principal product lines in the Plastics Packaging product segment include plastic containers, closures and plastic prescription containers. Major markets for the Company's plastics packaging products include the United States household products, personal care products, health care products, and food and beverage industries.

    USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management of the Company to make estimates and assumptions that affect certain amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, at which time the Company would revise its estimates accordingly.

    CASH. The Company defines "cash" as cash and time deposits with maturities of three months or less when purchased.

    FAIR VALUES OF FINANCIAL INSTRUMENTS. The carrying amounts reported for cash, short-term investments and short-term loans approximate fair value. In addition, carrying amounts approximate fair value for certain long-term debt obligations subject to frequently redetermined interest rates. The Company has guaranteed, on a subordinated basis, OI Inc.'s public debt securities. Fair values of such securities are generally based on public market quotations. Derivative financial instruments are included on the balance sheet at fair value.

    INVENTORY VALUATION. The Company values most U.S. inventories at the lower of last-in, first-out (LIFO) cost or market. Other inventories are valued at the lower of standard costs (which approximate average costs) or market.

    EXCESS OF PURCHASE COST OVER NET ASSETS ACQUIRED. Through December 31, 2001, the excess of purchase cost over net assets acquired was being amortized over 40 years. The Company evaluated the recoverability of long-lived assets based on undiscounted projected cash flows, excluding interest and taxes, when factors indicated that an impairment may have existed. (See "New Accounting Standards").

    PROPERTY, PLANT, AND EQUIPMENT. In general, depreciation is computed using the straight-line method. Renewals and improvements are capitalized. Maintenance and repairs are expensed as incurred.

    REVENUE RECOGNITION. The Company recognizes sales, net of estimated discounts and allowances, when title to products is transferred to customers. Shipping and handling costs are included with manufacturing, shipping, and delivery costs.

    INCOME TAXES ON UNDISTRIBUTED EARNINGS. In general, the Company plans to continue to reinvest the undistributed earnings of foreign subsidiaries and foreign corporate joint ventures accounted for by the equity method. Accordingly, taxes are provided only on that amount of undistributed earnings in excess of planned reinvestments.

    FOREIGN CURRENCY TRANSLATION. The assets and liabilities of most affiliates and associates are translated at current exchange rates and any related translation adjustments are recorded directly in share owner's equity. For the years ended December 31, 2001, 2000 and 1999, the Company's affiliates located in Venezuela operated in a "highly inflationary" economy. As such, certain assets of these affiliates were translated at historical exchange rates and all translation adjustments are reflected in the statements of Consolidated Results of Operations. During 2002, the affiliates in Venezuela will no longer be considered operating in a "highly inflationary" economy. Assets and liabilities will be translated at current exchange rates with any related translation adjustments being recorded directly to share owners' equity.

    NEW ACCOUNTING STANDARDS. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" which is effective for business combinations completed after June 30, 2001. Also in July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"), which is effective for goodwill acquired after June 30, 2001. For goodwill acquired prior to June 30, 2001, FAS No. 142 will be effective for fiscal years beginning after December 15, 2001. Under FAS No. 142, goodwill and intangible assets with indefinite lives will no longer be amortized but will be reviewed annually (or more frequently if impairment indicators arise) for impairment.

    The Company estimates that adopting FAS No. 142 will increase 2002 earnings before the effects of the accounting change by approximately $90 million compared to 2001 results. The Company has not completed its assessment of the effects that adopting FAS No. 142 will have on the reported value of goodwill, however, the Company expects that it will record an impairment charge in 2002 in connection with adopting FAS No. 142.

    In October 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"). FAS No. 144 supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS No. 121"). FAS No. 144 provides additional guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g. abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as "held for sale," however, it retains the fundamental provisions of FAS No. 121 related to the recognition and measurement of the impairment of long-lived assets to be "held and used." FAS No. 144 is effective for fiscal years beginning after December 15, 2001 and transition is prospective for committed disposal activities that are initiated after the effective date of FAS No. 144's initial application. The impact of adopting FAS No. 144 on the Company's reporting and disclosure is not expected to be material to the Company's financial position or results of operations.

                                FINANCIAL REVIEW
                      TABULAR DATA IN MILLIONS OF DOLLARS.

    CHANGES IN COMPONENTS OF WORKING CAPITAL RELATED TO OPERATIONS. Changes in the components of working capital related to operations (net of the effects related to acquisitions and divestitures) were as follows (certain amounts from prior year have been reclassified to conform to current presentation):

                                                                2001       2000       1999
                                                              --------   --------   --------
Decrease (increase) in current assets:
  Short-term investments....................................   $  3.2    $  10.4    $ (14.9)
  Receivables...............................................     (0.2)     (43.9)     (50.2)
  Inventories...............................................     43.2      (50.9)     (46.9)
  Prepaid expenses..........................................      3.4        0.8        4.4
Increase (decrease) in current liabilities:
  Accounts payable..........................................    (36.1)        .7       (7.0)
  Accrued liabilities.......................................    (54.7)     (47.8)     (22.2)
  Salaries and wages........................................     12.6       (5.0)       3.2
  U.S. and foreign income taxes.............................    (38.5)      19.4       11.2
                                                               ------    -------    -------
                                                               $(67.1)   $(116.3)   $(122.4)
                                                               ======    =======    =======

    INVENTORIES.  Major classes of inventory are as follows:

                                                                2001       2000
                                                              --------   --------
Finished goods..............................................   $641.8     $651.9
Work in process.............................................      6.2       11.7
Raw materials...............................................    125.3      130.6
Operating supplies..........................................     63.4       68.2
                                                               ------     ------
                                                               $836.7     $862.4
                                                               ======     ======

    If the inventories which are valued on the LIFO method had been valued at standard costs, which approximate current costs, consolidated inventories would be higher than reported by $19.9 million and $23.0 million at December 31, 2001 and 2000, respectively.

    Inventories which are valued at the lower of standard costs (which approximate average costs) or market at December 31, 2001 and 2000 were approximately $501.7 million and $455.4 million, respectively.

    EQUITY INVESTMENTS. Summarized information pertaining to the Company's equity associates follows:

                                                                2001       2000
                                                              --------   --------
At end of year:
  Equity in undistributed earnings:
    Foreign.................................................   $ 90.0     $ 89.3
    Domestic................................................     21.6       19.0
                                                               ------     ------
      Total.................................................   $111.6     $108.3
                                                               ======     ======
  Equity in cumulative translation adjustment...............   $(54.2)    $(46.7)
                                                               ======     ======

                                                                2001       2000       1999
                                                              --------   --------   --------
For the year:
  Equity in earnings:
    Foreign.................................................   $ 7.8      $ 5.8      $ 9.5
    Domestic................................................    11.6       14.0       12.8
                                                               -----      -----      -----
      Total.................................................   $19.4      $19.8      $22.3
                                                               =====      =====      =====
  Dividends received........................................   $18.2      $14.5      $10.1
                                                               =====      =====      =====

    LONG-TERM DEBT. The following table summarizes the long-term debt of the Company at December 31, 2001 and 2000:

                                                                2001       2000
                                                              --------   --------
Secured Credit Agreement:
  Revolving Credit Facility.................................  $2,410.4
  Term Loan.................................................   1,045.0
Second Amended and Restated Credit Agreement:
  Revolving Credit Facility:
    Offshore Loans:
      Australian Dollars
        1.39 billion........................................             $  775.3
      British Pounds
        125.0 million.......................................                186.8
      Italian Lira
        18.0 billion........................................                  8.7
Payable to OI Inc...........................................   1,700.0    4,557.0
Other.......................................................     205.1      232.8
                                                              --------   --------
                                                               5,360.5    5,760.6
                                                              --------   --------
  Less amounts due within one year..........................      30.8       30.8
                                                              --------   --------
    Long-term debt..........................................  $5,329.7   $5,729.8
                                                              ========   ========

    In April 2001, certain of the Company's subsidiaries (the "Borrowers") entered into the Secured Credit Agreement (the "Agreement") with a group of banks, which expires on March 31, 2004. The Agreement provides for a $3.0 billion revolving credit facility (the "Revolving Credit Facility") and a $1.5 billion term loan (the "Term Loan"). The Agreement includes an Overdraft Account Facility providing for aggregate borrowings up to $50 million which reduce the amount available for borrowing under the Revolving Credit Facility. The Agreement also provides for the issuance of letters of credit totaling up to $500 million, which also reduce the amount available for borrowings under the Revolving Credit Facility. At December 31, 2001, the Company had unused credit of $491.4 million available under the Secured Credit Agreement.

    Prior to April 2001, the Company's significant bank financing was provided under OI Inc.'s April 1998 Second Amended and Restated Credit Agreement. The Second Amended and Restated Credit Agreement provided for a $4.5 billion Revolving Credit Facility, which included a $1.75 billion fronted offshore loan revolving facility denominated in certain foreign currencies, subject to certain sublimits, available to certain of the Company's foreign subsidiaries. Borrowings under the Secured Credit Agreement were used to repay all amounts outstanding under, and terminate, the Second Amended and Restated Credit Agreement through the payment of amounts owed to OI Inc.

    The interest rate on borrowings under the Revolving Credit Facility is, at the Borrower's option, the Base Rate or a reserve adjusted Eurodollar rate. The interest rate on borrowings under the Revolving Credit Facility also includes a margin linked to OI Inc.'s Consolidated Leverage Ratio, as defined in the Agreement. The margin is limited to ranges of 1.75% to 2.00% for Eurodollar loans and .75% to 1.00% for Base Rate loans. The interest rate on Overdraft Account loans is the Base Rate minus .50%. The weighted average interest rate on borrowings outstanding under the Revolving Credit Facility at December 31, 2001 was 4.14%. Including the effects of cross-currency swap agreements related to Revolving Credit Facility borrowings by the Company's Australian and U.K. subsidiaries, the weighted average interest rate was 4.95%. While no compensating balances are required by the Agreement, the Borrowers must pay a facility fee on the Revolving Credit Facility commitments of .50%.

    The interest rate on borrowings under the Term Loan is, at the Borrowers' option, the Base Rate or a reserve adjusted Eurodollar rate. The interest rate on borrowings under the Term Loan also includes a margin of 2.50% for Eurodollar loans and 1.50% for Base Rate loans. The weighted average interest rate on borrowings outstanding under the Term Loan at December 31, 2001 was 4.50%.

    Borrowings under the Agreement are secured by substantially all of the assets of the Company's domestic subsidiaries and certain foreign subsidiaries which have a book value of approximately $3.5 billion. Borrowings under the Agreement are also secured by a pledge of intercompany debt and equity in most of the Company's domestic subsidiaries and certain stock of certain foreign subsidiaries.

    The Agreement contains covenants and provisions that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain debt instruments, pay dividends. create liens on assets, enter into contingent obligations, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company, engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, the Agreement contains financial covenants that require the Company and its subsidiaries to maintain, based upon the financial statements of OI Inc. and its subsidiaries on a consolidated basis, specified financial ratios and tests, including minimum fixed charge coverage ratios, maximum leverage ratios, minimum net worth and specified capital expenditures tests.

    During January 2002, a subsidiary of the Company completed a $1.0 billion private placement of senior secured notes. The notes bear interest at 8 7/8% and are due February 15, 2009. The notes are guaranteed by the Company and substantially all of its domestic subsidiaries. The assets of substantially all of the Company's domestic subsidiaries are pledged as security for the notes. The issuing subsidiary used the net cash proceeds from the notes to reduce the outstanding term loan under the Agreement by $980.0 million. As such, the Company wrote off unamortized deferred financing fees in January 2002 related to the term loan and recorded an extraordinary charge totaling $10.9 million less applicable income taxes of $4.2 million. The indenture for the notes restricts among other things, the ability of the Company's subsidiaries to borrow money, pay dividends on, or redeem or repurchase stock, make investments, create liens, enter into certain transactions with affiliates and sell certain assets or merge with or into other companies.

    Amounts payable to OI Inc. above equal OI Inc.'s total indebtedness. Interest costs on amounts payable to OI Inc. are charged to the Company in the same amount as incurred by OI Inc. On June 26, 2001, OI Inc. sought and received consent from the holders of a majority of the principal amount of each of its six series of senior notes and debentures to amend the indenture governing those securities. The amendments implement a previously announced offer by the Company and a principal subsidiary of the Company to guarantee the senior notes and debentures on a subordinated basis. The fair value of the OI Inc. debt being guaranteed by the Company at December 31, 2001 was $1,545.1 million.

    Annual maturities for all of the Company's long-term debt through 2006 are as follows: 2002, $30.8 million; 2003, $43.4 million; 2004, $2,807.4 million;
2005, $421.1 million; and 2006, $5.2 million. These maturities reflect the issuance of the senior secured notes in January 2002 as noted above.

    Including interest paid by OI Inc., interest paid in cash aggregated $424.7 million, $467.6 million, and $388.1 million for the years ended December 31, 2001, 2000, and 1999, respectively.

    OPERATING LEASES. Rent expense attributable to all operating leases was $95.0 million in 2001, $77.8 million in 2000, and $73.7 million in 1999. Minimum future rentals under operating leases are as follows: 2002, $62.0 million; 2003, $50.6 million; 2004, $37.9 million; 2005, $31.6 million; 2006, $25.5 million;
and 2007 and thereafter, $35.5 million.

    FOREIGN CURRENCY TRANSLATION. Aggregate foreign currency exchange gains (losses) included in other costs and expenses were $2.6 million in 2001, $(1.0) million in 2000 and $4.9 million in 1999.

    DERIVATIVE INSTRUMENTS. The terms of OI Inc.'s former bank credit agreement provided for foreign currency borrowings by certain of its international affiliates. Such borrowings provided a natural hedge against a portion of the Company's investment. Under the April 2001 Secured Credit Agreement, international affiliates are only permitted to borrow in U.S. dollars. The Company's affiliates in Australia and the United Kingdom have entered into currency swaps covering their initial borrowings under the Agreement. These swaps are being used to manage the affiliates exposure to fluctuating foreign exchange rates by swapping the principal and interest payments due under the Secured Credit Agreement.

    As of December 31, 2001, the Company's affiliate in Australia has swapped $650.0 million of borrowings into $1,275.0 million of Australian dollars. This swap matures on March 31, 2003, with interest resets every 90 days. The interest reset terms of the swap approximate the terms of the U.S. dollar borrowings. This derivative instrument swaps both the interest and principal from U.S. dollars to Australian dollars and also swaps the interest rate from a U.S. based rate to an Australian based rate. The Company's affiliate in the United Kingdom has swapped $200.0 million of borrowings into 139.0 million British pounds. This swap also matures on March 31, 2003, with interest resets every 90 days. This derivative instrument swaps both the interest and principal from U.S. dollars to British pounds and also swaps the interest rate from a U.S. based rate to a British based rate.

    On October 1, 2001, the Company completed the acquisition of the Canadian glass container assets of Consumers Packaging Inc. for a purchase price of approximately $150 million and the assumption of certain liabilities. The Company financed this purchase through borrowings under the secured credit agreement, which were transferred to Canada through intercompany loans in U.S. dollars. The Company's affiliate in Canada has entered into swap transactions to manage the affiliate's exposure to fluctuating foreign exchange rates by swapping the principal and interest portion of the intercompany loan. At December 31, 2001, the Canadian affiliate has swapped $90.0 million of U.S. dollar borrowings into $142.0 million Canadian dollars. This swap matures on October 1, 2003. This derivative instrument swaps both the interest and principal from U.S. dollars to Canadian dollars and also swaps the interest rate from a U.S. based rate to a Canadian based rate. The affiliate has also entered into a forward hedge related to the fourth quarter interest receivable and payable related to the previous swap. The affiliate has also entered in forward hedges which effectively swap $10 million of U.S. dollar borrowings into $16 million Canadian dollars. These hedges swap both the interest and principal from U.S. dollars to Canadian dollars and mature monthly.

    The Company recognizes the above derivatives on the balance sheet at fair value. The Company accounts for the above swaps as fair value hedges. As such, the changes in the value of the swaps are included in other expense and are expected to substantially offset any exchange rate gains or losses on the related U.S. dollar borrowings. For the year ended December 31, 2001, the amount not offset was immaterial.

    The Company also uses commodity futures contracts related to forecasted future natural gas requirements. The objective of these futures contracts is to limit the fluctuations in prices paid and the potential volatility in earnings or cash flows from future price movements. During 2001, the Company entered into commodity futures contracts for approximately 75% of its domestic natural gas usage (approximately 1.2 billion BTUs) through March, 2002.

    The Company accounts for the above futures contracts on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that is designated as and meets the required criteria for a cash flow hedge are recorded in accumulated other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. The ineffective portion of the change in the fair value of a derivative designated as a cash flow hedge is recognized in current earnings.

    The above futures contracts are accounted for as cash flow hedges at December 31, 2001. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting anticipated cash flows of the hedged transactions. For hedged forecasted transactions, hedge accounting will be discontinued if the forecasted transaction is no longer probable to occur, and any previously deferred gains or losses will be recorded to earnings immediately.

    During 2001, an unrealized net loss of $2.5 million (net of tax) related to these commodity futures contracts was included in OCI. There was no ineffectiveness recognized during 2001.

    ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS). Foreign currency translation adjustments and changes in certain derivative balances comprise accumulated other comprehensive income (loss). Changes in accumulated other comprehensive income (loss) were as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Balance at beginning of year................................  $(506.4)   $(368.6)   $(190.7)
Net effect of exchange rate fluctuations....................    (70.0)    (140.6)    (175.8)
Deferred income taxes.......................................      2.6        2.8       (2.1)
Change in certain derivative balances.......................     (2.5)
                                                              -------    -------    -------
Balance at end of year......................................  $(576.3)   $(506.4)   $(368.6)
                                                              =======    =======    =======

    The net effect of exchange rate fluctuations generally reflects changes in the relative strength of the U.S. dollar against major foreign currencies between the beginning and end of the year.

    INCOME TAXES. Deferred income taxes reflect: (1) the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and
(2) carryovers and credits for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 2001 and 2000 are as follows (certain amounts from prior year have been reclassified to conform to current year presentation):

                                                                2001       2000
                                                              --------   --------
Deferred tax assets:
  Accrued postretirement benefits...........................  $ 106.2    $ 103.6
  U.S. federal tax loss carryovers..........................     63.5      149.7
  Alternative minimum tax credits...........................     31.5       23.6
  Other.....................................................    253.9      296.3
                                                              -------    -------
    Total deferred tax assets...............................    455.1      573.2
Deferred tax liabilities:
  Property, plant and equipment.............................    317.1      262.8
  Prepaid pension costs.....................................    301.9      254.1
  Inventory.................................................     37.4       42.3
  Other.....................................................    156.8      183.5
                                                              -------    -------
    Total deferred tax liabilities..........................    813.2      742.7
                                                              -------    -------
    Net deferred tax liabilities............................  $(358.1)   $(169.5)
                                                              =======    =======

    Deferred taxes are included in the Consolidated Balance Sheets at December 31, 2001 and 2000 as follows:

                                                                2001       2000
                                                              --------   --------
Prepaid expenses............................................  $ 121.7    $ 106.1
Deferred tax liabilities....................................   (479.8)    (275.6)
                                                              -------    -------
Net deferred tax liabilities................................  $(358.1)   $(169.5)
                                                              =======    =======

    The provision (benefit) for income taxes consists of the following:

                                                                2001       2000       1999
                                                              --------   --------   --------
Current:
  U.S. Federal..............................................   $ 8.0      $ 0.8      $  3.8
  State.....................................................    19.4        2.1         2.9
  Foreign...................................................    31.7       97.0        68.0
                                                               -----      -----      ------
                                                                59.1       99.9        74.7
                                                               -----      -----      ------
Deferred:
  U.S. Federal..............................................   192.2       16.9       111.1
  State.....................................................     1.2       (9.2)       11.4
  Foreign...................................................    33.9      (43.5)      (11.7)
                                                               -----      -----      ------
                                                               227.3      (35.8)      110.8
                                                               -----      -----      ------
Total:
  U.S. Federal..............................................   200.2       17.7       114.9
  State.....................................................    20.6       (7.1)       14.3
  Foreign...................................................    65.6       53.5        56.3
                                                               -----      -----      ------
                                                               286.4      $64.1      $185.5
                                                               =====      =====      ======

    The provision for income taxes was calculated based on the following components of earnings (loss) before income taxes:

                                                                2001       2000       1999
                                                              --------   --------   --------
Domestic....................................................   $516.8     $(16.0)    $320.9
Foreign.....................................................   $150.4      174.4      176.9
                                                               ------     ------     ------
                                                               $667.2     $158.4     $497.8
                                                               ======     ======     ======

    Income taxes paid (received) in cash were as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Domestic....................................................   $ 8.1      $(0.7)     $11.0
Foreign.....................................................    52.1       46.4       51.5
                                                               -----      -----      -----
                                                               $60.2      $45.7      $62.5
                                                               =====      =====      =====

    A reconciliation of the provision for income taxes based on the statutory U.S. Federal tax rate of 35% to the provision for income taxes is as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Pretax earnings at statutory U.S. Federal tax rate..........   $233.5     $55.4      $174.2
Increase (decrease) in provision for income taxes due to:
  Amortization of goodwill..................................     31.5      32.1        33.1
  State taxes, net of federal benefit.......................     12.7      (4.1)        9.3
  Foreign earnings at different rates.......................     (2.7)     (6.9)       (7.3)
  Adjustment for non-U.S. tax law changes...................      6.0      (9.3)
  Other items...............................................      5.4      (3.1)      (23.8)
                                                               ------     -----      ------
Provision for income taxes..................................   $286.4     $64.1      $185.5
                                                               ======     =====      ======
Effective tax rate..........................................     42.9%     40.4%       37.3%
                                                               ======     =====      ======

    At December 31, 2001, the Company had unused net operating losses and research tax credits expiring from 2007 to 2021.

    The Company also has unused alternative minimum tax credits which do not expire and will be available to offset future U.S. Federal income tax.

    At December 31, 2001, the Company's equity in the undistributed earnings of foreign subsidiaries for which income taxes had not been provided approximated $562.6 million. It is not practicable to estimate the U.S. and foreign tax which would be payable should these earnings be distributed.

    PARTICIPATION IN OI INC. STOCK OPTION PLANS. The Company participates in the stock option plans of OI Inc. under which employees of the Company may be granted options to purchase common shares of OI Inc. No options may be exercised in whole or in part during the first year after the date granted. In general, subject to certain accelerated exercisability provisions, 50% of the options become exercisable on the fifth anniversary of the date of the option grant, with the remaining 50% becoming exercisable on the sixth anniversary date of the option grant. In general, options expire following termination of employment or the day after the tenth anniversary date of the option grant.

    All options have been granted at prices equal to the market price of the OI Inc.'s common stock on the date granted. Accordingly, the Company recognizes no compensation expense related to the stock option plans. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as allowed by SFAS No. 123, pro forma net income would have been as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Net income:
  As reported...............................................   $356.6     $72.3      $298.3
  Pro forma.................................................    347.7      64.3       291.4

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                                2001       2000       1999
                                                              --------   --------   --------
Expected life of options....................................  5 years    5 years    5 years
Expected stock price volatility.............................     69.8%      62.9%      36.5%
Risk-free interest rate.....................................     4.85%      6.60%      5.10%
Expected dividend yield.....................................     0.00%      0.00%      0.00%

    PENSION BENEFIT PLANS. Net credits to results of operations for all of the Company's pension plans and certain deferred compensation arrangements amounted to $83.4 million in 2001, $88.6 million in 2000 and $58.6 million in 1999.

    On October 1, 2001, the Company completed the acquisition of the Canadian glass container assets of Consumers Packaging Inc. As part of the transaction, the Company assumed certain of the pension liabilities of Consumers Packaging. The information below includes the activity of these pension plans from October 1, 2001 through December 31, 2001.

    The Company has pension plans covering substantially all employees located in the U.S., the United Kingdom, Australia and Canada. Benefits generally are based on compensation for salaried employees and on length of service for hourly employees. The Company's policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. The following tables relate to the Company's principal U.S., United Kingdom, Australian and Canadian pension plans.

    The changes in the pension benefit obligations for the year were as follows:

                                                                2001       2000
                                                              --------   --------
Obligations at beginning of year............................  $2,388.8   $2,286.5
Change in benefit obligations:
  Service cost..............................................      36.6       36.6
  Interest cost.............................................     169.3      168.8
  Actuarial loss (gain).....................................     (52.0)     182.7
  Special separation program benefits.......................                 92.2
  Acquisitions..............................................     179.2
  Benefit payments..........................................    (218.9)    (348.1)
  Other.....................................................      17.6      (29.9)
                                                              --------   --------
    Net increase in benefit obligations.....................     131.8      102.3
                                                              --------   --------
Obligations at end of year..................................  $2,520.6   $2,388.8
                                                              ========   ========

    The changes in the fair value of the pension plans' assets for the year were as follows:

                                                                2001       2000
                                                              --------   --------
Fair value at beginning of year.............................  $2,948.7   $3,712.4
Change in fair value:
  Actual return (loss) on plan assets.......................    (120.6)    (362.9)
  Benefit payments..........................................    (218.9)    (348.1)
  Transfer of assets to a special trust to fund qualified
    current retiree health liabilities......................                (38.5)
  Acquisitions..............................................     119.9
  Other.....................................................      14.9      (14.2)
                                                              --------   --------
    Net decrease in fair value of assets....................    (204.7)    (763.7)
                                                              --------   --------
Fair value at end of year...................................  $2,744.0   $2,948.7
                                                              ========   ========

    The funded status of the pension plans at year end was as follows:

                                                                2001       2000
                                                              --------   --------
Plan assets at fair value...................................  $2,744.0   $2,948.7
Projected benefit obligations...............................   2,520.6    2,388.8
                                                              --------   --------
  Plan assets in excess of projected benefit obligations....     223.4      559.9

Net unrecognized items:
  Actuarial loss............................................     552.2      170.0
  Prior service cost........................................      49.4       41.0
                                                              --------   --------
                                                                 601.6      211.0
                                                              --------   --------
Net prepaid pension.........................................  $  825.0   $  770.9
                                                              ========   ========

    The net prepaid pension is included in the Consolidated Balance Sheets at December 31, 2001 and 2000 as follows:

                                                                2001       2000
                                                              --------   --------
Prepaid pension.............................................   $879.5     $770.9
Other liabilities...........................................    (54.5)
                                                               ------     ------
                                                               $825.0     $770.9
                                                               ======     ======

    The components of the net pension credit for the year were as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Service cost................................................   $ 36.6    $  36.6     $ 41.8
Interest cost...............................................    169.3      168.8      155.2
Expected asset return.......................................   (311.0)    (318.5)    (280.6)
Amortization:
  Prior service cost........................................      7.6        7.9        8.1
  (Gain) loss...............................................      0.5       (0.2)       1.1
                                                               ------    -------     ------
    Net amortization........................................      8.1        7.7        9.2
                                                               ------    -------     ------
Net credit..................................................   $(97.0)   $(105.4)    $(74.4)
                                                               ======    =======     ======

    The following selected information is for plans with benefit obligations in excess of the fair value of plan assets:

                                                                2001
                                                              --------
Benefit obligations at the end of the year..................   $484.7
Fair value of plan assets at the end of the year............    411.8
                                                               ======

    The following information is for plans with accumulated benefit obligations in excess of the fair value of plan assets:

                                                                2001
                                                              --------
Accumulated benefit obligations at the end of the year......   $145.8
Fair value of plan assets at the end of the year............    131.5
                                                               ======

    The actuarial present value of benefit obligations is based on a weighted discount rate of approximately 7.00% for 2001 and 2000. Future benefits are assumed to increase in a manner consistent with past experience of the plans, which, to the extent benefits are based on compensation, includes assumed salary increases on a weighted scale of approximately 4.75% for 2001 and 2000. The expected weighted long-term rate of return on assets was approximately 10.00% for 2001 and 2000, and 9.50% for 1999. Amortization included in net pension credits is based on the average remaining service of employees. Plan assets include marketable equity securities (which at December 31, 2001 and 2000 included 14,423,621 shares of OI Inc.'s common stock), government and corporate debt securities, real estate and commingled funds.

    The Company also sponsors several defined contribution plans for all salaried and hourly U.S. employees. Participation is voluntary and participants' contributions are based on their compensation. The Company matches substantially all plan participants' contributions up to various limits. Company contributions to these plans amounted to $9.2 million in 2001, $10.2 million in 2000 and $10.5 million in 1999.

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. The Company provides certain retiree health care and life insurance benefits covering substantially all U.S. salaried and certain hourly employees. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service.

    On October 1, 2001, the Company completed the acquisition of the Canadian glass container assets of Consumers Packaging Inc. The information below includes the activity of the related Canadian retiree health care plan from October 1, 2001 through December 31, 2001.

    The changes in the postretirement benefit obligations for the year were as follows:

                                                                2001       2000
                                                              --------   --------
Obligations at beginning of year............................   $279.5     $267.5
Change in benefit obligations:
  Service cost..............................................      1.8        1.6
  Interest cost.............................................     20.5       20.4
  Actuarial loss............................................     22.1       15.2
  Curtailments..............................................                 5.8
  Special separation program termination benefits...........                 2.0
  Acquisition...............................................     31.3
  Benefit payments..........................................    (34.0)     (33.0)
                                                               ------     ------
    Net change in benefit obligations.......................     41.7       12.0
                                                               ------     ------
Obligations at end of year..................................   $321.2     $279.5
                                                               ======     ======

    The funded status of the postretirement benefit plans at year end was as follows:

                                                                2001       2000
                                                              --------   --------
Accumulated postretirement benefit obligations..............   $321.2     $279.5
Net unrecognized items:
  Prior service cost........................................     30.6       43.6
  Actuarial loss............................................    (48.4)     (27.0)
                                                               ------     ------
                                                                (17.8)      16.6
                                                               ------     ------
Nonpension postretirement benefit obligations...............   $303.4     $296.1
                                                               ======     ======

    The components of the net postretirement benefit cost for the year were as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Service cost................................................   $ 1.8      $ 1.6      $ 2.3
Interest cost...............................................    20.5       20.5       19.1
Amortization:
  Prior service cost (credit)...............................   (13.0)     (13.6)     (13.7)
  (Gain) loss...............................................     0.8       (0.1)       1.9
                                                               -----      -----      -----
    Net amortization........................................   (12.2)     (13.7)     (11.8)
                                                               -----      -----      -----
Net postretirement benefit cost.............................   $10.1      $ 8.4      $ 9.6
                                                               =====      =====      =====

    Assumed health care cost inflation was based on a weighted average rate of 6.25% in 2001, declining to ultimate rate of 6.00%. A one percentage point decrease in the rate would have decreased the accumulated postretirement benefit obligation at December 31, 2001 by $12.2 million and decreased the net postretirement benefit cost for 2001 by $0.9 million. A one percentage point increase in the rate would have increased the accumulated postretirement benefit obligation at December 31, 2001 by $14.5 million and increased the net postretirement benefit cost for 2001 by $1.0 million. The assumed weighted average discount rates used in determining the accumulated postretirement benefit obligation were 7.25% and 7.50% at December 31, 2001 and 2000, respectively. Amortization included in net postretirement benefit cost is based on the average remaining service of employees.

    Benefits provided by the Company for certain of the hourly retirees are determined by collective bargaining. Most other domestic hourly retirees receive health and life insurance benefits from a multi-employer trust established by collective bargaining. Payments to the trust as required by the bargaining agreements are based upon specified amounts per hour worked and were $6.3 million in 2001, $7.5 million in 2000, and $8.0 million in 1999. Postretirement health and life benefits for retirees of foreign affiliates are generally provided through the national health care programs of the countries in which the affiliates are located.

    OTHER REVENUE. Other revenue for 2001 includes a gain of $457.3 million related to the sale of the Company's Harbor Capital Advisors business and gains totaling $13.1 million related to the sale of the Company's label business and the sale of a minerals business in Australia. Other revenue for the year ended December 31, 1999 includes gains totaling $40.8 million related to the sales of a U.S. glass container plant and a mold manufacturing business in Colombia.

    OTHER COSTS AND EXPENSES. Other costs and expenses for the year ended December 31, 2001 include pretax charges of $129.5 million related to the following:

    - Impairment charges of $25.2 million at the Company's glass container affiliate in Puerto Rico. While the Company intends to continue to operate this facility, an analysis of cash flows indicated that the long-lived assets, including buildings, furnaces and factory equipment, were impaired. The Company has written down the majority of the long-lived assets of this facility.

    - Impairment charges of $16.5 million to substantially write off buildings, furnaces and factory equipment related to the permanent closing of a glass container facility in Venezuela.

    - Impairment charges of $31.0 million at various other international and domestic facilities in response to decisions about pricing and market strategy. These charges relate to the permanent closing of one glass facility in Venezuela and two domestic plastics packaging facilities and the abandonment of certain equipment at various locations.

    - Other costs of $9.4 million related to closing facilities and reducing workforce. The total planned workforce reductions will involve approximately 400 employees at an estimated cost of approximately
      $7.5 million, of which $1.8 million had been paid by December 31, 2001.

    - A charge of $31.0 million related to the loss on the sale of the Company's facilities in India.

    - A charge of $8.5 million for certain contingencies.

    - A charge of $7.9 million related to restructuring manufacturing capacity in the medical devices business.

The Company expects its actions related to the restructuring and impairment charges to be completed during the next several quarters.

    Other costs and expenses for the year ended December 31, 2000 include
$248.3 million principally related to a restructuring and capacity realignment program. The restructuring and capacity realignment program, initiated in the third quarter of 2000, includes the consolidation of manufacturing capacity and a reduction of 350 employees in the U.S. salaried work force, or about 10%, principally as a result of early retirement incentives. Also included in the program are a write-down of plant and equipment for the Company's glass container affiliate in India and certain other asset write-offs. Manufacturing capacity consolidations involve three U.S. glass container facilities which were closed and reflect technology-driven improvements in productivity, conversions from some juice and similar products to plastic containers, Company and customer decisions regarding pricing and volume and the further concentration of production in the most strategically-located facilities. The property, plant and equipment at the three facilities, consisting of land, buildings, furnaces and factory equipment, was written down by $49.0 million to substantially write off these assets. The Company expects that it will continue to make cash payments over the next several quarters for benefits and on-going closing costs related to the closing of these facilities. Other 2000 pretax charges of $33.5 million relate principally to a $27.9 million write off of software that had been abandoned. During the third quarter of 2000, the Company decided, principally as a cost control measure, to abandon certain portions of a major software project and wrote off the associated costs.

    As a result of a 10% reduction of the U.S. salaried workforce in 2000, the Company recognized a settlement gain of approximately $40 million related to its defined benefit pension plan. This gain has been included in the net charge of $52.4 million for retirement incentives and special termination benefits.

    The 2000 pretax charge of $40.0 million was related to the write-down of property, plant and equipment in India. Based on the Company's expectation of future net cash flows of its affiliate in India, the related property, plant, and equipment was written down to realizable values in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

    Selected information relating to the restructuring accruals follows:

                                               EARLY RETIREMENT       WRITE-DOWN OF        OTHER,
                                                INCENTIVES AND      IMPAIRED PROPERTY,   PRINCIPALLY
                                 CAPACITY     SPECIAL TERMINATION       PLANT AND         SOFTWARE
                                REALIGNMENT        BENEFITS             EQUIPMENT         WRITE-OFF     TOTAL
                                -----------   -------------------   ------------------   -----------   --------
2000 restructuring charges        $  122.4           $  52.4              $ 40.0           $ 33.5      $  248.3
Write-down of assets to net
  realizable value............       (49.0)                                (40.0)           (31.5)       (120.5)
Reduction of prepaid pension
  asset.......................       (13.6)            (45.8)                                             (59.4)
Increase in nonpension
  postretirement benefit
  liability...................        (0.6)             (5.4)                                              (6.0)
Net cash paid.................        (1.5)             (0.4)                                              (1.9)
                                  --------           -------              ------           ------      --------
Remaining liabilities at
  December 31, 2000...........        57.7               0.8                  --              2.0          60.5
Restructuring program and
  impairment..................        45.6                                  41.7                           87.3
Reversal of second quarter
  restructuring charge........        (5.2)                                                                (5.2)
Medical Devices
  restructuring...............         7.9                                                                  7.9
Write-down of assets to net
  realizable value............       (43.8)                                (41.7)                         (85.5)
Net cash paid.................       (24.7)             (0.8)                                             (25.5)
                                  --------           -------              ------           ------      --------
Remaining liabilities at
  December 31, 2001...........    $   37.5           $    --              $   --           $  2.0      $   39.5
                                  ========           =======              ======           ======      ========

    Capacity realignment includes charges for plant closings, severance benefits, and write-downs of assets for disposal or abandonment as a result of restructuring of manufacturing capacity. Write-downs of assets represent the majority of charges for 2001.

    Other costs and expenses for the year ended December 31, 1999 include charges totaling $20.8 million related principally to restructuring costs and write-offs of certain assets in Europe and South America.

    EXTRAORDINARY CHARGES FROM EARLY EXTINGUISHMENT OF DEBT. During 2001, the Company wrote off unamortized deferred financing fees related to indebtedness repaid prior to its scheduled maturity. As a result, the Company recorded extraordinary charges totaling $6.6 million less applicable income taxes of $2.5 million. During 1999, OI Inc. incurred redemption premiums and wrote off unamortized deferred financing fees related to indebtedness repaid prior to its scheduled maturity. As a result, the Company was allocated extraordinary charges totaling $1.2 million less applicable income taxes of $0.4 million.

    CONTINGENCIES. The Company's parent, OI Inc., is one of a number of defendants (typically from 20 to 100 or more) in a substantial number of lawsuits filed in numerous state and federal courts by persons alleging bodily injury (including death) as a result of exposure to dust from asbestos fibers. OI Inc. relies primarily on distributions from the Company to fund its indemnity payments and legal fees related to these lawsuits.

    From 1948 to 1958, one of OI Inc.'s former business units commercially produced and sold approximately $40 million of a high-temperature, calcium-silicate based pipe and block insulation material containing asbestos. OI Inc. exited the pipe and block insulation business in April 1958. The traditional asbestos personal injury lawsuits and claims relating to such production and sale of asbestos material typically allege various theories of liability, including negligence, gross negligence and strict liability and seek compensatory and punitive damages in various amounts (herein referred to as "asbestos claims").

    The following table shows the approximate number of plaintiffs and claimants involved in asbestos claims pending at the beginning of, disposed of and filed during, and pending at the end of, each of the years listed (eliminating duplicate filings):

                                                                2001       2000       1999
                                                              --------   --------   --------
Pending at beginning of year................................   20,000     17,000     15,000
Disposed....................................................   24,000     17,000     10,000
Filed.......................................................   31,000     20,000     12,000
                                                               ------     ------     ------
Pending at end of year......................................   27,000     20,000     17,000
                                                               ======     ======     ======

    Additionally, OI Inc. has claims-handling agreements in place with many plaintiff's counsel throughout the country. These agreements require evaluation and negotiation regarding whether particular claimants qualify under the criteria established by such agreements. The criteria for such claims include verification of a compensable illness and a reasonable probability of exposure to a product manufactured by OI Inc.'s former business unit during its manufacturing period ending in 1958. OI Inc. believes that the bankruptcies of additional co-defendants, as discussed below, have resulted in an acceleration of the presentation and disposition of a number of claims under such agreements, which claims would otherwise have been presented and disposed of over the next several years. This acceleration is reflected in an increased number of pending asbestos claims and, to the extent disposed, contributes to an increase in asbestos-related payments which is expected to continue in the near term.

    Since receiving its first asbestos claim, OI Inc., as of December 31, 2001, has disposed of the asbestos claims of approximately 264,000 plaintiffs and claimants at an average indemnity payment per claim of approximately $5,300. Certain of these dispositions have included deferred payment amounts payable over periods ranging from one to seven years. Deferred payments at December 31, 2001 totaled $37 million and are included in the foregoing average indemnity payment per claim. OI Inc.'s indemnity payments for these claims have varied on a per claim basis, and are expected to continue to vary considerably over time.

    OI Inc. believes that its ultimate asbestos-related contingent liability (i.e., its indemnity or other claim disposition costs plus related legal fees) cannot be estimated with certainty. In 1993, OI Inc. established a liability of $975 million to cover indemnity payments and legal fees associated with the resolution of outstanding and expected future asbestos lawsuits and claims. In 1998, an additional liability of $250 million was established. During the third quarter of 2000, OI Inc. established an additional liability of $550 million to cover OI Inc.'s estimated indemnity payments and legal fees arising from outstanding asbestos personal injury lawsuits and claims and asbestos personal injury lawsuits and claims filed in the ensuing several years. OI Inc.'s ability to reasonably estimate its liability has been significantly affected by the volatility of asbestos-related litigation in the United States, the expanding list of non-traditional defendants that have been sued in this litigation and found liable for substantial damage awards, the continued use of litigation screenings to generate new lawsuits, the large number of claims asserted or filed by parties who claim prior exposure to asbestos materials but have no present physical impairment as a result of such exposure, and the growing number of co-defendants that have filed for bankruptcy. Since the beginning of 2000, A.
P. Green Industries, Inc., Armstrong World Industries, Babcock & Wilcox, Federal-Mogul Corporation, Fibreboard Corporation,

G-I Holdings (GAF), Harbison-Walker Refractories Group, Kaiser Aluminum Corporation, North American Refractories Co., Owens Corning, Pittsburgh-Corning, Plibrico Company, Porter Hayden Company, USG Corporation, W. R. Grace & Co. and several other smaller companies have sought protection under Chapter 11 of the Bankruptcy Code.

    OI Inc. has continued to monitor trends which may affect its ultimate liability and has continued to analyze the developments and variables affecting or likely to affect the resolution of pending and future asbestos claims against OI Inc. OI Inc. expects that the gross amount of total asbestos-related payments will be moderately lower in 2002 compared to payments of $245.9 million in 2001 and will continue to decline thereafter as the number of potential claimants continues to decrease. However, the trend toward lower aggregate annual payments has not occurred as soon as had been anticipated when the additional liability was established in 2000. In addition, the number of claims and lawsuits filed against OI Inc. has exceed the number anticipated at that time. As a result, OI Inc. is continuing to evaluate trends to determine whether further adjustment of the asbestos-related liabilities is appropriate. While the results of this review cannot be estimated at this time, OI Inc. expects that an increase of the liability will be required in order to cover estimated indemnity payments and legal fees arising from asbestos personal injury lawsuits and claims filed in the next several years. Subject to the completion of this review, based on all the factors and matters relating to OI Inc.'s asbestos-related lawsuits and claims, OI Inc. presently believes that the ultimate resolution of its asbestos-related costs and liabilities will not have a material effect on OI Inc.'s financial condition.

    Various litigation is pending against the Company, in many cases involving ordinary and routine claims incidental to the business of the Company and in others presenting allegations that are nonroutine and involve compensatory, punitive or treble damage claims as a well as other types of relief. The ultimate legal and financial liability of the Company in respect to such pending litigation and the ultimate amount of distributions which may be required to be made by the Company and other subsidiaries of OI, Inc. to fund OI Inc.'s asbestos-related payments cannot be estimated with certainty. However, the Company believes, based on its examination and review of such matters and experience to date and subject to the matters discussed above, that such ultimate liability will not be material in relation to the Company's Consolidated Financial Statements.

    SEGMENT INFORMATION. The Company operates in the rigid packaging industry. The Company has two reportable product segments within the rigid packaging industry: (1) Glass Containers and (2) Plastics Packaging. The Glass Containers segment includes operations in North America, Europe, the Asia Pacific region, and South America. The Plastics Packaging segment consists of two business units--consumer products (plastic containers and closures) and prescription products. The Other segment consists primarily of the Company's labels and carriers products business unit, substantially all of which was divested in early 2001.

    The Company evaluates performance and allocates resources based on earnings before interest income, interest expense, provision for income taxes, minority share owners' interests in earnings of subsidiaries, and extraordinary charges (collectively "EBIT") excluding unusual items. EBIT for product segments includes an allocation of corporate expenses based on both a percentage of sales and direct billings based on the costs of specific services provided. For the Company's U.S. pension plans, net periodic pension cost (credit) has been allocated to product segments while the related prepaid pension asset is included in the caption "Eliminations and Other Retained." Net sales as shown in the geographic segment information are based on the location of the Company's affiliate which recorded the sales.

    Financial information regarding the Company's product segments is as follows (certain prior year amounts have been reclassified in order to conform to current year presentation):

                                                                                         ELIMINATIONS
                                                                                          AND OTHER
                                       GLASS      PLASTICS               TOTAL PRODUCT     RETAINED     CONSOLIDATED
                                     CONTAINERS   PACKAGING    OTHER       SEGMENTS         ITEMS          TOTALS
                                     ----------   ---------   --------   -------------   ------------   ------------
Net sales:
  2001                               $ 3,571.2    $1,817.5    $   13.8     $ 5,402.5                      $5,402.5
  2000                                 3,695.6     1,787.6        68.9       5,552.1                       5,552.1
  1999                                 3,762.6     1,686.7        73.6       5,522.9                       5,522.9
                                     =========    ========    ========     =========       ========       ========
EBIT, excluding unusual items:
  2001                               $   582.5    $  247.9    $   (8.2)    $   822.2       $  (57.9)      $  764.3
  2000                                   587.2       249.2         1.1         837.5           23.4          860.9
  1999                                   582.4       277.7         9.2         869.3            5.9          875.2
                                     =========    ========    ========     =========       ========       ========
Unusual items:
  2001:
    Gain on the sale of a minerals
      business in Australia........  $    10.3                             $    10.3                      $   10.3
    Gain on the sale of the
      Company's label business.....                           $    2.8           2.8                           2.8
    Gain on the sale of the
      Company's Harbor Capital
      business.....................                                                        $  457.3          457.3
    Restructuring and impairment
      charges......................      (64.3)      (17.8)                    (82.1)                        (82.1)
    Loss on the sale of the
      Company's facilities in
      India........................      (31.0)                                (31.0)                        (31.0)
    Special employee benefit
      programs.....................       (7.6)       (3.5)                    (11.1)         (19.8)         (30.9)
    Charges related to certain
      contingencies................                   (8.5)                     (8.5)                         (8.5)
    Restructuring manufacturing
      capacity in the medical
      devices business.............                               (7.9)         (7.9)                         (7.9)

                                                                                         ELIMINATIONS
                                                                                          AND OTHER
                                       GLASS      PLASTICS               TOTAL PRODUCT     RETAINED     CONSOLIDATED
                                     CONTAINERS   PACKAGING    OTHER       SEGMENTS         ITEMS          TOTALS
                                     ----------   ---------   --------   -------------   ------------   ------------
Unusual items (continued):
  2000:
    Charges related to
      consolidation of
      manufacturing capacity.......  $  (120.4)   $   (2.0)                $  (122.4)                     $ (122.4)
    Charges related to early
      retirement incentives and
      special termination
      benefits.....................      (22.0)       (9.2)                    (31.2)      $  (21.2)         (52.4)
    Charges related to impairment
      of property, plant and
      equipment in India...........      (40.0)                                (40.0)                        (40.0)
    Other charges, principally
      related to the write-off of
      software.....................       (3.6)                                 (3.6)         (29.9)         (33.5)
  1999:
    Gains related to the sales of
      two manufacturing
      facilities...................       40.8                                  40.8                          40.8
    Charges related principally to
      restructuring costs and
      write-offs of certain assets
      in Europe and South
      America......................      (20.8)                                (20.8)                        (20.8)
                                     =========    ========    ========     =========       ========       ========
Depreciation and amortization
  expense:
  2001.............................  $   342.8    $  181.8    $    6.0     $   530.6       $   13.1       $  543.7
  2000.............................      346.2       177.3         6.4         529.9           19.6          549.5
  1999.............................      348.8       173.0         6.5         528.3           17.0          545.3
                                     =========    ========    ========     =========       ========       ========
Total assets:
  2001.............................  $ 5,579.5    $3,355.0    $   34.9     $ 8,969.4       $1,023.2       $9,992.6
  2000.............................    5,633.8     3,398.4       117.0       9,149.2          930.3       10,079.5
  1999.............................    6,016.8     3,399.5       109.3       9,525.6          995.6       10,521.2
                                     =========    ========    ========     =========       ========       ========
Capital expenditures (1):
  2001.............................  $   351.3    $  177.2    $    0.5     $   529.0       $    2.9       $  531.9
  2000.............................      290.9       184.9         2.4         478.2            3.2          481.4
  1999.............................      428.4       212.3         3.4         644.1            6.3          650.4
                                     =========    ========    ========     =========       ========       ========

------------------------

(1) Excludes property, plant and equipment acquired through acquisitions.

    Financial information regarding the Company's geographic segments is as follows:

                                                                                           ELIMINATIONS
                                                                                TOTAL       AND OTHER
                                                          ASIA      SOUTH     GEOGRAPHIC     RETAINED     CONSOLIDATED
                            NORTH AMERICA     EUROPE    PACIFIC    AMERICA     SEGMENTS       ITEMS          TOTALS
                            --------------   --------   --------   --------   ----------   ------------   ------------
Net sales:
  2001....................     $3,301.1      $  913.0   $  660.6   $  527.4    $5,402.5                     $5,402.5
  2000....................      3,390.5         896.9      760.0      504.7     5,552.1                      5,552.1
  1999....................      3,319.4         968.8      814.9      419.8     5,522.9                      5,522.9
                               ========      ========   ========   ========    ========      ========       ========

                                                                                           ELIMINATIONS
                                                                                TOTAL       AND OTHER
                                                          ASIA      SOUTH     GEOGRAPHIC     RETAINED     CONSOLIDATED
                            NORTH AMERICA     EUROPE    PACIFIC    AMERICA     SEGMENTS       ITEMS          TOTALS
                            --------------   --------   --------   --------   ----------   ------------   ------------
EBIT, excluding unusual
  items:
  2001....................     $  535.8      $   91.8   $  102.2   $   92.4    $  822.2      $  (57.9)      $  764.3
  2000....................        555.3          81.8      123.9       76.5       837.5          23.4          860.9
  1999....................        601.7         101.2      135.1       31.3       869.3           5.9          875.2
                               ========      ========   ========   ========    ========      ========       ========
Unusual items:
  2001:
  Gain on the sale of a
    minerals business in
    Australia.............                              $   10.3               $   10.3                     $   10.3
  Gain on the sale of the
    Company's label
    business..............     $    2.8                                             2.8                          2.8
  Gain on the sale of the
    Company's Harbor
    Capital Business......                                                                      457.3          457.3
  Restructuring and
    impairment charges....        (51.0)     $   (7.1)      (0.8)  $  (23.2)      (82.1)                       (82.1)
  Loss on the sale of the
    Company's facilities
    in India..............                                 (31.0)                 (31.0)                       (31.0)
  Special employee benefit
    programs..............         (7.9)         (0.7)      (2.3)      (0.2)      (11.1)        (19.8)         (30.9)
  Charges related to
    certain
    contingencies.........         (8.5)                                           (8.5)                        (8.5)
  Restructuring
    manufacturing capacity
    in the medial devices
    business..............         (7.9)                                           (7.9)                        (7.9)
  2000:
  Charges related to
    consolidation of
    manufacturing
    capacity..............       (126.0)                                3.6      (122.4)                      (122.4)
  Charges related to early
    retirement incentives
    and special
    termination
    benefits..............        (31.2)                                          (31.2)        (21.2)         (52.4)
  Charges related to
    impairment of
    property, plant, and
    equipment in India....                                 (40.0)                 (40.0)                       (40.0)
  Other...................                                             (3.6)       (3.6)        (29.9)         (33.5)
  1999:
  Gains related to the
    sales of two
    manufacturing
    facilities............         30.8                                10.0        40.8                         40.8
  Charges related
    principally to
    restructuring costs
    and write-offs of
    certain assets in
    Europe and South
    America...............                      (10.8)                (10.0)      (20.8)                       (20.8)
                               ========      ========   ========   ========    ========      ========       ========

    The Company's net fixed assets by geographic segment are as follows:

                                                              UNITED STATES   FOREIGN     TOTAL
                                                              -------------   --------   --------
2001........................................................    $1,688.2      $1,571.7   $3,259.9
2000........................................................     1,721.8       1,563.1    3,284.9
1999........................................................     1,755.0       1,689.1    3,444.1

    Reconciliations to consolidated totals are as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Revenues:
  Net sales for reportable segments.........................  $5,402.5   $5,552.1   $5,522.9
  Royalties and net technical assistance....................      24.6       25.3       30.3
  Equity earnings...........................................      19.4       19.8       22.3
  Interest income...........................................      26.9       32.5       28.5
  Other revenue.............................................     539.9      185.1      182.7
                                                              --------   --------   --------
    Total...................................................  $6,013.3   $5,814.8   $5,786.7
                                                              ========   ========   ========
Reconciliation of EBIT to earnings before income taxes and
  minority share owners' interests in earnings:
  EBIT, excluding unusual items for reportable segments.....  $  822.2   $  837.5   $  869.3
  Unusual items excluded from reportable segment
    information.............................................    (127.5)    (197.2)      20.0
  Eliminations and other retained, excluding unusual
    items...................................................     (57.9)      23.4        5.9
  Unusual items excluded from eliminations and other
    retained:
    2001:
      Gain on the sale of the Company's Harbor Capital
        Advisors business...................................     457.3
      Special employee benefit programs.....................     (19.8)
    2000:
      Charges related to early retirement incentives and
        special termination benefits........................                (21.2)
      Other, principally software write-off.................                (29.9)
Net interest expense........................................    (407.1)    (454.2)    (397.4)
                                                              --------   --------   --------
Total.......................................................  $  667.2   $  158.4   $  497.8
                                                              ========   ========   ========

    FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTORS. The following presents condensed consolidating financial information for the Company, segregating: (1) Owens-Illinois Group, Inc. (the "Parent");
(2) Owens-Brockway Glass Container Inc. (the "Issuer"); (3) those domestic subsidiaries which will guarantee the notes (the "Guarantor Subsidiaries"); and
(4) all other subsidiaries (the "Non-Guarantor Subsidiaries"). The Guarantor Subsidiaries are wholly-owned direct and indirect subsidiaries of the Parent and their guarantees are full, unconditional and joint and several. The Parent is also a guarantor, and its guarantee is full, unconditional, and joint and several.

    Subsidiaries of the Parent and of the Issuer are presented on the equity basis of accounting. Certain reclassifications have been made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminating entries eliminate investments in subsidiaries and intercompany balances and transactions.

    The following information presents consolidating results of operations, balance sheets and cash flows for the periods and at the dates indicated.

                                                               YEAR ENDED DECEMBER 31, 2001
                                     --------------------------------------------------------------------------------
                                                                               NON-
                                                             GUARANTOR      GUARANTOR
                                      PARENT     ISSUER     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                     --------   ---------   ------------   ------------   ------------   ------------
RESULTS OF OPERATIONS
Net sales..........................  $          $ 1,636.6     $1,518.1       $2,330.9      $   (83.1)      $ 5,402.5
Interest...........................                   0.4          2.9           23.6                           26.9
Equity earnings from
  subsidiaries.....................     360.7        31.2         33.6                        (425.5)             --
Other equity earnings..............                  10.9          4.9            3.7           (0.1)           19.4
Other revenue......................                  36.7        513.2           39.0          (24.4)          564.5
                                     --------   ---------     --------       --------      ---------       ---------
  Total revenue....................     360.7     1,715.8      2,072.7        2,397.2         (533.1)        6,013.3
Manufacturing, shipping, and
  delivery.........................               1,297.5      1,168.8        1,858.0         (105.9)        4,218.4
Research, engineering, selling,
  administrative, and other........                 112.0        311.8          268.9            1.0           693.7
Net intercompany interest..........    (199.7)      135.4         57.4            6.9                             --
Other interest expense.............     199.7        70.1         44.2          120.0                          434.0
                                     --------   ---------     --------       --------      ---------       ---------
  Total costs and expense..........        --     1,615.0      1,582.2        2,253.8         (104.9)        5,346.1
Earnings before items below........     360.7       100.8        490.5          143.4         (428.2)          667.2
Provision for income taxes.........                  31.4        200.3           55.7           (1.0)          286.4
Minority share owners' interests in
  earnings of subsidiaries.........                                              22.9           (2.8)           20.1
                                     --------   ---------     --------       --------      ---------       ---------
Earnings before extraordinary
  charge...........................     360.7        69.4        290.2           64.8         (424.4)          360.7
Extraordinary charge...............      (4.1)                    (4.1)                          4.1            (4.1)
                                     --------   ---------     --------       --------      ---------       ---------
Net income (loss)..................  $  356.6   $    69.4     $  286.1       $   64.8      $  (420.3)      $   356.6
                                     ========   =========     ========       ========      =========       =========

                                                               YEAR ENDED DECEMBER 31, 2000
                                     --------------------------------------------------------------------------------
                                                                               NON-
                                                             GUARANTOR      GUARANTOR
                                      PARENT     ISSUER     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                     --------   ---------   ------------   ------------   ------------   ------------
RESULTS OF OPERATIONS
Net sales..........................  $          $ 1,762.6     $1,524.9       $2,336.3      $   (71.7)      $ 5,552.1
Interest...........................                   0.5          4.1           27.9                           32.5
Equity earnings from
  subsidiaries.....................      72.3        64.1         20.6                        (157.0)             --
Other equity earnings..............                   9.8          4.3            5.7                           19.8
Other revenue......................                  41.5        152.1           40.0          (23.2)          210.4
                                     --------   ---------     --------       --------      ---------       ---------
  Total revenue....................      72.3     1,878.5      1,706.0        2,409.9         (251.9)        5,814.8
Manufacturing, shipping, and
  delivery.........................               1,408.4      1,164.0        1,880.9          (94.2)        4,359.1
Research, engineering, selling,
  administrative and other.........                 249.8        333.9          226.5            0.4           810.6
Net intercompany interest..........    (352.8)      219.3        126.7            6.8                             --
Other interest expense.............     352.8         0.3          5.7          127.9                          486.7
                                     --------   ---------     --------       --------      ---------       ---------
  Total costs and expenses.........        --     1,877.8      1,630.3        2,242.1          (93.8)        5,656.4
                                     --------   ---------     --------       --------      ---------       ---------
Earnings before items below........      72.3         0.7         75.7          167.8         (158.1)          158.4
Provision for income taxes.........                 (19.3)        22.7           61.0           (0.3)           64.1
Minority share owners' interests in
  earnings of subsidiaries.........                                0.1           22.1           (0.2)           22.0
                                     --------   ---------     --------       --------      ---------       ---------
Net income.........................  $   72.3   $    20.0     $   52.9       $   84.7      $  (157.6)      $    72.3
                                     ========   =========     ========       ========      =========       =========

                                                                    YEAR ENDED DECEMBER 31, 1999
                                          --------------------------------------------------------------------------------
                                                                                    NON-
                                                                  GUARANTOR      GUARANTOR
                                           PARENT     ISSUER     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ---------   ------------   ------------   ------------   ------------
RESULTS OF OPERATIONS
Net sales...............................  $          $ 1,814.6     $1,440.1       $2,383.7       $  (115.5)    $ 5,522.9
Interest................................                   0.2          5.5           22.8                          28.5
Equity earnings from subsidiaries.......     299.1        80.8         24.5                         (404.4)           --
Other equity earnings...................                   9.0          3.9            9.4                          22.3
Other revenue...........................                  74.3        126.9           34.0           (22.2)        213.0
                                          --------   ---------     --------       --------       ---------     ---------
  Total revenue.........................     299.1     1,978.9      1,600.9        2,449.9          (542.1)      5,786.7
Manufacturing, shipping, and delivery...               1,437.9      1,039.1        1,954.4          (135.0)      4,296.4
Research, engineering, selling,
  administrative and other..............                 111.6        271.5          183.5                         566.6
Net intercompany interest...............    (285.7)      178.5         98.2            9.0                            --
Other interest expense..................     285.7         0.2          6.4          133.6                         425.9
                                          --------   ---------     --------       --------       ---------     ---------
  Total costs and expenses..............        --     1,728.2      1,415.2        2,280.5          (135.0)      5,288.9
                                          --------   ---------     --------       --------       ---------     ---------
Earnings before items below.............     299.1       250.7        185.7          169.4          (407.1)        497.8
Provision for income taxes..............                  71.0         61.7           53.8            (1.0)        185.5
Minority share owners' interests in
  earnings of subsidiaries..............                                0.1           10.3             2.8          13.2
                                          --------   ---------     --------       --------       ---------     ---------
Earnings before extraordinary charge....     299.1       179.7        123.9          105.3          (408.9)        299.1
Extraordinary charge....................      (0.8)                    (0.8)                           0.8          (0.8)
                                          --------   ---------     --------       --------       ---------     ---------
Net income..............................  $  298.3   $   179.7     $  123.1       $  105.3       $  (408.1)    $   298.3
                                          ========   =========     ========       ========       =========     =========

                                                                         DECEMBER 31, 2001
                                          --------------------------------------------------------------------------------
                                                                                    NON-
                                                                  GUARANTOR      GUARANTOR
                                           PARENT     ISSUER     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ---------   ------------   ------------   ------------   ------------
BALANCE SHEET
Current assets:
  Accounts receivable...................  $          $   123.7     $  185.8       $  517.0       $   (72.0)    $   754.5
  Inventories...........................                 162.9        212.1          462.5            (0.8)    $   836.7
  Other current assets..................                   1.1        155.2          162.5             0.2     $   319.0
                                          --------   ---------     --------       --------       ---------     ---------
Total current assets....................                 287.7        553.1        1,142.0           (72.6)      1,910.2
Investments in and advances to
  subsidiaries..........................   4,021.9     1,967.5         57.1                       (6,046.5)
Goodwill................................                 554.6      1,447.7          993.0                       2,995.3
Other non-current assets................                 255.0      1,050.0          528.1            (5.9)      1,827.2
                                          --------   ---------     --------       --------       ---------     ---------
Total other assets......................   4,021.9     2,777.1      2,554.8        1,521.1        (6,052.4)      4,822.5
Property, plant and equipment, net......                 600.9      1,105.9        1,553.1                       3,259.9
                                          --------   ---------     --------       --------       ---------     ---------
Total assets............................  $4,021.9   $ 3,665.7     $4,213.8       $4,216.2       $(6,125.0)    $ 9,992.6
                                          ========   =========     ========       ========       =========     =========
Current liabilities:
  Accounts payable and accrued
    liabilities.........................             $   183.9     $  317.0       $  496.6       $   (57.2)    $   940.3
  Short-term loans and long-term debt
    due within one year.................                                4.8           66.4                          71.2
                                          --------   ---------     --------       --------       ---------     ---------
Total current liabilities...............                 183.9        321.8          563.0           (57.2)      1,011.5
Long-term debt..........................   1,700.0     1,661.3        851.3        1,117.1                       5,329.7
Other non-current liabilities and
  minority interests....................                  92.3        746.9          482.4             7.8       1,329.4
Investment by and advances from
  parent................................               1,728.2      2,293.7        2,053.7        (6,075.6)
Share owner's equity....................   2,322.0                                                               2,322.0
                                          --------   ---------     --------       --------       ---------     ---------
Total liabilities and share owner's
  equity................................  $4,022.0   $ 3,665.7     $4,213.7       $4,216.2       $(6,125.0)    $ 9,992.6
                                          ========   =========     ========       ========       =========     =========

                                                                         DECEMBER 31, 2000
                                          --------------------------------------------------------------------------------
                                                                                    NON-
                                                                  GUARANTOR      GUARANTOR
                                           PARENT     ISSUER     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ---------   ------------   ------------   ------------   ------------
BALANCE SHEET
Current assets:
  Accounts receivable...................  $          $   148.1     $  197.1       $  472.5       $   (46.8)    $   770.9
  Inventories...........................                 208.3        237.7          417.4            (1.0)        862.4
  Other current assets..................                  25.9        114.7          244.4             0.4         385.4
                                          --------   ---------     --------       --------       ---------     ---------
Total current assets....................        --       382.3        549.5        1,134.3           (47.4)      2,018.7
Investments in and advances to
  subsidiaries..........................   6,663.6     1,925.5         37.7                       (8,626.8)           --
Goodwill................................                 574.9      1,510.2        1,015.9                       3,101.0
Other non-current assets................                 264.5        963.5          450.0            (3.1)      1,674.9
                                          --------   ---------     --------       --------       ---------     ---------
Total other assets......................   6,663.6     2,764.9      2,511.4        1,465.9        (8,629.9)      4,775.9
Property, plant and equipment, net......                 608.3      1,113.2        1,563.4                       3,284.9
                                          --------   ---------     --------       --------       ---------     ---------
Total assets............................  $6,663.6   $ 3,755.5     $4,174.1       $4,163.6       $(8,677.3)    $10,079.5
                                          --------   ---------     --------       --------       ---------     ---------
Current liabilities:
  Accounts payable and accrued
    liabilities.........................  $          $   197.9     $  340.3       $  520.8       $   (41.0)    $ 1,018.0
  Short-term loans and long-term debt
    due within one year.................                                5.0          115.0                         120.0
                                          --------   ---------     --------       --------       ---------     ---------
Total current liabilities...............        --       197.9        345.3          635.8           (41.0)      1,138.0
Long-term debt..........................   4,557.0                      7.3        1,165.5                       5,729.8
Other non-current liabilities and
  minority interests....................                 136.7        578.8          367.6            22.0       1,105.1
Investment by and advances from
  parent................................               3,420.9      3,242.7        1,994.7        (8,658.3)           --
Share owner's equity....................   2,106.6                                                               2,106.6
                                          --------   ---------     --------       --------       ---------     ---------
Total liabilities and share owner's
  equity................................  $6,663.6   $ 3,755.5     $4,174.1       $4,163.6       $(8,677.3)    $10,079.5
                                          ========   =========     ========       ========       =========     =========

                                                                    YEAR ENDED DECEMBER 31, 2001
                                          --------------------------------------------------------------------------------
                                                                                    NON-
                                                                  GUARANTOR      GUARANTOR
                                           PARENT     ISSUER     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ---------   ------------   ------------   ------------   ------------
CASH FLOWS
Cash provided by (used in) operating
  activities............................  $          $   189.8     $   80.4       $  350.1       $             $  $620.3
Investing Activities:
  Additions to property, plant, and
    equipment...........................                 (68.6)      (156.5)        (306.8)                       (531.9)
  Acquisitions, net of cash acquired....                               (7.6)        (177.0)                       (184.6)
  Proceeds from sales...................                   7.0        525.4           72.9                         605.3
                                          --------   ---------     --------       --------       ---------     ---------
    Cash provided by (used in) investing
      activities........................        --       (61.6)       361.3         (410.9)             --        (111.2)
Financing Activities:
  Net change in payable to OI, Inc......  (2,857.0)                                                             (2,857.0)
  Net investment by (distribution to)
    OI, Inc.............................    (106.5)                                                               (106.5)
  Change in intercompany transactions...   2,963.5    (1,767.1)    (1,271.9)          75.5                            --
  Change in short term debt.............                               (0.3)         (44.1)                        (44.4)
  Payments of long term debt............                 (71.5)      (461.3)        (849.8)                     (1,382.6)
  Borrowings of long term debt..........               1,732.9      1,305.5          861.4                       3,899.8
  Collateral deposits for certain
    derivatives.........................                                             (26.1)                        (26.1)
  Payment of finance fees...............                 (22.5)       (20.1)         (19.5)                        (62.1)
                                          --------   ---------     --------       --------       ---------     ---------
    Cash provided by (used in) financing
      activities........................        --      (128.2)      (448.1)          (2.6)             --        (578.9)
Effect of exchange rate changes on
  cash..................................                                              (4.3)                         (4.3)
                                          --------   ---------     --------       --------       ---------     ---------
Net change in cash......................        --          --         (6.4)         (67.7)             --         (74.1)
Cash at beginning of period.............                    --         28.7          201.0              --         229.7
                                          --------   ---------     --------       --------       ---------     ---------
Cash at end of period...................  $     --   $      --     $   22.3       $  133.3       $      --     $   155.6
                                          ========   =========     ========       ========       =========     =========

                                                                    YEAR ENDED DECEMBER 31, 2000
                                          --------------------------------------------------------------------------------
                                                                                    NON-
                                                                  GUARANTOR      GUARANTOR
                                           PARENT     ISSUER     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ---------   ------------   ------------   ------------   ------------
CASH FLOWS
Cash provided by (used in) operating
  activities............................  $          $   (24.7)    $  199.2       $  355.2       $    12.0     $   541.7
Investing Activities:
  Additions to property, plant, and
    equipment...........................                 (72.3)      (175.8)        (233.3)                       (481.4)
  Acquisitions, net of cash acquired....                                             (77.1)                        (77.1)
  Proceeds from sales...................                   1.8         80.3           12.3                          94.4
                                          --------   ---------     --------       --------       ---------     ---------
  Cash provided by (used in) investing
    activities..........................        --       (70.5)       (95.5)        (298.1)             --        (464.1)
Financing Activities:
  Net change in payable to OI Inc.......     297.6                                                                 297.6
  Net investment by (distribution to) OI
    Inc.................................    (213.0)                                                               (213.0)
  Change in intercompany balances.......     (84.6)       95.1       (147.4)         148.9           (12.0)           --
  Change in short term debt.............                                             (43.8)                        (43.8)
  Payments of long term debt............                               (5.6)        (371.9)                       (377.5)
  Borrowings of long term debt..........                                1.5          181.4                         182.9
                                          --------   ---------     --------       --------       ---------     ---------
    Cash provided by (used in) financing
      activities........................        --        95.1       (151.5)         (85.4)          (12.0)       (153.8)
Effect of exchange rate changes on
  cash..................................                                              15.6                          15.6
Effect of change in fiscal year end for
  certain international affiliates......                                              33.2                          33.2
                                          --------   ---------     --------       --------       ---------     ---------
Net change in cash......................        --        (0.1)       (47.8)          20.5              --         (27.4)
Cash at beginning of period.............                   0.1         76.5          180.5                         257.1
                                          --------   ---------     --------       --------       ---------     ---------
Cash at end of period...................  $     --   $      --     $   28.7       $  201.0       $      --     $   229.7
                                          ========   =========     ========       ========       =========     =========

                                                                    YEAR ENDED DECEMBER 31, 1999
                                          --------------------------------------------------------------------------------
                                                                                    NON-
                                                                  GUARANTOR      GUARANTOR
                                           PARENT     ISSUER     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ---------   ------------   ------------   ------------   ------------
CASH FLOWS
Cash provided by (used in) operating
  activities............................  $          $   132.9     $  257.9       $  313.8       $   (27.3)    $   677.3
Investing Activities:
  Additions to property, plant, and
    equipment...........................                (118.9)      (201.5)        (330.0)                       (650.4)
  Acquisitions, net of cash acquired....                                             (34.0)                        (34.0)
  Proceeds from sales...................                  61.2         14.2          261.7                         337.1
                                          --------   ---------     --------       --------       ---------     ---------
    Cash provided by (used in) investing
      activities........................        --       (57.7)      (187.3)        (102.3)             --        (347.3)
Financing Activities:
  Net change in payable to OI Inc.......     309.7                                                                 309.7
  Net investment by (distribution to) OI
    Inc.................................    (356.8)                                                               (356.8)
  Change in intercompany balances.......      47.1       (75.3)       (59.0)          59.9            27.3            --
  Change in short term debt.............                                             (19.6)                        (19.6)
  Payments of long term debt............                               (4.6)        (372.7)                       (377.3)
  Borrowings of long term debt..........                                1.6          115.9                         117.5
  Payment of finance fees...............                               (1.0)                                        (1.0)
                                          --------   ---------     --------       --------       ---------     ---------
    Cash provided by (used in) financing
      activities........................        --       (75.3)       (63.0)        (216.5)           27.3        (327.5)
Effect of exchange rate changes on
  cash..................................                                             (16.8)                        (16.8)
                                          --------   ---------     --------       --------       ---------     ---------
Net change in cash......................        --        (0.1)         7.6          (21.8)             --         (14.3)
Cash at beginning of period.............       0.2        68.9        202.3          271.4
                                          --------   ---------     --------       --------       ---------     ---------
Cash at end of period...................  $     --   $     0.1     $   76.5       $  180.5       $      --     $   257.1
                                          ========   =========     ========       ========       =========     =========

                           OWENS-ILLINOIS GROUP, INC.

         SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS (CONSOLIDATED)

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                             (MILLIONS OF DOLLARS)

Reserves deducted from assets in the balance sheets:

ALLOWANCES FOR LOSSES AND DISCOUNTS ON RECEIVABLES

                                                              ADDITIONS
                                        BALANCE AT   ---------------------------
                                        BEGINNING    CHARGED TO COSTS    OTHER     DEDUCTIONS    BALANCE AT
                                        OF PERIOD      AND EXPENSES     (NOTE 2)    (NOTE 1)    END OF PERIOD
                                        ----------   ----------------   --------   ----------   -------------
2001..................................     $69.9           $79.3          $6.3        $84.4         $71.1
                                           =====           =====          ====        =====         =====
2000..................................     $56.9           $68.0          $7.1        $62.1         $69.9
                                           =====           =====          ====        =====         =====
1999..................................     $56.9           $53.3          $ --        $53.3         $56.9
                                           =====           =====          ====        =====         =====

------------------------

(1) Deductions from allowances for losses and discounts on receivables represent uncollectible notes and accounts written off.

(2) Other for 2001 and 2000 relate to acquisitions during the year.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Share Owner
Owens-Brockway Packaging, Inc.

    We have audited the accompanying consolidated balance sheets of Owens-Brockway Packaging, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of results of operations, net Parent investment, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Owens-Brockway Packaging, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

Toledo, Ohio
January 24, 2002

                         OWENS-BROCKWAY PACKAGING, INC.
                       CONSOLIDATED RESULTS OF OPERATIONS
                             (MILLIONS OF DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Revenues:
  Net sales.................................................  $3,749.4   $3,894.1   $3,970.7
  Other revenue.............................................      92.2      110.3      130.0
                                                              --------   --------   --------
                                                               3,841.6    4,004.4    4,100.7

Costs and expenses:
  Manufacturing, shipping, and delivery.....................   2,946.4    3,091.7    3,168.6
  Research and development..................................      10.5       15.0       13.0
  Engineering...............................................      30.0       31.2       35.2
  Selling and administrative................................     173.7      170.1      178.5
  Net intercompany interest.................................     156.3      244.1      207.9
  Other interest expense....................................     189.4      126.6      131.2
  Other.....................................................     159.0      254.5       64.2
                                                              --------   --------   --------
                                                               3,665.3    3,933.2    3,798.6
                                                              --------   --------   --------
Earnings before items below.................................     176.3       71.2      302.1
Provision for income taxes..................................      87.3       19.8      109.6
Minority share owners' interests in earnings of
  subsidiaries..............................................      19.6       20.6       11.2
                                                              --------   --------   --------
Net earnings................................................  $   69.4   $   30.8   $  181.3
                                                              ========   ========   ========

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                         OWENS-BROCKWAY PACKAGING, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (MILLIONS OF DOLLARS)
                                     ASSETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
CURRENT ASSETS:
  Cash, including time deposits of $28.2 ($45.3 in 2000)....  $  124.7   $  169.6
  Short-term investments....................................                  3.7
  Receivables including amount from related parties of $1.6
    ($1.1 in 2000), less allowances of $32.2 ($40.6 in 2000)
    for losses and discounts................................     575.3      568.0
  Inventories...............................................     611.0      611.4
  Prepaid expenses..........................................      23.9       57.0
                                                              --------   --------
    Total current assets....................................   1,334.9    1,409.7
OTHER ASSETS:
  Equity investments........................................     153.9      164.8
  Repair parts inventories..................................     173.5      201.6
  Prepaid pension...........................................      49.8       41.2
  Deposits, receivables, and other assets...................     421.4      337.4
  Excess of purchase cost over net assets acquired, net of
    accumulated amortization of $531.0 ($417.2 in 2000).....   1,556.2    1,602.3
                                                              --------   --------
    Total other assets......................................   2,354.8    2,347.3
PROPERTY, PLANT, AND EQUIPMENT:
  Land, at cost.............................................     135.1      130.9
  Buildings and equipment, at cost:
    Buildings and building equipment........................     526.7      540.7
    Factory machinery and equipment.........................   2,828.9    2,809.3
    Transportation, office, and miscellaneous equipment.....      79.3       77.5
    Construction in progress................................     196.8      111.3
                                                              --------   --------
                                                               3,766.8    3,669.7
  Less accumulated depreciation.............................   1,663.5    1,546.8
                                                              --------   --------
    Net property, plant, and equipment......................   2,103.3    2,122.9
                                                              --------   --------
Total assets................................................  $5,793.0   $5,879.9
                                                              ========   ========

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                         OWENS-BROCKWAY PACKAGING, INC.
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                             (MILLIONS OF DOLLARS)
                     LIABILITIES AND NET PARENT INVESTMENT

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 2001        2000
                                                              ----------   --------
CURRENT LIABILITIES:
  Short-term loans..........................................   $   40.4    $   80.9
  Accounts payable including amount to related parties of
    $30.1 ($9.9 in 2000)....................................      337.0       313.9
  Salaries and wages........................................       89.4        67.0
  U.S. and foreign income taxes.............................        0.2         6.3
  Other accrued liabilities.................................      196.0       268.4
  Long-term debt due within one year........................       26.0        26.1
                                                               --------    --------
    Total current liabilities...............................      689.0       762.6
EXTERNAL LONG-TERM DEBT.....................................    2,778.5     1,165.5
DEFERRED TAXES..............................................      161.9       149.1
OTHER LIABILITIES...........................................      275.7       218.4
MINORITY SHARE OWNERS' INTERESTS............................      159.7       165.1
NET PARENT INVESTMENT:
  Investment by and advances from parent....................    2,276.1     3,898.6
  Accumulated other comprehensive loss......................     (547.9)     (479.4)
                                                               --------    --------
    Total net Parent investment.............................    1,728.2     3,419.2
                                                               --------    --------
Total liabilities and net Parent investment.................   $5,793.0    $5,879.9
                                                               ========    ========

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                         OWENS-BROCKWAY PACKAGING, INC.
                       CONSOLIDATED NET PARENT INVESTMENT
                             (MILLIONS OF DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2001        2000       1999
                                                              ---------   --------   --------
INVESTMENT BY AND ADVANCES TO PARENT
  Balance at beginning of year..............................  $ 3,898.6   $3,739.8   $3,712.2
  Net intercompany transactions.............................   (1,691.9)     153.0     (153.7)
  Net earnings..............................................       69.4       30.8      181.3
  Net loss for the month ended December 31, 2000 for the
    change in the fiscal year end of certain international
    affiliates..............................................                 (25.0)
                                                              ---------   --------   --------
    Balance at end of year..................................    2,276.1    3,898.6    3,739.8
                                                              =========   ========   ========

ACCUMULATED OTHER COMPREHENSIVE LOSS
  Balance at beginning of year..............................     (479.4)    (343.5)    (179.9)
  Foreign currency translation adjustments..................      (66.0)    (135.9)    (163.6)
  Change in certain derivative instruments..................       (2.5)
                                                              ---------   --------   --------
    Balance at end of year..................................     (547.9)    (479.4)    (343.5)
                                                              =========   ========   ========
Total net Parent investment.................................  $ 1,728.2   $3,419.2   $3,396.3
                                                              =========   ========   ========

TOTAL COMPREHENSIVE INCOME (LOSS)
  Net earnings..............................................  $    69.4   $   30.8   $  181.3
  Foreign currency translation adjustments..................      (66.0)    (135.9)    (163.6)
  Change in certain derivative instruments..................       (2.5)
                                                              =========   ========   ========
    Total...................................................  $     0.9   $ (105.1)  $   17.7
                                                              =========   ========   ========

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                         OWENS-BROCKWAY PACKAGING, INC.
                            CONSOLIDATED CASH FLOWS
                             (MILLIONS OF DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2001        2000       1999
                                                              ---------   --------   --------
OPERATING ACTIVITIES:
  Net earnings..............................................  $    69.4   $  30.8    $ 181.3
  Non-cash charges (credits):
    Depreciation............................................      286.4     298.3      299.0
    Amortization of deferred costs..........................       72.3      62.2       66.1
    Deferred tax provision (credit).........................       72.5     (64.2)      45.2
    Restructuring costs and write-offs of certain assets....       65.2     186.0       20.8
    (Gains) losses on asset sales...........................       20.7                (40.8)
    Other...................................................      (64.0)    (80.0)     (95.7)
  Change in non-current operating assets....................       18.9     (16.8)      (7.8)
  Reduction of non-current liabilities......................      (22.1)     (0.1)       1.4
  Change in components of working capital...................      (28.7)    (80.0)     (69.9)
                                                              ---------   -------    -------
      Cash provided by operating activities.................      490.6     336.2      399.6

INVESTING ACTIVITIES:
  Additions to property, plant and equipment................     (364.8)   (301.6)    (441.9)
  Acquisitions, net of cash acquired........................     (169.0)    (77.2)     (34.2)
  Net cash proceeds from divestitures and other.............       80.0      31.7      327.6
                                                              ---------   -------    -------
      Cash utilized in investing activities.................     (453.8)   (347.1)    (148.5)

FINANCING ACTIVITIES:
  Additions to long-term debt...............................    2,593.0     172.3      222.6
  Repayments of long-term debt..............................     (918.5)   (357.0)    (475.8)
  Decrease in short-term loans..............................      (35.7)    (40.4)     (14.9)
  Net change in intercompany debt...........................   (1,643.0)    189.9        6.5
  Collateral deposits for certain derivative instruments....      (26.1)
  Payment of finance fees...................................      (45.3)
                                                              ---------   -------    -------
      Cash utilized in financing activities.................      (75.6)    (35.2)    (261.6)
  Effect of exchange rate fluctuations on cash..............       (6.1)     16.1      (17.9)
  Effect of change in fiscal year end for certain
    international affiliates................................                 31.9
                                                              ---------   -------    -------
Increase (decrease) in cash.................................      (44.9)      1.9      (28.4)
Cash at beginning of year...................................      169.6     167.7      196.1
                                                              ---------   -------    -------
Cash at end of year.........................................  $   124.7   $ 169.6    $ 167.7
                                                              =========   =======    =======

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                  STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES


    BASIS OF CONSOLIDATED STATEMENTS. The consolidated financial statements of Owens-Brockway Packaging, Inc. ("Company") include the accounts of its subsidiaries. Newly acquired subsidiaries have been included in the consolidated financial statements from dates of acquisition. Prior to December 2000, substantially all of the Company's consolidated foreign subsidiaries reported their results of operations on a one-month lag, which allowed additional time to compile the results. The portion of the Company's consolidated net earnings for 2000 that was attributable to the earnings of these subsidiaries for the 12 months ended November 30, 2000 was $64.7 million ($107.5 million before unusual items). Beginning in December 2000, the one-month lag was eliminated. As a result, the December 2000 results of operations for these subsidiaries, which amounted to a net loss of $25.0 million, was recorded directly to retained earnings in December 2000. Earnings of most of these subsidiaries for the month of December are typically lower than most other months due to customer and factory holidays, fewer shipping days, and extended maintenance activity. The loss in December 2000 was greater than recent December periods as a result of lower than normal shipments for the month, lower selling prices due to product mix and currency exchange rates, high energy costs, and increased furnace repair work at several facilities.


    The Company uses the equity method of accounting for investments in which it has a significant ownership interest, generally 20% to 50%. Other investments are accounted for at cost.

    RELATIONSHIP WITH OWENS-ILLINOIS GROUP, INC. AND OWENS-ILLINOIS, INC. The Company is a wholly-owned subsidiary of Owens-Illinois Group, Inc. ("OI Group") and an indirect subsidiary of Owens-Illinois, Inc. ("OI Inc."). Although
OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness, dividends for preferred stock and asbestos-related payments. OI Inc. relies primarily on distributions from its direct and indirect subsidiaries to meet these obligations.

    For federal and certain state income tax purposes, the taxable income of the Company is included in the consolidated tax returns of OI Inc. and income taxes are allocated to the Company on a basis consistent with separate returns.

    NATURE OF OPERATIONS. The Company is a leading manufacturer of glass container products. The Company's principal product lines in the Glass Containers product segment are glass containers for the food and beverage industries. The Company has glass container operations located in 19 countries. The principal markets and operations for the Company's glass products are in North America, Europe, South America, and Australia. One customer accounted for 11.5%, 10.9%, and 10.3% of the Company's sales in 2001, 2000, and 1999, respectively.

    USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management of the Company to make estimates and assumptions that affect certain amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, at which time the Company would revise its estimates accordingly.

    CASH. The Company defines "cash" as cash and time deposits with maturities of three months or less when purchased.

    FAIR VALUES OF FINANCIAL INSTRUMENTS. The carrying amounts reported for cash, short-term investments and short-term loans approximate fair value. In addition, carrying amounts approximate fair value for certain long-term debt obligations subject to frequently redetermined interest rates. Derivative financial instruments are included on the balance sheet at fair value.

    INVENTORY VALUATION. The Company values most U.S. inventories at the lower of last-in, first-out (LIFO) cost or market. Other inventories are valued at the lower of standard costs (which approximate average costs) or market.

    EXCESS OF PURCHASE COST OVER NET ASSETS ACQUIRED. Through December 31, 2001, the excess of purchase cost over net assets acquired was being amortized over 40 years. The Company evaluated the recoverability of long-lived assets based on undiscounted projected cash flows, excluding interest and taxes, when factors indicate that an impairment may exist. (See "New Accounting Standards).

    PROPERTY, PLANT, AND EQUIPMENT. In general, depreciation is computed using the straight-line method. Renewals and improvements are capitalized. Maintenance and repairs are expensed as incurred.

    REVENUE RECOGNITION. The Company recognizes sales, net of estimated discounts and allowances, when title to products is transferred to customers. Shipping and handling costs are included with manufacturing, shipping, and delivery costs.

    INCOME TAXES ON UNDISTRIBUTED EARNINGS. In general, the Company plans to continue to reinvest the undistributed earnings of foreign subsidiaries and foreign corporate joint ventures accounted for by the equity method. Accordingly, taxes are provided only on that amount of undistributed earnings in excess of planned reinvestments.

    FOREIGN CURRENCY TRANSLATION. The assets and liabilities of certain affiliates and associates are translated at current exchange rates and any related translation adjustments are recorded directly in share owners' equity. For the years ended December 31, 2001, 2000, and 1999, the Company's affiliates located in Venezuela operated in a "highly inflationary" economy. As such, certain assets of these affiliates were translated at historical exchange rates and all translation adjustments are reflected in the statements of Consolidated Results of Operations. Effective January 1, 2002, the affiliates in Venezuela will no longer be considered operating in a "highly inflationary" economy. Assets and liabilities will be translated at current exchange rates with any related translation adjustments being recorded directly to net Parent investment.

    NEW ACCOUNTING STANDARDS. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations," which is effective for business combinations completed after June 30, 2001. Also in July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"), which is effective for goodwill acquired after June 30, 2001. For goodwill acquired prior to July 1, 2001, FAS No. 142 will be effective for fiscal years beginning after December 15, 2001. Under FAS No. 142, goodwill and intangible assets with indefinite lives will no longer be amortized but will be reviewed annually (or more frequently if impairment indicators arise) for impairment.

    The Company estimates that adopting FAS No. 142 will increase 2002 earnings before the effects of the accounting change by approximately $45 million. The Company has not completed its assessment of the effects that adopting FAS
No. 142 will have on the reported value of goodwill.

    In October 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"). FAS No. 144 supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS No. 121"). FAS No. 144 provides additional guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g. abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as "held for sale", however it retains the fundamental provisions of FAS No. 121 related to the recognition and measurement of the impairment of long-lived assets to be "held and used." FAS No. 144 is effective for fiscal years beginning after December 15, 2001 and transition is prospective for committed disposal activities that are initiated after the effective date of FAS No. 144's initial application. The impact of adopting FAS No. 144 on the Company's reporting and disclosure is not expected to be material to the Company's financial position or results of operations.

                                FINANCIAL REVIEW
                      TABULAR DATA IN MILLIONS OF DOLLARS

    CHANGES IN COMPONENTS OF WORKING CAPITAL RELATED TO OPERATIONS. Changes in the components of working capital related to operations (net of the effects related to acquisitions and divestitures) were as follows:

                                                         2001       2000       1999
                                                       --------   --------   --------
Decrease (increase) in current assets:
  Short-term investments.............................   $  3.6     $ 12.0     $(15.2)
  Receivables........................................      2.3      (35.1)      19.9
  Net intercompany receivable........................     17.2      (43.9)      11.0
  Inventories........................................     24.3      (19.5)     (10.1)
  Prepaid expenses...................................      0.8        3.8      (25.3)
Increase (decrease) in current liabilities:
  Accounts payable and accrued liabilities...........    (46.3)     (20.1)     (47.2)
  Salaries and wages.................................      1.4       (2.6)       8.6
  U.S. and foreign income taxes......................    (32.0)      25.4      (11.6)
                                                        ------     ------     ------
                                                        $(28.7)    $(80.0)    $(69.9)
                                                        ======     ======     ======

    INVENTORIES.  Major classes of inventory are as follows:

                                                                2001       2000
                                                              --------   --------
Finished goods..............................................   $507.2     $494.9
Work in process.............................................      5.9        7.9
Raw materials...............................................     53.5       58.0
Operating supplies..........................................     44.4       50.6
                                                               ------     ------
                                                               $611.0     $611.4
                                                               ======     ======

    If the inventories which are valued on the LIFO method had been valued at standard costs, which approximate current costs, consolidated inventories would be higher than reported by $14.7 million and $10.8 million, at December 31, 2001 and 2000, respectively.

    Inventories which are valued at the lower of standard costs (which approximate average costs), or market at December 31, 2001 and 2000 were approximately $465.9 million and $420.0 million, respectively.

    EQUITY INVESTMENTS. Summarized information pertaining to the Company's equity associates follows:

                                                                2001       2000
                                                              --------   --------
At end of year:
  Equity in undistributed earnings:
    Foreign.................................................   $ 86.2     $ 85.6
    Domestic................................................     21.6       19.0
                                                               ------     ------
      Total.................................................   $107.8     $104.6
                                                               ======     ======
  Equity in cumulative translation adjustment...............   $(54.2)    $(46.7)
                                                               ======     ======

                                                           2001       2000       1999
                                                         --------   --------   --------
For the year:
  Equity in earnings:
    Foreign............................................   $ 7.3      $ 4.7      $ 8.2
    Domestic...........................................    11.6       14.0       12.8
                                                          -----      -----      -----
      Total............................................   $18.9      $18.7      $21.0
                                                          =====      =====      =====
  Dividends received...................................   $18.2      $13.9      $ 9.7
                                                          =====      =====      =====

    EXTERNAL LONG-TERM DEBT. The following table summarizes the external long-term debt of the Company at December 31, 2001 and 2000:

                                                             2001       2000
                                                           --------   --------
Secured Credit Agreement:
  Revolving Credit Facility..............................  $1,560.4
  Term Loan..............................................   1,045.0
Second Amended and Restated Credit Agreement:
  Revolving Credit Facility:
    Offshore Loans:
      Australian Dollars
        1.39 billion.....................................             $  775.3
      British Pounds
        125.0 million....................................                186.8
      Italian Lira
        18.0 billion.....................................                  8.7
Other....................................................     199.1      220.8
                                                           --------   --------
                                                            2,804.5    1,191.6
                                                           --------   --------
Less amounts due within one year.........................      26.0       26.1
                                                           --------   --------
External long-term debt..................................  $2,778.5   $1,165.5
                                                           ========   ========

    In April 2001, OI Group and certain of its domestic and foreign subsidiaries, including subsidiaries of the Company (the "Borrowers") entered into the Secured Credit Agreement (the "Agreement") with a group of banks, which expires on March 31, 2004. The Agreement provides for a $3.0 billion revolving credit facility (the "Revolving Credit Facility") and a $1.5 billion term loan (the "Term Loan"). The Agreement includes an Overdraft Account Facility providing for aggregate borrowings up to $50 million which reduce the amount available for borrowing under the Revolving Credit Facility. The Agreement also provides for the issuance of letters of credit totaling up to $500 million, which also reduce the amount available for borrowings under the Revolving Credit Facility.

    Under the Secured Credit Agreement, the Company's subsidiaries have a total commitment of $2.0 billion provided by the Revolving Credit Facility and a total commitment of $1.045 billion provided by the Term Loan. At December 31, 2001, the Company's subsidiaries had unused credit of $341.2 million available under the Secured Credit Agreement.

    Prior to April 2001, the Company's significant domestic financing was provided by OI Inc. under the April 1998 Second Amended and Restated Credit Agreement through intercompany loans. Borrowings under the Secured Credit Agreement by the Company's subsidiaries and certain other domestic subsidiaries of OI Group were used to repay all amounts outstanding under, and terminate the Second Amended and Restated Credit Agreement.

    The interest rate on borrowings under the Revolving Credit Facility is, at the Borrower's option, the Base Rate or a reserve adjusted Eurodollar rate. The interest rate on borrowings under the

Revolving Credit Facility also includes a margin linked to the Company's Consolidated Leverage Ratio, as defined in the Agreement. The margin is limited to ranges of 1.75% to 2.00% for Eurodollar loans and .75% to 1.00% for Base Rate loans. The interest rate on Overdraft Account loans is the Base Rate minus .50%. The weighted average interest rate on borrowings outstanding under the Revolving Credit Facility at December 31, 2001 was 4.12%. While no compensating balances are required by the Agreement, the Borrowers must pay a facility fee on the Revolving Credit Facility commitments of .50%.

    The interest rate on borrowings under the Term Loan is, at the Borrowers' option, the Base Rate or a reserve adjusted Eurodollar rate. The interest rate on borrowings under the Term Loan also includes a margin of 2.50% for Eurodollar loans and 1.50% for Base Rate loans. The weighted average interest rate on borrowings outstanding under the Term Loan at December 31, 2001 was 4.50%.

    The Agreement requires, among other things, the maintenance of certain financial ratios, and restricts the creation of liens and certain types of business activities and investments.

    Borrowings under the Agreement are secured by substantially all the assets of the Company's domestic subsidiaries and certain foreign subsidiaries, which have a book value of approximately $1.9 billion. Borrowings are also secured by a pledge of intercompany debt and equity in most of the Company's domestic subsidiaries and certain stock of certain foreign subsidiaries.

    During January 2002, a subsidiary of the Company completed a $1.0 billion private placement of senior secured notes. The notes bear interest at 8 7/8% and are due February 15, 2009. The notes are guaranteed by OI Group and substantially all of its domestic subsidiaries. The assets of substantially all of OI Group's domestic subsidiaries are pledged as security for the notes. The Company's subsidiary used substantially all the net cash proceeds from the notes to reduce its outstanding term loan under the Agreement by $980 million. As such, the Company wrote off unamortized deferred financing fees in January 2002 related to the term loan and recorded an extraordinary charge totaling
$10.9 million less applicable income taxes of $4.2 million. The indenture for the notes restricts among other things, the ability of the Company and its restricted subsidiaries to borrow money, pay dividends on, or redeem or repurchase stock, make investments, create liens, enter into certain transactions with affiliates, and sell certain assets or merge with or into other companies.

    Annual maturities for all of the Company's long-term debt through 2006 are as follows: 2002, $26.0 million; 2003, $43.0 million; 2004, $1,657.2 million;
2005, $70.9 million; and 2006, $5.0 million. These maturities reflect the issuance of the senior secured notes in January 2002 as noted above.

    Interest paid in cash aggregated $180.5 million for 2001, $117.7 million for 2000, and $116.6 million for 1999.

    GUARANTEES OF DEBT. The Company has guaranteed the borrowings of certain of OI Group's domestic subsidiaries totaling $850 million and has also guaranteed the borrowings of certain foreign subsidiaries under the Agreement.

    During the second quarter of 2001, OI Inc. sought and received consent from the holders of a majority of the principal amount of each of its six series of senior notes and debentures to amend the indenture governing those securities. The amendments implement a previously announced offer by OI Group and the Company to secure OI Inc.'s obligations under the indentures and the securities with a second lien on the intercompany debt and capital stock of their direct subsidiaries, including the Company. OI Group and the Company have also guaranteed OI Inc.'s obligations under the indentures.

    OPERATING LEASES. Rent expense attributable to all operating leases was $59.6 million in 2001, $44.1 million in 2000, and $43.2 million in 1999. Minimum future rentals under operating leases are as follows: 2002, $33.2 million; 2003, $26.2 million; 2004, $17.4 million; 2005, $12.2 million; 2006, $10.7 million;
and 2007 and thereafter, $25.5 million.

    FOREIGN CURRENCY TRANSLATION. Aggregate foreign currency exchange gains (losses) included in other costs and expenses were $3.9 million in 2001, $(0.4) million in 2000, and $4.4 million in 1999.

    DERIVATIVE INSTRUMENTS. The terms of OI Inc.'s former bank credit agreement provided for foreign currency borrowings by certain of the Company's international affiliates. Such borrowings provided a natural hedge against a portion of the Company's investment. Under the April 2001 Secured Credit Agreement, international affiliates are only permitted to borrow in U.S. dollars. The Company's affiliates in Australia and the United Kingdom have entered into currency swaps covering their initial borrowings under the Agreement. These swaps are being used to manage the affiliates' exposure to fluctuating foreign exchange rates by swapping the principal and interest payments due under the Secured Credit Agreement.

    As of December 31, 2001, the Company's affiliate in Australia has swapped $650.0 million of borrowings into $1,275.0 million Australian dollars. This swap matures on March 31, 2003, with interest resets every 90 days. The interest reset terms of the swap approximate the terms of the U.S. dollar borrowings. This derivative instrument swaps both the interest and principal from U.S. dollars to Australian dollars and also swaps the interest rate from a U.S. based rate to an Australian based rate. The Company's affiliate in the United Kingdom has swapped $200.0 million of borrowings into 139.0 million British pounds. This swap also matures on March 31, 2003, with interest resets every 90 days. This derivative instrument swaps both the interest and principal from U.S. dollars to British pounds and also swaps the interest rate from a U.S. based rate to a British rate.

    On October 1, 2001, the Company completed the acquisition of the Canadian glass container assets of Consumers Packaging Inc. for a purchase price of approximately $150 million. The Company financed this purchase through borrowings under the Secured Credit Agreement, which were transferred to Canada through intercompany loans in U.S. dollars. The Company's affiliate in Canada has entered into swap transactions to manage the affiliate's exposure to fluctuating foreign exchange rates by swapping the principal and interest portion of the intercompany loan. At December 31, 2001, the Canadian affiliate has swapped $90.0 million of borrowings into $142.0 million Canadian dollars. This swap matures on October 1, 2003. This derivative instrument swaps both the interest and principal from U.S. dollars to Canadian dollars and also swaps the interest rate from a U.S. based rate to a Canadian based rate. The affiliate has also entered into a forward hedge related to the fourth quarter interest receivable and payable related to the previous swap. The affiliate has also entered in forward hedges which effectively swap $10.0 million of borrowings into $16.0 million Canadian dollars. These hedges swap both the interest and principal from U.S. dollars to Canadian dollars and mature monthly.

    The Company recognizes the above derivatives on the balance sheet at fair value. The Company accounts for the above swaps as fair value hedges. As such, the changes in the value of the swaps are included in other expense and are expected to substantially offset any exchange rate gains or losses on the related U.S. dollar borrowings. For the year ended December 31, 2001, the amount not offset was immaterial.

    The Company also uses commodity futures contracts related to forecasted natural gas requirements. The objective of these futures contracts is to limit the fluctuations in prices paid and the potential volatility in earnings or cash flows from future market price movements. During 2001, the Company entered into commodity futures contracts for approximately 75% of its domestic natural gas usage (approximately 1.2 billion BTUs) through March 2002. The Company has also entered into additional contracts in 2002 with respect to its forecasted natural gas usage through the end of 2002.

    The Company accounts for the above futures contracts on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that is designated as and meets the required criteria for a cash flow hedge is recorded in accumulated other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. The ineffective portion of the change in the fair value of a derivative designated as a cash flow hedge is recognized in current earnings.

    The above futures contracts are accounted for as cash flow hedges at December 31, 2001. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting anticipated cash flows of the hedged transactions. For hedged forecasted transactions, hedge accounting will be discontinued if the forecasted transaction is no longer probable to occur, and any previously deferred gains or losses will be recorded to earnings immediately.

    During 2001, an unrealized net loss of $2.5 million (net of tax) related to these commodity futures contracts was included in OCI. There was no ineffectiveness recognized during the 2001.

    ACCUMULATED OTHER COMPREHENSIVE LOSS. Foreign currency translation adjustments and changes in certain derivative balances comprise accumulated other comprehensive loss. Changes in accumulated other comprehensive loss was as follows:

                                                              2001       2000       1999
                                                            --------   --------   --------
Balance at beginning of year..............................  $(479.4)   $(343.5)   $(179.9)
Net effect of exchange rate fluctuations..................    (68.6)    (138.7)    (161.5)
Deferred income taxes.....................................      2.6        2.8       (2.1)
Change in certain derivative balances.....................     (2.5)
                                                            -------    -------    -------
Balance at end of year....................................  $(547.9)   $(479.4)   $(343.5)
                                                            =======    =======    =======

    The net effect of exchange rate fluctuations generally reflects changes in the relative strength of the U.S. dollar against major foreign currencies between the beginning and end of the year.

    INCOME TAXES. Deferred income taxes reflect: (1) the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and
(2) carryovers and credits for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 2001 and 2000 are as follows (certain amounts from prior year have been reclassified to conform to current year presentation):

                                                                2001       2000
                                                              --------   --------
Deferred tax assets:
  Tax loss carryovers.......................................  $  19.4    $  15.3
  Other.....................................................    139.8      130.3
                                                              -------    -------
    Total deferred tax assets...............................    159.2      145.6
Deferred tax liabilities:
  Property, plant and equipment.............................    161.8      142.9
  Inventory.................................................     35.8       39.2
  Other.....................................................    117.6       75.7
                                                              -------    -------
    Total deferred tax liabilities..........................    315.2      257.8
                                                              -------    -------
    Net deferred tax liabilities............................  $(156.0)   $(112.2)
                                                              =======    =======

    Deferred taxes are included in the Consolidated Balance Sheets at December 31, 2001 and 2000 as follows:

                                                                2001       2000
                                                              --------   --------
Prepaid expenses............................................  $   5.9    $  36.9
Deferred tax liabilities....................................   (161.9)    (149.1)
                                                              -------    -------
Net deferred tax liabilities................................  $(156.0)   $(112.2)
                                                              =======    =======

    The provision (benefit) for income taxes consists of the following:

                                                                2001       2000       1999
                                                              --------   --------   --------
Current:
  State.....................................................   $(0.3)     $ 0.3      $  1.7
  Foreign...................................................    15.1       87.9        61.8
                                                               -----      -----      ------
                                                                14.8       88.2        63.5
                                                               -----      -----      ------
Deferred:
  U.S. Federal..............................................    30.1      (17.4)       56.3
  State.....................................................     3.6       (5.6)        6.7
  Foreign...................................................    38.8      (45.4)      (16.9)
                                                               -----      -----      ------
                                                                72.5      (68.4)       46.1
                                                               -----      -----      ------
Total:
  U.S. Federal..............................................    30.1      (17.4)       56.3
  State.....................................................     3.3       (5.3)        8.4
  Foreign...................................................    53.9       42.5        44.9
                                                               -----      -----      ------
                                                               $87.3      $19.8      $109.6
                                                               =====      =====      ======

    The provision for income taxes was calculated based on the following components of earnings (loss) before income taxes:

                                                                2001       2000       1999
                                                              --------   --------   --------
Domestic....................................................   $ 58.3     $(74.8)    $153.8
Foreign.....................................................    118.0      146.0      148.3
                                                               ------     ------     ------
                                                               $176.3     $ 71.2     $302.1
                                                               ======     ======     ======

    Income taxes paid in cash were as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Domestic....................................................   $ 0.2      $ 0.5      $ 0.3
Foreign.....................................................    45.7       44.3       47.1
                                                               -----      -----      -----
                                                               $45.9      $44.8      $47.4
                                                               =====      =====      =====

    A reconciliation of the provision for income taxes based on the statutory U.S. Federal tax rate of 35% to the provision for income taxes is as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Pretax earnings at statutory U.S. Federal tax rate..........   $61.7      $24.9      $105.8
Increase (decrease) in provision for income taxes due to:
  Amortization of goodwill..................................    15.1       15.6        16.6
  State taxes, net of federal benefit.......................     2.1       (3.4)        5.5
  Foreign earnings at different rates.......................    (3.4)      (9.3)      (17.0)
  Adjustment for non-U.S. tax law changes...................     6.0       (9.3)
  Other items...............................................     5.8        1.3        (1.3)
                                                               -----      -----      ------
Provision for income taxes..................................   $87.3      $19.8      $109.6
                                                               -----      -----      ------
Effective tax rate..........................................    49.5%      27.9%       36.3%
                                                               =====      =====      ======

    The Company is included with OI Inc.'s consolidated tax returns. OI Inc. has net operating losses, alternative minimum tax credits, and research and development credits available to offset future U.S. Federal income tax.

    At December 31, 2001, the Company's equity in the undistributed earnings of foreign subsidiaries for which income taxes had not been provided approximated $529.9 million. It is not practicable to estimate the U.S. and foreign tax which would be payable should these earnings be distributed.

    RELATED PARTY TRANSACTIONS. Charges for administrative services are allocated to the Company by OI Inc. based on an annual utilization level. Such services include compensation and benefits administration, payroll processing, use of certain general accounting systems, auditing, income tax planning and compliance, and treasury services. Management believes that such transactions are on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties. The following information summarizes the Company's significant related party transactions:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Revenues:
  Sales to affiliated companies.............................   $ 1.0      $ 3.1      $ 4.3
                                                               =====      =====      =====
Expenses:
  Administrative services...................................    18.5       21.5       19.2
  Corporate management fee..................................    16.3       17.9       18.1
                                                               -----      -----      -----
Total expenses..............................................   $34.8      $39.4      $37.3
                                                               =====      =====      =====

    The above expenses are recorded in the statement of operations as follows:

                                                                2000       2001       1999
                                                              --------   --------   --------
Cost of sales...............................................   $16.4      $19.2      $17.0
Selling, general, and administrative expenses...............    18.4       20.2       20.3
                                                               -----      -----      -----
Total expenses..............................................   $34.8      $39.4      $37.3
                                                               =====      =====      =====

    Intercompany interest is charged to the Company from OI Inc. based on intercompany debt balances. Intercompany interest expense is calculated using a weighted average interest rate of external borrowings by OI Inc.

    PARTICIPATION IN OI INC. STOCK OPTION PLANS. The Company participates in the stock option plans of OI Inc. under which employees of the Company may be granted options to purchase common shares of OI Inc. No options may be exercised in whole or in part during the first year after the date granted. In general, subject to certain accelerated exercisability provisions, 50% of the options become exercisable on the fifth anniversary of the date of the option grant, with the remaining 50% becoming exercisable on the sixth anniversary date of the option grant. In general, options expire following termination of employment or the day after the tenth anniversary date of the option grant.

    All options have been granted at prices equal to the market price of the OI Inc.'s common stock on the date granted. Accordingly, the Company recognizes no compensation expense related to the stock option plans. OI Inc. has adopted the disclosure-only provisions of Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation."

    A substantial number of the options have been granted to key employees of another subsidiary of OI Inc., some of whose compensation costs are included in an allocation of costs to all operating subsidiaries of OI Inc., including the Company. It is not practical to determine an amount of additional compensation allocable to the Company if OI Inc. had elected to recognize compensation cost based on the fair value of the options granted at grant date as allowed by SFAS No. 123.

    PENSION BENEFIT PLANS. The Company participates in OI Inc.'s pension plans for substantially all employees located in the United States. Benefits generally are based on compensation for salaried employees and on length of service for hourly employees. OI Inc.'s policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. Independent actuaries determine pension costs for each subsidiary of OI Inc. included in the plans; however, accumulated benefit obligation information and plan assets pertaining to each subsidiary have not been separately determined. As such, the accumulated benefit obligation and the plan assets related to the pension plans for domestic employees have been retained by another subsidiary of OI Inc. Net credits to results of operations for the Company's allocated portion of the domestic pension costs amounted to $77.1 million in 2001, $82.9 million in 2000, and $67.2 million in 1999.

    On October 1, 2001, the Company completed the acquisition of the Canadian glass container assets of Consumers Packaging Inc. As part of the transaction, the Company assumed certain of the pension liabilities of Consumers Packaging. The information below includes the activity of these pension plans from October 1, 2001 through December 31, 2001.

    The Company's subsidiaries in the United Kingdom, Australia and Canada also have pension plans covering substantially all employees. The following tables relate to the Company's principal United Kingdom, Australian and Canadian pension plans (the International Pension Plans).

    The changes in the International Pension Plans benefit obligations for the year were as follows:

                                                                2001       2000
                                                              --------   --------
Obligations at beginning of year............................   $392.7     $400.5
Change in benefit obligations:
  Service cost..............................................      9.3        9.1
  Interest cost.............................................     22.9       22.3
  Actuarial (gain) loss.....................................    (13.1)       6.9
  Acquisitions..............................................    170.0
  Benefit payments..........................................    (25.5)     (24.6)
  Other.....................................................    (11.9)     (21.5)
                                                               ------     ------
    Net increase (decrease) in benefit obligations..........    151.7       (7.8)
                                                               ------     ------
Obligations at end of year..................................   $544.4     $392.7
                                                               ======     ======

    The changes in the fair value of the International Pension Plans' assets for the year were as follows:

                                                                2001       2000
                                                              --------   --------
Fair value at beginning of year.............................   $416.1     $459.5
Change in fair value:
  Actual return (loss) on plan assets.......................    (26.6)       9.2
  Benefit payments..........................................    (25.5)     (24.6)
  Acquisitions..............................................    119.9
  Other.....................................................     (3.3)     (28.0)
                                                               ------     ------
    Net increase (decrease) in fair value of assets.........     64.5      (43.4)
                                                               ------     ------
Fair value at end of year...................................   $480.6     $416.1
                                                               ======     ======

    The funded status of the International Pension Plans at year end was as follows:

                                                                2001       2000
                                                              --------   --------
Plan assets at fair value...................................   $480.6     $416.1
Projected benefit obligations...............................    544.4      392.7
                                                               ------     ------
  Funded status of the plans................................    (63.8)      23.4
Net unrecognized items:
  Actuarial loss............................................     46.7        1.7
  Prior service cost........................................     12.4       16.1
                                                               ------     ------
                                                                 59.1       17.8
                                                               ------     ------
Net prepaid (accrued) pension...............................   $ (4.7)    $ 41.2
                                                               ======     ======

    The net prepaid (accrued) pension is included in the Consolidated Balance Sheets at December 31, 2001 and 2000 as follows:

                                                                2001       2000
                                                              --------   --------
Prepaid pension.............................................   $ 49.8     $41.2
Other liabilities...........................................    (54.5)
                                                               ------     -----
                                                               $ (4.7)    $41.2
                                                               ======     =====

    The components of the International Pension Plans' net pension expense (credit) for the year were as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Service cost................................................   $  9.3     $  9.1     $  8.7
Interest cost...............................................     22.9       22.3       20.3
Expected asset return.......................................    (36.8)     (35.9)     (26.2)
Amortization:
  Prior service cost........................................      1.2        0.8        1.0
  Gain......................................................                (0.1)
                                                               ------     ------     ------
    Net amortization........................................      1.2        0.7        1.0
                                                               ------     ------     ------
Net expense (credit)........................................   $ (3.4)    $ (3.8)    $  3.8
                                                               ======     ======     ======

    The following selected information is for plans with benefit obligations in excess of the fair value of plan assets:

                                                                2001
                                                              --------
Benefit obligations at the end of the year..................   $484.7
Fair value of plan assets at the end of the year............    411.8
                                                               ======

    The following information is for plans with accumulated benefit obligations in excess of the fair value of plan assets:

                                                                2001
                                                              --------
Accumulated benefit obligations at the end of the year......   $145.8
Fair value of plan assets at the end of the year............    131.5
                                                               ======

    For the International Pension Plans, the actuarial present value of benefit obligations is based on a weighted discount rate of approximately 6.00% for 2001 and 5.25% for 2000. Future benefits are assumed to increase in a manner consistent with past experience of the plans, which, to the extent benefits are based on compensation, includes assumed salary increases on a weighted scale of approximately 4.00% for 2001 and 2000. The expected weighted long-term rate of return on assets was approximately 8.50% for 2001, 7.75% for 2000, and 6.75% for 1999. Amortization included in net pension credits is based on the average remaining service of employees. Plan assets include marketable equity securities, government and corporate debt securities, real estate and commingled funds.

    OI Inc. also sponsors several defined contribution plans for all salaried and hourly U.S. employees of the Company. Participation is voluntary and participants' contributions are based on their compensation. OI Inc. matches substantially all plan participants' contributions up to various limits.
OI Inc. charges the Company for its share of the match. The Company's share of the contributions to these plans amounted to $4.8 million in 2001, $5.6 million in 2000, and $5.8 million in 1999.

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. OI Inc. provides certain retiree health care and life insurance benefits covering substantially all U.S. salaried and certain hourly employees. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. Independent actuaries determine postretirement benefit costs for each subsidiary of OI Inc.; however, accumulated postretirement benefit obligation information pertaining to each subsidiary has not been separately determined. As such, the accumulated postretirement benefit obligation has been retained by another subsidiary of OI Inc.

    The Company's net periodic postretirement benefit cost, as allocated by OI Inc., for domestic employees was $4.8 million, $4.2 million, and $4.8 million at December 31, 2001, 2000, and 1999, respectively.

    On October 1, 2001, the Company completed the acquisition of the Canadian glass container assets of Consumers Packaging Inc. The information below is the activity of the Canadian related retiree health care plan from October 1, 2001 through December 31, 2001.

    The changes in the Canadian postretirement benefit obligations were as follows:

                                                                2001
                                                              --------
Obligations at beginning of year............................   $  --
Change in benefit obligations:
  Service cost..............................................     0.1
  Interest cost.............................................     0.5
  Actuarial loss............................................     0.1
  Acquisition...............................................    31.2
  Benefit payments..........................................    (0.2)
                                                               -----
    Net change in benefit obligations.......................    31.7
                                                               -----
Obligations at end of year..................................   $31.7
                                                               =====

    The funded status of the Canadian postretirement benefit plans at year end was as follows:

                                                                2001
                                                              --------
Accumulated postretirement benefit obligations..............   $31.7
Net unrecognized items:
  Prior service credits.....................................      --
  Actuarial loss............................................    (0.1)
                                                               -----
                                                                (0.1)
                                                               -----
Nonpension postretirement benefit obligations...............   $31.6
                                                               =====

    The Company's nonpension postretirement benefit obligations are included with other long term liabilities on the balance sheet.

    The components of the Canadian net postretirement benefit cost were as follows:

                                                                2001
                                                              --------
Service cost................................................    $0.1
Interest cost...............................................     0.5
                                                                ----
Net postretirement benefit cost.............................    $0.6
                                                                ====

    Assumed health care cost inflation was based on a rate of 9.00% in 2001, declining to an ultimate rate of 5.50%. A one percentage point decrease in the rate would have decreased the accumulated postretirement benefit obligation at December 31, 2001 by $4.1 million and decreased the net postretirement benefit cost for 2001 by $0.1 million. A one percentage point increase in the rate would have increased the accumulated postretirement benefit obligation at December 31, 2001 by $5.1 million and increased the net postretirement benefit cost for 2001 by $0.1 million. The assumed weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.50% at December 31, 2001.

    Benefits provided by OI Inc. for certain of the hourly retirees of the Company are determined by collective bargaining. Most other domestic hourly retirees receive health and life insurance benefits from a multi-employer trust established by collective bargaining. Payments to the trust as required by the bargaining agreements are based upon specified amounts per hour worked and were $6.3 million in 2001, $7.5 million in 2000, and $8.0 million in 1999. Postretirement health and life benefits for retirees of foreign affiliates are generally provided through the national health care programs of the countries in which the affiliates are located.

    OTHER REVENUE. Other revenue for the year ended December 31, 2001 includes $10.3 million from the sale of a minerals business in Australia. Other revenue for the year ended December 31, 1999 includes gains totaling $40.8 million related to the sales of a U.S. glass container plant and a mold manufacturing business in Colombia.

    OTHER COSTS AND EXPENSES. Other costs and expenses for the year ended December 31, 2001 include pretax charges of $96.2 million related to the following: (1) charges of $65.2 million principally related to a restructuring program and impairment at certain of the Company's international and domestic operations. The charge includes the impairment of assets at the Company's affiliate in Puerto Rico and the consolidation of manufacturing capacity and the closing of a facility in Venezuela. The charge related to the Puerto Rico facility of $25.2 million related to the impairment of assets. While the Company intends to continue to operate this facility, an analysis of cash flows indicated that the long-lived assets, including buildings, furnaces, and factory equipment were impaired. The Company has written down the majority of the long-lived assets of this facility. As a result of the consolidation of manufacturing capacity and the closing of two facilities in Venezuela, the Company recorded an impairment charge of approximately $22 million to substantially write off buildings, furnaces, and factory equipment. The program also includes consolidation of capacity at certain other international and domestic facilities in response to decisions about pricing and market strategy. The total planned reduction in workforce resulting from these actions will involve approximately 220 employees. The restructuring program included termination benefits of approximately $4.5 million, of which $1.5 million had been paid by December 31, 2001; and (2) a charge of $31.0 million related to the loss on the sale of the Company's facilities in India; The Company expects its actions related to the restructuring and impairment charges to be completed during the next several quarters.

    Other costs and expenses for the year ended December 31, 2000 include charges of $186.0 million principally related to a restructuring and capacity realignment program. The program, initiated in the third quarter of 2000, includes the consolidation of manufacturing capacity and a reduction of 175 employees in the U.S. salaried work force, or about 15%, principally as a result of early retirement incentives. Also included in the program are a write-down of plant and equipment for the Company's glass container affiliate in India and certain other asset write-offs. Charges for manufacturing capacity consolidations of $120.4 million principally involve U.S. glass container facilities and reflect technology-driven improvements in productivity, conversions from some juice and similar products to plastic containers, Company and customer decisions regarding pricing and volume, and the further concentration of production in the most strategically-located facilities. The property, plant and equipment at the three facilities, consisting of land, buildings, furnaces and factory equipment, was written down by $48.0 million to substantially write off these assets. The Company expects that it will continue to make cash payments over the next several quarters for benefits and on-going closing costs related to the closing of these facilities.

    As a result of reducing the U.S. salaried workforce in 2000, the Company recognized a settlement gain of approximately $24 million related to its defined benefit pension plan. This gain has been included in the net charge of $22.0 million for early retirement incentives and special termination benefits.

    The 2000 pretax charge of $40.0 million was related to the write-down of property, plant, and equipment in India. Based on the Company's expectation of future net cash flows of its affiliate in India, the related property, plant, and equipment was written down to realizable values in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

    Selected information relating to the restructuring accruals follows:

                                                                               WRITE-DOWN
                                                                                   OF
                                                          EARLY RETIREMENT      IMPAIRED
                                                           INCENTIVES AND      PROPERTY,
                                                         SPECIAL TERMINATION   PLANT AND
                               CAPACITY REALIGNMENT(A)        BENEFITS         EQUIPMENT     OTHER      TOTAL
                               -----------------------   -------------------   ----------   --------   --------
2000 restructuring charges...          $120.4                  $ 22.0             $40.0      $ 3.6      $186.0
Write-down of assets to net
  realizable value...........           (48.4)                                    (40.0)      (3.6)      (92.0)
Reduction of OI Inc. prepaid
  pension asset..............           (13.0)                  (18.2)                                   (31.2)
Increase in OI Inc.
  nonpension postretirement
  benefit liability..........            (0.6)                   (3.2)                                    (3.8)
Net cash paid................            (1.2)                   (0.2)                                    (1.4)
                                       ------                  ------             -----      -----      ------
Remaining liabilities at
  December 31, 2000..........            57.2                     0.4                --         --        57.6
2001 restructuring charges...            23.5                                      41.7                   65.2
Write-down of assets to net
  realizable value...........           (33.7)                                    (41.7)                 (75.4)
Net cash paid................           (24.2)                   (0.4)                                   (24.6)
                                       ------                  ------             -----      -----      ------
Remaining liabilities at
  December 31, 2001..........          $ 22.8                  $   --             $  --      $  --      $ 22.8
                                       ======                  ======             =====      =====      ======

------------------------

(a) Capacity realignment includes charges for plant closing costs, severance benefits, and write-downs of assets for disposal or abandonment as a result of restructuring of manufacturing capacity. Write-downs of assets represent the majority of the charges for 2001.

    Other costs and expenses for the year ended December 31, 1999 include charges totaling $20.8 million related principally to restructuring costs and write-offs of certain assets in Europe and South America.

    GEOGRAPHIC INFORMATION. The Company operates in the rigid packaging industry. The Company has one primary reportable product segment within the rigid packaging industry: Glass Containers. The Glass Containers segment includes operations in North America, Europe, the Asia Pacific region, and South America.

    The Company evaluates performance and allocates resources based on earnings before interest income, interest expense, provision for income taxes, minority share owners' interests in earnings of subsidiaries, and extraordinary charges (collectively "EBIT") excluding unusual items. Net sales as shown in the geographic segment information are based on the location of the Company's affiliate which recorded the sales.

    Financial information regarding the Company's geographic segments is as follows:

                                                                                              TOTAL
                                                NORTH                   ASIA      SOUTH     GEOGRAPHIC
                                              AMERICA(A)    EUROPE    PACIFIC    AMERICA     SEGMENTS
                                              ----------   --------   --------   --------   ----------
Net sales:
  2001......................................   $1,662.2    $  909.7    $660.6     $516.9     $3,749.4
  2000......................................    1,744.9       894.0     760.7      494.5      3,894.1
  1999......................................    1,777.5       965.6     815.0      412.6      3,970.7
                                               ========    ========    ======     ======     ========
EBIT, excluding unusual items:
  2001......................................   $  306.2    $   93.2    $102.2     $ 91.6     $  593.2
  2000......................................      317.4        81.9     123.9       77.2        600.4
  1999......................................      336.0        97.9     135.0       29.9        598.8
                                               ========    ========    ======     ======     ========
Unusual items:
  2001:
    Gain on the sale of a minerals business
      in Australia..........................                           $ 10.3                $   10.3
    Restructuring and impairment charges....   $  (35.1)   $   (6.1)     (0.8)    $(23.2)       (65.2)
    Special employee benefit programs.......       (4.4)       (0.7)     (2.3)      (0.2)        (7.6)
    Loss on the sale of the Company's
      facilities in India...................                            (31.0)                  (31.0)
  2000:
    Charges related to consolidation of
      manufacturing capacity................     (124.0)                             3.6       (120.4)
    Charges related to early retirement
      incentives and special termination
      benefits..............................      (22.0)                                        (22.0)
    Charges related to impairment of
      property, plant, and equipment in
      India.................................                            (40.0)                  (40.0)
    Other...................................                                        (3.6)        (3.6)
  1999:
    Gains related to the sales of two
      manufacturing facilities..............       30.8                             10.0         40.8
    Charges related principally to
      restructuring costs and write-offs of
      certain assets in Europe and South
      America...............................                  (10.8)               (10.0)       (20.8)

------------------------

(a) One customer accounted for 11.5%, 10.9%, and 10.3% of the Company's sales in 2001, 2000, and 1999 respectively.

    The Company's net fixed assets by location are as follows:

                                                            UNITED
                                                            STATES    FOREIGN     TOTAL
                                                           --------   --------   --------
2001.....................................................   $605.0    $1,498.3   $2,103.3
2000.....................................................    612.6     1,510.3    2,122.9
1999.....................................................    676.7     1,631.1    2,307.8
                                                            ======    ========   ========

    Reconciliations to consolidated totals are as follows:

                                                           2001       2000       1999
                                                         --------   --------   --------
Revenues:
  Net sales............................................  $3,749.4   $3,894.1   $3,970.7
  Royalties and net technical assistance...............      17.2       17.9       21.3
  Equity earnings......................................      18.9       18.7       21.0
  Interest.............................................      22.3       27.5       22.4
  Other................................................      33.8       46.2       65.3
                                                         --------   --------   --------
  Total................................................  $3,841.6   $4,004.4   $4,100.7
                                                         ========   ========   ========
Reconciliation of EBIT to earnings before income taxes
  and minority share owners' interests in earnings of
  subsidiaries:
  EBIT, excluding unusual items........................  $  593.2   $  600.4   $  598.8
  Unusual items........................................     (93.5)    (186.0)      20.0
  Net interest expense.................................    (323.4)    (343.2)    (316.7)
                                                         --------   --------   --------
  Total................................................  $  176.3   $   71.2   $  302.1
                                                         ========   ========   ========

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Share Owner
Owens-Brockway Glass Container Inc.

    We have audited the accompanying consolidated balance sheets of Owens-Brockway Glass Container Inc. as of December 31, 2001 and 2000, and the related consolidated statements of results of operations, net Parent investment, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Owens-Brockway Glass Container Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

Toledo, Ohio
January 24, 2002

                      OWENS-BROCKWAY GLASS CONTAINER INC.
                       CONSOLIDATED RESULTS OF OPERATIONS
                             (MILLIONS OF DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Revenues:
  Net sales.................................................  $3,749.4   $3,891.6   $3,965.2
  Other revenue.............................................      92.2      105.5      130.0
                                                              --------   --------   --------
                                                               3,841.6    3,997.1    4,095.2
Costs and expenses:
  Manufacturing, shipping, and delivery.....................   2,946.4    3,090.1    3,165.2
  Research and development..................................      10.5       15.0       13.0
  Engineering...............................................      30.0       31.2       35.2
  Selling and administrative................................     173.7      170.1      178.5
  Net intercompany interest.................................     156.3      245.1      208.2
  Other interest expense....................................     189.4      126.6      131.2
  Other.....................................................     159.0      254.4       64.3
                                                              --------   --------   --------
                                                               3,665.3    3,932.5    3,795.6
                                                              --------   --------   --------
Earnings before items below.................................     176.3       64.6      299.6
Provision for income taxes..................................      87.3       24.0      108.7
                                                              --------   --------   --------
Minority share owners' interests in earnings of
  subsidiaries..............................................      19.6       20.6       11.2
                                                              --------   --------   --------
Net earnings................................................  $   69.4   $   20.0   $  179.7
                                                              ========   ========   ========

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                      OWENS-BROCKWAY GLASS CONTAINER INC.
                          CONSOLIDATED BALANCE SHEETS
                             (MILLIONS OF DOLLARS)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
CURRENT ASSETS:
  Cash, including time deposits of $28.2 ($45.3 in 2000)....  $  124.7   $  169.6
  Short-term investments....................................                  3.7
  Receivables including amount from related parties of $1.6
    ($1.1 in 2000), less allowances of $32.2 ($40.6 in 2000)
    for losses and discounts................................     575.3      568.0
  Inventories...............................................     611.0      611.4
  Prepaid expenses..........................................      23.9       57.0
                                                              --------   --------
    Total current assets....................................   1,334.9    1,409.7

OTHER ASSETS:
  Equity investments........................................     153.9      164.4
  Repair parts inventories..................................     173.5      201.6
  Prepaid pension...........................................      49.8       41.2
  Deposits, receivables, and other assets...................     421.4      337.4
  Excess of purchase cost over net assets acquired, net of
    accumulated amortization of $531.0 ($417.2 in 2000).....   1,556.2    1,602.3
                                                              --------   --------
    Total other assets......................................   2,354.8    2,346.9

PROPERTY, PLANT, AND EQUIPMENT:
  Land, at cost.............................................     135.1      130.9
  Buildings and equipment, at cost:
    Buildings and building equipment........................     526.7      540.7
    Factory machinery and equipment.........................   2,828.9    2,809.3
    Transportation, office, and miscellaneous equipment.....      79.3       77.5
    Construction in progress................................     196.8      111.3
                                                              --------   --------
                                                               3,766.8    3,669.7
  Less accumulated depreciation.............................   1,663.5    1,546.8
                                                              --------   --------
    Net property, plant, and equipment......................   2,103.3    2,122.9
                                                              --------   --------
Total assets................................................  $5,793.0   $5,879.5
                                                              ========   ========

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                      OWENS-BROCKWAY GLASS CONTAINER INC.
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                             (MILLIONS OF DOLLARS)

                     LIABILITIES AND NET PARENT INVESTMENT

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
CURRENT LIABILITIES:
  Short-term loans..........................................  $   40.4   $   80.9
  Accounts payable including amount to related parties of
    $30.1 ($9.9 in 2000)....................................     337.0      313.9
  Salaries and wages........................................      89.4       67.0
  U.S. and foreign income taxes.............................       0.2        6.3
  Other accrued liabilities.................................     196.0      266.3
  Long-term debt due within one year........................      26.0       26.1
                                                              --------   --------
    Total current liabilities...............................     689.0      760.5
EXTERNAL LONG-TERM DEBT.....................................   2,778.5    1,165.5
DEFERRED TAXES..............................................     161.9      149.1
OTHER LIABILITIES...........................................     275.7      218.4
MINORITY SHARE OWNERS' INTERESTS............................     159.7      165.1

NET PARENT INVESTMENT:
  Investment by and advances from parent....................   2,276.1    3,900.3
  Accumulated other comprehensive loss......................    (547.9)    (479.4)
                                                              --------   --------
    Total net Parent investment.............................   1,728.2    3,420.9
                                                              --------   --------
Total liabilities and net Parent investment.................  $5,793.0   $5,879.5
                                                              ========   ========

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                      OWENS-BROCKWAY GLASS CONTAINER INC.
                       CONSOLIDATED NET PARENT INVESTMENT
                             (MILLIONS OF DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2001        2000       1999
                                                              ---------   --------   --------
INVESTMENT BY AND ADVANCES TO PARENT
  Balance at beginning of year..............................  $ 3,900.3   $3,730.4   $3,701.8
  Net intercompany transactions.............................   (1,693.6)     174.9     (151.1)
  Net earnings..............................................       69.4       20.0      179.7
  Net loss for the month ended December 31, 2000 for the
    change in the fiscal year end of certain international
    affiliates..............................................                 (25.0)
                                                              ---------   --------   --------
    Balance at end of year..................................    2,276.1    3,900.3    3,730.4
                                                              =========   ========   ========

ACCUMULATED OTHER COMPREHENSIVE LOSS
  Balance at beginning of year..............................     (479.4)    (343.5)    (179.9)
  Foreign currency translation adjustments..................      (66.0)    (135.9)    (163.6)
  Change in certain derivative instruments..................       (2.5)
                                                              ---------   --------   --------
    Balance at end of year..................................     (547.9)    (479.4)    (343.5)
                                                              =========   ========   ========
Total net Parent investment.................................  $ 1,728.2   $3,420.9   $3,386.9
                                                              =========   ========   ========

TOTAL COMPREHENSIVE INCOME (LOSS)
  Net earnings..............................................  $    69.4   $   20.0   $  179.7
  Foreign currency translation adjustments..................      (66.0)    (135.9)    (163.6)
  Change in certain derivative instruments..................       (2.5)
                                                              ---------   --------   --------
    Total...................................................  $     0.9   $ (115.9)  $   16.1
                                                              =========   ========   ========

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                      OWENS-BROCKWAY GLASS CONTAINER INC.
                            CONSOLIDATED CASH FLOWS
                             (MILLIONS OF DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2001        2000       1999
                                                              ---------   --------   --------
OPERATING ACTIVITIES:
  Net earnings..............................................  $    69.4   $  20.0    $ 179.7
  Non-cash charges (credits):
    Depreciation............................................      286.4     298.3      299.0
    Amortization of deferred costs..........................       72.3      62.2       66.1
    Deferred tax provision (credit).........................       72.5     (64.2)      45.2
    Restructuring costs and write-offs of certain assets....       65.2     186.0       20.8
    (Gains) losses on asset sales...........................       20.7                (40.8)
    Other...................................................      (64.0)    (80.0)     (95.7)
  Change in non-current operating assets....................       18.9     (16.8)      (7.8)
  Change in non-current liabilities.........................      (22.1)     (0.1)       1.4
  Change in components of working capital...................      (28.7)    (80.0)     (69.9)
                                                              ---------   -------    -------
    Cash provided by operating activities...................      490.6     325.4      398.0

INVESTING ACTIVITIES:
  Additions to property, plant and equipment................     (364.8)   (301.6)    (441.9)
  Acquisitions, net of cash acquired........................     (169.0)    (77.2)     (34.2)
  Net cash proceeds from divestitures and other.............       80.0      31.7      327.6
                                                              ---------   -------    -------
    Cash utilized in investing activities...................     (453.8)   (347.1)    (148.5)

FINANCING ACTIVITIES:
  Additions to long-term debt...............................    2,593.0     172.3      222.6
  Repayments of long-term debt..............................     (918.5)   (357.0)    (475.8)
  Decrease in short-term loans..............................      (35.7)    (40.4)     (14.9)
  Net change in intercompany debt...........................   (1,643.0)    200.7        8.1
  Collateral deposits for certain derivative instruments....      (26.1)
  Payment of finance fees...................................      (45.3)
                                                              ---------   -------    -------
    Cash utilized in financing activities...................      (75.6)    (24.4)    (260.0)
  Effect of exchange rate fluctuations on cash..............       (6.1)     16.1      (17.9)
  Effect of change in fiscal year end for certain
    international affiliates................................                 31.9
                                                              ---------   -------    -------
Increase (decrease) in cash.................................      (44.9)      1.9      (28.4)
Cash at beginning of year...................................      169.6     167.7      196.1
                                                              ---------   -------    -------
Cash at end of year.........................................  $   124.7   $ 169.6    $ 167.7
                                                              =========   =======    =======

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                  STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES


    BASIS OF CONSOLIDATED STATEMENTS. The consolidated financial statements of Owens-Brockway Glass Container, Inc. ("Company") include the accounts of its subsidiaries. Newly acquired subsidiaries have been included in the consolidated financial statements from dates of acquisition. Prior to December 2000, substantially all of the Company's consolidated foreign subsidiaries reported their results of operations on a one-month lag, which allowed additional time to compile the results. The portion of the Company's consolidated net earnings for 2000 that was attributable to the earnings of these subsidiaries for the 12 months ended November 30, 2000 was $64.7 million ($107.5 million before unusual items). Beginning in December 2000, the one-month lag was eliminated. As a result, the December 2000 results of operations for these subsidiaries, which amounted to a net loss of $25.0 million, was recorded directly to retained earnings in December 2000. Earnings of most of these subsidiaries for the month of December are typically lower than most other months due to customer and factory holidays, fewer shipping days, and extended maintenance activity. The loss in December 2000 was greater than recent December periods as a result of lower than normal shipments for the month, lower selling prices due to product mix and currency exchange rates, high energy costs, and increased furnace repair work at several facilities.


    The Company uses the equity method of accounting for investments in which it has a significant ownership interest, generally 20% to 50%. Other investments are accounted for at cost.

    RELATIONSHIP WITH OWENS-BROCKWAY PACKAGING, INC., OWENS-ILLINOIS
GROUP, INC. AND OWENS-ILLINOIS, INC. The Company is a wholly-owned subsidiary of Owens-Brockway Packaging, Inc. ("OB Packaging"), and an indirect subsidiary of Owens-Illinois Group, Inc. ("OI Group") and Owens-Illinois, Inc. ("OI Inc."). Although OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness, dividends for preferred stock and asbestos-related payments. OI Inc. relies primarily on distributions from its direct and indirect subsidiaries to meet these obligations.

    For federal and certain state income tax purposes, the taxable income of the Company is included in the consolidated tax returns of OI Inc. and income taxes are allocated to the Company on a basis consistent with separate returns.

    NATURE OF OPERATIONS. The Company is a leading manufacturer of glass container products. The Company's principal product lines in the Glass Containers product segment are glass containers for the food and beverage industries. The Company has glass container operations located in 19 countries. The principal markets and operations for the Company's glass products are in North America, Europe, South America, and Australia. One customer accounted for 11.5%, 10.9%, and 10.3% of the Company's sales in 2001, 2000, and 1999, respectively.

    USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management of the Company to make estimates and assumptions that affect certain amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, at which time the Company would revise its estimates accordingly.

    CASH. The Company defines "cash" as cash and time deposits with maturities of three months or less when purchased.

    FAIR VALUES OF FINANCIAL INSTRUMENTS. The carrying amounts reported for cash, short-term investments and short-term loans approximate fair value. In addition, carrying amounts approximate fair value for certain long-term debt obligations subject to frequently redetermined interest rates. Derivative financial instruments are included on the balance sheet at fair value.

    INVENTORY VALUATION. The Company values most U.S. inventories at the lower of last-in, first-out (LIFO) cost or market. Other inventories are valued at the lower of standard costs (which approximate average costs) or market.

    EXCESS OF PURCHASE COST OVER NET ASSETS ACQUIRED. Through December 31, 2001, the excess of purchase cost over net assets acquired was being amortized over 40 years. The Company evaluated the recoverability of long-lived assets based on undiscounted projected cash flows, excluding interest and taxes, when factors indicate that an impairment may exist. (See "New Accounting Standards").

    PROPERTY, PLANT, AND EQUIPMENT. In general, depreciation is computed using the straight-line method. Renewals and improvements are capitalized. Maintenance and repairs are expensed as incurred.

    REVENUE RECOGNITION. The Company recognizes sales, net of estimated discounts and allowances, when title to products is transferred to customers. Shipping and handling costs are included with manufacturing, shipping, and delivery costs.

    INCOME TAXES ON UNDISTRIBUTED EARNINGS. In general, the Company plans to continue to reinvest the undistributed earnings of foreign subsidiaries and foreign corporate joint ventures accounted for by the equity method. Accordingly, taxes are provided only on that amount of undistributed earnings in excess of planned reinvestments.

    FOREIGN CURRENCY TRANSLATION. The assets and liabilities of certain affiliates and associates are translated at current exchange rates and any related translation adjustments are recorded directly in share owners' equity. For the years ended December 31, 2001, 2000, and 1999, the Company's affiliates located in Venezuela operated in a "highly inflationary" economy. As such, certain assets of these affiliates were translated at historical exchange rates and all translation adjustments are reflected in the statements of Consolidated Results of Operations. Effective January 1, 2002, the affiliates in Venezuela will no longer be considered operating in a "highly inflationary" economy. Assets and liabilities will be translated at current exchange rates with any related translation adjustments being recorded directly to net Parent investment.

    NEW ACCOUNTING STANDARDS. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations," which is effective for business combinations completed after June 30, 2001. Also in July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"), which is effective for goodwill acquired after June 30, 2001. For goodwill acquired prior to July 1, 2001, FAS No. 142 will be effective for fiscal years beginning after December 15, 2001. Under FAS No. 142, Goodwill and intangible assets with indefinite lives will no longer be amortized but will be reviewed annually (or more frequently if impairment indicators arise) for impairment.

    The Company estimates that adopting FAS No. 142 will increase 2002 earnings before the effects of the accounting change by approximately $45 million. The Company has not completed its assessment of the effects that adopting FAS
No. 142 will have on the reported value of goodwill.

    In October 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"). FAS No. 144 supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS No. 121"). FAS No. 144 provides additional guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g. abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as "held for sale", however it retains the fundamental provisions of FAS No. 121 related to the recognition and measurement of the impairment of long-lived assets to be "held and used." FAS No. 144 is effective for fiscal years beginning after December 15, 2001 and transition is prospective for committed disposal activities that are initiated after the effective date of FAS No. 144's initial application. The impact of adopting FAS No. 144 on the Company's reporting and disclosure is not expected to be material to the Company's financial position or results of operations.

                                FINANCIAL REVIEW
                      TABULAR DATA IN MILLIONS OF DOLLARS

    CHANGES IN COMPONENTS OF WORKING CAPITAL RELATED TO OPERATIONS. Changes in the components of working capital related to operations (net of the effects related to acquisitions and divestitures) were as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Decrease (increase) in current assets:
  Short-term investments....................................   $  3.6     $ 12.0     $(15.2)
  Receivables...............................................      2.3      (35.1)      19.9
  Net intercompany receivable...............................     17.2      (43.9)      11.0
  Inventories...............................................     24.3      (19.5)     (10.1)
  Prepaid expenses..........................................      0.8        3.8      (25.3)
Increase (decrease) in current liabilities:
  Accounts payable and accrued liabilities..................    (46.3)     (20.1)     (47.2)
  Salaries and wages........................................      1.4       (2.6)       8.6
  U.S. and foreign income taxes.............................    (32.0)      25.4      (11.6)
                                                               ------     ------     ------
                                                               $(28.7)    $(80.0)    $(69.9)
                                                               ------     ------     ------

    INVENTORIES.  Major classes of inventory are as follows:

                                                                2001       2000
                                                              --------   --------
Finished goods..............................................   $507.2     $494.9
Work in process.............................................      5.9        7.9
Raw materials...............................................     53.5       58.0
Operating supplies..........................................     44.4       50.6
                                                               ------     ------
                                                               $611.0     $611.4
                                                               ======     ======

    If the inventories which are valued on the LIFO method had been valued at standard costs, which approximate current costs, consolidated inventories would be higher than reported by $14.7 million and $10.8 million, at December 31, 2001 and 2000, respectively.

    Inventories which are valued at the lower of standard costs (which approximate average costs), or market at December 31, 2001 and 2000 were approximately $465.9 million and $420.0 million, respectively.

    EQUITY INVESTMENTS. Summarized information pertaining to the Company's equity associates follows:

                                                                2001       2000
                                                              --------   --------
At end of year:
  Equity in undistributed earnings:
    Foreign.................................................   $ 86.2     $ 85.6
    Domestic................................................     21.6       19.0
                                                               ------     ------
      Total.................................................   $107.8     $104.6
                                                               ======     ======
Equity in cumulative translation adjustment.................   $(54.2)    $(46.7)
                                                               ======     ======

                                                                2001       2000       1999
                                                              --------   --------   --------
For the year:
  Equity in earnings:
    Foreign.................................................   $ 7.3      $ 4.7      $ 8.2
    Domestic................................................    11.6       14.0       12.8
                                                               -----      -----      -----
      Total.................................................   $18.9      $18.7      $21.0
                                                               =====      =====      =====
Dividends received..........................................   $18.2      $13.9      $ 9.7
                                                               =====      =====      =====

    EXTERNAL LONG-TERM DEBT. The following table summarizes the external long-term debt of the Company at December 31, 2001 and 2000:

                                                                2001       2000
                                                              --------   --------
Secured Credit Agreement:
  Revolving Credit Facility.................................  $1,560.4
  Term Loan.................................................   1,045.0
Second Amended and Restated Credit Agreement:
  Revolving Credit Facility:
    Offshore Loans:
      Australian Dollars 1.39 billion.......................             $  775.3
      British Pounds 125.0 million..........................                186.8
      Italian Lira 18.0 billion.............................                  8.7
Other.......................................................     199.1      220.8
                                                              --------   --------
                                                               2,804.5    1,191.6
  Less amounts due within one year..........................      26.0       26.1
                                                              --------   --------
    External long-term debt.................................  $2,778.5   $1,165.5
                                                              ========   ========

    In April 2001, OI Group and certain of its subsidiaries, including the Company and certain of its foreign subsidiaries (the "Borrowers") entered into the Secured Credit Agreement (the "Agreement") with a group of banks, which expires on March 31, 2004. The Agreement provides for a $3.0 billion revolving credit facility (the "Revolving Credit Facility") and a $1.5 billion term loan (the "Term Loan"). The Agreement includes an Overdraft Account Facility providing for aggregate borrowings up to $50 million which reduce the amount available for borrowing under the Revolving Credit Facility. The Agreement also provides for the issuance of letters of credit totaling up to $500 million, which also reduce the amount available for borrowings under the Revolving Credit Facility.

    Under the Secured Credit Agreement, the Company and its subsidiaries have a total commitment of $2.0 billion provided by the Revolving Credit Facility and a total commitment of $1.045 billion provided by the Term Loan. At December 31, 2001, the Company and its subsidiaries had unused credit of $341.2 million available under the Secured Credit Agreement.

    Prior to April 2001, the Company's significant domestic financing was provided by OI Inc. under the April 1998 Second Amended and Restated Credit Agreement through intercompany loans. Borrowings under the Secured Credit Agreement by the Company, its subsidiaries and certain other domestic subsidiaries of OI Group were used to repay all amounts outstanding under, and terminate the Second Amended and Restated Credit Agreement.

    The interest rate on borrowings under the Revolving Credit Facility is, at the Borrower's option, the Base Rate or a reserve adjusted Eurodollar rate. The interest rate on borrowings under the Revolving Credit Facility also includes a margin linked to the Company's Consolidated Leverage Ratio, as defined in the Agreement. The margin is limited to ranges of 1.75% to 2.00% for Eurodollar loans and .75% to 1.00% for Base Rate loans. The interest rate on Overdraft Account loans is the Base Rate minus .50%. The weighted average interest rate on borrowings outstanding under the Revolving Credit Facility at December 31, 2001 was 4.12%. While no compensating balances are required by the Agreement, the Borrowers must pay a facility fee on the Revolving Credit Facility commitments of .50%.

    The interest rate on borrowings under the Term Loan is, at the Borrowers' option, the Base Rate or a reserve adjusted Eurodollar rate. The interest rate on borrowings under the Term Loan also includes a margin of 2.50% for Eurodollar loans and 1.50% for Base Rate loans. The weighted average interest rate on borrowings outstanding under the Term Loan at December 31, 2001 was 4.50%.

    The Agreement requires, among other things, the maintenance of certain financial ratios, and restricts the creation of liens and certain types of business activities and investments.

    Borrowings under the Agreement are secured by substantially all the assets of the Company, its domestic subsidiaries and certain foreign subsidiaries, which have a book value of approximately $1.9 billion. Borrowings are also secured by a pledge of intercompany debt and equity in most of the Company's domestic subsidiaries and certain stock of certain foreign subsidiaries.

    During January 2002, the Company completed a $1.0 billion private placement of senior secured notes. The notes bear interest at 8 7/8% and are due
February 15, 2009. The notes are guaranteed by OI Group and substantially all of its domestic subsidiaries. The assets of substantially all of OI Group's domestic subsidiaries are pledged as security for the notes. The Company used substantially all the net cash proceeds from the notes to reduce its outstanding term loan under the Agreement by $980 million. As such, the Company wrote off unamortized deferred financing fees in January 2002 related to the term loan and recorded an extraordinary charge totaling $10.9 million less applicable income taxes of $4.2 million. The indenture for the notes restricts among other things, the ability of the Company and its restricted subsidiaries to borrow money, pay dividends on, or redeem or repurchase stock, make investments, create liens, enter into certain transactions with affiliates, and sell certain assets or merge with or into other companies.

    Annual maturities for all of the Company's long-term debt through 2006 are as follows: 2002, $26.0 million; 2003, $43.0 million; 2004, $1,657.2 million;
2005, $70.9 million; and 2006, $5.0 million. These maturities reflect the issuance of the senior secured notes in January 2002 as noted above.

    Interest paid in cash aggregated $180.5 million for 2001, $117.7 million for 2000, and $116.6 million for 1999.

    GUARANTEES OF DEBT. The Company has guaranteed the borrowings of certain of OI Inc.'s domestic subsidiaries totaling $850 million and has also guaranteed the borrowings of certain foreign subsidiaries under the Agreement.

    OPERATING LEASES. Rent expense attributable to all operating leases was $59.6 million in 2001, $44.1 million in 2000, and $43.2 million in 1999. Minimum future rentals under operating leases are as follows: 2002, $33.2 million; 2003, $26.2 million; 2004, $17.4 million; 2005, $12.2 million; 2006, $10.7 million;
and 2007 and thereafter, $25.5 million.

    FOREIGN CURRENCY TRANSLATION. Aggregate foreign currency exchange gains (losses) included in other costs and expenses were $3.9 million in 2001, $(0.4) million in 2000, and $4.4 million in 1999.

    DERIVATIVE INSTRUMENTS. The terms of OI Inc.'s former bank credit agreement provided for foreign currency borrowings by certain of the Company's international affiliates. Such borrowings provided a natural hedge against a portion of the Company's investment. Under the April 2001 Secured Credit Agreement, international affiliates are only permitted to borrow in U.S. dollars. The Company's affiliates in Australia and the United Kingdom have entered into currency swaps covering their initial borrowings under the Agreement. These swaps are being used to manage the affiliates' exposure to fluctuating foreign exchange rates by swapping the principal and interest payments due under the Secured Credit Agreement.

    As of December 31, 2001, the Company's affiliate in Australia has swapped $650.0 million of borrowings into $1,275.0 million Australian dollars. This swap matures on March 31, 2003, with interest resets every 90 days. The interest reset terms of the swap approximate the terms of the U.S. dollar borrowings. This derivative instrument swaps both the interest and principal from U.S. dollars to Australian dollars and also swaps the interest rate from a U.S. based rate to an Australian based rate. The Company's affiliate in the United Kingdom has swapped $200.0 million of borrowings into 139.0 million British pounds. This swap also matures on March 31, 2003, with interest resets every 90 days. This derivative instrument swaps both the interest and principal from U.S. dollars to British pounds and also swaps the interest rate from a U.S. based rate to a British rate.

    On October 1, 2001, the Company completed the acquisition of the Canadian glass container assets of Consumers Packaging Inc. for a purchase price of approximately $150 million. The Company financed this purchase through borrowings under the Secured Credit Agreement, which were transferred to Canada through intercompany loans in U.S. dollars. The Company's affiliate in Canada has entered into swap transactions to manage the affiliate's exposure to fluctuating foreign exchange rates by swapping the principal and interest portion of the intercompany loan. At December 31, 2001, the Canadian affiliate has swapped $90.0 million of borrowings into $142.0 million Canadian dollars. This swap matures on October 1, 2003. This derivative instrument swaps both the interest and principal from U.S. dollars to Canadian dollars and also swaps the interest rate from a U.S. based rate to a Canadian based rate. The affiliate has also entered into a forward hedge related to the fourth quarter interest receivable and payable related to the previous swap. The affiliate has also entered in forward hedges which effectively swap $10.0 million of borrowings into $16.0 million Canadian dollars. These hedges swap both the interest and principal from U.S. dollars to Canadian dollars and mature monthly.

    The Company recognizes the above derivatives on the balance sheet at fair value. The Company accounts for the above swaps as fair value hedges. As such, the changes in the value of the swaps are included in other expense and are expected to substantially offset any exchange rate gains or losses on the related U.S. dollar borrowings. For the year ended December 31, 2001, the amount not offset was immaterial.

    The Company also uses commodity futures contracts related to forecasted natural gas requirements. The objective of these futures contracts is to limit the fluctuations in prices paid and the potential volatility in earnings or cash flows from future market price movements. During 2001, the Company entered into commodity futures contracts for approximately 75% of its domestic natural gas usage (approximately 1.2 billion BTUs) through March 2002. The Company has also entered into additional contracts in 2002 with respect to its forecasted natural gas usage through the end of 2002.

    The Company accounts for the above futures contracts on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that is designated as and meets the required criteria for a cash flow hedge is recorded in accumulated other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. The ineffective portion of the change in the fair value of a derivative designated as a cash flow hedge is recognized in current earnings.

    The above futures contracts are accounted for as cash flow hedges at December 31, 2001. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting anticipated cash flows of the hedged transactions. For hedged forecasted transactions, hedge accounting will be discontinued if the forecasted transaction is no longer probable to occur, and any previously deferred gains or losses will be recorded to earnings immediately.

    During 2001, an unrealized net loss of $2.5 million (net of tax) related to these commodity futures contracts was included in OCI. There was no ineffectiveness recognized during the 2001.

    ACCUMULATED OTHER COMPREHENSIVE LOSS. Foreign currency translation adjustments and changes in certain derivative balances comprise accumulated other comprehensive loss. Changes in accumulated other comprehensive loss was as follows:

                                                              2001       2000       1999
                                                            --------   --------   --------
Balance at beginning of year..............................  $(479.4)   $(343.5)   $(179.9)
Net effect of exchange rate fluctuations..................    (68.6)    (138.7)    (161.5)
Deferred income taxes.....................................      2.6        2.8       (2.1)
Change in certain derivative balances.....................     (2.5)
                                                            -------    -------    -------
Balance at end of year....................................  $(547.9)   $(479.4)   $(343.5)
                                                            =======    =======    =======

    The net effect of exchange rate fluctuations generally reflects changes in the relative strength of the U.S. dollar against major foreign currencies between the beginning and end of the year.

    INCOME TAXES. Deferred income taxes reflect: (1) the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and
(2) carryovers and credits for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 2001 and 2000 are as follows (certain amounts from prior year have been reclassified to conform to current year presentation):

                                                                2001       2000
                                                              --------   --------
Deferred tax assets:
  Tax loss carryovers.......................................  $  19.4    $  15.3
  Other.....................................................    139.8      130.3
                                                              -------    -------
    Total deferred tax assets...............................    159.2      145.6
Deferred tax liabilities:
  Property, plant and equipment.............................    161.8      142.9
  Inventory.................................................     35.8       39.2
  Other.....................................................    117.6       75.7
                                                              -------    -------
    Total deferred tax liabilities..........................    315.2      257.8
                                                              -------    -------
    Net deferred tax liabilities............................  $(156.0)   $(112.2)
                                                              =======    =======

    Deferred taxes are included in the Consolidated Balance Sheets at December 31, 2001 and 2000 as follows:

                                                                2001       2000
                                                              --------   --------
Prepaid expenses............................................  $   5.9    $  36.9
Deferred tax liabilities....................................   (161.9)    (149.1)
                                                              -------    -------
Net deferred tax liabilities................................  $(156.0)   $(112.2)
                                                              =======    =======

    The provision (benefit) for income taxes consists of the following:

                                                                2001       2000       1999
                                                              --------   --------   --------
Current:
  State.....................................................   $(0.3)     $  0.3     $  1.7
  Foreign...................................................    15.1        87.9       61.8
                                                               -----      ------     ------
                                                                14.8        88.2       63.5
                                                               -----      ------     ------
Deferred:
  U.S. Federal..............................................    30.1       (14.1)      55.5
  State.....................................................     3.6        (4.7)       6.6
  Foreign...................................................    38.8       (45.4)     (16.9)
                                                               -----      ------     ------
                                                                72.5       (64.2)      45.2
                                                               =====      ======     ======
Total:
  U.S. Federal..............................................    30.1       (14.1)      55.5
  State.....................................................     3.3        (4.4)       8.3
  Foreign...................................................    53.9        42.5       44.9
                                                               -----      ------     ------
                                                               $87.3      $ 24.0     $108.7
                                                               =====      ======     ======

    The provision for income taxes was calculated based on the following components of earnings (loss) before income taxes:

                                                                2001       2000       1999
                                                              --------   --------   --------
Domestic....................................................   $ 58.3     $(81.4)    $151.3
Foreign.....................................................    118.0      146.0      148.3
                                                               ------     ------     ------
                                                               $176.3     $ 64.6     $299.6
                                                               ------     ------     ------

    Income taxes paid in cash were as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Domestic....................................................   $ 0.2      $ 0.5      $ 0.3
Foreign.....................................................    45.7       44.3       47.1
                                                               -----      -----      -----
                                                               $45.9      $44.8      $47.4
                                                               =====      =====      =====

    A reconciliation of the provision for income taxes based on the statutory U.S. Federal tax rate of 35% to the provision for income taxes is as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Pretax earnings at statutory U.S. Federal tax rate..........   $61.7      $22.6      $104.9
Increase (decrease) in provision for income taxes due to:
  Amortization of goodwill..................................    15.1       15.6        16.6
  State taxes, net of federal benefit.......................     2.1       (2.9)        5.5
  Foreign earnings at different rates.......................    (3.4)      (9.3)      (17.0)
  Adjustment for non-U.S. tax law changes...................     6.0       (9.3)
  Other items...............................................     5.8        7.3        (1.3)
                                                               -----      -----      ------
Provision for income taxes..................................   $87.3      $24.0      $108.6
                                                               =====      =====      ======
Effective tax rate..........................................    49.5%      37.2%       36.3%
                                                               =====      =====      ======

    The Company is included with OI Inc.'s consolidated tax returns. OI Inc. has net operating losses, alternative minimum tax credits, and research and development credits available to offset future U.S. Federal income tax.

    At December 31, 2001, the Company's equity in the undistributed earnings of foreign subsidiaries for which income taxes had not been provided approximated $529.9 million. It is not practicable to estimate the U.S. and foreign tax which would be payable should these earnings be distributed.

    RELATED PARTY TRANSACTIONS. Charges for administrative services are allocated to the Company by OI Inc. based on an annual utilization level. Such services include compensation and benefits administration, payroll processing, use of certain general accounting systems, auditing, income tax planning and compliance, and treasury services. Management believes that such transactions are on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties. The following information summarizes the Company's significant related party transactions:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Revenues:
  Sales to affiliated companies.............................   $ 1.0      $ 3.1      $ 4.3
                                                               =====      =====      =====
Expenses:
  Administrative services...................................    18.5       21.5       19.2
  Corporate management fee..................................    16.3       17.9       18.1
                                                               -----      -----      -----
Total expenses..............................................   $34.8      $39.4      $37.3
                                                               =====      =====      =====

    The above expenses are recorded in the statement of operations as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Cost of sales...............................................   $16.4      $19.2      $17.0
Selling, general, and administrative expenses...............    18.4       20.2       20.3
                                                               -----      -----      -----
Total expenses..............................................   $34.8      $39.4      $37.3
                                                               =====      =====      =====

    Intercompany interest is charged to the Company from OI Inc. based on intercompany debt balances. Intercompany interest expense is calculated using a weighted average interest rate of external borrowings by OI Inc.

    PARTICIPATION IN OI INC. STOCK OPTION PLANS. The Company participates in the stock option plans of OI Inc. under which employees of the Company may be granted options to purchase common shares of OI Inc. No options may be exercised in whole or in part during the first year after the date granted. In general, subject to certain accelerated exercisability provisions, 50% of the options become exercisable on the fifth anniversary of the date of the option grant, with the remaining 50% becoming exercisable on the sixth anniversary date of the option grant. In general, options expire following termination of employment or the day after the tenth anniversary date of the option grant.

    All options have been granted at prices equal to the market price of the OI Inc.'s common stock on the date granted. Accordingly, the Company recognizes no compensation expense related to the stock option plans. OI Inc. has adopted the disclosure-only provisions of Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation."

    A substantial number of the options have been granted to key employees of another subsidiary of OI Inc., some of whose compensation costs are included in an allocation of costs to all operating subsidiaries of OI Inc., including the Company. It is not practical to determine an amount of additional compensation allocable to the Company if OI Inc. had elected to recognize compensation cost based on the fair value of the options granted at grant date as allowed by SFAS No. 123.

    PENSION BENEFIT PLANS. The Company participates in OI Inc.'s pension plans for substantially all employees located in the United States. Benefits generally are based on compensation for salaried employees and on length of service for hourly employees. OI Inc.'s policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. Independent actuaries determine pension costs for each subsidiary of OI Inc. included in the plans; however, accumulated benefit obligation information and plan assets pertaining to each subsidiary have not been separately determined. As such, the accumulated benefit obligation and the plan assets related to the pension plans for domestic employees have been retained by another subsidiary of OI Inc. Net credits to results of operations for the Company's allocated portion of the domestic pension costs amounted to $77.1 million in 2001, $82.9 million in 2000, and $67.2 million in 1999.

    On October 1, 2001, the Company completed the acquisition of the Canadian glass container assets of Consumers Packaging Inc. As part of the transaction, the Company assumed certain of the pension liabilities of Consumers Packaging. The information below includes the activity of these pension plans from October 1, 2001 through December 31, 2001.

    The Company's subsidiaries in the United Kingdom, Australia and Canada also have pension plans covering substantially all employees. The following tables relate to the Company's principal United Kingdom, Australian and Canadian pension plans (the International Pension Plans).

    The changes in the International Pension Plans benefit obligations for the year were as follows:

                                                                2001       2000
                                                              --------   --------
Obligations at beginning of year............................   $392.7     $400.5
Change in benefit obligations:
  Service cost..............................................      9.3        9.1
  Interest cost.............................................     22.9       22.3
  Actuarial (gain) loss.....................................    (13.1)       6.9
  Acquisitions..............................................    170.0
  Benefit payments..........................................    (25.5)     (24.6)
  Other.....................................................    (11.9)     (21.5)
                                                               ------     ------
    Net increase (decrease) in benefit obligations..........    151.7       (7.8)
                                                               ------     ------
Obligations at end of year..................................   $544.4     $392.7
                                                               ======     ======

    The changes in the fair value of the International Pension Plans' assets for the year were as follows:

                                                                2001       2000
                                                              --------   --------
Fair value at beginning of year.............................   $416.1     $459.5
Change in fair value:
  Actual return (loss) on plan assets.......................    (26.6)       9.2
  Benefit payments..........................................    (25.5)     (24.6)
  Acquisitions..............................................    119.9
  Other.....................................................     (3.3)     (28.0)
                                                               ------     ------
    Net increase (decrease) in fair value of assets.........     64.5      (43.4)
                                                               ------     ------
Fair value at end of year...................................   $480.6     $416.1
                                                               ======     ======

    The funded status of the International Pension Plans at year end was as follows:

                                                                2001       2000
                                                              --------   --------
Plan assets at fair value...................................   $480.6     $416.1
Projected benefit obligations...............................    544.4      392.7
                                                               ------     ------
  Funded status of the plans................................    (63.8)      23.4
Net unrecognized items:
  Actuarial loss............................................     46.7        1.7
  Prior service cost........................................     12.4       16.1
                                                               ------     ------
                                                                 59.1       17.8
                                                               ------     ------
Net prepaid (accrued) pension...............................   $ (4.7)    $ 41.2
                                                               ======     ======

    The net prepaid (accrued) pension is included in the Consolidated Balance Sheets at December 31, 2001 and 2000 as follows:

                                                                2001       2000
                                                              --------   --------
Prepaid pension.............................................   $ 49.8     $41.2
Other liabilities...........................................    (54.5)
                                                               ------     -----
                                                               $ (4.7)    $41.2
                                                               ======     =====

    The components of the International Pension Plans' net pension expense (credit) for the year were as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Service cost................................................   $  9.3     $  9.1     $  8.7
Interest cost...............................................     22.9       22.3       20.3
Expected asset return.......................................    (36.8)     (35.9)     (26.2)
Amortization:
  Prior service cost........................................      1.2        0.8        1.0
  Gain......................................................                (0.1)
                                                               ------     ------     ------
    Net amortization........................................      1.2        0.7        1.0
                                                               ------     ------     ------
Net expense (credit)........................................   $ (3.4)    $ (3.8)    $  3.8
                                                               ======     ======     ======

    The following selected information is for plans with benefit obligations in excess of the fair value of plan assets:

                                                                2001
                                                              --------
Benefit obligations at the end of the year..................   $484.7
Fair value of plan assets at the end of the year............    411.8
                                                               ======

    The following information is for plans with accumulated benefit obligations in excess of the fair value of plan assets:

                                                                2001
                                                              --------
Accumulated benefit obligations at the end of the year......   $145.8
Fair value of plan assets at the end of the year............    131.5
                                                               ======

    For the International Pension Plans, the actuarial present value of benefit obligations is based on a weighted discount rate of approximately 6.00% for 2001 and 5.25% for 2000. Future benefits are assumed to increase in a manner consistent with past experience of the plans, which, to the extent benefits are based on compensation, includes assumed salary increases on a weighted scale of approximately 4.00% for 2001 and 2000. The expected weighted long-term rate of return on assets was approximately 8.50% for 2001, 7.75% for 2000, and 6.75% for 1999. Amortization included in net pension credits is based on the average remaining service of employees. Plan assets include marketable equity securities, government and corporate debt securities, real estate and commingled funds.

    OI Inc. also sponsors several defined contribution plans for all salaried and hourly U.S. employees of the Company. Participation is voluntary and participants' contributions are based on their compensation. OI Inc. matches substantially all plan participants' contributions up to various limits.
OI Inc. charges the Company for its share of the match. The Company's share of the contributions to these plans amounted to $4.8 million in 2001, $5.6 million in 2000, and $5.8 million in 1999.

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. OI Inc. provides certain retiree health care and life insurance benefits covering substantially all U.S. salaried and certain hourly employees. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. Independent actuaries determine postretirement benefit costs for each subsidiary of OI Inc.; however, accumulated postretirement benefit obligation information pertaining to each subsidiary has not been separately determined. As such, the accumulated postretirement benefit obligation has been retained by another subsidiary of OI Inc.

    The Company's net periodic postretirement benefit cost, as allocated by OI Inc., for domestic employees was $4.8 million, $4.2 million, and $4.8 million at December 31, 2001, 2000, and 1999, respectively.

    On October 1, 2001, the Company completed the acquisition of the Canadian glass container assets of Consumers Packaging Inc. The information below is the activity of the Canadian related retiree health care plan from October 1, 2001 through December 31, 2001. The changes in the Canadian postretirement benefit obligations were as follows:

                                                                2001
                                                              --------
Obligations at beginning of year............................   $  --
Change in benefit obligations:
  Service cost..............................................     0.1
  Interest cost.............................................     0.5
  Actuarial loss............................................     0.1
  Acquisition...............................................    31.2
  Benefit payments..........................................    (0.2)
                                                               -----
    Net change in benefit obligations.......................    31.7
                                                               -----
Obligations at end of year..................................   $31.7
                                                               =====

    The funded status of the Canadian postretirement benefit plans at year end was as follows:

                                                                2001
                                                              --------
Accumulated postretirement benefit obligations..............   $31.7
Net unrecognized items:
  Prior service credits.....................................      --
  Actuarial loss............................................    (0.1)
                                                               -----
                                                                (0.1)
                                                               -----
Nonpension postretirement benefit obligations...............   $31.6
                                                               =====

    The Company's nonpension postretirement benefit obligations are included with other long term liabilities on the balance sheet.

    The components of the Canadian net postretirement benefit cost were as follows:

                                                                2001
                                                              --------
Service cost................................................    $0.1
Interest cost...............................................     0.5
                                                                ----
Net postretirement benefit cost.............................    $0.6
                                                                ====

    Assumed health care cost inflation was based on a rate of 9.00% in 2001, declining to an ultimate rate of 5.50%. A one percentage point decrease in the rate would have decreased the accumulated postretirement benefit obligation at December 31, 2001 by $4.1 million and decreased the net postretirement benefit cost for 2001 by $0.1 million. A one percentage point increase in the rate would have increased the accumulated postretirement benefit obligation at December 31, 2001 by $5.1 million and increased the net postretirement benefit cost for 2001 by $0.1 million. The assumed weighted average discount rate used in determining the accumulated postretirement benefit obligation was 6.50% at December 31, 2001.

    Benefits provided by OI Inc. for certain of the hourly retirees of the Company are determined by collective bargaining. Most other domestic hourly retirees receive health and life insurance benefits from a multi-employer trust established by collective bargaining. Payments to the trust as required by the bargaining agreements are based upon specified amounts per hour worked and were $6.3 million in 2001, $7.5 million in 2000, and $8.0 million in 1999. Postretirement health and life benefits for retirees of foreign affiliates are generally provided through the national health care programs of the countries in which the affiliates are located.

    OTHER REVENUE. Other revenue for the year ended December 31, 2001 includes $10.3 million from the sale of a minerals business in Australia. Other revenue for the year ended December 31, 1999 includes gains totaling $40.8 million related to the sales of a U.S. glass container plant and a mold manufacturing business in Colombia.

    OTHER COSTS AND EXPENSES. Other costs and expenses for the year ended December 31, 2001 include pretax charges of $96.2 million related to the following: (1) charges of $65.2 million principally related to a restructuring program and impairment at certain of the Company's international and domestic operations. The charge includes the impairment of assets at the Company's affiliate in Puerto Rico and the consolidation of manufacturing capacity and the closing of a facility in Venezuela. The charge related to the Puerto Rico facility of $25.2 million related to the impairment of assets. While the Company intends to continue to operate this facility, an analysis of cash flows indicated that the long-lived assets, including buildings, furnaces, and factory equipment were impaired. The Company has written down the majority of the long-lived assets of this facility. As a result of the consolidation of manufacturing capacity and the closing of two facilities in Venezuela, the Company recorded an impairment charge of approximately $22 million to substantially write off buildings, furnaces, and factory equipment. The program also includes consolidation of capacity at certain other international and domestic facilities in response to decisions about pricing and market strategy. The total planned reduction in workforce resulting from these actions will involve approximately 220 employees. The restructuring program included termination benefits of approximately $4.5 million, of which $1.5 million had been paid by December 31, 2001; and (2) a charge of $31.0 million related to the loss on the sale of the Company's facilities in India; The Company expects its actions related to the restructuring and impairment charges to be completed during the next several quarters.

    Other costs and expenses for the year ended December 31, 2000 include charges of $186.0 million principally related to a restructuring and capacity realignment program. The program, initiated in the third quarter of 2000, includes the consolidation of manufacturing capacity and a reduction of 175 employees in the U.S. salaried work force, or about 15%, principally as a result of early retirement incentives. Also included in the program are a write-down of plant and equipment for the Company's glass container affiliate in India and certain other asset write-offs. Charges for manufacturing capacity consolidations of $120.4 million principally involve U.S. glass container facilities and reflect technology-driven improvements in productivity, conversions from some juice and similar products to plastic containers, Company and customer decisions regarding pricing and volume, and the further concentration of production in the most strategically-located facilities. The property, plant and equipment at the three facilities, consisting of land, buildings, furnaces and factory equipment, was written down by $48.0 million to substantially write off these assets. The Company expects that it will continue to make cash payments over the next several quarters for benefits and on-going closing costs related to the closing of these facilities.

    As a result of reducing the U.S. salaried workforce in 2000, the Company recognized a settlement gain of approximately $24 million related to its defined benefit pension plan. This gain has been included in the net charge of $22.0 million for early retirement incentives and special termination benefits.

    The 2000 pretax charge of $40.0 million was related to the write-down of property, plant, and equipment in India. Based on the Company's expectation of future net cash flows of its affiliate in India, the related property, plant, and equipment was written down to realizable values in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

    Selected information relating to the restructuring accruals follows:

                                                              EARLY      WRITE-DOWN
                                                           RETIREMENT        OF
                                                           INCENTIVES     IMPAIRED
                                                           AND SPECIAL   PROPERTY,
                                             CAPACITY      TERMINATION   PLANT AND
                                          REALIGNMENT(A)    BENEFITS     EQUIPMENT     OTHER      TOTAL
                                          --------------   -----------   ----------   --------   --------
2000 restructuring charges..............     $ 120.4         $ 22.0        $ 40.0      $ 3.6     $ 186.0
Write-down of assets to net realizable
  value.................................       (48.4)                       (40.0)      (3.6)      (92.0)
Reduction of OI Inc. prepaid pension
  asset.................................       (13.0)         (18.2)                               (31.2)
Increase in OI Inc. nonpension
  postretirement benefit liability......        (0.6)          (3.2)                                (3.8)
Net cash paid...........................        (1.2)          (0.2)                                (1.4)
                                             -------         ------        ------      -----     -------
Remaining liabilities at December 31,
  2000..................................        57.2            0.4            --         --        57.6
2001 restructuring charges..............        23.5                         41.7                   65.2
Write-down of assets to net realizable
  value.................................       (33.7)                       (41.7)                 (75.4)
Net cash paid...........................       (24.2)          (0.4)                               (24.6)
                                             -------         ------        ------      -----     -------
Remaining liabilities at December 31,
  2001..................................     $  22.8         $   --        $   --      $  --     $  22.8
                                             =======         ======        ======      =====     =======

------------------------

(a) Capacity realignment includes charges for plant closing costs, severance benefits, and write-downs of assets for disposal or abandonment as a result of restructuring of manufacturing capacity. Write-downs of assets represent the majority of the charges for 2001.

    Other costs and expenses for the year ended December 31, 1999 include charges totaling $20.8 million related principally to restructuring costs and write-offs of certain assets in Europe and South America.

    GEOGRAPHIC INFORMATION. The Company operates in the rigid packaging industry. The Company has one primary reportable product segment within the rigid packaging industry: Glass Containers. The Glass Containers segment includes operations in North America, Europe, the Asia Pacific region, and South America.

    The Company evaluates performance and allocates resources based on earnings before interest income, interest expense, provision for income taxes, minority share owners' interests in earnings of subsidiaries, and extraordinary charges (collectively "EBIT") excluding unusual items. Net sales as shown in the geographic segment information are based on the location of the Company's affiliate which recorded the sales.

    Financial information regarding the Company's geographic segments is as follows:

                                                                                               TOTAL
                                                 NORTH                   ASIA      SOUTH     GEOGRAPHIC
                                               AMERICA(A)    EUROPE    PACIFIC    AMERICA     SEGMENTS
                                               ----------   --------   --------   --------   ----------
Net sales:
  2001.......................................   $1,662.2     $909.7     $660.6     $516.9     $3,749.4
  2000.......................................    1,742.4      894.0      760.7      494.5      3,891.6
  1999.......................................    1,772.0      965.6      815.0      412.6      3,965.2
                                                ========     ======     ======     ======     ========
EBIT, excluding unusual items:
  2001.......................................   $  306.2     $ 93.2     $102.2     $ 91.6     $  593.2
  2000.......................................      311.8       81.9      123.9       77.2        594.8
  1999.......................................      333.8       97.9      135.0       29.9        596.6
                                                ========     ======     ======     ======     ========
Unusual items:
  2001:
    Gain on the sale of a minerals business
      in Australia...........................                           $ 10.3                $   10.3
    Restructuring and impairment charges.....   $  (35.1)    $ (6.1)      (0.8)    $(23.2)       (65.2)
    Special employee benefit programs........       (4.4)      (0.7)      (2.3)      (0.2)        (7.6)
    Loss on the sale of the Company's
      facilities in India....................                            (31.0)                  (31.0)
  2000:
    Charges related to consolidation of
      manufacturing capacity.................     (124.0)                             3.6       (120.4)
    Charges related to early retirement
      incentives and special termination
      benefits...............................      (22.0)                                        (22.0)
    Charges related to impairment of
      property, plant, and equipment in
      India..................................                            (40.0)                  (40.0)
    Other....................................                                        (3.6)        (3.6)
  1999:
    Gains related to the sales of two
      manufacturing facilities...............       30.8                             10.0         40.8
    Charges related principally to
      restructuring costs and write-offs of
      certain assets in Europe and South
      America................................                 (10.8)                (10.0)       (20.8)

------------------------

(a) One customer accounted for 11.5%, 10.9%, and 10.3% of the Company's sales in 2001, 2000, and 1999 respectively.

    The Company's net fixed assets by location are as follows:

                                                            UNITED
                                                            STATES    FOREIGN     TOTAL
                                                           --------   --------   --------
2001.....................................................   $605.0    $1,498.3   $2,103.3
2000.....................................................    612.6     1,510.3    2,122.9
1999.....................................................    676.7     1,631.1    2,307.8
                                                            ======    ========   ========

    Reconciliations to consolidated totals are as follows:

                                                           2001       2000       1999
                                                         --------   --------   --------
Revenues:
  Net sales............................................  $3,749.4   $3,891.6   $3,965.2
  Royalties and net technical assistance...............      17.2       17.9       21.3
  Equity earnings......................................      18.9       18.7       21.0
  Interest.............................................      22.3       27.5       22.4
  Other................................................      33.8       41.4       65.3
                                                         --------   --------   --------
  Total................................................  $3,841.6   $3,997.1   $4,095.2
                                                         ========   ========   ========
Reconciliation of EBIT to earnings before income taxes
  and minority share owners' interests in earnings of
  subsidiaries:
  EBIT, excluding unusual items........................  $  593.2   $  594.8   $  596.6
  Unusual items........................................     (93.5)    (186.0)      20.0
  Net interest expense.................................    (323.4)    (344.2)    (317.0)
                                                         --------   --------   --------
  Total................................................  $  176.3   $   64.6   $  299.6
                                                         ========   ========   ========

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Share Owner
OI Plastic Products FTS Inc.

    We have audited the accompanying consolidated balance sheets of OI Plastic Products FTS Inc. as of December 31, 2001 and 2000, and the related consolidated statements of results of operations, net Parent investment, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OI Plastic Products FTS Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                          Ernst & Young LLP

Toledo, Ohio
January 24, 2002

                          OI PLASTIC PRODUCTS FTS INC.

                       CONSOLIDATED RESULTS OF OPERATIONS

                             (MILLIONS OF DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
Revenues:
  Net sales.................................................  $1,661.1   $1,668.4   $1,558.7
  Other revenue.............................................      14.9       11.3       12.4
                                                              --------   --------   --------
                                                               1,676.0    1,679.7    1,571.1
Costs and expenses:
  Manufacturing, shipping, and delivery.....................   1,288.9    1,287.6    1,144.0
  Research and development..................................      30.7       31.6       24.7
  Engineering...............................................       1.4        0.3        6.8
  Selling and administrative................................      70.2       68.5       69.2
  Net intercompany interest.................................      55.5      103.2       87.0
  Other interest expense....................................      38.6        2.7        3.8
  Other.....................................................      88.8       67.2       55.1
                                                              --------   --------   --------
                                                               1,574.1    1,561.1    1,390.6
                                                              --------   --------   --------
Earnings before items below.................................     101.9      118.6      180.5
Provision for income taxes..................................      53.3       60.5       83.8
Minority share owners' interests in earnings of
  subsidiaries..............................................       0.5        1.4        2.0
                                                              --------   --------   --------
Net earnings................................................  $   48.1   $   56.7   $   94.7
                                                              ========   ========   ========

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                          OI PLASTIC PRODUCTS FTS INC.

                          CONSOLIDATED BALANCE SHEETS

                             (MILLIONS OF DOLLARS)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
CURRENT ASSETS:
  Cash......................................................  $   10.3   $   34.2
  Receivables including amount from related parties of $9.2
    ($8.7 in 2000), less allowances of $38.2 ($29.2 in 2000)
    for losses and discounts................................     184.3      192.0
  Inventories...............................................     222.9      249.2
  Prepaid expenses..........................................      41.1       24.7
                                                              --------   --------
    Total current assets....................................     458.6      500.1
OTHER ASSETS:
  Equity investments........................................       9.2       14.2
  Repair parts inventories..................................      25.6       30.4
  Deposits, receivables, and other assets...................      95.9       95.3
  Excess of purchase cost over net assets acquired, net of
    accumulated amortization of $440.2 ($394.7 in 2000).....   1,468.2    1,523.6
                                                              --------   --------
    Total other assets......................................   1,598.9    1,663.5
PROPERTY, PLANT, AND EQUIPMENT:
  Land, at cost.............................................      28.7       29.3
  Buildings and equipment, at cost:
    Buildings and building equipment........................     212.8      223.6
    Factory machinery and equipment.........................   1,522.6    1,474.8
    Transportation, office, and miscellaneous equipment.....      22.5       19.4
    Construction in progress................................     131.1      128.5
                                                              --------   --------
                                                               1,917.7    1,875.6
  Less accumulated depreciation.............................     799.3      759.8
                                                              --------   --------
    Net property, plant, and equipment......................   1,118.4    1,115.8
                                                              --------   --------
Total assets................................................  $3,175.9   $3,279.4
                                                              ========   ========

                          OI PLASTIC PRODUCTS FTS INC.

                             (MILLIONS OF DOLLARS)

                     LIABILITIES AND NET PARENT INVESTMENT

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
CURRENT LIABILITIES:
  Short-term loans..........................................             $    8.3
  Accounts payable including amount to related parties of
    $12.3 ($8.0 in 2000)....................................  $  105.9      114.5
  Salaries and wages........................................      18.2       17.5
  U.S. and foreign income taxes.............................      10.8       13.2
  Other accrued liabilities.................................      47.6       13.6
  Long-term debt due within one year........................       4.9        4.6
                                                              --------   --------
    Total current liabilities...............................     187.4      171.7
EXTERNAL LONG-TERM DEBT.....................................     851.3        7.2
DEFERRED TAXES..............................................     172.6      173.4
OTHER LIABILITIES...........................................      12.9        1.9
MINORITY SHARE OWNERS' INTERESTS............................                  8.3
NET PARENT INVESTMENT
  Investment by and advances from parent....................   1,980.0    2,944.1
  Accumulated other comprehensive loss......................     (28.3)     (27.2)
                                                              --------   --------
    Total net Parent investment.............................   1,951.7    2,916.9
                                                              --------   --------
Total liabilities and net Parent investment.................  $3,175.9   $3,279.4
                                                              ========   ========

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                          OI PLASTIC PRODUCTS FTS INC.

                       CONSOLIDATED NET PARENT INVESTMENT

                             (MILLIONS OF DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
INVESTMENT BY AND ADVANCES TO PARENT
  Balance at beginning of year..............................  $2,944.1   $2,884.7   $2,742.0
  Net intercompany transactions.............................  (1,012.2)       4.5       48.0
  Net earnings..............................................      48.1       56.7       94.7
  Net loss for the month ended December 31, 2000 for the
    change in the fiscal year end of certain international
    affiliates..............................................                 (1.8)
                                                              --------   --------   --------
    Balance at end of year..................................   1,980.0    2,944.1    2,884.7
                                                              ========   ========   ========
ACCUMULATED OTHER COMPREHENSIVE LOSS
  Balance at beginning of year..............................     (27.2)     (25.0)      (9.7)
  Foreign currency translation adjustments..................      (1.1)      (2.2)     (15.3)
                                                              --------   --------   --------
    Balance at end of year..................................     (28.3)     (27.2)     (25.0)
                                                              ========   ========   ========
Total net Parent investment.................................  $1,951.7   $2,916.9   $2,859.7
                                                              ========   ========   ========
TOTAL COMPREHENSIVE INCOME (LOSS)
  Net earnings..............................................  $   48.1   $   56.7   $   94.7
  Foreign currency translation adjustments..................      (1.1)      (2.2)     (15.3)
                                                              --------   --------   --------
    Total...................................................  $   47.0   $   54.5   $   79.4
                                                              ========   ========   ========

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                          OI PLASTIC PRODUCTS FTS INC.

                            CONSOLIDATED CASH FLOWS

                             (MILLIONS OF DOLLARS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2001       2000       1999
                                                              --------   --------   --------
OPERATING ACTIVITIES:
  Net earnings..............................................  $   48.1    $ 56.7     $ 94.7
  Non-cash charges (credits):
    Depreciation............................................     111.2     107.6       97.6
    Amortization of deferred costs..........................      60.9      60.3       63.7
    Deferred tax provision..................................      42.9      51.9       75.5
    Restructuring costs and write-offs of certain assets....      33.3      26.6
    (Gains) losses on asset sales...........................      (2.8)                 4.0
    Other...................................................     (10.9)    (17.9)     (10.5)
  Change in non-current operating assets....................      (1.7)     (7.4)      (8.9)
  Reduction of non-current liabilities......................                (0.2)      (1.4)
  Change in components of working capital...................      35.7     (83.2)     (10.0)
                                                              --------    ------     ------
    Cash provided by operating activities...................     316.7     194.4      304.7
INVESTING ACTIVITIES:
  Additions to property, plant and equipment................    (164.0)   (176.4)    (192.3)
  Acquisitions, net of cash acquired........................     (15.6)
  Net cash proceeds from divestitures and other.............      66.7       4.8        9.2
                                                              --------    ------     ------
    Cash utilized in investing activities...................    (112.9)   (171.6)    (183.1)
FINANCING ACTIVITIES:
  Net change in intercompany debt...........................  (1,049.5)      3.5     (103.3)
  Additions to long-term debt...............................     850.4       1.5        1.6
  Payment of finance fees...................................     (14.9)
  Decrease in short-term loans..............................      (8.7)     (3.4)      (4.8)
  Repayments of long-term debt..............................      (6.8)    (10.5)      (6.9)
                                                              --------    ------     ------
    Cash utilized in financing activities...................    (229.5)     (8.9)    (113.4)
  Effect of exchange rate fluctuations on cash..............       1.8      (0.4)      (1.0)
  Effect of change in fiscal year end for certain
    international affiliates................................                 1.2
                                                              --------    ------     ------
Increase (decrease) in cash.................................     (23.9)     14.7        7.2
Cash at beginning of year...................................      34.2      19.5       12.3
                                                              --------    ------     ------
Cash at end of year.........................................  $   10.3    $ 34.2     $ 19.5
                                                              ========    ======     ======

  See accompanying Statement of Significant Accounting Policies and Financial
                                    Review.

                  STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF CONSOLIDATED STATEMENTS. The consolidated financial statements of OI Plastic Products FTS Inc. ("Company") include the accounts of its subsidiaries. During January 2002, OI Closure FTS, Inc, another subsidiary of Owens-Illinois Inc., was merged into the Company. Since both entities were under common control of Owens-Illinois Inc., the consolidated statement of operations, net parent investment, and cash flows for each of the three years ended
December 31, 2001 and the consolidated balance sheets at December 31, 2001 and 2000 include OI Closure FTS, Inc. for all periods at historical cost. Newly acquired subsidiaries have been included in the consolidated financial statements from dates of acquisition. Prior to December 2000, substantially all of the Company's consolidated foreign subsidiaries reported their results of operations on a one-month lag, which allowed additional time to compile the results. Beginning in December 2000, the one-month lag was eliminated. As a result, the December 2000 results of operations for these subsidiaries, which amounted to a net loss of $1.8 million, was recorded directly to retained earnings in December 2000.

    The Company uses the equity method of accounting for investments in which it has a significant ownership interest, generally 20% to 50%. Other investments are accounted for at cost.

    RELATIONSHIP WITH OWENS-ILLINOIS, INC. AND OWENS-ILLINOIS, GROUP INC. The Company is a wholly-owned subsidiary of Owens-Illinois Group, Inc. ("OI Group") and an indirect subsidiary of Owens-Illinois, Inc. ("OI Inc."). Although
OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness, dividends for preferred stock and asbestos-related payments. OI Inc. relies primarily on distributions from its direct and indirect subsidiaries to meet these obligations.

    For federal and certain state income tax purposes, the taxable income of the Company is included in the consolidated tax returns of OI Inc. and income taxes are allocated to the Company on a basis consistent with separate returns. Current income taxes are recorded by the Company on a basis consistent with separate returns.

    NATURE OF OPERATIONS. The Company is a leading manufacturer of plastics packaging products. The Company's principal product lines are plastic containers, closures and plastic prescription containers. The Company's principal operations are in North America, however, the Company does have minor operations in Europe and South America. Major markets include the United States household products, personal care products, health care products, and food and beverage industries. One customer accounted for 18.0%, 13.0%, and 12.1% of the Company's sales in 2001, 2000, and 1999 respectively.

    USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management of the Company to make estimates and assumptions that affect certain amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, at which time the Company would revise its estimates accordingly.

    CASH. The Company defines "cash" as cash and time deposits with maturities of three months or less when purchased.

    FAIR VALUES OF FINANCIAL INSTRUMENTS. The carrying amounts reported for cash, short-term investments and short-term loans approximate fair value. In addition, carrying amounts approximate fair value for certain long-term debt obligations subject to frequently redetermined interest rates. The Company is not a party to any material derivative financial instruments.

    INVENTORY VALUATION. The Company values most U.S. inventories at the lower of last-in, first-out (LIFO) cost or market. Other inventories are valued at the lower of standard costs (which approximate average costs) or market.

    EXCESS OF PURCHASE COST OVER NET ASSETS ACQUIRED. Through December 31, 2001, the excess of purchase cost over net assets acquired was being amortized over 40 years. The Company evaluated the recoverability of long-lived assets based on undiscounted projected cash flows, excluding interest and taxes, when factors indicated that an impairment may have existed. (See "New Accounting Standards").

    PROPERTY, PLANT, AND EQUIPMENT. In general, depreciation is computed using the straight-line method. Renewals and improvements are capitalized. Maintenance and repairs are expensed as incurred.

    REVENUE RECOGNITION. The Company recognizes sales, net of estimated discounts and allowances, when title to products is transferred to customers. Shipping and handling costs are included with manufacturing, shipping, and delivery costs.

    INCOME TAXES ON UNDISTRIBUTED EARNINGS. In general, the Company plans to continue to reinvest the undistributed earnings of foreign subsidiaries and foreign corporate joint ventures accounted for by the equity method. Accordingly, taxes are provided only on that amount of undistributed earnings in excess of planned reinvestments.

    FOREIGN CURRENCY TRANSLATION. The assets and liabilities of most affiliates and associates are translated at current exchange rates and any related translation adjustments are recorded directly in share owners' equity. The Company's affiliate located in Venezuela operates in a highly inflationary economy. In such cases, certain assets of this affiliate are translated at historical exchange rates and all translation adjustments are reflected in the statements of consolidated results of operations.

    NEW ACCOUNTING STANDARDS. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" which is effective for business combinations completed after June 30, 2001. Also in July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"), which is effective for goodwill acquired after June 30, 2001. For goodwill acquired prior to July 1, 2001, FAS No. 142 will be effective for fiscal years beginning after December 15, 2001. Under FAS No. 142, goodwill and intangible assets with indefinite lives will no longer be amortized but will be reviewed annually (or more frequently if impairment indicators arise) for impairment.

    The Company estimates that adopting FAS No. 142 will increase 2002 earnings before the effects of the accounting change by approximately $45 million. The Company has not completed its assessment of the effects that adopting FAS
No. 142 will have on the reported value of goodwill, however, the Company expects that it will record an impairment charge in 2002 in connection with adopting FAS No. 142.

    In October 2001, the Financial Accounting Standards Board ("FASB") issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS No. 144"). FAS No. 144 supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS No. 121"). FAS No. 144 provides additional guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset (group) to be disposed of other than by sale (e.g. abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset (group) as "held for sale"; however, it retains the fundamental provisions of FAS No. 121 related to the recognition and measurement of the impairment of long-lived assets to be "held and used." FAS No. 144 is effective for fiscal years beginning after December 15, 2001 and transition is prospective for committed disposal activities that are initiated after the effective date of FAS No. 144's initial application. The impact of adopting FAS No. 144 on the Company's reporting and disclosure is not expected to be material to the Company's financial position or results of operations.

                                FINANCIAL REVIEW
                      TABULAR DATA IN MILLIONS OF DOLLARS.

    CHANGES IN COMPONENTS OF WORKING CAPITAL RELATED TO OPERATIONS. Changes in the components of working capital related to operations (net of the effects related to acquisitions and divestitures) were as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Decrease (increase) in current assets:
  Receivables...............................................   $ (2.6)    $  1.5     $(39.2)
  Inventories...............................................     20.0      (31.6)     (34.8)
  Prepaid expenses..........................................      3.4        2.7       (2.3)
Increase (decrease) in current liabilities:
  Accounts payable and accrued liabilities..................     19.2       (6.9)      12.5
  Salaries and wages........................................      2.0       (0.1)       0.6
  U.S. and foreign income taxes.............................     (6.3)     (48.8)      53.2
                                                               ------     ------     ------
                                                               $ 35.7     $(83.2)    $(10.0)
                                                               ======     ======     ======

    INVENTORIES.  Major classes of inventory are as follows:

                                                                2001       2000
                                                              --------   --------
Finished goods..............................................   $133.7     $157.4
Work in process.............................................      0.3        3.8
Raw materials...............................................     71.7       72.6
Operating supplies..........................................     17.2       15.4
                                                               ------     ------
                                                               $222.9     $249.2
                                                               ======     ======

    If the inventories which are valued on the LIFO method had been valued at standard costs, which approximate current costs, consolidated inventories would be higher than reported by $5.2 million and $10.5 million at December 31, 2001 and 2000, respectively.

    Inventories which are valued at the lower of standard costs (which approximate average costs), or market at December 31, 2001 and 2000 were approximately $34.0 million and $33.4 million, respectively.

    EXTERNAL LONG-TERM DEBT. The following table summarizes the external long-term debt of the Company at December 31, 2001 and 2000:

                                                                  DECEMBER 31
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Secured Credit Agreement:
  Revolving Credit Facility.................................   $850.0
Other.......................................................      6.2     $11.8
                                                               ------     -----
                                                                856.2      11.8
Less amounts due within one year............................      4.9       4.6
                                                               ------     -----
  External long-term debt...................................   $851.3     $ 7.2
                                                               ======     =====

    In April 2001, OI Group and certain of its domestic and foreign subsidiaries, including the Company (the "Borrowers") entered into the Secured Credit Agreement (the "Agreement") with a group of banks, which expires on March 31, 2004. The Agreement provides for a $3.0 billion revolving credit facility (the "Revolving Credit Facility") and a $1.5 billion term loan (the "Term Loan"). The Agreement includes an Overdraft Account Facility providing for aggregate borrowings up to $50 million which reduce the amount available for borrowing under the Revolving Credit Facility. The Agreement also provides for the issuance of letters of credit totaling up to $500 million, which also reduce the amount available for borrowings under the Revolving Credit Facility.

    Under the Secured Credit Agreement, the Company has a total commitment of $1.0 billion provided by the Revolving Credit Facility. The Company has no commitment available under the Term Loan. At December 31, 2001, the Company had unused credit of $150.0 million available under the Secured Credit Agreement.

    Prior to April 2001, the Company's significant financing was provided by OI Inc. under the April 1998 Second Amended and Restated Credit Agreement through intercompany loans. Borrowings under the Secured Credit Agreement by the Company and certain other domestic and foreign subsidiaries of OI Group were used to repay all amounts outstanding under, and terminate, the Second Amended and Restated Credit Agreement.

    The interest rate on borrowings under the Revolving Credit Facility is, at the Borrower's option, the Base Rate or a reserve adjusted Eurodollar rate. The interest rate on borrowings under the Revolving Credit Facility also includes a margin linked to OI Inc.'s Consolidated Leverage Ratio, as defined in the Agreement. The margin is limited to ranges of 1.75% to 2.00% for Eurodollar loans and .75% to 1.00% for Base Rate loans. The interest rate on Overdraft Account loans is the Base Rate minus .50%. The weighted average interest rate on borrowings outstanding under the Revolving Credit Facility at December 31, 2001 was 4.17%. While no compensating balances are required by the Agreement, the Borrowers must pay a facility fee on the Revolving Credit Facility commitments of .50%.

    Borrowings under the Agreement are secured by substantially all the assets of the Company and its domestic subsidiaries. Borrowings are also secured by a pledge of intercompany debt and equity in most of the Company's domestic subsidiaries.

    The Agreement requires, among other things, the maintenance of certain financial ratios, and restricts the creation of liens and certain types of business activities and investments.

    Annual maturities for all of the Company's external long-term debt through 2006 are as follows: 2002, $4.9 million; 2003, $0.5 million; 2004,
$850.3 million; 2005, $0.2 million; and 2006, $0.2 million.

    Interest paid in cash aggregated $31.7 million for 2001, $0.9 million for 2000, and $1.1 million for 1999.

    GUARANTEES OF DEBT. The Company has guaranteed the borrowings of certain of OI Inc.'s domestic subsidiaries totaling $2,605.4 and has also guaranteed the borrowings of certain foreign affiliates under the Agreement.

    During January 2002, an affiliate of the Company completed a $1.0 billion private placement of senior secured notes. The assets of the Company and most of its domestic subsidiaries are pledged as security for the notes. The Company has guaranteed these notes.

    OPERATING LEASES. Rent expense attributable to all operating leases was $21.9 million in 2001, $19.1 million in 2000, and $17.4 million in 1999. Minimum future rentals under operating leases are as follows: 2002, $9.0 million; 2003, $5.0 million; 2004, $1.5 million; 2005, $0.6 million; 2006, $0.5 million; and
2007 and thereafter, $2.2 million.

    FOREIGN CURRENCY TRANSLATION. Aggregate foreign currency exchange gains (losses) included in other costs and expenses were $(1.3) million in 2001, $(0.7) million in 2000, and $0.5 million in 1999.

    INCOME TAXES. Deferred income taxes reflect: (1) the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and
(2) carryovers and credits for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at December 31, 2001 and 2000 are as follows (certain amounts from prior year have been reclassified to conform to current year presentation):

                                                                2001       2000
                                                              --------   --------
Deferred tax assets:
  Tax loss carryovers.......................................  $  10.9    $   5.3
  Accrued liabilities.......................................     20.9        6.6
  Other.....................................................     24.2       16.8
                                                              -------    -------
    Total deferred tax assets...............................     56.0       28.7
Deferred tax liabilities:
  Property, plant and equipment.............................    151.8      142.6
  Inventory.................................................      1.6        1.6
  Other.....................................................     37.0       39.3
                                                              -------    -------
    Total deferred tax liabilities..........................    190.4      183.5
                                                              -------    -------
    Net deferred tax liabilities............................  $(134.4)   $(154.8)
                                                              =======    =======

    Deferred taxes are included in the Consolidated Balance Sheets at December 31, 2001 and 2000 as follows:

                                                                2001       2000
                                                              --------   --------
Prepaid expenses............................................  $  38.2    $  18.6
Deferred tax liabilities....................................   (172.6)    (173.4)
                                                              -------    -------
Net deferred tax liabilities................................  $(134.4)   $(154.8)
                                                              =======    =======

    The provision for income taxes consists of the following:

                                                                2001       2000       1999
                                                              --------   --------   --------
Current:
  State.....................................................   $ 1.2      $(0.4)     $ 2.1
  Foreign...................................................     9.2        9.0        6.2
                                                               -----      -----      -----
                                                                10.4        8.6        8.3
                                                               -----      -----      -----
Deferred:
  U.S. Federal..............................................    39.9       45.3       66.9
  State.....................................................     3.2        6.3        8.2
  Foreign...................................................    (0.2)       0.3        0.4
                                                               -----      -----      -----
                                                                42.9       51.9       75.5
                                                               -----      -----      -----
Total:
  U.S. Federal..............................................    39.9       45.3       66.9
  State.....................................................     4.4        5.9       10.3
  Foreign...................................................     9.0        9.3        6.6
                                                               -----      -----      -----
                                                               $53.3      $60.5      $83.8
                                                               =====      =====      =====

    The provision for income taxes was calculated based on the following components of earnings before income taxes:

                                                                2001       2000       1999
                                                              --------   --------   --------
Domestic....................................................   $ 70.5     $ 91.4     $159.4
Foreign.....................................................     31.4       27.2       21.1
                                                               ------     ------     ------
                                                               $101.9     $118.6     $180.5
                                                               ======     ======     ======

    Income taxes paid in cash were as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Domestic....................................................    $1.5       $0.9       $2.5
Foreign.....................................................     6.4        2.1        4.4
                                                                ----       ----       ----
                                                                $7.9       $3.0       $6.9
                                                                ====       ====       ====

    A reconciliation of the provision for income taxes based on the statutory U.S. Federal tax rate of 35% to the provision for income taxes is as follows:

                                                                2001       2000       1999
                                                              --------   --------   --------
Pretax earnings at statutory U.S. Federal tax rate..........   $35.7      $41.5      $63.2
Increase (decrease) in provision for income taxes due to:
  Amortization of goodwill..................................    16.5       16.5       16.4
  State taxes, net of federal benefit.......................     3.5        3.9        6.7
  Foreign earnings at different rates.......................    (1.7)       0.3       (1.9)
  Other items...............................................    (0.7)      (1.7)      (0.6)
                                                               -----      -----      -----
Provision for income taxes..................................   $53.3      $60.5      $83.8
                                                               -----      -----      -----
Effective tax rate..........................................    52.3%      51.0%      46.4%
                                                               =====      =====      =====

    The Company is included with OI Inc.'s consolidated tax returns. OI Inc. has net operating losses, alternative minimum tax credits, and research and development credits available to offset future U.S. Federal income tax.

    At December 31, 2001, the Company's equity in the undistributed earnings of foreign subsidiaries for which income taxes had not been provided approximated $32.7 million. It is not practicable to estimate the U.S. and foreign tax which would be payable should these earnings be distributed.

    RELATED PARTY TRANSACTIONS. Charges for administrative services are allocated to the Company by OI Inc. based on an annual utilization level. Such services include compensation and benefits administration, payroll processing, use of certain general accounting systems, auditing, income tax planning and compliance, and treasury services. Management believes that such transactions are on terms no less favorable to the Company than those that could be obtained from unaffiliated third parties. The following information summarizes the Company's significant related party transactions:

                                                                        YEARS ENDED DECEMBER 31,
                                                                  ------------------------------------
                                                                    2001          2000          1999
                                                                  --------      --------      --------
Revenues:
  Sales to affiliated companies.............................       $ 8.2         $ 7.7         $ 2.6
                                                                   =====         =====         =====
Expenses:
  Administrative services...................................       $13.2         $15.6         $14.6
  Corporate management fee..................................         8.5           8.6           7.8
                                                                   -----         -----         -----
Total expenses..............................................       $21.7         $24.2         $22.4
                                                                   =====         =====         =====

    The above expenses are recorded in the statement of operations as follows:

Cost of sales...............................................       $11.6         $13.8         $12.9
Selling, general, and administrative expenses...............        10.1          10.4           9.5
                                                                   -----         -----         -----
Total expenses..............................................       $21.7         $24.2         $22.4
                                                                   =====         =====         =====

    Intercompany interest is charged to the Company from OI Inc. based on its ending intercompany debt balances. Intercompany interest expense is calculated using a weighted average interest rate of external borrowings by OI Inc.

    PARTICIPATION IN OI INC. STOCK OPTION PLANS. The Company participates in the stock option plans of OI Inc. under which employees of the Company may be granted options to purchase common shares of OI Inc. No options may be exercised in whole or in part during the first year after the date granted. In general, subject to certain accelerated exercisability provisions, 50% of the options become exercisable on the fifth anniversary of the date of the option grant, with the remaining 50% becoming exercisable on the sixth anniversary date of the option grant. In general, options expire following termination of employment or the day after the tenth anniversary date of the option grant.

    All options have been granted at prices equal to the market price of the OI Inc.'s common stock on the date granted. Accordingly, the Company recognizes no compensation expense related to the stock option plans. OI Inc. has adopted the disclosure-only provisions of Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation."

    A substantial number of the options have been granted to key employees of another subsidiary of OI Inc., some of whose compensation costs are included in an allocation of costs to all operating subsidiaries of OI Inc., including the Company. It is not practical to determine an amount of additional compensation allocable to the Company if OI Inc. had elected to recognize compensation cost based on the fair value of the options granted at grant date as allowed by SFAS No. 123.

    PENSION BENEFIT PLANS. The Company participates in OI Inc.'s pension plans for substantially all employees located in the United States. Benefits generally are based on compensation for salaried employees and on length of service for hourly employees. OI Inc.'s policy is to fund pension plans such that sufficient assets will be available to meet future benefit requirements. Independent actuaries determine pension costs for each subsidiary of OI Inc. included in the plans; however, accumulated benefit obligation information and plan assets pertaining to each subsidiary have not been separately determined. As such, the accumulated benefit obligation and the plan assets related to the pension plans for domestic employees have been retained by another subsidiary of OI Inc. Net credits to results of operations for the Company's allocated portion of the domestic pension costs amounted to $13.6 million in 2001, $15.1 million in 2000, and $9.0 million in 1999.

    OI Inc. also sponsors several defined contribution plans for all salaried and hourly U.S. employees of the Company. Participation is voluntary and participants' contributions are based on their compensation. OI Inc. matches substantially all plan participants' contributions up to various limits.

    OI Inc. charges the Company for its share of the match. The Company's share of the contributions to these plans amounted to $3.5 million in 2001, $3.9 million in 2000, and $4.0 million in 1999.

    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. OI Inc. provides certain retiree health care and life insurance benefits covering substantially all U.S. salaried and certain hourly employees. Employees are generally eligible for benefits upon retirement and completion of a specified number of years of creditable service. Independent actuaries determine postretirement benefit costs for each subsidiary of OI Inc.; however, accumulated postretirement benefit obligation information pertaining to each subsidiary has not been separately determined. As such, the accumulated postretirement benefit obligation has been retained by another subsidiary of OI Inc.

    The Company's net periodic postretirement benefit cost, as allocated by OI Inc., was $2.3 million, $1.9 million, and $2.3 million at December 31, 2001, 2000, and 1999, respectively.

    OTHER REVENUE. Other revenue for the year ended December 31, 2001 includes $2.8 million from the sale of the Company's label business.

    OTHER COSTS AND EXPENSES. Other costs and expenses for the year ended December 31, 2001 include: (1) net charges of $16.9 million consisting of $22.1 million for impairment and restructuring charges at certain of the Company's operations offset by a $5.2 million reversal of a prior charge;
(2) $7.9 million related to restructuring manufacturing capacity in the medical devices business; and (3) $8.5 million for certain contingencies. The total planned reduction in workforce will involve approximately 180 employees. The restructuring program included termination benefits of approximately
$3.5 million, of which $0.2 million had been paid by December 31, 2001. The Company expects its actions related to the restructuring and impairment charges to be completed during the next several quarters.

    Other costs and expenses for the year ended December 31, 2000 include charges of $11.2 million principally related to a restructuring and capacity realignment program. The restructuring and capacity realignment program, initiated in the third quarter of 2000, includes the consolidation of manufacturing capacity and a reduction of 100 employees in the U.S. salaried work force, or about 5%, principally as a result of early retirement incentives.

    As a result of the approximate 5% reduction of the U.S. salaried workforce in 2000, the Company recognized a settlement gain of approximately $8 million related to its defined benefit pension plan. This gain has been included in the net charge of $9.2 million for early retirement incentives and special termination benefits.

    Selected information relating to restructuring accruals follows:

                                                                       EARLY RETIREMENT
                                                       CAPACITY     INCENTIVES AND SPECIAL
                                                      REALIGNMENT    RETIREMENT BENEFITS      TOTAL
                                                      -----------   ----------------------   --------
2000 restructuring charges..........................     $ 2.0              $ 9.2             $11.2
Write-down of assets to net realizable value........      (0.6)                                (0.6)
Reduction of OI Inc prepaid pension asset...........      (0.6)              (7.4)             (8.0)
Increase in OI Inc nonpension post-retirement
  benefit liability.................................                         (1.4)             (1.4)
Net cash paid.......................................      (0.3)                                (0.3)
                                                         -----              -----             -----
Remaining liabilities at December 31, 2000..........       0.5                0.4               0.9
Restructuring program and impairment................      22.1                                 22.1
Reversal of second quarter restructuring charge.....      (5.2)                                (5.2)
Medical Devices restructuring.......................       7.9                                  7.9
Write-down of assets to net realizable value........     (10.1)                               (10.1)
Net cash paid.......................................      (0.5)              (0.4)             (0.9)
                                                         -----              -----             -----
Remaining liabilities at December 31, 2001..........     $14.7              $  --             $14.7
                                                         =====              =====             =====

    Capacity realignment includes charges for plant closing costs, severance benefits, and write-downs of assets for disposal or abandonment as a result of restructuring of manufacturing capacity. Write-downs of assets represent the majority of the charges for 2001.

                           OWENS-ILLINOIS GROUP, INC.
                  CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

                             (MILLIONS OF DOLLARS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                                2002       2001
                                                              --------   --------
                                                                  (UNAUDITED)
Revenues:
  Net sales.................................................  $1,310.9   $1,306.1
  Royalties and net technical assistance....................       6.8        5.4
  Equity earnings...........................................       6.0        3.6
  Interest..................................................       5.3        6.5
  Other.....................................................       9.3       42.9
                                                              --------   --------
                                                               1,338.3    1,364.5
Costs and expenses:
  Manufacturing, shipping, and delivery.....................   1,019.8    1,027.7
  Research and development..................................      10.8       10.2
  Engineering...............................................       7.8        6.8
  Selling and administrative................................      80.8       78.4
  Interest..................................................     100.9      113.5
  Other.....................................................       9.0       46.9
                                                              --------   --------
                                                               1,229.1    1,283.5
                                                              --------   --------
Earnings before items below.................................     109.2       81.0
Provision for income taxes..................................      34.5       27.2
Minority share owners' interests in earnings of
  subsidiaries..............................................       4.5        4.9
                                                              --------   --------
Earnings before extraordinary item and cumulative effect of
  accounting change.........................................      70.2       48.9
Extraordinary charge from early extinguishment of debt, net
  of applicable income taxes................................      (6.7)
Cumulative effect of accounting change......................    (460.0)
                                                              --------   --------
Net earnings (loss).........................................  $ (396.5)  $   48.9
                                                              ========   ========

     See accompanying Notes to Condensed Consolidated Financial Statements.

                           OWENS-ILLINOIS GROUP, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                             (MILLIONS OF DOLLARS)

                                                               MARCH 31,    DEC. 31,     MARCH 31,
                                                                 2002         2001         2001
                                                              -----------   ---------   -----------
                                                              (UNAUDITED)               (UNAUDITED)
ASSETS
Current assets:
  Cash, including time deposits.............................    $  115.2    $  155.6      $  173.8
  Short-term investments, at cost which approximates
    market..................................................        17.3        16.4          14.8
  Receivables, less allowances for losses and discounts
    ($59.6 at March 31, 2002, $71.1 at December 31, 2001,
    and $53.4 at March 31, 2001)............................       774.2       754.5         820.5
  Inventories...............................................       897.6       836.7         858.1
  Prepaid expenses..........................................       156.7       147.0          97.2
                                                                --------    --------      --------
    Total current assets....................................     1,961.0     1,910.2       1,964.4
Investments and other assets:
  Equity investments........................................       163.2       166.1         179.3
  Repair parts inventories..................................       187.8       199.2         221.4
  Prepaid pension...........................................       900.2       879.5         796.1
  Deposits, receivables, and other assets...................       569.0       582.4         492.3
  Goodwill..................................................     2,564.2     2,995.3       2,960.0
                                                                --------    --------      --------
    Total other assets......................................     4,384.4     4,822.5       4,649.1
Property, plant, and equipment, at cost.....................     5,834.2     5,796.2       5,467.8
Less accumulated depreciation...............................     2,595.6     2,536.3       2,349.1
                                                                --------    --------      --------
  Net property, plant, and equipment........................     3,238.6     3,259.9       3,118.7
                                                                --------    --------      --------
Total assets................................................    $9,584.0    $9,992.6      $9,732.2
                                                                ========    ========      ========
LIABILITIES AND SHARE OWNER'S EQUITY
Current liabilities:
  Short-term loans and long-term debt due within one year...    $   86.4    $   71.2      $  106.7
  Accounts payable and other liabilities....................       940.1       940.3         931.3
                                                                --------    --------      --------
    Total current liabilities...............................     1,026.5     1,011.5       1,038.0
Long-term debt (including note payable to parent of
  $1,700.0).................................................     5,344.7     5,329.7       5,537.1
Deferred taxes..............................................       485.5       479.8         299.1
Nonpension postretirement benefits..........................       297.1       303.4         289.7
Other liabilities...........................................       427.1       386.9         337.5
Commitments and contingencies
Minority share owners' interests............................       148.3       159.3         166.0
Share owner's equity:
  Common stock, par value $.01 per share 1,000 shares
    authorized, 100 shares issued and outstanding...........          --          --            --
  Other contributed capital.................................     1,693.4     1,735.1       1,823.3
  Retained earnings.........................................       766.7     1,163.2         855.5
  Accumulated other comprehensive income....................      (605.3)     (576.3)       (614.0)
                                                                --------    --------      --------
    Total share owner's equity..............................     1,854.8     2,322.0       2,064.8
                                                                --------    --------      --------
Total liabilities and share owner's equity..................    $9,584.0    $9,992.6      $9,732.2
                                                                ========    ========      ========

     See accompanying Notes to Condensed Consolidated Financial Statements.

                           OWENS-ILLINOIS GROUP, INC.
                       CONDENSED CONSOLIDATED CASH FLOWS

                             (MILLIONS OF DOLLARS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net earnings before extraordinary item and cumulative
    effect of accounting change.............................  $   70.2    $ 48.9
  Non-cash charges (credits):
    Depreciation............................................     107.4     100.7
    Amortization of deferred costs..........................      12.2      32.8
    Deferred tax provision (credit).........................       4.7      (2.9)
    Gains on asset sales....................................               (12.0)
    Other...................................................     (40.3)    (22.0)
  Change in non-current operating assets....................       9.4      (9.0)
  Reduction of non-current liabilities......................     (14.0)     (1.5)
  Change in components of working capital...................     (51.9)   (141.2)
                                                              --------    ------
    Cash provided by (utilized in) operating activities.....      97.7      (6.2)

Cash flows from investing activities:
  Additions to property, plant, and equipment...............    (112.3)    (93.1)
  Net cash proceeds from divestitures.......................      17.0     113.6
  Acquisitions, net of cash acquired........................      (2.4)     (4.8)
                                                              --------    ------
    Cash provided by (utilized in) investing activities.....     (97.7)     15.7

Cash flows from financing activities:
  Additions to long-term debt...............................   1,073.7      39.3
  Repayments of long-term debt..............................  (1,058.5)    (99.6)
  Payment of finance fees...................................     (18.0)
  Increase (decrease) in short-term loans...................      16.2      (9.6)
  Collateral deposits for certain derivative instruments....       8.6
  Net change in payable to parent...........................               (20.0)
  (Distribution to) investment by parent....................     (64.0)     32.8
                                                              --------    ------
    Cash utilized in financing activities...................     (42.0)    (57.1)
Effect of exchange rate fluctuations on cash................       1.6      (8.3)
                                                              --------    ------
Decrease in cash............................................     (40.4)    (55.9)
Cash at beginning of period.................................     155.6     229.7
                                                              --------    ------
Cash at end of period.......................................  $  115.2    $173.8
                                                              ========    ======

     See accompanying Notes to Condensed Consolidated Financial Statements.

                           OWENS-ILLINOIS GROUP, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                      TABULAR DATA IN MILLIONS OF DOLLARS

1. BASIS OF PRESENTATION.

    The Condensed Consolidated Financial Statements presented herein are unaudited but, in the opinion of management, reflect all adjustments necessary to present fairly such information for the periods and at the dates indicated. Since the accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Article 10 of Regulation S-X, they do not contain all information and footnotes normally contained in annual consolidated financial statements; accordingly, they should be read in conjunction with the Consolidated Financial Statements of Owens-Illinois Group, Inc. and notes thereto appearing elsewhere in this prospectus.

    The Company is a wholly-owned subsidiary of Owens-Illinois, Inc. ("OI Inc." or "Parent"). Although OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness, dividends for preferred stock and asbestos-related payments. OI Inc. relies primarily on distributions from its direct and indirect subsidiaries to meet these obligations.

2. INVENTORIES.

    Major classes of inventory are as follows:

                                                   MARCH 31,   DEC. 31,   MARCH 31,
                                                     2002        2001       2001
                                                   ---------   --------   ---------
Finished goods...................................   $701.0      $641.8     $660.3
Work in process..................................      9.9         6.2        8.9
Raw materials....................................    119.7       125.3      120.8
Operating supplies...............................     67.0        63.4       68.1
                                                    ------      ------     ------
                                                    $897.6      $836.7     $858.1
                                                    ======      ======     ======

                           OWENS-ILLINOIS GROUP, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                TABULAR DATA IN MILLIONS OF DOLLARS (CONTINUED)

3. LONG-TERM DEBT.

    The following table summarizes the long-term debt of the Company:

                                                              MARCH 31,   DEC. 31,   MARCH 31,
                                                                2002        2001       2001
                                                              ---------   --------   ---------
Secured Credit Agreement:
  Revolving Credit Facility:
    Revolving Loans.........................................  $2,424.1    $2,410.4
  Term Loan.................................................      65.0     1,045.0
Second Amended and Restated Credit Agreement
  Revolving Credit Facility:
    Revolving Loans.........................................                         $   15.6
    Offshore Loans:
      Australian dollars--1.26 billion......................                            612.8
      British pounds--133.0 million.........................                            188.7
Senior Secured Notes:
  8.88%, due 2009...........................................   1,000.0
Payable to OI Inc...........................................   1,700.0     1,700.0    4,537.0
Other.......................................................     184.5       205.1      213.8
                                                              --------    --------   --------
                                                               5,373.6     5,360.5    5,567.9
  Less amounts due within one year..........................      28.9        30.8       30.8
                                                              --------    --------   --------
    Long-term debt..........................................  $5,344.7    $5,329.7   $5,537.1
                                                              ========    ========   ========

    At March 31, 2002, the borrowers had unused credit of $479.5 million available under the Secured Credit Agreement.

    The weighted average interest rate on borrowings outstanding under the Revolving Credit Facility at March 31, 2002 was 3.91%. Including the effects of cross-currency swap agreements related to Revolving Credit Facility borrowings by the Company's Australian, U.K., and Canadian subsidiaries, the weighted average interest rate was 4.90%.

    The weighted average interest rate on borrowings outstanding under the Term Loan at March 31, 2002 was 4.42%.

    During January 2002, a subsidiary of the Company completed a $1.0 billion private placement of senior secured notes. The notes bear interest at 8 7/8% and are due February 15, 2009. The notes are guaranteed by substantially all of the Company's domestic subsidiaries. The assets of substantially all of the Company's domestic subsidiaries are pledged as security for the notes. The issuing subsidiary used the net cash proceeds from the notes to reduce the outstanding term loan under the Agreement by $980.0 million. As a result, the Company wrote off unamortized deferred financing fees in January 2002 related to the term loan and recorded an extraordinary charge totaling $10.9 million less applicable income taxes of $4.2 million. The indenture for the notes restricts among other things, the ability of the Company's subsidiaries to borrow money, pay dividends on, or redeem or repurchase stock, make investments, create liens, enter into certain transactions with affiliates, and sell certain assets or merge with or into other companies.

                           OWENS-ILLINOIS GROUP, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                TABULAR DATA IN MILLIONS OF DOLLARS (CONTINUED)

4. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND NON-GUARANTORS.

    The following presents condensed consolidating financial information for the Company, segregating: (1) Owens-Illinois Group, Inc. (the "Parent");
(2) Owens-Brockway Glass Container Inc. (the "Issuer"); (3) those domestic subsidiaries which guarantee the notes (the "Guarantor Subsidiaries"); and
(4) all other subsidiaries (the "Non-Guarantor Subsidiaries"). The Guarantor Subsidiaries are wholly-owned direct and indirect subsidiaries of the Parent and their guarantees are full, unconditional and joint and several. The Parent is also a guarantor, and its guarantee is full, unconditional and joint and several.

    Subsidiaries of the Parent and of the Issuer are presented on the equity basis of accounting. Certain reclassifications have been made to conform all of the financial information to the financial presentation on a consolidated basis. The principal eliminating entries eliminate investments in subsidiaries and intercompany balances and transactions.

                           OWENS-ILLINOIS GROUP, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                TABULAR DATA IN MILLIONS OF DOLLARS (CONTINUED)

    The following information presents consolidating results of operations, statements of cash flows, and balance sheets for the periods and as of the dates indicated.


                                                                   MARCH 31, 2002
                                   -------------------------------------------------------------------------------
                                                                            NON-
                                                          GUARANTOR      GUARANTOR
                                    PARENT     ISSUER    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                   --------   --------   ------------   ------------   ------------   ------------
BALANCE SHEET
Current assets:
  Accounts receivable............  $     --   $  153.8     $  190.8       $  494.0      $   (64.4)      $  774.2
  Inventories....................                161.9        207.4          528.9           (0.6)         897.6
  Other current assets...........                 (4.1)       145.3          148.2           (0.2)         289.2
                                   --------   --------     --------       --------      ---------       --------
Total current assets.............        --      311.6        543.5        1,171.1          (65.2)       1,961.0
Investments in and advances to
  subsidiaries...................   3,554.8    1,890.7         13.5                      (5,459.0)            --
Goodwill.........................                554.6      1,054.9          954.7                       2,564.2
Other non-current assets.........                251.8      1,062.5          512.6           (6.7)       1,820.2
                                   --------   --------     --------       --------      ---------       --------
Total other assets...............   3,554.8    2,697.1      2,130.9        1,467.3       (5,465.7)       4,384.4
Property, plant and equipment,
  net............................                605.0      1,090.7        1,542.9                       3,238.6
                                   --------   --------     --------       --------      ---------       --------
Total assets.....................  $3,554.8   $3,613.7     $3,765.1       $4,181.3      $(5,530.8)      $9,584.0
                                   ========   ========     ========       ========      =========       ========
Current liabilities:
  Accounts payable and accrued
    liabilities..................  $     --   $  178.0     $  323.4       $  487.3      $   (48.6)      $  940.1
  Short-term loans and long-term
    debt due within one year.....                               4.9           81.5                          86.4
                                   --------   --------     --------       --------      ---------       --------
Total current liabilities........        --      178.0        328.3          568.8          (48.6)       1,026.5
Long-term debt...................   1,700.0    1,705.0        846.7        1,093.0                       5,344.7
Other non-current liabilities and
  minority interests.............                 90.6        733.1          526.9            7.4        1,358.0
Investments by and advances from
  parent.........................              1,640.1      1,857.0        1,992.6       (5,489.7)            --
Share owner's equity.............   1,854.8                                                              1,854.8
                                   --------   --------     --------       --------      ---------       --------
Total liabilities and share
  owner's equity.................  $3,554.8   $3,613.7     $3,765.1       $4,181.3      $(5,530.9)      $9,584.0
                                   ========   ========     ========       ========      =========       ========

                           OWENS-ILLINOIS GROUP, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                TABULAR DATA IN MILLIONS OF DOLLARS (CONTINUED)

                                                                    DECEMBER 31, 2001
                                     -------------------------------------------------------------------------------
                                                                              NON-
                                                            GUARANTOR      GUARANTOR
                                      PARENT     ISSUER    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                     --------   --------   ------------   ------------   ------------   ------------
BALANCE SHEET
Current assets:
  Accounts receivable..............  $     --   $  123.7     $  185.8       $  517.0      $   (72.0)      $  754.5
  Inventories......................                162.9        212.1          462.5           (0.8)         836.7
  Other current assets.............                  1.1        155.2          162.5            0.2          319.0
                                     --------   --------     --------       --------      ---------       --------
Total current assets...............        --      287.7        553.1        1,142.0          (72.6)       1,910.2
Investments in and advances to
  subsidiaries.....................   4,022.0    1,967.5         57.1                      (6,046.6)            --
Goodwill...........................                554.6      1,447.7          993.0                       2,995.3
Other non-current assets...........                255.0      1,050.0          528.1           (5.9)       1,827.2
                                     --------   --------     --------       --------      ---------       --------
Total other assets.................   4,022.0    2,777.1      2,554.8        1,521.1       (6,052.5)       4,822.5
Property, plant and equipment,
  net..............................                600.9      1,105.9        1,553.1                       3,259.9
                                     --------   --------     --------       --------      ---------       --------
Total assets.......................  $4,022.0   $3,665.7     $4,213.8       $4,216.2      $(6,125.1)      $9,992.6
                                     ========   ========     ========       ========      =========       ========
Current liabilities:
  Accounts payable and accrued
    liabilities....................  $     --   $  183.9     $  317.0       $  496.6      $   (57.2)      $  940.3
  Short-term loans and long-term
    debt due within one year.......                               4.8           66.4                          71.2
                                     --------   --------     --------       --------      ---------       --------
Total current liabilities..........        --      183.9        321.8          563.0          (57.2)       1,011.5
Long-term debt.....................   1,700.0    1,661.3        851.3        1,117.1                       5,329.7
Other non-current liabilities and
  minority interests...............                 92.3        746.9          482.4            7.8        1,329.4
Investments by and advances from
  parent...........................              1,728.2      2,293.8        2,053.7       (6,075.7)            --
Share owner's equity...............   2,322.0                                                              2,322.0
                                     --------   --------     --------       --------      ---------       --------
Total liabilities and share owner's
  equity...........................  $4,022.0   $3,665.7     $4,213.8       $4,216.2      $(6,125.1)      $9,992.6
                                     ========   ========     ========       ========      =========       ========

                           OWENS-ILLINOIS GROUP, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                TABULAR DATA IN MILLIONS OF DOLLARS (CONTINUED)


                                                                     MARCH 31, 2001
                                     -------------------------------------------------------------------------------
                                                                              NON-
                                                            GUARANTOR      GUARANTOR
                                      PARENT     ISSUER    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                     --------   --------   ------------   ------------   ------------   ------------
BALANCE SHEET
Current assets:
  Accounts receivable..............  $     --   $  185.5     $  244.8       $  453.3      $   (63.1)      $  820.5
  Inventories......................                214.9        227.0          416.2                         858.1
  Other current assets.............                 22.1         79.1          184.6                         285.8
                                     --------   --------     --------       --------      ---------       --------
Total current assets...............        --      422.5        550.9        1,054.1          (63.1)       1,964.4
Investments in and advances to
  subsidiaries.....................   6,601.8    1,808.2         70.6                      (8,480.6)            --
Goodwill...........................                569.9      1,500.9          889.2                       2,960.0
Other non-current assets...........                259.8        979.9          453.0           (3.6)       1,689.1
                                     --------   --------     --------       --------      ---------       --------
Total other assets.................   6,601.8    2,637.9      2,551.4        1,342.2       (8,484.2)       4,649.1
Property, plant and equipment,
  net..............................                602.9      1,065.4        1,450.4                       3,118.7
Total assets.......................  $6,601.8   $3,663.3     $4,167.7       $3,846.7      $(8,547.3)      $9,732.2
                                     ========   ========     ========       ========      =========       ========
Current liabilities:
  Accounts payable and accrued
    liabilities....................  $     --   $  177.5     $  324.8       $  480.2      $   (51.2)      $  931.3
  Short-term loans and long-term
    debt due within one year.......                               4.6          102.1                         106.7
                                     --------   --------     --------       --------      ---------       --------
Total current liabilities..........        --      177.5        329.4          582.3          (51.2)       1,038.0
Long-term debt.....................   4,537.0                    18.7          981.4                       5,537.1
Other non-current liabilities and
  minority interests...............                120.7        583.0          366.9           21.7        1,092.3
Investments by and advances from
  parent...........................              3,365.1      3,236.6        1,916.1       (8,517.8)            --
Share owner's equity...............   2,064.8                                                              2,064.8
                                     --------   --------     --------       --------      ---------       --------
Total liabilities and share owner's
  equity...........................  $6,601.8   $3,663.3     $4,167.7       $3,846.7      $(8,547.3)      $9,732.2
                                     ========   ========     ========       ========      =========       ========

                           OWENS-ILLINOIS GROUP, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS


                                                               THREE MONTHS ENDED MARCH 31, 2002
                                        -------------------------------------------------------------------------------
                                                                                 NON-
                                                               GUARANTOR      GUARANTOR
                                         PARENT     ISSUER    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                        --------   --------   ------------   ------------   ------------   ------------
RESULTS OF OPERATIONS

Net sales.............................  $    --     $390.2      $ 372.6         $565.8        $ (17.7)       $1,310.9
Interest..............................                              0.6            4.7                            5.3
Equity earnings from subsidiaries.....     70.2       32.9          4.8                        (107.9)             --
Other equity earnings.................                 3.5          0.9            1.6                            6.0
Other revenue.........................                12.0          3.7            5.9           (5.5)           16.1
                                        -------     ------      -------         ------        -------        --------
  Total revenue.......................     70.2      438.6        382.6          578.0         (131.1)        1,338.3

Manufacturing, shipping, and
  delivery............................               308.0        281.9          452.6          (22.7)        1,019.8
Research, engineering, selling,
  administrative, and other...........                20.3         48.5           39.4            0.2           108.4
Net intercompany interest.............    (33.1)      19.7         11.6            1.8                             --
Other interest expense................     33.1       28.6         12.0           27.2                          100.9
                                        -------     ------      -------         ------        -------        --------
  Total costs and expense.............       --      376.6        354.0          521.0          (22.5)        1,229.1

Earnings (loss) before items below....     70.2       62.0         28.6           57.0         (108.6)          109.2

Provision (credit) for income taxes...                11.5          8.5           14.8           (0.3)           34.5

Minority share owners' interests in
  earnings of subsidiaries............                                             4.5                            4.5
                                        -------     ------      -------         ------        -------        --------
Earnings (loss) before extraordinary
  charge and cumulative effect of
  accounting change...................     70.2       50.5         20.1           37.7         (108.3)           70.2
Extraordinary charge..................     (6.7)      (6.7)                                       6.7            (6.7)
Cumulative effect of accounting
  change..............................   (460.0)     (47.0)      (413.0)         (57.1)         517.1          (460.0)
                                        -------     ------      -------         ------        -------        --------
Net income (loss).....................  $(396.5)    $ (3.2)     $(392.9)        $(19.4)       $ 415.5        $ (396.5)
                                        =======     ======      =======         ======        =======        ========

                           OWENS-ILLINOIS GROUP, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

                                                                THREE MONTHS ENDED MARCH 31, 2001
                                         -------------------------------------------------------------------------------
                                                                                  NON-
                                                                GUARANTOR      GUARANTOR
                                          PARENT     ISSUER    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                         --------   --------   ------------   ------------   ------------   ------------
RESULTS OF OPERATIONS

Net sales..............................   $   --     $410.5       $382.3         $535.1        $ (21.8)       $1,306.1
Interest...............................                              0.5            6.0                            6.5
Equity earnings from subsidiaries......     48.9       29.1          5.9                         (83.9)             --
Other equity earnings..................                 2.7          1.1           (0.2)                           3.6
Other revenue..........................                 4.5         30.7           17.9           (4.8)           48.3
                                          ------     ------       ------         ------        -------        --------
  Total revenue........................     48.9      446.8        420.5          558.8         (110.5)        1,364.5

Manufacturing, shipping, and
  delivery.............................               331.3        291.3          431.8          (26.7)        1,027.7
Research, engineering, selling,
  administrative, and other............                24.3         70.0           47.8            0.2           142.3
Net intercompany interest..............    (84.8)      52.0         31.1            1.7                             --
Other interest expense.................     84.8                     0.9           27.8                          113.5
                                          ------     ------       ------         ------        -------        --------
  Total costs and expense..............       --      407.6        393.3          509.1          (26.5)        1,283.5

Earnings (loss) before items below.....     48.9       39.2         27.2           49.7          (84.0)           81.0

Provision (credit) for income taxes....                 4.3         13.5            9.5           (0.1)           27.2

Minority share owners' interests in
  earnings of subsidiaries.............                                             5.2           (0.3)            4.9
                                          ------     ------       ------         ------        -------        --------
Net income (loss)......................   $ 48.9     $ 34.9       $ 13.7         $ 35.0        $ (83.6)       $   48.9
                                          ======     ======       ======         ======        =======        ========

                           OWENS-ILLINOIS GROUP, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

                                                             THREE MONTHS ENDED MARCH 31, 2002
                                      --------------------------------------------------------------------------------
                                                                                NON-
                                                              GUARANTOR      GUARANTOR
                                       PARENT     ISSUER     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                      --------   ---------   ------------   ------------   ------------   ------------
CASH FLOWS

Cash provided by operating
  activities........................   $   --    $     0.1      $ 62.4         $ 35.2         $  --         $    97.7

Investing Activities:
  Additions to property, plant, and
    equipment.......................                 (25.6)      (22.2)         (64.5)                         (112.3)
  Acquisitions, net of cash
    acquired........................                                             (2.4)                           (2.4)
  Proceeds from sales...............                   3.1        12.2            1.7                            17.0
                                       ------    ---------      ------         ------         -----         ---------
    Cash used in investing
      activities....................       --        (22.5)      (10.0)         (65.2)           --             (97.7)

Financing Activities:
  Net distribution to OI Inc........    (64.0)                                                                  (64.0)
  Change in intercompany
    transactions....................     64.0         (3.2)      (61.5)           0.7                              --
  Change in short term debt.........                                             16.2                            16.2
  Payments of long term debt........              (1,001.4)       (4.6)         (52.5)                       (1,058.5)
  Borrowings of long term debt......               1,045.0                       28.7                         1,073.7
  Collateral deposits for certain
    derivatives.....................                                              8.6                             8.6
  Payment of finance fees...........                 (18.0)                                                     (18.0)
                                       ------    ---------      ------         ------         -----         ---------
    Cash provided by (used in)
      financing activities..........       --         22.4       (66.1)           1.7            --             (42.0)

Effect of exchange rate change on
  cash..............................                                              1.6                             1.6
                                       ------    ---------      ------         ------         -----         ---------
Net change in cash..................       --           --       (13.7)         (26.7)           --             (40.4)

Cash at beginning of period.........                    --        22.3          133.3                           155.6
                                       ------    ---------      ------         ------         -----         ---------
Cash at end of period...............   $   --    $      --      $  8.6         $106.6         $  --         $   115.2
                                       ======    =========      ======         ======         =====         =========

                           OWENS-ILLINOIS GROUP, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

                                                                THREE MONTHS ENDED MARCH 31, 2001
                                         -------------------------------------------------------------------------------
                                                                                  NON-
                                                                GUARANTOR      GUARANTOR
                                          PARENT     ISSUER    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                         --------   --------   ------------   ------------   ------------   ------------
CASH FLOWS

Cash provided by (used in) operating
  activities...........................   $   --     $(56.9)      $  1.4         $ 49.3         $  --          $ (6.2)

Investing Activities:
  Additions to property, plant, and
    equipment..........................               (13.0)       (24.0)         (56.1)                        (93.1)
  Acquisitions, net of cash acquired...                             (4.8)                                        (4.8)
  Proceeds from sales..................                             62.3           51.3                         113.6
                                          ------     ------       ------         ------         -----          ------
    Cash provided by (used in)
      investing activities.............       --      (13.0)        33.5           (4.8)           --            15.7

Financing Activities:
  Net change in payable to OI Inc......    (20.0)                                                               (20.0)
  Net investment by OI Inc.............     32.8                                                                 32.8
  Change in intercompany
    transactions.......................    (12.8)      69.9        (48.3)          (8.8)                           --
  Change in short term debt............                             (0.3)          (9.3)                         (9.6)
  Payments of long term debt...........                            (12.1)         (87.5)                        (99.6)
  Borrowings of long term debt.........                             23.5           15.8                          39.3
                                          ------     ------       ------         ------         -----          ------
    Cash provided by (used in)
      financing activities.............       --       69.9        (37.2)         (89.8)           --           (57.1)

Effect of exchange rate change on
  cash.................................                                            (8.3)                         (8.3)
                                          ------     ------       ------         ------         -----          ------

Net change in cash.....................       --         --         (2.3)         (53.6)           --           (55.9)

Cash at beginning of period............                  --         28.7          201.0                         229.7
                                          ------     ------       ------         ------         -----          ------

Cash at end of period..................   $   --     $   --       $ 26.4         $147.4         $  --          $173.8
                                          ======     ======       ======         ======         =====          ======

5.  CASH FLOW INFORMATION.

    Including interest paid by OI Inc., interest paid in cash aggregated $54.7 million for the first quarter of 2002 and $77.6 million for the first quarter of 2001. Income taxes paid in cash totaled $5.4 million for the first quarter of 2002 and $8.2 million for the first quarter of 2001.

6.  COMPREHENSIVE INCOME.

    The Company's components of comprehensive income (loss) are net earnings
(loss), change in fair value of certain derivative adjustments, and foreign currency translation adjustments. Total comprehensive income (loss) for the three month periods ended March 31, 2002 and 2001 amounted to $(425.5) million and $(58.7) million, respectively.

                           OWENS-ILLINOIS GROUP, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS


7.  CONTINGENCIES.



    OI Inc. is one of a number of defendants (typically from 20 to 100 or more) in a substantial number of lawsuits filed in numerous state and federal courts by persons alleging bodily injury (including death) as a result of exposure to dust from asbestos fibers. OI Inc. relies primarily on distributions from its subsidiaries, including the Company, to fund its indemnity payments and legal fees related to these lawsuits.



    From 1948 to 1958, one of OI Inc.'s former business units commercially produced and sold approximately $40 million of a high-temperature, calcium-silicate based pipe and block insulation material containing asbestos. OI Inc. exited the pipe and block insulation business in April 1958. The traditional asbestos personal injury lawsuits and claims relating to such production and sale of asbestos material typically allege various theories of liability, including negligence, gross negligence and strict liability and seek compensatory and, in some cases, punitive damages in various amounts (herein referred to as "asbestos claims").



    As of March 31, 2002, OI Inc. estimates that it is a named defendant in asbestos lawsuits and claims involving approximately 24,000 plaintiffs and claimants. The total amount of relief sought by plaintiffs and claimants cannot be determined because the amount is often not required to be stated in an initial claim or lawsuit and because settlements are often reached before claims and lawsuits advance to the point where such amounts would be required.



    Additionally, OI Inc. has claims-handling agreements in place with many plaintiffs' counsel throughout the country. These agreements require evaluation and negotiation regarding whether particular claimants qualify under the criteria established by such agreements. The criteria for such claims include verification of a compensable illness and a reasonable probability of exposure to a product manufactured by OI Inc.'s former business unit during its manufacturing period ending in 1958.



    OI Inc. believes that the bankruptcies of additional co-defendants, as discussed below, have resulted in an acceleration of the presentation and disposition of a number of claims under such agreements, which claims would otherwise have been presented and disposed of over the next several years. This acceleration is reflected in an increased number of pending asbestos claims and, to the extent disposed, contributes to an increase in asbestos-related payments which is expected to continue in the near term.



    OI Inc. is also a defendant in other asbestos-related lawsuits or claims involving maritime workers, medical monitoring claimants, co-defendants and property damage claimants. Based upon its past experience, OI Inc. believes that these categories of lawsuits and claims will not involve any material liability and they are not included in the above description of pending matters.



    Since receiving its first asbestos claim, OI Inc., as of March 31, 2002, has disposed of the asbestos claims of approximately 272,000 plaintiffs and claimants at an average indemnity payment per claim of approximately $5,300.
OI Inc.'s indemnity payments for these claims have varied on a per claim basis, and are expected to continue to vary considerably over time. As discussed above, a part of OI Inc.'s objective is to achieve, where possible, resolution of asbestos claims pursuant to claims-handling agreements. Under such agreements, qualification by meeting certain illness and exposure criteria has tended to reduce the number of claims presented to OI Inc. that would ultimately be dismissed or rejected due to the absence of impairment or product exposure evidence. OI Inc. expects that as a result, although aggregate spending may be lower, there may be an increase in the per claim average indemnity payment involved in such resolution. In this regard, although the average of such payments

                           OWENS-ILLINOIS GROUP, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS


has been somewhat higher following the implementation of the claims-handling agreements in the mid-1990s, the annual average amount has not varied materially from year to year.



    OI Inc. believes that its ultimate asbestos-related contingent liability (i.e., its indemnity or other claim disposition costs plus related legal fees) cannot be estimated with certainty. In 1993, OI Inc. established a liability of $975 million to cover indemnity payments and legal fees associated with the resolution of outstanding and expected future asbestos lawsuits and claims. In 1998, an additional liability of $250 million was established. During the third quarter of 2000, OI Inc. established an additional liability of $550 million to cover OI Inc.'s estimated indemnity payments and legal fees arising from outstanding asbestos personal injury lawsuits and claims and asbestos personal injury lawsuits and claims expected to be filed in the ensuing several years.
OI Inc.'s ability to reasonably estimate its liability has been significantly affected by the volatility of asbestos-related litigation in the United States, the expanding list of non-traditional defendants that have been sued in this litigation and found liable for substantial damage awards, the continued use of litigation screenings to generate new lawsuits, the large number of claims asserted or filed by parties who claim prior exposure to asbestos materials but have no present physical impairment as a result of such exposure, and the growing number of co-defendants that have filed for bankruptcy. Since the beginning of 2000, A. P. Green Industries, Inc., Armstrong World Industries, Babcock & Wilcox, Federal-Mogul Corporation, Fibreboard Corporation, G-I Holdings (GAF), Harbison-Walker Refractories Group, Kaiser Aluminum Corporation, North American Refractories Co., Owens Corning, Pittsburgh-Corning, Plibrico Company, Porter Hayden Company, USG Corporation, W. R. Grace & Co. and several other smaller companies have sought protection under Chapter 11 of the Bankruptcy Code.



    OI Inc. has continued to monitor trends which may affect its ultimate liability and has continued to analyze the developments and variables affecting or likely to affect the resolution of pending and future asbestos claims against OI Inc. OI Inc. expects that the gross amount of total asbestos-related payments will be moderately lower in 2002 compared to 2001 and will continue to decline thereafter as the number of potential claimants continues to decrease. However, the trend toward lower aggregate annual payments has not occurred as soon as had been anticipated when the additional liability was established in 2000. In addition, the number of claims and lawsuits filed against OI Inc. has exceeded the number anticipated at that time. In early March 2002, OI Inc. initiated a comprehensive review to determine whether further adjustment of asbestos-related liabilities was appropriate. At the conclusion of this review in April, OI Inc. determined that an additional charge of $475 million would be appropriate to adjust the reserve for estimated future asbestos-related costs. The material components of OI Inc.'s accrual, including this additional accrued amount, are the following: (i) OI Inc.'s estimate at that date of the reasonably probable contingent liability for asbestos claims already asserted against OI Inc.,
(ii) OI Inc.'s estimate at that date of the contingent liability for preexisting but unasserted asbestos claims for prior periods arising under its administrative claims-handling agreements with various plaintiffs' counsel,
(iii) OI Inc.'s estimate at that time of the contingent liability for asbestos claims not yet asserted against OI Inc., but which OI Inc. believes it is reasonably probable will be asserted in the future, to the degree that such an estimation as to future claims is possible, and (iv) OI Inc.'s estimate of legal defense costs likely to be incurred in connection with the foregoing types of claims.



    The significant assumptions underlying the material components of OI Inc.'s accrual are:



        a) the extent to which settlements are limited to claimants who were exposed to OI Inc.'s asbestos-containing insulation prior to its exit from that business in 1958;

                           OWENS-ILLINOIS GROUP, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS


        b) the extent to which claims are resolved under OI Inc.'s administrative claims agreements or on terms comparable to those set forth in those agreements;



        c) the extent of reduction in the inventory of pending serious disease cases;



        d) the extent to which OI Inc. is able to successfully defend itself at trial;



        e) the extent of actions by courts to eliminate or reduce the diversion of financial resources for unimpaired claimants and so-called forum shopping;



        f) the extent to which additional defendants with substantial resources and assets are required to participate significantly in the resolution of future asbestos cases and claims;



        g) the number and timing of co-defendant bankruptcies; and



        h) the extent to which the resolution of co-defendant bankruptcies divert resources to unimpaired claimants.



    OI Inc. believes that any possible loss or range of loss in addition to the foregoing charge cannot be reasonably estimated. While OI Inc. cannot reasonably estimate the precise timing of payment, OI Inc. believes that its liabilities for the next several years will not exceed the amount accrued based on its expectation of moderate declines in annual spending for asbestos-related costs.



    OI Inc. has previously pursued recovery of its losses from third parties, particularly its insurance carriers, and has largely resolved all of its significant coverage claims. OI Inc. expects some further recovery from deferred payment provisions of existing settlement agreements and from pursuing certain additional reimbursement claims. However, OI Inc. does not expect to recover additional material amounts in excess of the recorded receivable of $37.0 million at March 31, 2002.



    Other litigation is pending against the Company, in many cases involving ordinary and routine claims incidental to the business of the Company and in others presenting allegations that are nonroutine and involve compensatory, punitive or treble damage claims as well as other types of relief.



    The ultimate amount of distributions which may be required to be made by the Company and other subsidiaries of OI Inc. to fund OI Inc.'s asbestos-related payments cannot be estimated with certainty. OI Inc.'s reported results of operation for 2002 have been materially affected by the $475 million first quarter charge and asbestos-related payments continue to be substantial. Any possible future additional accrual would likewise materially affect OI Inc.'s results of operations in the period in which it might be recorded. Also, the continued use of significant amounts of cash for asbestos-related costs has affected and will continue to affect the Company's cost of borrowing and its ability to pursue global or domestic acquisitions. However, the Company believes that its operating cash flows and other sources of liquidity will be sufficient to make distributions to OI Inc. for asbestos-related costs and to fund its working capital and capital expenditure requirements on a short-term and long-term basis.

                           OWENS-ILLINOIS GROUP, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

8.  SEGMENT INFORMATION.

    The Company operates in the rigid packaging industry. The Company has two reportable product segments within the rigid packaging industry: (1) Glass Containers and (2) Plastics Packaging. The Plastics Packaging segment consists of two business units--consumer products (plastic containers and closures) and prescription products. The Other segment consists primarily of the Company's labels and carriers products business unit, substantially all of which was divested in early 2001.

    The Company evaluates performance and allocates resources based on earnings before interest income, interest expense, provision for income taxes, minority share owners' interests in earnings of subsidiaries, and extraordinary charges, (collectively "EBIT") excluding unusual items. EBIT for product segments includes an allocation of corporate expenses based on both a percentage of sales and direct billings based on the costs of specific services provided.

    Financial information for the three-month periods ended March 31, 2002 and 2001 regarding the Company's product segments is as follows:

                                                                                          ELIMINATIONS
                                                                                TOTAL         AND
                                             GLASS      PLASTICS               PRODUCT       OTHER       CONSOLIDATED
                                           CONTAINERS   PACKAGING    OTHER     SEGMENTS     RETAINED        TOTALS
                                           ----------   ---------   --------   --------   ------------   ------------
Net sales:
  March 31, 2002.........................    $870.1      $440.8       $ --     $1,310.9                    $1,310.9
  March 31, 2001.........................     841.8       459.8        4.5      1,306.1                     1,306.1
                                             ======      ======       ====     ========                    ========
EBIT, excluding unusual items and
  goodwill amortization:
  March 31, 2002.........................    $151.1      $ 74.8       $ --     $  225.9     $ (21.1)       $  204.8
  March 31, 2001.........................     132.1        78.9        0.2        211.2       (13.2)          198.0
                                             ======      ======       ====     ========     =======        ========
Unusual items:
  March 31, 2001
    Gain on the sale of a minerals
      business in Australia..............    $ 10.3                            $   10.3                    $   10.3
    Gain on the sale of the Company's
      label business.....................                             $2.8          2.8                         2.8
                                                                      ====     ========                    ========

    The reconciliation of EBIT to earnings before income taxes and minority share owners' interests in earnings of subsidiaries for the three-month periods ended March 31, 2002 and 2001 is as follows:

                                                              MARCH 31, 2002   MARCH 31, 2001
                                                              --------------   --------------
EBIT, excluding unusual items and goodwill amortization, for
  reportable segments.......................................      $225.9          $ 211.2
Unusual items excluded from reportable segment
  information...............................................                         13.1
Amortization of goodwill....................................                        (23.1)
Eliminations and other retained.............................       (21.1)           (13.2)
Net interest expense........................................       (95.6)          (107.0)
                                                                  ------          -------
Total.......................................................      $109.2          $  81.0
                                                                  ======          =======

                           OWENS-ILLINOIS GROUP, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

9.  ADOPTION OF NEW ACCOUNTING STANDARD--GOODWILL.

    On January 1, 2002, the Company adopted Financial Accounting Standards
No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"). As required by FAS No. 142, the Company is no longer amortizing goodwill, but will be reviewing annually (or more frequently if impairment indicators arise) for impairment.

    During the first quarter of 2002, the Company completed an impairment test under FAS No. 142 using the business enterprise value ("BEV") of each reporting unit which was calculated as of the measurement date, January 1, 2002, by determining the present value of debt-free, after tax future cash flows, discounted at the weighted average cost of capital of a hypothetical third party buyer. This BEV was then compared to the book value of each reporting unit as of the measurement date to assess whether an impairment existed under FAS 142. Based on this comparison, the Company determined that an impairment existed in its consumer products reporting unit of the Plastics Packaging segment. The consumer products reporting unit operates in a highly competitive and fragmented industry. This industry has excess capacity which has created downward pricing pressure. The Company lowered its earnings and cash flow projections for this unit for the next several years which resulted in a lower BEV. Following a review of the valuation of the assets of the consumer products reporting unit, the Company has recorded an impairment charge of $460 million to reduce the reported value of its goodwill. As required by FAS No. 142, the transitional impairment loss has been recognized as the cumulative effect of a change in method of accounting.

    The following pro forma earnings for 2001 have been presented on a pro forma basis to eliminate goodwill amortization of $23.1 million as required by FAS
No. 142.

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  2002            2001
                                                              -------------   -------------
                                                                (ACTUAL)       (PRO FORMA)
Earnings before extraordinary item and cumulative effect of
  accounting change.........................................     $  70.2          $72.0
Net earnings (loss).........................................     $(396.5)         $72.0

10. RESTRUCTURING ACCRUALS.

    During the second quarter of 2001, the Company recorded net charges of $82.1 million for a restructuring program and impairment at certain of the Company's international and domestic operations. The charge includes the impairment of assets at the Company's affiliate in Puerto Rico and the consolidation of manufacturing capacity and the closing of a facility in Venezuela. The program also includes consolidation of capacity at certain other international and domestic facilities in response to decisions about pricing and market strategy. The total planned reduction in workforce will involve approximately 400 employees. The Company expects its actions related to these restructuring and impairment charges to be completed during the next several quarters.

    The Company also has remaining restructuring accruals related to a capacity realignment program initiated in 2000. The program principally involved the closing of three U.S. glass container plants. During 2002, the Company has partially reopened one of these facilities, and as such, has reversed a portion of the original charge. The Company expects that it will continue to make cash payments over the next several quarters for on-going costs related to the closing of these facilities.

                           OWENS-ILLINOIS GROUP, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

    Selected information relating to the above restructuring accruals follows:

Remaining accruals as of December 31, 2001..................  $37.5
Write-down of assets to net realizable value................   (8.8)
Net cash paid...............................................   (2.4)
Reversal of previous restructuring charge...................   (3.2)
                                                              -----
Remaining accrual as of March 31, 2002......................  $23.1
                                                              =====

11. DERIVATIVE INSTRUMENTS.

    Under the terms of the April 2001 Secured Credit Agreement, international affiliates are only permitted to borrow in U.S. dollars. In order to manage the international affiliates' exposure to fluctuating foreign exchange rates, the Company's affiliates in Australia and the United Kingdom have entered into currency swaps for the principal portion of their initial borrowings under the Agreement and for their interest payments due under the Agreement.

    As of March 31, 2002, the Company's affiliate in Australia has swapped $650.0 million of borrowings into $1,275.0 million Australian dollars. This swap matures on March 31, 2003, with interest resets every 90 days. The interest reset terms of the swap approximate the terms of the U.S. dollar borrowings. This derivative instrument swaps both the interest and principal from U.S. dollars to Australian dollars and also swaps the interest rate from a U.S. based rate to an Australian based rate. The Company's affiliate in the United Kingdom has swapped $200.0 million of borrowings into 139.0 million British pounds. This swap also matures on March 31, 2003, with interest resets every 90 days. This derivative instrument swaps both the interest and principal from U.S. dollars to British pounds and also swaps the interest rate from a U.S. based rate to a British based rate.

    On October 1, 2001, the Company completed the acquisition of the Canadian glass container assets of Consumers Packaging Inc. for a purchase price of approximately $150 million. The Company financed this purchase through borrowings under the Secured Credit Agreement, of which $100 million was transferred to Canada through intercompany loans in U.S. dollars with the remaining $50 million being transferred as equity. The Company's affiliate in Canada has entered into swap transactions to manage the affiliate's exposure to fluctuating foreign exchange rates by swapping the principal and interest portion of the intercompany loan. At March 31, 2002, the Canadian affiliate has swapped $90.0 million of borrowings into $142.0 million Canadian dollars. This swap matures on October 1, 2003. This derivative instrument swaps both the interest and principal from U.S. dollars to Canadian dollars and also swaps the interest rate from a U.S. based rate to a Canadian based rate. The affiliate has also entered in forward hedges which effectively swap $10.0 million of borrowings into $16.0 million Canadian dollars. These hedges swap both the interest and principal from U.S. dollars to Canadian dollars and mature monthly.

    The Company recognizes the above derivatives on the balance sheet at fair value. The Company accounts for the above swaps as fair value hedges. As such, the changes in the value of the swaps are included in other expense and are expected to substantially offset any exchange rate gains or losses on the related U.S. dollar borrowings. For the three months ended March 31, 2002, the amount not offset was immaterial.

    The Company also uses commodity futures contracts related to forecasted natural gas requirements. The objective of these futures contracts is to limit the fluctuations in prices paid and the

                           OWENS-ILLINOIS GROUP, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

potential volatility in earnings or cash flows from future market price movements. During January 2002, the Company entered into commodity futures contracts for approximately 50% of its domestic natural gas usage (approximately 800 million BTUs) through the end of 2002.

    The Company accounts for the above futures contracts on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that is designated as and meets the required criteria for a cash flow hedge is recorded in accumulated other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. The ineffective portion of the change in the fair value of a derivative designated as a cash flow hedge is recognized in current earnings.

    The above futures contracts are accounted for as cash flow hedges at March 31, 2002. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting anticipated cash flows of the hedged transactions. For hedged forecasted transactions, hedge accounting will be discontinued if the forecasted transaction is no longer probable to occur, and any previously deferred gains or losses will be recorded to earnings immediately.

    During the three months ended March 31, 2002, an unrealized net gain of $3.0 million (after tax of $1.6 million) related to these commodity futures contracts was included in OCI. There was no ineffectiveness recognized during the three months ended March 31, 2002.

                         OWENS-BROCKWAY PACKAGING, INC.

                  CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

                             (MILLIONS OF DOLLARS)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  2002            2001
                                                              -------------   -------------
                                                                       (UNAUDITED)
Revenues:
  Net sales.................................................     $911.2          $892.3
  Other revenue.............................................       23.2            26.4
                                                                 ------          ------
                                                                  934.4           918.7
Costs and expenses:
  Manufacturing, shipping, and delivery.....................      716.1           713.0
  Research and development..................................        2.8             3.0
  Engineering...............................................        7.5             6.9
  Selling and administrative................................       43.5            39.1
  Net intercompany interest.................................       25.5            57.4
  Other interest expense....................................       55.7            27.4
  Other.....................................................        5.0            17.0
                                                                 ------          ------
                                                                  856.1           863.8
                                                                 ------          ------
Earnings before items below.................................       78.3            54.9
Provision for income taxes..................................       22.9            14.8
Minority share owners' interests in earnings of
  subsidiaries..............................................        4.9             5.2
                                                                 ------          ------
Earnings before extraordinary item and cumulative effect of
  accounting change.........................................       50.5            34.9
Extraordinary charge from early extinguishment of debt, net
  of applicable income taxes................................       (6.7)
Cumulative effect of accounting change......................      (47.0)
                                                                 ------          ------
Net earnings (loss).........................................     $ (3.2)         $ 34.9
                                                                 ======          ======

     See accompanying Notes to Condensed Consolidated Financial Statements.

                         OWENS-BROCKWAY PACKAGING, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                             (MILLIONS OF DOLLARS)

                                                              MARCH 31,    DEC. 31,     MARCH 31,
                                                                2002         2001         2001
                                                             -----------   ---------   -----------
                                                             (UNAUDITED)               (UNAUDITED)
ASSETS
Current assets:
  Cash, including time deposits............................    $  102.3    $  124.7      $  124.0
  Short-term investments...................................         0.9                       0.4
  Receivables including amount from related parties of
    $14.6 ($1.6 at Dec.31, 2001, $1.0 at March 31, 2001),
    less allowances of $29.1 ($32.2 at Dec. 31, 2001, $28.6
    at March 31, 2001) for losses and discounts............       582.0       575.3         576.5
  Inventories..............................................       676.5       611.0         611.8
  Prepaid expenses.........................................        32.5        23.9          36.9
                                                               --------    --------      --------
    Total current assets...................................     1,394.2     1,334.9       1,349.6

Other assets:
  Equity investments.......................................       153.7       153.9         161.1
  Repair parts inventories.................................       161.2       173.5         193.6
  Prepaid pension..........................................        50.3        49.8          40.3
  Deposits, receivables, and other assets..................       408.4       421.4         343.4
  Goodwill.................................................     1,525.0     1,556.2       1,470.6
                                                               --------    --------      --------
    Total other assets.....................................     2,298.6     2,354.8       2,209.0
Property, plant, and equipment, at cost....................     3,796.9     3,766.8       3,553.0
  Less accumulated depreciation............................     1,706.5     1,663.5       1,547.0
                                                               --------    --------      --------
    Net property, plant, and equipment.....................     2,090.4     2,103.3       2,006.0
                                                               --------    --------      --------
Total assets...............................................    $5,783.2    $5,793.0      $5,564.6
                                                               ========    ========      ========

LIABILITIES AND NET PARENT INVESTMENT
Current liabilities:
  Short-term loans and long-term debt due within one
    year...................................................    $   81.5    $   66.4      $   95.0
  Accounts payable and other liabilities...................       620.0       622.6         599.7
                                                               --------    --------      --------
    Total current liabilities..............................       701.5       689.0         694.7
External long-term debt....................................     2,798.1     2,778.5         981.4
Deferred taxes.............................................       179.0       161.9         163.9
Other liabilities..........................................       315.4       275.7         199.3
Minority share owners' interests...........................       149.1       159.7         160.2
Net Parent investment:
  Investment by and advances from parent...................     2,217.1     2,276.1       3,949.9
  Accumulated other comprehensive income...................      (577.0)     (547.9)       (584.8)
                                                               --------    --------      --------
    Total net Parent investment............................     1,640.1     1,728.2       3,365.1
                                                               --------    --------      --------
Total liabilities and net Parent investment................    $5,783.2    $5,793.0      $5,564.6
                                                               ========    ========      ========

     See accompanying Notes to Condensed Consolidated Financial Statements.

                         OWENS-BROCKWAY PACKAGING, INC.

                       CONDENSED CONSOLIDATED CASH FLOWS

                             (MILLIONS OF DOLLARS)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2002        2001
                                                              ---------   --------
                                                                  (UNAUDITED)
OPERATING ACTIVITIES:
  Net earnings before extraordinary item and cumulative
    effect of accounting change.............................  $    50.5   $  34.9
  Non-cash charges (credits):
    Depreciation............................................       75.4      71.3
    Amortization of deferred costs..........................        7.2      15.4
    Deferred tax provision (credit).........................       (3.7)     30.3
    Gains on asset sales....................................                (10.3)
    Other...................................................      (31.7)    (15.5)
  Change in non-current operating assets....................        9.0       0.7
  Change in non-current liabilities.........................      (10.5)
  Change in components of working capital...................      (48.1)   (105.7)
                                                              ---------   -------
    Cash provided by operating activities...................       48.1      21.1

INVESTING ACTIVITIES:
  Additions to property, plant and equipment................      (82.0)    (68.0)
  Net cash proceeds from divestitures and other.............        5.3      53.0
                                                              ---------   -------
    Cash utilized in investing activities...................      (76.7)    (15.0)

FINANCING ACTIVITIES:
  Additions to long-term debt...............................    1,073.7      15.9
  Repayments of long-term debt..............................   (1,053.8)    (87.6)
  Increase (decrease) in short-term loans...................       16.2      (9.1)
  Net change in intercompany debt...........................      (22.1)     37.2
  Collateral deposits for certain derivative instruments....        8.6
  Payment of finance fees...................................      (18.0)
                                                              ---------   -------
    Cash provided by (utilized in) financing activities.....        4.6     (43.6)
  Effect of exchange rate fluctuations on cash..............        1.6      (8.1)
                                                              ---------   -------
Decrease in cash............................................      (22.4)    (45.6)
Cash at beginning of period.................................      124.7     169.6
                                                              ---------   -------
Cash at end of period.......................................  $   102.3   $ 124.0
                                                              =========   =======

     See accompanying Notes to Condensed Consolidated Financial Statements.

                         OWENS-BROCKWAY PACKAGING, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                      TABULAR DATA IN MILLIONS OF DOLLARS

1. BASIS OF PRESENTATION

    The Condensed Consolidated Financial Statements presented herein are unaudited but, in the opinion of management, reflect all adjustments necessary to present fairly such information for the periods and at the dates indicated. Since the accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Article 10 of Regulation S-X, they do not contain all information and footnotes normally contained in annual consolidated financial statements; accordingly, they should be read in conjunction with the Consolidated Financial Statements of Owens-Brockway Packaging, Inc. and notes thereto appearing elsewhere in this prospectus.

    The Company is a wholly-owned subsidiary of Owens-Illinois Group, Inc. ("OI Group" or "Parent") and an indirect subsidiary of Owens-Illinois, Inc.
("OI Inc."). Although OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness, dividends for preferred stock and asbestos-related payments. OI Inc. relies primarily on distributions from its direct and indirect subsidiaries to meet these obligations.

2. INVENTORIES

    Major classes of inventory are as follows:

                                                           MARCH 31,   DEC. 31,   MARCH 31,
                                                             2002        2001       2001
                                                           ---------   --------   ---------
Finished goods...........................................   $566.1      $507.2     $503.6
Work in process..........................................      9.0         5.9        6.4
Raw materials............................................     54.6        53.5       53.3
Operating supplies.......................................     46.8        44.4       48.5
                                                            ------      ------     ------
                                                            $676.5      $611.0     $611.8
                                                            ======      ======     ======

3. EXTERNAL LONG-TERM DEBT

    The following table summarizes the external long-term debt of the Company:

                                                         MARCH 31,   DEC. 31,   MARCH 31,
                                                           2002        2001       2001
                                                         ---------   --------   ---------
Secured Credit Agreement:
  Revolving Credit Facility............................  $1,574.2    $1,560.4
  Term Loan............................................      65.0     1,045.0
Second Amended and Restated Credit Agreement:
  Revolving Credit Facility:
    Offshore Loans:
      Australian Dollars
        1.39 billion                                                            $  612.8
      British Pounds
        125.0 million                                                              188.7
Senior Secured Notes, 8.88%, due 2009..................   1,000.0
Other..................................................     183.0       199.1      206.1
                                                         --------    --------   --------
                                                          2,822.2     2,804.5    1,007.6
  Less amounts due within one year.....................      24.1        26.0       26.2
                                                         --------    --------   --------
    External long-term debt............................  $2,798.1    $2,778.5   $  981.4
                                                         ========    ========   ========

                         OWENS-BROCKWAY PACKAGING, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

3. EXTERNAL LONG-TERM DEBT (CONTINUED)
    At March 31, 2002, the Company and its subsidiaries had unused credit of $329.5 million available under the Secured Credit Agreement.

    The weighted average interest rate on borrowings outstanding under the Revolving Credit Facility at March 31, 2002 was 3.90%. Including the effects of cross-currency swap agreements related to Revolving Credit Facility borrowings by the Company's Australian, U.K., and Canadian subsidiaries, the weighted average interest rate was 5.44%.

    The weighted average interest rate on borrowings outstanding under the Term Loan at March 31, 2002 was 4.42%.

    During January 2002, the Company completed a $1.0 billion private placement of senior secured notes. The notes bear interest at 8 7/8% and are due
February 15, 2009. The notes are guaranteed by OI Group and substantially all of its domestic subsidiaries. The assets of substantially all of OI Group's domestic subsidiaries are pledged as security for the notes. The Company used the net cash proceeds from the notes to reduce its outstanding term loan under the Agreement by $980 million. As a result, the Company wrote off unamortized deferred financing fees in January 2002 related to the term loan and recorded an extraordinary charge totaling $10.9 million less applicable income taxes of $4.2 million. The indenture for the notes restricts, among other things, the ability of the Company and its restricted subsidiaries to borrow money, pay dividends on, or redeem or repurchase stock, make investments, create liens, enter into certain transactions with affiliates, and sell certain assets or merge with or into other companies.

4. GUARANTEES OF DEBT

    The Company has guaranteed the borrowings of certain of OI Inc.'s domestic subsidiaries totaling $850 million and has also guaranteed the borrowings of certain foreign subsidiaries under the Agreement.

5. CASH FLOW INFORMATION

    Interest paid in cash aggregated $43.1 million for the first quarter of 2002 and $22.3 million for the first quarter of 2001. Income taxes paid in cash totaled $4.6 million for the first quarter of 2002 and $6.7 million for the first quarter of 2001.

6. COMPREHENSIVE INCOME

    The Company's components of comprehensive loss are net loss, change in fair value of certain derivative adjustments, and foreign currency translation adjustments. Total comprehensive loss for the three month periods ended
March 31, 2002 and 2001 amounted to $(32.3) million and $(70.5) million, respectively.

7. ADOPTION OF NEW ACCOUNTING STANDARD--GOODWILL

    On January 1, 2002, the Company adopted Financial Accounting Standards
No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"). As required by FAS No. 142, the Company is no longer

                         OWENS-BROCKWAY PACKAGING, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

7. ADOPTION OF NEW ACCOUNTING STANDARD--GOODWILL (CONTINUED) amortizing goodwill, but will be reviewing annually (or more frequently if impairment indicators arise) for impairment.

    During the first quarter of 2002, the Company completed an impairment test under FAS No. 142 using the business enterprise value ("BEV") of each reporting unit which was calculated as of the measurement date, January 1, 2002, by determining the present value of debt-free, after tax future cash flows, discounted at the weighted average cost of capital of a hypothetical third party buyer. This BEV was then compared to the book value of each reporting unit as of the measurement date to assess whether an impairment existed under FAS 142. Based on this comparison, the Company determined that an impairment existed in its consumer products reporting unit. The consumer plastic products reporting unit operates in a highly competitive and fragmented industry. This industry has excess capacity which has created downward pricing pressure. The Company lowered its earnings and cash flow projections for this unit for the next several years which resulted in a lower BEV. Following a review of the valuation of the assets of the consumer products reporting unit, the Company recorded an impairment charge of $47.0 million to reduce the reported value of its goodwill. As required by FAS No. 142, the transitional impairment loss has been recognized as the cumulative effect of a change in method of accounting.

    The following pro forma earnings for 2001 have been presented on a pro forma basis to eliminate goodwill amortization of $11.5 million, as required by FAS No. 142.


                                                             THREE MONTHS ENDED
                                                                 MARCH 31,
                                                           ----------------------
                                                             2002        2001
                                                           --------   -----------
                                                           (ACTUAL)   (PRO FORMA)
Earnings before extraordinary item and cumulative effect
  of accounting change...................................   $50.5        $46.4
Net earnings (loss)......................................   $(3.2)       $46.4


8. RESTRUCTURING ACCRUALS

    During the second quarter of 2001, the Company recorded net charges of $65.2 million for a restructuring program and impairment at certain of the Company's international and domestic operations. The charge includes the impairment of assets at the Company's affiliate in Puerto Rico and the consolidation of manufacturing capacity and the closing of a facility in Venezuela. The program also includes consolidation of capacity at certain other international and domestic facilities in response to decisions about pricing and market strategy. The Company expects its actions related to these restructuring and impairment charges to be completed during the next several quarters.

    The Company also has remaining restructuring accruals related to a capacity realignment program initiated in 2000. The program principally involved the closing of three U.S. plants. During 2002, the Company has partially reopened one of these facilities, and as such, has reversed a portion of the original charge. The Company expects that it will continue to make cash payments over the next several quarters for on-going costs related to the closing of these facilities.

                         OWENS-BROCKWAY PACKAGING, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

8. RESTRUCTURING ACCRUALS (CONTINUED)
    Selected information relating to the above restructuring accruals follows:

Remaining accruals as of December 31, 2001..................   $22.8
Write-down of assets to net realizable value................    (1.1)
Net cash paid...............................................    (2.8)
Reversal of previous restructuring charge...................    (3.2)
                                                               -----
Remaining accrual as of March 31, 2002......................   $15.7
                                                               =====

9. DERIVATIVE INSTRUMENTS

    Under the terms of the April 2001 Secured Credit Agreement, international affiliates are only permitted to borrow in U.S. dollars. In order to manage the international affiliates' exposure to fluctuating foreign exchange rates, the Company's affiliates in Australia and the United Kingdom have entered into currency swaps for the principal portion of their initial borrowings under the Agreement and for their interest payments due under the Agreement.

    As of March 31, 2002, the Company's affiliate in Australia has swapped $650.0 million of borrowings into $1,275.0 million Australian dollars. This swap matures on March 31, 2003, with interest resets every 90 days. The interest reset terms of the swap approximate the terms of the U.S. dollar borrowings. This derivative instrument swaps both the interest and principal from U.S. dollars to Australian dollars and also swaps the interest rate from a U.S. based rate to an Australian based rate. The Company's affiliate in the United Kingdom has swapped $200.0 million of borrowings into 139.0 million British pounds. This swap also matures on March 31, 2003, with interest resets every 90 days. This derivative instrument swaps both the interest and principal from U.S. dollars to British pounds and also swaps the interest rate from a U.S. based rate to a British based rate.

    On October 1, 2001, the Company completed the acquisition of the Canadian glass container assets of Consumers Packaging Inc. for a purchase price of approximately $150 million. The Company financed this purchase through borrowings under the Secured Credit Agreement, of which $100 million was transferred to Canada through intercompany loans in U.S. dollars with the remaining $50 million being transferred as equity. The Company's affiliate in Canada has entered into swap transactions to manage the affiliate's exposure to fluctuating foreign exchange rates by swapping the principal and interest portion of the intercompany loan. At March 31, 2002, the Canadian affiliate has swapped $90.0 million of borrowings into $142.0 million Canadian dollars. This swap matures on October 1, 2003. This derivative instrument swaps both the interest and principal from U.S. dollars to Canadian dollars and also swaps the interest rate from a U.S. based rate to a Canadian based rate. The affiliate has also entered in forward hedges which effectively swap $10.0 million of borrowings into $16.0 million Canadian dollars. These hedges swap both the interest and principal from U.S. dollars to Canadian dollars and mature monthly.

    The Company recognizes the above derivatives on the balance sheet at fair value. The Company accounts for the above swaps as fair value hedges. As such, the changes in the value of the swaps are included in other expense and are expected to substantially offset any exchange rate gains or losses on the related U.S. dollar borrowings. For the three months ended March 31, 2002, the amount not offset was immaterial.

                         OWENS-BROCKWAY PACKAGING, INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

9. DERIVATIVE INSTRUMENTS (CONTINUED)
    The Company also uses commodity futures contracts related to forecasted natural gas requirements. The objective of these futures contracts is to limit the fluctuations in prices paid and the potential volatility in earnings or cash flows from future market price movements. During January 2002, the Company entered into commodity futures contracts for approximately 50% of its domestic natural gas usage (approximately 800 million BTUs) through the end of 2002.

    The Company accounts for the above futures contracts on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that is designated as and meets the required criteria for a cash flow hedge is recorded in accumulated other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. The ineffective portion of the change in the fair value of a derivative designated as a cash flow hedge is recognized in current earnings.

    The above futures contracts are accounted for as cash flow hedges at March 31, 2002. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting anticipated cash flows of the hedged transactions. For hedged forecasted transactions, hedge accounting will be discontinued if the forecasted transaction is no longer probable to occur, and any previously deferred gains or losses will be recorded to earnings immediately.

    During the three months ended March 31, 2002, an unrealized gain of $3.0 million (after tax of $1.6 million) related to these commodity futures contracts was included in OCI. There was no ineffectiveness recognized during the three months ended March 31, 2002.

                      OWENS-BROCKWAY GLASS CONTAINER INC.

                  CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

                             (MILLIONS OF DOLLARS)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
                                                                  (UNAUDITED)
Revenues:
  Net sales.................................................   $911.2     $892.3
  Other revenue.............................................     23.2       26.4
                                                               ------     ------
                                                                934.4      918.7
Costs and expenses:
  Manufacturing, shipping, and delivery.....................    716.1      713.0
  Research and development..................................      2.8        3.0
  Engineering...............................................      7.5        6.9
  Selling and administrative................................     43.5       39.1
  Net intercompany interest.................................     25.5       57.4
  Other interest expense....................................     55.7       27.4
  Other.....................................................      5.0       17.0
                                                               ------     ------
                                                                856.1      863.8
                                                               ------     ------
Earnings before items below.................................     78.3       54.9
Provision for income taxes..................................     22.9       14.8
Minority share owners' interests in earnings of
  subsidiaries..............................................      4.9        5.2
                                                               ------     ------
Earnings before extraordinary item and cumulative effect of
  accounting change.........................................     50.5       34.9
Extraordinary charge from early extinguishment of debt, net
  of applicable income taxes................................     (6.7)
Cumulative effect of accounting change......................    (47.0)
                                                               ------     ------
Net earnings (loss).........................................   $ (3.2)    $ 34.9
                                                               ======     ======

     See accompanying Notes to Condensed Consolidated Financial Statements.

                      OWENS-BROCKWAY GLASS CONTAINER INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                             (MILLIONS OF DOLLARS)

                                                               MARCH 31,    DEC. 31,    MARCH 31,
                                                                 2002         2001        2001
                                                              -----------   --------   -----------
                                                              (UNAUDITED)              (UNAUDITED)
ASSETS
Current assets:
  Cash, including time deposits.............................    $  102.3    $  124.7     $  124.0
  Short-term investments....................................         0.9                      0.4
  Receivables including amount from related parties of $14.6
    ($1.6 at Dec.31, 2001, $1.0 at March 31, 2001), less
    allowances of $29.1 ($32.2 at Dec. 31, 2001, $28.6 at
    March 31, 2001) for losses and discounts................       582.0       575.3        576.5
  Inventories...............................................       676.5       611.0        611.8
  Prepaid expenses..........................................        32.5        23.9         36.9
                                                                --------    --------     --------
    Total current assets....................................     1,394.2     1,334.9      1,349.6
Other assets:
  Equity investments........................................       153.7       153.9        161.1
  Repair parts inventories..................................       161.2       173.5        193.6
  Prepaid pension...........................................        50.3        49.8         40.3
  Deposits, receivables, and other assets...................       408.4       421.4        343.4
  Goodwill..................................................     1,525.0     1,556.2      1,470.6
                                                                --------    --------     --------
    Total other assets......................................     2,298.6     2,354.8      2,209.0
Property, plant, and equipment, at cost.....................     3,796.9     3,766.8      3,553.0
  Less accumulated depreciation.............................     1,706.5     1,663.5      1,547.0
                                                                --------    --------     --------
    Net property, plant, and equipment......................     2,090.4     2,103.3      2,006.0
                                                                --------    --------     --------
Total assets................................................    $5,783.2    $5,793.0     $5,564.6
                                                                ========    ========     ========
LIABILITIES AND NET PARENT INVESTMENT
Current liabilities:
  Short-term loans and long-term debt due within one year...    $   81.5    $   66.4     $   95.0
  Accounts payable and other liabilities....................       620.0       622.6        599.7
                                                                --------    --------     --------
    Total current liabilities...............................       701.5       689.0        694.7
External long-term debt.....................................     2,798.1     2,778.5        981.4
Deferred taxes..............................................       179.0       161.9        163.9
Other liabilities...........................................       315.4       275.7        199.3
Minority share owners' interests............................       149.1       159.7        160.2
Net Parent investment:
  Investment by and advances from parent....................     2,217.1     2,276.1      3,949.9
  Accumulated other comprehensive income....................      (577.0)     (547.9)      (584.8)
                                                                --------    --------     --------
    Total net Parent investment.............................     1,640.1     1,728.2      3,365.1
                                                                --------    --------     --------
Total liabilities and net Parent investment.................    $5,783.2    $5,793.0     $5,564.6
                                                                ========    ========     ========

     See accompanying Notes to Condensed Consolidated Financial Statements.

                      OWENS-BROCKWAY GLASS CONTAINER INC.

                       CONDENSED CONSOLIDATED CASH FLOWS

                             (MILLIONS OF DOLLARS)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2002        2001
                                                              ---------   --------
                                                                  (UNAUDITED)
OPERATING ACTIVITIES:
  Net earnings before extraordinary item and cumulative
    effect of accounting change.............................  $    50.5   $  34.9
  Non-cash charges (credits):
    Depreciation............................................       75.4      71.3
    Amortization of deferred costs..........................        7.2      15.4
    Deferred tax provision (credit).........................       (3.7)     30.3
    Gains on asset sales....................................                (10.3)
    Other...................................................      (31.7)    (15.5)
  Change in non-current operating assets....................        9.0       0.7
  Change in non-current liabilities.........................      (10.5)
  Change in components of working capital...................      (48.1)   (105.7)
                                                              ---------   -------
    Cash provided by operating activities...................       48.1      21.1
INVESTING ACTIVITIES:
  Additions to property, plant and equipment................      (82.0)    (68.0)
  Net cash proceeds from divestitures and other.............        5.3      53.0
                                                              ---------   -------
    Cash utilized in investing activities...................      (76.7)    (15.0)
FINANCING ACTIVITIES:
  Additions to long-term debt...............................    1,073.7      15.9
  Repayments of long-term debt..............................   (1,053.8)    (87.6)
  Increase (decrease) in short-term loans...................       16.2      (9.1)
  Net change in intercompany debt...........................      (22.1)     37.2
  Collateral deposits for certain derivative instruments....        8.6
  Payment of finance fees...................................      (18.0)
                                                              ---------   -------
    Cash provided by (utilized in) financing activities.....        4.6     (43.6)
  Effect of exchange rate fluctuations on cash..............        1.6      (8.1)
                                                              ---------   -------
Decrease in cash............................................      (22.4)    (45.6)
Cash at beginning of period.................................      124.7     169.6
                                                              ---------   -------
Cash at end of period.......................................  $   102.3   $ 124.0
                                                              =========   =======

     See accompanying Notes to Condensed Consolidated Financial Statements.

                      OWENS-BROCKWAY GLASS CONTAINER INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                      TABULAR DATA IN MILLIONS OF DOLLARS

1.  BASIS OF PRESENTATION.

    The Condensed Consolidated Financial Statements presented herein are unaudited but, in the opinion of management, reflect all adjustments necessary to present fairly such information for the periods and at the dates indicated. Since the accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Articlep 10 of Regulation S-X, they do not contain all information and footnotes normally contained in annual consolidated financial statements; accordingly, they should be read in conjunction with the Consolidated Financial Statements of Owens-Brockway Glass Container Inc. and notes thereto appearing elsewhere in this prospectus.

    The Company is a wholly-owned subsidiary of Owens-Brockway Packaging, Inc. ("OB Packaging" or "Parent"), and an indirect subsidiary of Owens-Illinois Group, Inc. ("OI Group") and Owens-Illinois, Inc. ("OI Inc."). Although OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness, dividends for preferred stock and asbestos-related payments. OI Inc. relies primarily on distributions from its direct and indirect subsidiaries to meet these obligations.

2.  INVENTORIES.

    Major classes of inventory are as follows:

                                                   MARCH 31,   DEC. 31,   MARCH 31,
                                                     2002        2001       2001
                                                   ---------   --------   ---------
Finished goods...................................   $566.1      $507.2     $503.6
Work in process..................................      9.0         5.9        6.4
Raw materials....................................     54.6        53.5       53.3
Operating supplies...............................     46.8        44.4       48.5
                                                    ------      ------     ------
                                                    $676.5      $611.0     $611.8
                                                    ======      ======     ======

                      OWENS-BROCKWAY GLASS CONTAINER INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

3.  EXTERNAL LONG-TERM DEBT.

    The following table summarizes the external long-term debt of the Company:

                                                              MARCH 31,   DEC. 31,   MARCH 31,
                                                                2002        2001       2001
                                                              ---------   --------   ---------
Secured Credit Agreement:
  Revolving Credit Facility.................................  $1,574.2    $1,560.4
  Term Loan.................................................      65.0     1,045.0
Second Amended and Restated Credit Agreement:
  Revolving Credit Facility:
    Offshore Loans:
      Australian Dollars
        1.39 billion........................................                          $ 612.8
      British Pounds
        125.0 million.......................................                            188.7
Senior Secured Notes, 8.88%, due 2009.......................   1,000.0
Other.......................................................     183.0       199.1      206.1
                                                              --------    --------    -------
                                                               2,822.2     2,804.5    1,007.6
  Less amounts due within one year..........................      24.1        26.0       26.2
                                                              --------    --------    -------
    External long-term debt.................................  $2,798.1    $2,778.5    $ 981.4
                                                              ========    ========    =======

    At March 31, 2002, the Company and its subsidiaries had unused credit of $329.5 million available under the Secured Credit Agreement.

    The weighted average interest rate on borrowings outstanding under the Revolving Credit Facility at March 31, 2002 was 3.90%. Including the effects of cross-currency swap agreements related to Revolving Credit Facility borrowings by the Company's Australian, U.K., and Canadian subsidiaries, the weighted average interest rate was 5.44%.

    The weighted average interest rate on borrowings outstanding under the Term Loan at March 31, 2002 was 4.42%.

    During January 2002, the Company completed a $1.0 billion private placement of senior secured notes. The notes bear interest at 8 7/8% and are due
February 15, 2009. The notes are guaranteed by OI Group and substantially all of its domestic subsidiaries. The assets of substantially all of OI Group's domestic subsidiaries are pledged as security for the notes. The Company used the net cash proceeds from the notes to reduce its outstanding term loan under the Agreement by $980 million. As a result, the Company wrote off unamortized deferred financing fees in January 2002 related to the term loan and recorded an extraordinary charge totaling $10.9 million less applicable income taxes of $4.2 million. The indenture for the notes restricts, among other things, the ability of the Company and its restricted subsidiaries to borrow money, pay dividends on, or redeem or repurchase stock, make investments, create liens, enter into certain transactions with affiliates, and sell certain assets or merge with or into other companies.

                      OWENS-BROCKWAY GLASS CONTAINER INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

4.  GUARANTEES OF DEBT.

    The Company has guaranteed the borrowings of certain of OI Inc.'s domestic subsidiaries totaling $850 million and has also guaranteed the borrowings of certain foreign subsidiaries under the Agreement.

5.  CASH FLOW INFORMATION.

    Interest paid in cash aggregated $43.1 million for the first quarter of 2002 and $22.3 million for the first quarter of 2001. Income taxes paid in cash totaled $4.6 million for the first quarter of 2002 and $6.7 million for the first quarter of 2001.

6.  COMPREHENSIVE INCOME.

    The Company's components of comprehensive loss are net loss, change in fair value of certain derivative adjustments, and foreign currency translation adjustments. Total comprehensive loss for the three month periods ended
March 31, 2002 and 2001 amounted to $(32.3) million and $(70.5) million, respectively.

7.  ADOPTION OF NEW ACCOUNTING STANDARD--GOODWILL.

    On January 1, 2002, the Company adopted Financial Accounting Standards
No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"). As required by FAS No. 142, the Company is no longer amortizing goodwill, but will be reviewing annually (or more frequently if impairment indicators arise) for impairment.

    During the first quarter of 2002, the Company completed an impairment test under FAS No. 142 using the business enterprise value ("BEV") of each reporting unit which was calculated as of the measurement date, January 1, 2002, by determining the present value of debt-free, after tax future cash flows, discounted at the weighted average cost of capital of a hypothetical third party buyer. This BEV was then compared to the book value of each reporting unit as of the measurement date to assess whether an impairment existed under FAS 142. Based on this comparison, the Company determined that an impairment existed in its consumer products reporting unit. The consumer plastic products reporting unit operates in a highly competitive and fragmented industry. This industry has excess capacity which has created downward pricing pressure. The Company lowered its earnings and cash flow projections for this unit for the next several years which resulted in a lower BEV. Following a review of the valuation of the assets of the consumer products reporting unit, the Company recorded an impairment charge of $47.0 million to reduce the reported value of its goodwill. As required by FAS No. 142, the transitional impairment loss has been recognized as the cumulative effect of a change in method of accounting.

                      OWENS-BROCKWAY GLASS CONTAINER INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

    The following pro forma earnings for 2001 have been presented on a pro forma basis to eliminate goodwill amortization of $11.5 million, as required by FAS No. 142.


                                                             THREE MONTHS ENDED
                                                                 MARCH 31,
                                                           ----------------------
                                                             2002        2001
                                                           --------   -----------
                                                           (ACTUAL)   (PRO FORMA)
Earnings before extraordinary item and cumulative effect
  of accounting change...................................   $50.5        $46.4
Net earnings (loss)......................................   $(3.2)       $46.4


8.  RESTRUCTURING ACCRUALS.

    During the second quarter of 2001, the Company recorded net charges of $65.2 million for a restructuring program and impairment at certain of the Company's international and domestic operations. The charge includes the impairment of assets at the Company's affiliate in Puerto Rico and the consolidation of manufacturing capacity and the closing of a facility in Venezuela. The program also includes consolidation of capacity at certain other international and domestic facilities in response to decisions about pricing and market strategy. The Company expects its actions related to these restructuring and impairment charges to be completed during the next several quarters.

    The Company also has remaining restructuring accruals related to a capacity realignment program initiated in 2000. The program principally involved the closing of three U.S. plants. During 2002, the Company has partially reopened one of these facilities, and as such, has reversed a portion of the original charge. The Company expects that it will continue to make cash payments over the next several quarters for on-going costs related to the closing of these facilities.

    Selected information relating to the above restructuring accruals follows:

Remaining accruals as of December 31, 2001..................   $22.8
Write-down of assets to net realizable value................    (1.1)
Net cash paid...............................................    (2.8)
Reversal of previous restructuring charge...................    (3.2)
                                                               -----
Remaining accrual as of March 31, 2002......................   $15.7
                                                               =====

9.  DERIVATIVE INSTRUMENTS.

    Under the terms of the April 2001 Secured Credit Agreement, international affiliates are only permitted to borrow in U.S. dollars. In order to manage the international affiliates' exposure to fluctuating foreign exchange rates, the Company's affiliates in Australia and the United Kingdom have entered into currency swaps for the principal portion of their initial borrowings under the Agreement and for their interest payments due under the Agreement.

    As of March 31, 2002, the Company's affiliate in Australia has swapped $650.0 million of borrowings into $1,275.0 million Australian dollars. This swap matures on March 31, 2003, with interest resets every 90 days. The interest reset terms of the swap approximate the terms of the U.S. dollar borrowings. This derivative instrument swaps both the interest and principal from U.S. dollars to Australian dollars and also swaps the interest rate from a U.S. based rate to an Australian based rate.

                      OWENS-BROCKWAY GLASS CONTAINER INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

The Company's affiliate in the United Kingdom has swapped $200.0 million of borrowings into 139.0 million British pounds. This swap also matures on March 31, 2003, with interest resets every 90 days. This derivative instrument swaps both the interest and principal from U.S. dollars to British pounds and also swaps the interest rate from a U.S. based rate to a British based rate.

    On October 1, 2001, the Company completed the acquisition of the Canadian glass container assets of Consumers Packaging Inc. for a purchase price of approximately $150 million. The Company financed this purchase through borrowings under the Secured Credit Agreement, of which $100 million was transferred to Canada through intercompany loans in U.S. dollars with the remaining $50 million being transferred as equity. The Company's affiliate in Canada has entered into swap transactions to manage the affiliate's exposure to fluctuating foreign exchange rates by swapping the principal and interest portion of the intercompany loan. At March 31, 2002, the Canadian affiliate has swapped $90.0 million of borrowings into $142.0 million Canadian dollars. This swap matures on October 1, 2003. This derivative instrument swaps both the interest and principal from U.S. dollars to Canadian dollars and also swaps the interest rate from a U.S. based rate to a Canadian based rate. The affiliate has also entered in forward hedges which effectively swap $10.0 million of borrowings into $16.0 million Canadian dollars. These hedges swap both the interest and principal from U.S. dollars to Canadian dollars and mature monthly.

    The Company recognizes the above derivatives on the balance sheet at fair value. The Company accounts for the above swaps as fair value hedges. As such, the changes in the value of the swaps are included in other expense and are expected to substantially offset any exchange rate gains or losses on the related U.S. dollar borrowings. For the three months ended March 31, 2002, the amount not offset was immaterial.

    The Company also uses commodity futures contracts related to forecasted natural gas requirements. The objective of these futures contracts is to limit the fluctuations in prices paid and the potential volatility in earnings or cash flows from future market price movements. During January 2002, the Company entered into commodity futures contracts for approximately 50% of its domestic natural gas usage (approximately 800 million BTUs) through the end of 2002.

    The Company accounts for the above futures contracts on the balance sheet at fair value. The effective portion of changes in the fair value of a derivative that is designated as and meets the required criteria for a cash flow hedge is recorded in accumulated other comprehensive income ("OCI") and reclassified into earnings in the same period or periods during which the underlying hedged item affects earnings. The ineffective portion of the change in the fair value of a derivative designated as a cash flow hedge is recognized in current earnings.

    The above futures contracts are accounted for as cash flow hedges at March 31, 2002. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting anticipated cash flows of the hedged transactions. For hedged forecasted transactions, hedge accounting will be discontinued if the forecasted transaction is no longer probable to occur, and any previously deferred gains or losses will be recorded to earnings immediately.

    During the three months ended March 31, 2002, an unrealized net gain of $3.0 million (after tax of $1.6 million) related to these commodity futures contracts was included in OCI. There was no ineffectiveness recognized during the three months ended March 31, 2002.

                          OI PLASTIC PRODUCTS FTS INC.

                  CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

                             (MILLIONS OF DOLLARS)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  2002            2001
                                                              -------------   -------------
                                                                       (UNAUDITED)
Revenues:
  Net sales.................................................     $ 400.6         $417.9
  Other revenue.............................................         4.8            5.3
                                                                 -------         ------
                                                                   405.4          423.2

Costs and expenses:
  Manufacturing, shipping, and delivery.....................       305.3          320.4
  Research and development..................................         8.0            7.0
  Engineering...............................................         0.3            0.1
  Selling and administrative................................        16.5           15.4
  Net intercompany interest.................................         6.9           24.7
  Other interest expense....................................        11.1            0.5
  Other.....................................................         3.8           13.5
                                                                 -------         ------
                                                                   351.9          381.6
                                                                 -------         ------
Earnings before items below.................................        53.5           41.6
Provision for income taxes..................................        20.3           20.0
Minority share owners' interests in earnings of
  subsidiaries..............................................                        0.3
                                                                 -------         ------
Earnings before cumulative effect of accounting change......        33.2           21.3
Cumulative effect of accounting change......................      (413.0)
                                                                 -------         ------
Net earnings (loss).........................................     $(379.8)        $ 21.3
                                                                 =======         ======

     See accompanying Notes to Condensed Consolidated Financial Statements.

                          OI PLASTIC PRODUCTS FTS INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                             (MILLIONS OF DOLLARS)

                                                               MARCH 31,    DEC. 31,     MARCH 31,
                                                                 2002         2001         2001
                                                              -----------   ---------   -----------
                                                              (UNAUDITED)               (UNAUDITED)
ASSETS
Current assets:
  Cash, including time deposits.............................    $    6.6    $   10.3      $   28.4
  Receivables including amount from related parties of $42.4
    ($9.2 at Dec.31, 2001, $14.6 at March 31, 2001), less
    allowances of $28.7 ($38.2 at Dec. 31, 2001, $25.2 at
    March 31, 2001) for losses and discounts................       244.0       184.3         232.2
  Inventories...............................................       218.8       222.9         243.5
  Prepaid expenses..........................................        43.3        41.1          24.4
                                                                --------    --------      --------
    Total current assets....................................       512.7       458.6         528.5

Other assets:
  Equity investments........................................         6.2         9.2          14.8
  Repair parts inventories..................................        26.5        25.6          27.8
  Deposits, receivables, and other assets...................        90.0        95.9          92.4
  Goodwill..................................................     1,039.2     1,468.2       1,514.3
                                                                --------    --------      --------
    Total other assets......................................     1,161.9     1,598.9       1,649.3

Property, plant, and equipment, at cost.....................     1,925.8     1,917.7       1,804.1
  Less accumulated depreciation.............................       814.1       799.3         731.1
                                                                --------    --------      --------
    Net property, plant, and equipment......................     1,111.7     1,118.4       1,073.0
                                                                --------    --------      --------
Total assets................................................    $2,786.3    $3,175.9      $3,250.8
                                                                ========    ========      ========

LIABILITIES AND NET PARENT INVESTMENT
Current liabilities:
  Short-term loans and long-term debt due within one year...    $    4.9    $    4.9      $   11.7
  Accounts payable and other liabilities....................       171.2       182.5         151.2
                                                                --------    --------      --------
    Total current liabilities...............................       176.1       187.4         162.9
External long-term debt.....................................       846.7       851.3           3.1
Deferred taxes..............................................       178.6       172.6         167.0
Other liabilities...........................................        11.6        12.9           1.8
Minority share owners' interests............................                                   6.9
Net Parent investment
  Investment by and advances from parent....................     1,601.6     1,980.0       2,938.3
  Accumulated other comprehensive income....................       (28.3)      (28.3)        (29.2)
                                                                --------    --------      --------
    Total net Parent investment.............................     1,573.3     1,951.7       2,909.1
                                                                --------    --------      --------
Total liabilities and net Parent investment.................    $2,786.3    $3,175.9      $3,250.8
                                                                ========    ========      ========

     See accompanying Notes to Condensed Consolidated Financial Statements.

                          OI PLASTIC PRODUCTS FTS INC.

                       CONDENSED CONSOLIDATED CASH FLOWS

                             (MILLIONS OF DOLLARS)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                  2002            2001
                                                              -------------   -------------
                                                                       (UNAUDITED)
OPERATING ACTIVITIES:
  Net earnings before cumulative effect of accounting
    change..................................................     $ 33.2          $ 21.3
  Non-cash charges (credits):
    Depreciation............................................       30.6            28.0
    Amortization of deferred costs..........................        3.9            14.3
    Deferred tax provision (credit).........................        2.5           (18.3)
    Gains on asset sales....................................                       (2.8)
    Other...................................................       (2.2)           (5.0)
  Change in non-current operating assets....................       (0.5)           (0.4)
  Change in components of working capital...................      (68.2)          (44.2)
                                                                 ------          ------
    Cash utilized in operating activities...................       (0.7)           (7.1)

INVESTING ACTIVITIES:
  Additions to property, plant and equipment................      (30.5)          (25.8)
  Acquisitions, net of cash acquired........................       (2.3)           (4.8)
  Net cash proceeds from divestitures and other.............       11.6            60.6
                                                                 ------          ------
    Cash provided by (utilized in) investing activities.....      (21.2)           30.0

FINANCING ACTIVITIES:
  Net change in intercompany debt...........................       22.7           (23.9)
  Decrease in short-term loans..............................                       (0.5)
  Repayments of long-term debt..............................       (4.6)           (4.2)
                                                                 ------          ------
  Cash provided by (utilized) in financing activities.......       18.1           (28.6)
  Effect of exchange rate fluctuations on cash..............        0.1            (0.1)
                                                                 ------          ------
Decrease in cash............................................       (3.7)           (5.8)
Cash at beginning of period.................................       10.3            34.2
                                                                 ------          ------
Cash at end of period.......................................     $  6.6          $ 28.4
                                                                 ======          ======

     See accompanying Notes to Condensed Consolidated Financial Statements.

                          OI PLASTIC PRODUCTS FTS INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                      TABULAR DATA IN MILLIONS OF DOLLARS

1. BASIS OF PRESENTATION.

    The Condensed Consolidated Financial Statements presented herein are unaudited but, in the opinion of management, reflect all adjustments necessary to present fairly such information for the periods and at the dates indicated. Since the accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Article 10 of Regulation S-X, they do not contain all information and footnotes normally contained in annual consolidated financial statements; accordingly, they should be read in conjunction with the Consolidated Financial Statements of OI Plastic Products FTS Inc. and notes thereto appearing elsewhere in this prospectus.

    The Company is a wholly-owned subsidiary of Owens-Illinois Group, Inc. ("OI Group" or "Parent") and an indirect subsidiary of Owens-Illinois, Inc.
("OI Inc."). Although OI Inc. does not conduct any operations, it has substantial obligations related to outstanding indebtedness, dividends for preferred stock and asbestos-related payments. OI Inc. relies primarily on distributions from its direct and indirect subsidiaries to meet these obligations.

2.  INVENTORIES.

    Major classes of inventory are as follows:

                                                   MARCH 31,   DEC. 31,   MARCH 31,
                                                     2002        2001       2001
                                                   ---------   --------   ---------
Finished goods...................................   $134.1      $133.7     $156.0
Work in process..................................      0.8         0.3        2.5
Raw materials....................................     65.0        71.7       67.4
Operating supplies...............................     18.9        17.2       17.6
                                                    ------      ------     ------
                                                    $218.8      $222.9     $243.5
                                                    ======      ======     ======

3. EXTERNAL LONG-TERM DEBT.

    The following table summarizes the external long-term debt of the Company.

                                                   MARCH 31,   DEC. 31,   MARCH 31,
                                                     2002        2001       2001
                                                   ---------   --------   ---------
Secured Credit Agreement:
  Revolving Credit Facility......................   $850.0      $850.0
Other............................................      1.6         6.2      $7.7
                                                    ------      ------      ----
                                                     851.6       856.2       7.7
  Less amounts due within one year...............      4.9         4.9       4.6
                                                    ------      ------      ----
External long-term debt..........................   $846.7      $851.3      $3.1
                                                    ======      ======      ====

    At March 31, 2002, the Company had unused credit of $150.0 million available under the Secured Credit Agreement.

    The weighted average interest rate on borrowings outstanding under the Revolving Credit Facility at March 31, 2002 was 3.92%.

                          OI PLASTIC PRODUCTS FTS INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

4. GUARANTEES OF DEBT.

    The Company has guaranteed the borrowings of certain of OI Inc.'s domestic subsidiaries totaling $2,639.2 and has also guaranteed the borrowings of certain foreign affiliates under the Agreement.

    During January 2002, an affiliate of the Company completed a $1.0 billion private placement of senior secured notes. The assets of the Company and most of its domestic subsidiaries are pledged as security for the notes. The Company has guaranteed these notes.

5. CASH FLOW INFORMATION.

    Interest paid in cash aggregated $13.0 million for the first quarter of 2002 and $0.9 million for the first quarter of 2001. Income taxes paid in cash totaled $0.8 million for the first quarter of 2002 and $1.4 million for the first quarter of 2001.

6. COMPREHENSIVE INCOME.

    The Company's components of comprehensive income (loss) are net earnings
(loss), change in fair value of certain derivative adjustments, and foreign currency translation adjustments. Total comprehensive income (loss) for the three month periods ended March 31, 2002 and 2001 amounted to $(379.8) million and $19.3 million, respectively.

7. ADOPTION OF NEW ACCOUNTING STANDARD--GOODWILL.

    On January 1, 2002, the Company adopted Financial Accounting Standards
No. 142, "Goodwill and Other Intangible Assets" ("FAS No. 142"). As required by FAS No. 142, the Company is no longer amortizing goodwill, but will be reviewing annually (or more frequently if impairment indicators arise) for impairment.

    During the first quarter of 2002, the Company completed an impairment test under FAS No. 142 using the business enterprise value ("BEV") of each reporting unit which was calculated as of the measurement date, January 1, 2002, by determining the present value of debt-free, after tax future cash flows, discounted at the weighted average cost of capital of a hypothetical third party buyer. This BEV was then compared to the book value of each reporting unit as of the measurement date to assess whether an impairment existed under FAS 142. Based on this comparison, the Company determined that an impairment existed in its consumer products reporting unit. The consumer plastic products reporting unit operates in a highly competitive and fragmented industry. This industry has excess capacity which has created downward pricing pressure. The Company lowered its earnings and cash flow projections for this unit for the next several years which resulted in a lower BEV. Following a review of the valuation of the assets of the consumer products reporting unit, the Company recorded an impairment charge of $413.0 million to reduce the reported value of its goodwill. As required by FAS No. 142, the transitional impairment loss has been recognized as the cumulative effect of a change in method of accounting.

                          OI PLASTIC PRODUCTS FTS INC.

                      TABULAR DATA IN MILLIONS OF DOLLARS

    The following pro forma earnings for 2001 have been presented on a pro forma basis to eliminate goodwill amortization of $11.6 million, as required by FAS No. 142.


                                                            THREE MONTHS ENDED
                                                                MARCH 31,
                                                          ----------------------
                                                            2002        2001
                                                          --------   -----------
                                                          (ACTUAL)   (PRO FORMA)
Earnings before cumulative effect of accounting
  change................................................  $  33.2       $32.9
Net earnings (loss).....................................  $(379.8)      $32.9


8. RESTRUCTURING ACCRUALS.

    During the second quarter of 2001, the Company recorded net charges of $16.9 million for a restructuring program and impairment at certain of the Company's international and domestic operations. The program also includes consolidation of capacity at certain other international and domestic facilities in response to decisions about pricing and market strategy. The Company expects its actions related to these restructuring and impairment charges to be completed during the next several quarters.

    The Company also has remaining restructuring accruals related to a capacity realignment program initiated in 2000. The Company expects that it will continue to make cash payments over the next several quarters for on-going costs related to the restructuring.

    Selected information relating to the above restructuring accruals follows:

Remaining accruals as of December 31, 2001..................   $14.7
Write-down of assets to net realizable value................    (7.7)
Net cash paid...............................................     0.4
                                                               -----
Remaining accrual as of March 31, 2002......................   $ 7.4
                                                               =====

                      OWENS-BROCKWAY GLASS CONTAINER INC.

                 OFFER TO EXCHANGE UP TO $1,000,000,000 OF ITS

                     8 7/8% SENIOR SECURED NOTES DUE 2009,

              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,

                  FOR UP TO $1,000,000,000 OF ITS OUTSTANDING

                      8 7/8% SENIOR SECURED NOTES DUE 2009

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                           , 2002

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit.

    Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

    Section 8 of the Certificate of Incorporation (filed as Exhibit 3.1) of the Company, as amended, provides for the elimination of liability of directors to the extent permitted by Section 102(b)(7) of the DGCL. Article III, Section 13 of the By-Laws of the Company (filed as Exhibit 3.6) provides for indemnification of the officers and directors of the Company to the extent permitted by applicable law.

    The Company has in effect insurance policies in the amount of $60 million covering all of its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21 by reference.

ITEM 22. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                  James W. Baehren                     Vice President and Secretary;
                                                         Director

                 * Jeffrey A. Denker                   Treasurer
                                                         (Principal Financial Officer)

                 * R. Scott Trumbull                   Vice President and Chief
                                                         Financial Officer; Director

                  * Edward C. White                    Controller and Chief Accounting
                                                         Officer (Principal Accounting
                                                         Officer)

                  * Thomas L. Young                    President, Chairman of the Board
                                                         of Directors and Chief
                                                         Executive Officer (Principal
                                                         Executive Officer); Director

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                 * Robert J. Dineen                    Director

                 * Edward A. Gilhuly                   Director

               * James H. Greene, Jr.                  Director

                 * Joseph H. Lemieux                   Chairman of the Board of Directors and Chief
                                                         Executive Officer (Principal Executive
                                                         Officer); Director

               * John J. McMackin, Jr.                 Director

                 * George R. Roberts                   Director

                 * R. Scott Trumbull                   Executive Vice President and Chief Financial
                                                         Officer (Principal Financial Officer)

                  * Edward C. White                    Vice President and Comptroller (Principal
                                                         Accounting Officer)

                  * Thomas L. Young                    Executive Vice President, Administration and
                                                         General Counsel; Director

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       ACI AMERICA HOLDINGS INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                   *Richard A. Jun                     President (Principal Executive
                                                         Officer)

                  James W. Baehren                     Vice President and Secretary;
                                                         Director

                 *R. Scott Trumbell                    Vice President; Director

                  *Thomas L. Young                     Vice President; Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Assistant Treasurer
                                                         (Principal Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       ANAMED INTERNATIONAL, INC.
                                                       BRIGAM MEDICAL, INC.
                                                       BRIGAM VENTURES, INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                *Michael D. McDaniel                   President (Principal Executive
                                                         Officer); Director

                  James. W. Baehren                    Vice President and Secretary;
                                                         Director

                 *R. Scott Trumbull                    Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Assistant Treasurer
                                                         (Principal Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       BRIGAM, INC.
                                                       OI MEDICAL HOLDINGS INC.
                                                       OWENS-ILLINOIS CLOSURE INC.
                                                       SPECIALTY PACKAGING LICENSING COMPANY

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                *Michael D. McDaniel                   President (Principal Executive
                                                         Officer); Director

                  James W. Baehren                     Vice President and Secretary;
                                                         Director

                 *R. Scott Trumbull                    Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Assistant Treasurer
                                                         (Principal Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       BROCKWAY REALTY CORPORATION

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                 *Gerald J. Lemieux                    President (Principal Executive
                                                         Officer); Director

                  James W. Baehren                     Vice President and Secretary;
                                                         Director

                 *R. Scott Trumbull                    Director

                  *Thomas L. Young                     Vice President; Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Assistant Treasurer
                                                         (Principal Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       BROCKWAY RESEARCH, INC.
                                                       OI AUBURN INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                 *Gerald J. Lemieux                    President (Principal Executive
                                                         Officer); Director

                  James W. Baehren                     Vice President and Secretary;
                                                         Director

                  *Thomas L. Young                     Vice President; Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Assistant Treasurer
                                                         (Principal Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       CONTINENTAL PET TECHNOLOGIES, INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                  *W. Bruce Larsen                     President (Principal Executive
                                                         Officer); Director

                 *R. Scott Trumbull                    Director

                 *Terry L. Wilkison                    Vice President; Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Assistant Treasurer
                                                         (Principal Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       MARC INDUSTRIES, INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                *Michael D. McDaniel                   President (Principal Executive
                                                         Officer); Director

                  James W. Baehren                     Vice President and Secretary;
                                                         Director

                 *Terry L. Wilkison                    Vice President; Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Assistant Treasurer
                                                         (Principal Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       MARTELL MEDICAL PRODUCTS, INCORPORATED
                                                       OI MEDICAL INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                                                       President (Principal Executive
                *Michael D. McDaniel                     Officer); Director

                                                       Vice President and Secretary;
                  James W. Baehren                       Director

                  *Thomas L. Young                     Vice President; Director

                                                       Treasurer (Principal Financial
                 *Jeffrey A. Denker                      Officer)

                                                       Assistant Treasurer (Principal
                  *Edward C. White                       Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OB CAL SOUTH INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                                                       President (Principal Executive
                 *Gerald J. Lemieux                      Officer); Director

                  *Thomas L. Young                     Vice President; Director

                                                       Treasurer (Principal Financial
                 *Jeffrey A. Denker                      Officer); Director

                                                       Assistant Treasurer (Principal
                  *Edward C. White                       Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI AID STS INC.
                                                       SEAGATE II, INC.
                                                       SEAGATE III, INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                                                       President (Principal Executive
                  *Thomas L. Young                       Officer); Director

                 *R. Scott Trumbull                    Vice President; Director

                                                       Treasurer (Principal Financial
                 *Jeffrey A. Denker                      Officer); Director

                                                       Assistant Treasurer (Principal
                  *Edward C. White                       Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI AUSTRALIA INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                                                       President (Principal Executive
                 *Terry L. Wilkison                      Officer)

                                                       Vice President and Secretary;
                  James W. Baehren                       Director

                 *R. Scott Trumbull                    Vice President; Director

                  *Thomas L. Young                     Vice President; Director

                                                       Treasurer (Principal Financial
                 *Jeffrey A. Denker                      Officer)

                                                       Assistant Treasurer (Principal
                  *Edward C. White                       Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI BRAZIL CLOSURE INC.
                                                       OWENS-ILLINOIS SPECIALTY PRODUCTS PUERTO
                                                       RICO, INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                                                       President (Principal Executive
                 *R. Scott Trumbull                      Officer); Director

                                                       Vice President and Secretary;
                  James W. Baehren                       Director

                *Michael D. McDaniel                   Vice President; Director

                                                       Treasurer (Principal Financial
                 *Jeffrey A. Denker                      Officer)

                                                       Assistant Treasurer (Principal
                  *Edward C. White                       Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI CALIFORNIA CONTAINERS INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                                                       President (Principal Executive
                *L. Richard Crawford                     Officer); Director

                 *Gerald L. Lemieux                    Vice President; Director

                  *Thomas L. Young                     Vice President; Director

                                                       Treasurer (Principal Financial
                 *Jeffrey A. Denker                      Officer)

                                                       Assistant Treasurer (Principal
                  *Edward C. White                       Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI CASTALIA STS INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                                                       President (Principal Executive
                 *Gerald J. Lemieux                      Officer)

                                                       Vice President and Secretary;
                  James W. Baehren                       Director

                 *R. Scott Trumbull                    Vice President; Director

                  *Thomas L. Young                     Vice President; Director

                                                       Treasurer (Principal Financial
                 *Jeffrey A. Denker                      Officer)

                                                       Assistant Treasurer (Principal
                  *Edward C. White                       Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI CONSOL STS INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                                                       President (Principal Executive
                 *R. Scott Trumbull                      Officer); Director

                                                       Vice President and Secretary;
                  James W. Baehren                       Director

                                                       Treasurer (Principal Financial
                 *Jeffrey A. Denker                      Officer)

                                                       Assistant Treasurer (Principal
                  *Edward C. White                       Accounting Officer); Director

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI ECUADOR STS INC.
                                                       O-I HEALTH CARE HOLDING CORP.
                                                       OI INTERNATIONAL HOLDINGS INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                                                       President (Principal Executive
                 *R. Scott Trumbull                      Officer); Director

                                                       Vice President and Secretary;
                  James W. Baehren                       Director

                  *Thomas L. Young                     Vice President; Director

                                                       Treasurer (Principal Financial
                 *Jeffrey A. Denker                      Officer)

                                                       Assistant Treasurer (Principal
                  *Edward C. White                       Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI EUROPE & ASIA INC.
                                                       OI POLAND INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                 *R. Scott Trumbull                    President (Principal Executive
                                                         Officer); Director

                  *Robert A. Smith                     Vice President; Director

                  *Thomas L. Young                     Vice President; Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Assistant Treasurer (Principal
                                                         Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI GENERAL FINANCE INC.
                                                       OI GENERAL FTS INC.
                                                       O-I HOLDING COMPANY, INC.
                                                       OI LEVIS PARK STS INC.
                                                       OWENS-ILLINOIS GENERAL INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                  *Thomas L. Young                     President (Principal Executive
                                                         Officer); Director

                  James W. Baehren                     Vice President and Secretary;
                                                         Director

                 *R. Scott Trumbull                    Vice President; Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Assistant Treasurer (Principal
                                                         Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI HUNGARY INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                 *R. Scott Trumbull                    President (Principal Executive
                                                         Officer); Director

                  James W. Baehren                     Vice President and Secretary;
                                                         Director

                 *Larry A. Griffith                    Vice President; Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Vice President (Principal
                                                         Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI PERU STS INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                 *R. Scott Trumbull                    President (Principal Executive
                                                         Officer); Director

                  *Robert A. Smith                     Vice President; Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Assistant Treasurer (Principal
                                                         Accounting Officer); Director

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI PLASTIC PRODUCTS FTS INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                 *Terry L. Wilkison                    President (Principal Executive
                                                         Officer); Director

                  *Thomas L. Young                     Vice President; Director

                 *R. Scott Trumbull                    Vice President; Director

                 *Jeffrey A. Denker                    Treasurer (Principal Financial
                                                         Officer)

                  *Edward C. White                     Assistant Treasurer (Principal
                                                         Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI PUERTO RICO STS INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                 *R. Scott Trumbull                    President (Principal Executive
                                                         Officer)

                  James W. Baehren                     Vice President and Secretary;
                                                         Director

                  *Robert A. Smith                     Vice President; Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Assistant Treasurer (Principal
                                                         Accounting Officer); Director

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI REGIOPLAST STS INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                 *R. Scott Trumbull                    President (Principal Executive
                                                         Officer); Director

                  James W. Baehren                     Vice President and Secretary;
                                                         Director

                  *Robert A. Smith                     Vice President; Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Assistant Treasurer (Principal
                                                         Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OI VENEZUELA PLASTIC PRODUCTS INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                 *R. Scott Trumbull                    President (Principal Executive
                                                         Officer); Director

                  James W. Baehren                     Vice President and Secretary;
                                                         Director

                 *Terry L. Wilkison                    Vice President; Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Assistant Treasurer (Principal
                                                         Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OIB PRODUVISA INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                  *Robert A. Smith                     President (Principal Executive
                                                         Officer)

                  James W. Baehren                     Vice President and Secretary;
                                                         Director

                  *Thomas L. Young                     Vice President; Director

                 *R. Scott Trumbull                    Vice President; Director

                 *Jeffrey A. Denker                    Treasurer
                                                         (Principal Financial Officer)

                  *Edward C. White                     Assistant Treasurer (Principal
                                                         Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OVERSEAS FINANCE COMPANY

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title:  Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                      SIGNATURE                                     TITLE
                      ---------                                     -----
                 *Jeffrey A. Denker                    President (Principal Executive
                                                         Officer) and Treasurer
                                                         (Principal Financial Officer)

                  James W. Baehren                     Vice President and Secretary;
                                                         Director

                  *Thomas L. Young                     Vice President; Director

                 *R. Scott Trumbull                    Vice President; Director

                  *Edward C. White                     Assistant Treasurer (Principal
                                                         Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OWENS-BROCKWAY GLASS CONTAINER TRADING COMPANY

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                SIGNATURE                                     TITLE
                ---------                                     -----
           * R. Scott Trumbull              President (Principal Executive Officer);
                                              Director

           * Gerald J. Lemieux              Director

            * Thomas L. Young               Vice President; Director

           * Jeffrey A. Denker              Treasurer
                                              (Principal Financial Officer)

            * Edward C. White               Assistant Treasurer (Principal Accounting
                                              Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OWENS-BROCKWAY PACKAGING, INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                SIGNATURE                                     TITLE
                ---------                                     -----
            * Thomas L. Young               President (Principal Executive Officer);
                                              Director

             James W. Baehren               Vice President and Secretary; Director

           * Gerald J. Lemieux              Vice President; Director

           * Jeffrey A. Denker              Treasurer (Principal Financial Officer)

            * Edward C. White               Assistant Treasurer (Principal Accounting
                                              Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OWENS-BROCKWAY PLASTIC PRODUCTS INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                SIGNATURE                                     TITLE
                ---------                                     -----
           * Terry L. Wilkison              President (Principal Executive Officer);
                                              Director

           * Larry A. Griffith              Vice President; Director

           * R. Scott Trumbull              Vice President; Director

           * Jeffrey A. Denker              Treasurer (Principal Financial Officer)

            * Edward C. White               Assistant Treasurer (Principal Accounting
                                              Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OWENS-ILLINOIS PRESCRIPTION PRODUCTS INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                SIGNATURE                                     TITLE
                ---------                                     -----
            * Joseph V. Conda               President (Principal Executive Officer);
                                              Director

            * Thomas L. Young               Vice President; Director

           * R. Scott Trumbull              Vice President; Director

           * Jeffrey A. Denker              Treasurer
                                              (Principal Financial Officer)

            * Edward C. White               Assistant Treasurer
                                              (Principal Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       PRODUCT DESIGN & ENGINEERING, INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                SIGNATURE                                     TITLE
                ---------                                     -----
             James W. Baehren               President (Principal Executive Officer)
                                              and Secretary; Director

            * Thomas L. Young               Vice President; Director

           * R. Scott Trumbull              Executive Vice President and Chief
                                              Financial Officer; Director

           * Jeffrey A. Denker              Treasurer
                                              (Principal Financial Officer)

            * Edward C. White               Assistant Treasurer
                                              (Principal Accounting Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       SEAGATE, INC.

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                SIGNATURE                                     TITLE
                ---------                                     -----
            * Thomas L. Young               President (Principal Executive Officer);
                                              Director

           * R. Scott Trumbull              Vice President; Director

           * Gerald J. Lemieux              Director

           * Jeffrey A. Denker              Treasurer (Principal Financial Officer)

            * Edward C. White               Assistant Treasurer (Principal Accounting
                                              Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       UNIVERSAL MATERIALS, INC.

                                                       By:             /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                                      Name: James W. Baehren
                                                               Title: Vice President and Secretary


    Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities indicated on June 14, 2002.


                        NAME                                      TITLE
                        ----                                      -----
                                                       President (Principal
                  * Ernst F. Valis                       Executive Officer);
                                                         Director

                    * Susan Smith                      Director

                                                       Treasurer (Principal
                 * Jeffrey A. Denker                     Financial Officer);
                                                         Director

                                                       Assistant Treasurer
                  * Edward C. White                      (Principal Accounting
                                                         Officer)

                                                   *By:                  /s/ JAMES W. BAEHREN
                                                                --------------------------------------
                                                                           James W. Baehren
                                                                           ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       OWENS-BRIGAM MEDICAL COMPANY,
                                                       A DELAWARE PARTNERSHIP
                                                       BY BRIGRAM VENTURES, INC., PARTNER

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            James W. Baehren
                                                            Title: Vice President and Secretary

                                                       By OI MEDICAL HOLDINGS, INC., PARTNER

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            James W. Baehren
                                                            Title: Vice President and Secretary

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toledo, state of Ohio, on the 14th day of June, 2002.


                                                       NHW AUBURN, LLC, A NEW YORK LIMITED LIABILITY
                                                       COMPANY
                                                       BY OWENS-BROCKWAY GLASS CONTAINER INC., SOLE
                                                       MEMBER

                                                       By:  /s/ JAMES W. BAEHREN
                                                            -----------------------------------------
                                                            Name: James W. Baehren
                                                            Title: Vice President and Secretary

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER           EXHIBIT DESCRIPTION
       -------          -------------------
        *3.1            Certificate of Incorporation of OI Glass Container Domestic
                        STS Inc., dated as of March 8, 1987

        *3.2            Certificate of Amendment of Certificate of Incorporation of
                        OI Glass Container Domestic STS Inc. Before Payment of
                        Capital, dated as of March 9, 1987

        *3.3            Certificate of Amendment of Certificate of Incorporation of
                        OI Glass Container Domestic STS Inc., dated as of April 8,
                        1987

        *3.4            Certificate of Change of Registered Agent and Registered
                        Office of Owens-Illinois Glass Container Inc., dated as of
                        May 26, 1988

        *3.5            Certificate of Merger of O-I Brockway Glass, Inc. into
                        Owens-Illinois Glass Container Inc., dated as of April 30,
                        1990

        *3.6            By-Laws of Owens-Brockway Glass Container Inc.

        *3.7            Certificate of Incorporation of ACI America, Inc., dated as of January 14, 1982

        *3.8            Certificate of Amendment of Certificate of Incorporation of
                        ACI America Inc., dated as of March 18, 1983

        *3.8a           Certificate of Amendment of Certificate of Incorporation of
                        ACI America Holdings Inc., dated as of June 1, 1987

        *3.9            Certificate of Ownership and Merger Merging ACI America Inc.
                        into ACI America Holdings Inc., dated as of March 30, 1988

        *3.10           Certificate of Amendment of the Certificate of Incorporation
                        of ACI America Holdings Inc., dated as of March 29, 1990

        *3.10a          Certificate of Ownership and Merger Merging Koru Holdings
                        Inc. into ACI America Holdings, Inc., dated as of January
                        29, 1991

        *3.11           Certificate of Amendment of Certificate of Incorporation of
                        ACI America Holdings Inc., dated as of December 6, 1996

        *3.12           Articles of Incorporation of Anamed Corporation, dated as of
                        November 27, 1990

        *3.13           Certificate of Amendment of Articles of Incorporation of
                        Anamed Corporation, dated as of April 11, 1995

        *3.14           Articles of Merger of Simplex Medical Systems Inc. into
                        Anamed International, Inc., dated as of May 11, 1995

        *3.15           Articles of Merger of Lazer Circuits and Electronics, Inc.
                        into Anamed International, Inc., dated as of May 11, 1995

        *3.16           Articles of Merger of Moana Loa Medical, Inc. into Anamed
                        International, Inc., dated as of May 11, 1995

        *3.17           Articles of Incorporation of JMB Medical, Inc., dated as of
                        December 12, 1994

        *3.18           Articles of Merger of BriGam Medical, Inc. into JMB Medical,
                        Inc., dated as of February 13, 1995

        *3.19 Articles of Incorporation of BriGam, Inc., dated as of September 19, 1985

        *3.20           Articles of Amendment to the Charter of BriGam, Inc., dated as of February 28, 1986

        *3.21           Articles of Incorporation of BriGam Ventures, Inc., dated as of September 14, 1993

        *3.22 Articles of Incorporation of Brockway Realty Corporation, dated as of June 7, 1982

       EXHIBIT
       NUMBER           EXHIBIT DESCRIPTION
       -------          -------------------
        *3.23           Certificate of Incorporation of Standard Container Export
                        Company, dated as of January 2, 1975

        *3.24           Certificate of Amendment of Certificate of Incorporation of
                        Standard Container Export Company, dated as of January 7,
                        1985

        *3.25           Amended and Restated Certificate of Incorporation of
                        Continental PET Technologies, Inc., dated as of April 13,
                        1994

        *3.26           Certificate of Incorporation of MARC Industries, Inc., dated as of December 18, 1996

        *3.27           Articles of Incorporation of Martell Medical Products,
                        Incorporated, dated as of July 2, 1984

        *3.28           Articles of Organization of NHW Auburn, LLC, dated as of
                        March 27, 1996

        *3.29           Certificate of Change of NHW Auburn, LLC, dated as of
                        February 15, 2001

        *3.30           Certificate of Amendment of the Articles of Organization of
                        NHW Auburn, LLC, dated as of December 20, 1999

        *3.31           Certificate of Incorporation of OB Cal South Inc., dated as of January 27, 1997

        *3.32           Certificate of Incorporation of OI AID STS Inc., dated as of
                        March 9, 1987

        *3.33           Certificate of Incorporation of OI Auburn Inc., dated as of
                        July 19, 1996

        *3.34           Certificate of Incorporation of OI Australia Inc., dated as of April 16, 1998

        *3.35 Certificate of Incorporation of OI Brazil Closure Inc., dated as of April 27, 1998

        *3.36           Certificate of Incorporation of OB Cal North Inc., dated as of January 27, 1997

        *3.37           Certificate of Amendment of Certificate of Incorporation of
                        OB Cal North Inc., dated as of February 22, 1999

        *3.38           Certificate of Incorporation of OI Castalia STS Inc., dated as of March 9, 1987

        *3.39           Certificate of Incorporation of OI Consol STS Inc., dated as of March 9, 1987

        *3.40 Certificate of Incorporation of OI Ecuador STS Inc., dated as of March 9, 1987

        *3.41           Certificate of Incorporation of OI Europe & Asia Inc., dated as of December 19, 1995

        *3.42 Certificate of Incorporation of OI General Finance Inc., dated as of April 19, 1993

        *3.43 Certificate of Incorporation of OI General FTS Inc., dated as of March 6, 1987

        *3.44           Certificate of Incorporation of Health Care and Retirement
                        Corporation, dated as of March 6, 1987

        *3.45           Certificate of Amendment of Certificate of Incorporation of
                        Health Care and Retirement Corporation, dated as of August
                        29, 1991

        *3.46 Articles of Incorporation of O-I Care Centers, Inc., dated as of April 4, 1985

        *3.47           Certificate of Amendment by Incorporators to Articles of
                        Incorporation of O-I Care Centers, Inc., dated as of June 5,
                        1985

        *3.48           Certificate of President and Secretary of O-I Holding
                        Company, Inc. showing Approval and Adoption of Agreement of
                        Merger, dated as of November 1, 1991

        *3.49           Certificate of Merger of O-I Holding Company of Bledsoe
                        County, O-1 Holding Company of Center, O-I Holding Company
                        of Clay County, O-I Holding Company of Fentress County, O-I
                        Holding Company of Macon County, O-I Holding Company of New
                        Boston, O-I Holding Company of Ormond Beach, O-I Holding
                        Company of Senatobia County, O-I Physicians & Surgeons
                        Holding Company, O-I Womens Hospital Holding Company into
                        O-I Holding Company, Inc., dated as of November 1, 1991

        *3.50           Certificate of Incorporation of OI Hungary Inc., dated as of
                        November 3, 1995

       EXHIBIT
       NUMBER           EXHIBIT DESCRIPTION
       -------          -------------------
        *3.51           Certificate of Incorporation of OI International Holdings
                        Inc., dated as of December 9, 1998

        *3.52 Certificate of Incorporation of OI Levis Park STS Inc., dated as of March 9, 1987

        *3.53 Certificate of Incorporation of OI Medical Holdings Inc., dated as of June 10, 1997

        *3.54           Certificate of Amendment of Certificate of Incorporation of
                        OI Medical Holdings Inc., dated as of June 24, 1997

        *3.55           Certificate of Incorporation of OI Medical Inc., dated as of
                        September 14, 1993

        *3.56 Certificate of Incorporation of OI Peru STS Inc., dated as of February 16, 1993

        *3.57           Certificate of Incorporation of OI Plastic Products FTS
                        Inc., dated as of March 6, 1987

        *3.58           Certificate of Incorporation of OI Poland Inc., dated as of
                        August 26, 1993

        *3.59 Certificate of Incorporation of OI Puerto Rico STS Inc., dated as of March 9, 1987

        *3.60 Certificate of Incorporation of OI Regioplast STS Inc., dated as of May 19, 1993

        *3.61           Certificate of Incorporation of OI Venezuela Plastic
                        Products Inc., dated as of November 18, 1998

        *3.62           Certificate of Incorporation of OIB Produvisa Inc., dated as of November 2, 1987

        *3.63 Certificate of Incorporation of Overseas Finance Company, dated as of December 28, 1989

        *3.64 Joint Venture Agreement of Owens-BriGam Medical Company, dated as of September 21, 1993

        *3.65           Certificate of Incorporation of Owens-Brockway Glass
                        Container Trading Company, dated as of March 10, 1994

        *3.65a          Certificate of Correction filed to Correct a certain Error in the Certificate of Incorporation of Owens-Brockway Glass
                        Container Trading Company filed in the Office of the
                        Secretary of State of State of Delaware on March 10, 1994,
                        dated as of March 14, 1994

        *3.66           Certificate of Incorporation of OI Glass Container FTS Inc.,
                        dated as of March 6, 1987

        *3.67           Certificate of Amendment of Certificate of Incorporation of
                        OI Glass Container FTS Inc., dated as of December 22, 1988

        *3.68           Certificate of Merger of OI United Glass FTS Inc. into
                        Owens-Brockway Packaging, Inc., dated as of April 27, 1989

        *3.69           Certificate of Merger of OI Santa Rita STS Inc., OI La Porta
                        STS Inc. and OI Kangar STS Inc. into Owens-Brockway
                        Packaging, Inc., dated as of April 30, 1990

        *3.70           Ethyl Development Corporation Restated Certificate of
                        Incorporation, dated as of January 28, 1970

        *3.71           Certificate of Reduction of Capital of Ethyl Development
                        Corporation, dated as of August 20, 1970

        *3.72           Certificate of Ownership and Merger Merging Ethyl
                        Netherlands, Inc. into Ethyl Development Corporation, dated as of April 8, 1971

        *3.73           Certificate of Amendment of Certificate of Incorporation of
                        Ethyl Development Corporation, dated as of June 4, 1984

        *3.74           Certificate of Merger of Brockway Plastics, Inc. into
                        Brockway Imco, Inc., dated as of June 28, 1985

        *3.75           Certificate of Amendment of Certificate of Incorporation of
                        Brockway Plastics, Inc., dated as of July 18, 1988

       EXHIBIT
       NUMBER           EXHIBIT DESCRIPTION
       -------          -------------------
        *3.76           Certificate of Correction filed to Correct a certain error in the Certificate of Amendment of O-I Brockway Plastics
                        Inc. filed in the Office of the Secretary of State of
                        Delaware on July 18, 1988, dated as of September 14, 1988

        *3.77 Certificate of Ownership Merging IMCO Service Corporation into O-I Brockway Plastics, Inc., dated as of July 3, 1990

        *3.78           Certificate of Merger of Owens-Illinois Plastic Products
                        Inc. into O-I Brockway Plastics, Inc., dated as of December
                        27, 1994

        *3.79           Certificate of Merger of OI Dougherty STS Inc. into O-I
                        Brockway Plastics, Inc., dated as of December 27, 1994

        *3.80           Certificate of Merger of OI Treitler STS Inc. into O-I
                        Brockway Plastics, Inc., dated as of December 27, 1994

        *3.81           Certificate of Ownership and Merger Merging DBC, Inc. into
                        O-I Brockway Plastics, Inc., dated as of December 27, 1994

        *3.82           Certificate of Amendment of Certificate of Incorporation of
                        O-I Brockway Plastics Inc., dated as of January 5, 1995

        *3.83           Certificate of Ownership and Merger Merging Treitler-Owens,
                        Inc. into Owens-Brockway Plastic Products Inc., dated as of
                        December 21, 1995

        *3.84 Certificate of Incorporation of OI Closure STS Inc., dated as of March 9, 1987

        *3.85           Certificate of Amendment of Certificate of Incorporation of
                        OI Closure STS Inc., dated as of April 9, 1987

        *3.86           Certificate of Merger of Specialty Packaging Products, Inc.
                        into Owens-Illinois Closure Inc., dated as of January 4,
                        1993

        *3.87           Certificate of Merger of OI US Capital STS Inc. into
                        Owens-Illinois Closure Inc., dated as of December 28, 1993

        *3.88           Certificate of Ownership and Merger Merging U.S. Cap &
                        Closure Inc. into Owens-Illinois Closure Inc., dated as of
                        December 28, 1993

        *3.89 Certificate of Incorporation of OI General STS Inc., dated as of March 9, 1987

        *3.90           Certificate of Amendment of Certificate of Incorporation of
                        OI General STS Inc., dated as of April 9, 1987

        *3.91           Certificate of Merger of Owens-Illinois Inter-America
                        Corporation into Owens-Illinois General Inc., dated as of September 28, 1990

        *3.92           Certificate of Merger of OI UMI STS Inc. and OI MVCURC STS
                        Inc. into Owens-Illinois General Inc., dated as of April 30,
                        1996

        *3.93           Certificate of Merger of Owens-Illinois Leasing Inc. into
                        Owens-Illinois General Inc., dated as of December 26, 2000

        *3.94           Certificate of Ownership and Merger Merging Maumee Valley
                        Community Urban Redevelopment Corporation into
                        Owens-Illinois General Inc., dated as of May 29, 1996

        *3.95           Certificate of Incorporation of OII Group, Inc., dated as of
                        March 10, 1987

        *3.96           Certificate of Amendment of Certificate of Incorporation of
                        OII Group, Inc., dated as of March 24, 1987

        *3.97           Certificate of Ownership Merging OIB Consumers Glass Inc.
                        into Owens-Illinois Group, Inc., dated as of June 29, 1990

        *3.98           Certificate of Ownership and Merger Merging OIB Finance FTS
                        Inc. into Owens-Illinois Group, Inc., dated as of December
                        30, 1991

       EXHIBIT
       NUMBER           EXHIBIT DESCRIPTION
       -------          -------------------
        *3.99           Certificate of Incorporation of OI Prescription Products STS
                        Inc., dated as of March 9, 1987

        *3.100          Certificate of Amendment of Certificate of Incorporation of
                        OI Prescription Products STS Inc., dated as of April 9, 1987

        *3.101          Certificate of Merger of OI Schott STS Inc. into
                        Owens-Illinois Prescription Products Inc., dated as of
                        December 27, 1994

        *3.102          Certificate of Incorporation of Dougherty Brothers Company
                        Puerto Rico, Inc., dated as of February 23, 1984

        *3.103          Certificate of Name Change of Owens-Illinois Specialty
                        Products Puerto Rico, Inc., dated as of September 26, 1988

        *3.104          Articles of Incorporation of Product Designing, Inc., dated as of December 31, 1954

        *3.105          Articles of Amendment of Articles of Incorporation or
                        Certificate of Incorporation of Product Designing, Inc., dated as of January 18, 1955

        *3.106          Certificate of Restated Articles of Incorporation of Product
                        Design & Engineering, Inc., dated as of November 30, 1960

        *3.107          Certificate of Amendment of Articles of Incorporation of
                        Product Design & Engineering, Inc., dated as of December 12,
                        1985

        *3.108          Certificate of Merger of PDE Acquisition Corp. into Product
                        Design & Engineering, Inc., dated as of December 26, 1986

        *3.109 Certificate of Incorporation of SeaGate, Inc., dated as of October 25, 1979

        *3.110          Certificate of Amendment of Articles of Incorporation of
                        SeaGate, Inc., dated as of September 2, 1982

        *3.111          Articles of Incorporation of SeaGate II, Inc., dated as of
                        December 15, 1999

        *3.112          Articles of Incorporation of SeaGate III, Inc., dated as of
                        December 15, 1999

        *3.113          Certificate of Incorporation of Specialty Packaging
                        Licensing Company, dated as of November 15, 1985

        *3.114 Articles of Incorporation of Universal Materials, Inc., dated as of November 2, 1981

        *3.115          Certificate of Adoption of Amended of Articles of
                        Incorporation of Universal Materials, Inc., dated as of June
                        7, 1982

        *3.116          Certificate of Adoption of Amended of Articles of
                        Incorporation of Universal Materials, Inc., dated as of July
                        22, 1982

        *3.117          Form of Bylaws for ACI America Holdings Inc., Brockway
                        Research, Inc., Continental PET Technologies, Inc., MARC
                        Industries, Inc., OB Cal South Inc., OI AID STS Inc., OI
                        Auburn Inc., OI Australia Inc., OI Brazil Closure Inc., OI
                        California Containers Inc., OI Castalia STS Inc., OI Consol
                        STS Inc., OI Ecuador STS Inc., OI Europe & Asia Inc., OI
                        General Finance Inc., OI General FTS Inc., O-I Health Care
                        Holding Corp., OI Hungary Inc., OI International
                        Holdings Inc., OI Levis Park STS Inc., OI Medical
                        Holdings Inc., OI Medical Inc., OI Peru STS Inc., OI Plastic
                        Products FTS Inc., OI Poland Inc., OI Puerto Rico STS Inc.,
                        OI Regioplast STS Inc., OI Venezuela Plastic Products Inc.,
                        OI Produvisa Inc., Overseas Finance Company, Owens-Brockway
                        Glass Container Trading Company, Owens-Brockway
                        Packaging, Inc., Owens-Brockway Plastic Products Inc.,
                        Owens-Illinois Closure Inc., Owens-Illinois General Inc.,
                        Owens-Illinois Group, Inc. and Owens-Illinois Prescription
                        Products Inc., and Specialty Packaging Licensing Company

        *3.118          Form of Bylaws for O-I Holding Company, Inc.,
                        SeaGate, Inc., SeaGate II, Inc., SeaGate III, Inc. and
                        Universal Materials, Inc.

        *3.119          Form of Bylaws for BriGam Medical, Inc., BriGam, Inc. and
                        BriGam Ventures, Inc.

       EXHIBIT
       NUMBER           EXHIBIT DESCRIPTION
       -------          -------------------
        *3.120          Bylaws of Brockway Realty Corporation

        *3.121          Bylaws of Martell Medical Products, Incorporated

        *3.122          Bylaws of Owens-Illinois Specialty Products Puerto Rico,
                        Inc.

        *3.123          Bylaws of Product Design & Engineering, Inc.

        *3.124          Bylaws of NHW Auburn, LLC

        *3.125          Bylaws of Anamed International, Inc.

        *4.1            Indenture, dated as of January 24, 2002, among the Company, the Guarantors (as defined therein) and U.S. Bank National
                        Association, as Trustee

        *4.2            First Supplemental Indenture, dated as of January 24, 2002, among the Company, the Guarantors (as defined therein) and
                        U.S. Bank National Association, as Trustee

         4.3            Indenture, dated as of May 15, 1997, between Owens-Illinois,
                        Inc. and The Bank of New York, as Trustee (filed as
                        Exhibit 4.1 to the Owens-Illinois Group, Inc. Form 8-K dated
                        May 16, 1997, File No. 1-9576, and incorporated herein by
                        reference)

         4.4            Officers' Certificate, dated May 16, 1997, establishing the terms of the 7.85% Senior Notes due 2004; including the Form of 7.85% Senior Note due 2004 (filed as Exhibits 4.2
                        and 4.4, respectively, to the Owens-Illinois, Inc.
                        Form 8-K dated May 16, 1997, File No. 1-9576, and
                        incorporated herein by reference)

         4.5            Officers' Certificate, dated May 16, 1997, establishing the terms of the 8.10% Senior Notes due 2007; including the Form of 8.10% Senior Note due 2007 (filed as Exhibits 4.3
                        and 4.5, respectively, to the Owens-Illinois, Inc.
                        Form 8-K dated May 16, 1997, File No. 1-9576, and
                        incorporated herein by reference)

         4.6            Supplemental Indenture, dated as of June 26, 2001 among
                        Owens-Illinois, Inc., Owens-Illinois Group, Inc.,
                        Owens-Brockway Packaging, Inc. and The Bank of New York, as
                        Trustee (May 15, 1997 Indenture) (filed as Exhibit 4.2 to
                        Owens-Illinois, Inc.'s Quarterly Report on Form 10-Q for the
                        quarter ended September 30, 2001, File No. 1-9576, and
                        incorporated herein by reference)

         4.7            Indenture, dated as of May 20, 1998, between Owens-Illinois,
                        Inc. and The Bank of New York, as Trustee (filed as
                        Exhibit 4.1 to the Owens-Illinois, Inc. Form 8-K dated
                        May 20, 1998, File No. 1-9576, and incorporated herein by
                        reference)

         4.8            Officers' Certificate, dated May 20, 1998, establishing the terms of the 7.15% Senior Notes due 2005; including the Form of 7.15% Senior Note due 2005 (filed as Exhibits 4.2
                        and 4.6, respectively, to the Owens-Illinois, Inc.
                        Form 8-K dated May 20, 1998, File No. 1-9576, and
                        incorporated herein by reference)

         4.9            Officers' Certificate, dated May 20, 1998, establishing the terms of the 7.35% Senior Notes due 2008; including the Form of 7.35% Senior Note due 2008 (filed Exhibits 4.3 and 4.7, respectively, to the Owens-Illinois, Inc. Form 8-K dated
                        May 20, 1998, File No. 1-9576, and incorporated herein by
                        reference)

         4.10           Officers' Certificate, dated May 20, 1998, establishing the terms of the 7.50% Senior Notes due 2010; including the Form of 7.50% Senior Note due 2010 (filed as Exhibits 4.4
                        and 4.8, respectively, to the Owens-Illinois, Inc.
                        Form 8-K dated May 20, 1998, File No. 1-9576, and
                        incorporated herein by reference)

         4.11           Officers' Certificate, dated May 20, 1998, establishing the terms of the 7.80% Senior Notes due 2018; including the Form of 7.80% Senior Note due 2018 (filed as Exhibits 4.5
                        and 4.9, respectively, to the Owens-Illinois, Inc.
                        Form 8-K filed May 20, 1998, File No. 1-9576, and
                        incorporated herein by reference)

         4.12           Supplemental Indenture, dated as of June 26, 2001 among
                        Owens-Illinois, Inc., Owens-Illinois Group, Inc.,
                        Owens-Brockway Packaging, Inc. and The Bank of New York, as
                        Trustee

       EXHIBIT
       NUMBER           EXHIBIT DESCRIPTION
       -------          -------------------
                        (May 20, 1998 Indenture) (filed as Exhibit 4.1 to
                        Owens-Illinois, Inc.'s Quarterly Report on Form 10-Q for the
                        quarter ended September 30, 2001, File No. 1-9576, and
                        incorporated herein by reference)

         4.13           Secured Credit Agreement, dated as of April 23, 2001, by and among the Borrowers named therein, Owens-Illinois Group,
                        Inc. and Owens-Illinois General, Inc., as Borrower's Agent,
                        Deutsche Banc Alex. Brown and Banc of America Securities,
                        LLC, as Joint Lead Arrangers and Joint Book Managers,
                        Deutsche Bank AG, London Branch, as UK Administrative Agent,
                        Bankers Trust Company, as Administrative Agent, and the
                        other Agents and the other Lenders named therein (filed as
                        Exhibit 4.1 to Owens-Illinois, Inc.'s Quarterly Report on
                        Form 10-Q for the quarter ended March 31, 2001, File
                        No. 1-9576, and incorporated herein by reference)

        *4.14           First Amendment to Secured Credit Agreement and Consent,
                        dated as of December 31, 2001, by and among the Borrowers
                        named therein, Owens-Illinois Group, Inc. and Owens-
                        Illinois General, Inc., as Borrowers' Agent, the lenders
                        listed therein and Bankers Trust Company, as Administrative
                        Agent and Collateral Agent

         4.15           Intercreditor Agreement, dated as of April 23, 2001, by and among Bankers Trust Company, as administrative agent for the lenders party to the Credit Agreement (as defined therein)
                        and Bankers Trust Company, as Collateral Agent (as defined therein) and any other parties thereto (filed as
                        Exhibit 4.4 to Owens-Illinois, Inc.'s Quarterly Report on
                        Form 10-Q for the quarter ended September 31, 2001, File
                        No. 1-9576, and incorporated herein by reference)

        *4.16           First Amendment to Intercreditor Agreement, dated as of
                        January 24, 2002, by and among Bankers Trust Company, as
                        administrative agent for the lenders party to the Credit
                        Agreement (as defined therein) and Bankers Trust Company, as
                        Collateral Agent

         4.17           Pledge Agreement, dated as of April 23, 2001, between
                        Owens-Illinois Group, Inc., Owens-Brockway Packaging, Inc.,
                        and Bankers Trust Company, as Collateral Agent (as defined therein) and any other parties thereto (filed as
                        Exhibit 4.3 to Owens-Illinois, Inc.'s Quarterly Report on
                        Form 10-Q for the quarter ended September 30, 2001, File
                        No. 1-9576, and incorporated herein by reference)

        *4.18           First Amendment to Pledge Agreement, dated as of
                        January 24, 2002, by and among Owens-Illinois Group, Inc.,
                        Owens-Brockway Packaging Inc., Bankers Trust Company, as
                        Collateral Agent (as defined therein) and Bankers Trust
                        Company, as administrative agent

        *4.19           Security Agreement, dated as of April 23, 2001, between
                        Owens-Illinois Group, Inc., each of the direct and indirect subsidiaries of Owens-Illinois Group, Inc. signatory thereto and Bankers Trust Company, as Collateral Agent (as defined therein)

        *4.20           First Amendment to Security Agreement, dated as of
                        January 24, 2002, between Owens-Illinois Group, Inc., each of the direct and indirect subsidiaries of Owens-Illinois
                        Group, Inc. signatory thereto and Bankers Trust Company, as
                        Collateral Agent (as defined therein)

        *4.21           Registration Rights Agreement, dated as of January 24, 2002, between Owens-Brockway Glass Container Inc, the Guarantors
                        (as defined therein) and Banc of America Securities LLC
                        Goldman, Sachs & Co., Deutsche Banc Alex. Brown Inc., Morgan
                        Stanley & Co. Incorporated and Scotia Capital (USA) Inc.

         4.22           Second Amendment to Secured Credit Agreement dated as of
                        April 19, 2002 (filed as Exhibit 4.1 to Owens-Illinois,
                        Inc.'s Quarterly Report on Form 10-Q for the quarter ended
                        March 31, 2002, File No. I-9576, and incorporated herein by reference)

       **4.23           Form of Second Supplemental Indenture, dated as of June   ,
                        2002, among the Company, the Guarantors (as defined therein)
                        and U.S. Bank National Association, as Trustee

        *5.1            Opinion of Latham & Watkins

        *5.2            Opinion of James W. Baehren

       EXHIBIT
       NUMBER           EXHIBIT DESCRIPTION
       -------          -------------------
        10.1            Amended and Restated Owens-Illinois Supplemental Retirement
                        Benefit Plan (filed as Exhibit 10.1 to Owens-Illinois,
                        Inc.'s Quarterly Report on Form 10-Q for the quarter ended
                        June 30, 1998, File No. 1-9576, and incorporated herein by reference)

        10.2            First Amendment to Amended and Restated Owens-Illinois
                        Supplemental Retirement Benefit Plan (filed as Exhibit 10.3 to Owens-Illinois, Inc.'s Annual Report on Form 10-K for the
                        year ended December 31, 2000, File No. 1-9576, and
                        incorporated herein by reference)

        10.3            Form of Employment Agreement between Owens-Illinois, Inc.
                        and various Employees (filed as Exhibit 10(m) to Owens-Illinois, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1987, File No. 1-9576, and incorporated herein by reference)

        10.4            Stock Option Plan for Directors of Owens-Illinois, Inc.
                        (filed as Exhibit 4.3 to Owens-Illinois, Inc.'s Form S-8,
                        File No. 33-57141, and incorporated herein by reference)

        10.5            First Amendment to Stock Option Plan for Directors of
                        Owens-Illinois, Inc. (filed as Exhibit 10.10 to
                        Owens-Illinois, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1995, File No. 1-9576, and incorporated herein by reference)

        10.6            Form of Non-Qualified Stock Option Agreement for use under the Stock Option Plan for Directors of Owens-Illinois, Inc.
                        (filed as Exhibit 4.4 to Owens-Illinois, Inc.'s Form S-8,
                        File No. 33-57141, and incorporated herein by reference)

        10.7            Second Amended and Restated Stock Option Plan for Key
                        Employees of Owens-Illinois, Inc. (filed as Exhibit 10.20 to
                        Owens-Illinois, Inc.'s Annual Report on Form 10-K for the
                        year ended December 31, 1994, File No. 1-9576, and
                        incorporated herein by reference)

        10.8            First Amendment to Second Amended and Restated Stock Option
                        Plan for Key Employees of Owens-Illinois, Inc. (filed as
                        Exhibit 10.13 to Owens-Illinois, Inc.'s Annual Report on
                        Form 10-K for the year ended December 31, 1995, File
                        No. 1-9576, and incorporated herein by reference)

        10.9            Second Amendment to Second Amended and Restated Stock Option
                        Plan for Key Employees of Owens-Illinois, Inc. (filed as
                        Exhibit 10.1 to Owens-Illinois, Inc.'s Quarterly Report on
                        Form 10-Q for the quarter ended June 30, 1997, File
                        No. 1-9576, and incorporated herein by reference)

        10.10           Third Amendment to Second Amended and Restated Stock Option
                        Plan for Key Employees of Owens-Illinois, Inc. (filed as
                        Exhibit 10.1 to Owens-Illinois, Inc.'s Quarterly Report on
                        Form 10-Q for the quarter ended September 30, 2000, File
                        No. 1-9576, and incorporated herein by reference)

        10.11           Form of Non-Qualified Stock Option Agreement for use under the Amended and Restated Stock Option Plan for Key Employees
                        of Owens-Illinois, Inc. (filed as Exhibit 10.21 to
                        Owens-Illinois, Inc.'s Annual Report on Form 10-K for the
                        year ended December 31, 1994, File No. 1-9576, and
                        incorporated herein by reference)

        10.12           Amended and Restated Owens-Illinois, Inc. Senior Management
                        Incentive Plan (filed as Exhibit 10.15 to Owens-Illinois,
                        Inc.'s Annual Report on Form 10-K for the year ended
                        December 31, 1993, File No. 1-9576, and incorporated herein by reference)

        10.13           First Amendment to Amended and Restated Owens-Illinois, Inc.
                        Senior Management Incentive Plan (filed as Exhibit 10.19 to
                        Owens-Illinois, Inc.'s Annual Report on Form 10-K for the
                        year ended December 31, 1995, File No. 1-9576, and
                        incorporated herein by reference)

        10.14           Second Amendment to Amended and Restated Owens-Illinois,
                        Inc. Senior Management Incentive Plan (filed as
                        Exhibit 10.2 to Owens-Illinois, Inc.'s Quarterly Report on
                        Form 10-Q for the quarter ended June 30, 1997, File
                        No. 1-9576, and incorporated herein by reference)

       EXHIBIT
       NUMBER           EXHIBIT DESCRIPTION
       -------          -------------------
        10.15           Third Amendment to Amended and Restated Owens-Illinois, Inc.
                        Senior Management Incentive Plan (filed as Exhibit 10.3 to
                        Owens-Illinois, Inc.'s Quarterly Report on Form 10-Q for
                        the quarter ended June 30, 1997, File No. 1-9576, and
                        incorporated herein by reference)

        10.16           Amended and Restated Owens-Illinois, Inc. Performance Award
                        Plan (filed as Exhibit 10.16 to Owens-Illinois, Inc.'s
                        Annual Report on Form 10-K for the year ended December 31,
                        1993, File No. 1-9576, and incorporated herein by reference)

        10.17           First Amendment to Amended and Restated Owens-Illinois, Inc.
                        Performance Award Plan (filed as Exhibit 10.4 to
                        Owens-Illinois, Inc.'s Quarterly Report on Form 10-Q for the
                        quarter ended June 30, 1997, File No. 1-9576, and
                        incorporated herein by reference)

        10.18           Owens-Illinois, Inc. Directors Deferred Compensation Plan
                        (filed as Exhibit 10.26 to Owens-Illinois, Inc.'s Annual
                        Report on Form 10-K for the year ended December 31, 1995,
                        File No. 1-9576, and incorporated herein by reference)

        10.19           First Amendment to Owens-Illinois, Inc. Directors Deferred
                        Compensation Plan (filed as Exhibit 10.27 to Owens-Illinois,
                        Inc.'s Annual Report on Form 10-K for the year ended
                        December 31, 1995, File No. 1-9576, and incorporated herein by reference)

        10.20           Second Amendment to Owens-Illinois, Inc. Directors Deferred
                        Compensation Plan (filed as Exhibit 10.2 to Owens-Illinois,
                        Inc.'s Quarterly Report on Form 10-Q for the quarter ended
                        March 31, 1997, File No. 1-9576, and incorporated herein by reference)

        10.21           Amended and Restated 1997 Equity Participation Plan of
                        Owens-Illinois, Inc. (filed as Exhibit 10.1 to
                        Owens-Illinois, Inc.'s Quarterly Report on Form 10-Q for the
                        quarter ended June 30, 1999, File No. 1-9576, and
                        incorporated herein by reference)

        10.22 Form of Non-Qualified Stock Option Agreement for use under the Amended and Restated 1997 Equity Participation Plan of
                        Owens-Illinois, Inc. (filed as Exhibit 4.3 to
                        Owens-Illinois, Inc.'s Form S-8, File No. 333-47691, and incorporated herein by reference)

        10.23           Form of Restricted Stock Agreement for use under the Amended and Restated 1997 Equity Participation Plan of
                        Owens-Illinois, Inc. (filed as Exhibit 4.4 to
                        Owens-Illinois, Inc.'s Form S-8, File No. 333-47691, and
                        incorporated herein by reference)

        10.24           Form of Restricted Stock Agreement for use under the Amended and Restated 1997 Equity Participation Plan of
                        Owens-Illinois, Inc. (filed as Exhibit 10.2 to
                        Owens-Illinois, Inc.'s Quarterly report on Form 10-Q for the quarter ended June 30, 1999, File No. 1-9576, and
                        incorporated herein by reference)

        10.25 Amendment to Form of Restricted Stock Agreement for use under the Amended and Restated 1997 Equity Participation
                        Plan of Owens-Illinois, Inc. (filed as Exhibit 10.31 to
                        Owens-Illinois, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001, and incorporated herein by reference)

        10.26           Form of Phantom Stock Agreement for use under the Amended
                        and Restated 1997 Equity Participation Plan of
                        Owens-Illinois, Inc. (filed as Exhibit 10.3 to
                        Owens-Illinois, Inc.'s Quarterly Report on Form 10-Q for the
                        quarter ended June 30, 1999, File No. 1-9576, and
                        incorporated herein by reference)

        10.27           Amendment to the Phantom Stock Agreement (filed as
                        Exhibit 10.33 to Owens-Illinois, Inc.'s Annual Report on
                        Form 10-K for the year ended December 31, 2001, and incorporated herein by reference)

        10.28           Owens-Illinois, Inc. Executive Life Insurance Plan (filed as
                        Exhibit 10.1 to Owens-Illinois, Inc.'s Quarterly Report on
                        Form 10-Q for the quarter ended March 31, 2000, File
                        No. 1-9576, and incorporated herein by reference)

        10.29           Owens-Illinois, Inc. Death Benefit Only Agreement (filed as
                        Exhibit 10.2 to Owens-Illinois, Inc.'s Quarterly Report on
                        Form 10-Q for the quarter ended March 31, 2000, File
                        No. 1-9576, and incorporated herein by reference)

       EXHIBIT
       NUMBER           EXHIBIT DESCRIPTION
       -------          -------------------
        10.30           Owens-Illinois, Inc. Executive Deferred Savings Plan (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Quarterly Report
                        on Form 10-Q for the quarter ended September 30, 2001, File
                        No. 1-9576, and incorporated herein by reference)

        10.31           Second Amendment to Amended and Restated Owens-Illinois
                        Supplemental Retirement Benefit Plan (filed as Exhibit 10.1 to Owens-Illinois, Inc.'s Quarterly Report on Form 10-Q for
                        the quarter ended March 31, 2002, File No. I-9576, and
                        incorporated herein by reference)

       *12.1            Statement of Computation of Ratios

       *21.1            Subsidiaries of the Registrants

       *23.1            Consent of Latham & Watkins (included in Exhibit 5.1)

       *23.2            Consent of James W. Baehren (included in Exhibit 5.2)

      **23.3            Consent of Ernst & Young LLP

       *24.1 Power of Attorney (including those filed herein as Part II pages)

       *25.1            Statement of Eligibility under the Trust Indenture Act of
                        1939 of U.S. Bank National Association (Form T-1)

       *99.1            Letter of Transmittal with Respect to the Exchange Offer

       *99.2            Notice of Guaranteed Delivery with Respect to the Exchange
                        Offer

       *99.3            Letter to DTC Participants Regarding the Exchange Offer

       *99.4            Letter to Beneficial Holders Regarding the Exchange Offer

       *99.5            Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9


------------------------

  * - Previously filed.

 ** - Filed herewith.